As filed with the Securities and Exchange Commission on January 29, 2021

No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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FINSERV ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

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Delaware	6770	83-2704291
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Lee Einbinder
Chief Executive Officer
c/o Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Tel: (212) 370-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________________

Copies to:

Christian O. Nagler Brooks W. Antweil Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Tel: (212) 446-4800	Andrew P. Gilbert Jeffrey Lehrer Jeffrey C. Selman DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, NJ 07078 Tel: (973) 520-2550

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Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, please place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.0001 per share	75,800,000	N/A	$1,196,882,000	$130,580

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(1)      Represents the estimated maximum number of shares of the registrant’s common stock to be issued by the registrant to securityholders of Katapult Holdings, Inc. in connection with the transactions described herein, estimated solely for the purpose of calculating the registration fee, as is based on the sum of (a) 50,800,000 shares of common stock issuable as consideration to Katapult Holdings, Inc., (b) 17,500,000 shares of common stock issuable in the event that holders of FinServ Class A common stock elect to redeem the maximum number of shares that would result in the satisfaction of certain conditions to the consummation of the mergers described herein and (c) 7,500,000 shares of common stock issuable in respect of the earn-out described herein.

(2)      Estimated solely for the purpose of calculating the registration fee, based on $15.79, the average of the high and low sales prices of the registrant’s Class A common stock on January 28, 2021 (a date within five business days prior to the date of this registration statement). This calculation is in accordance with Rule 457(c) and Rule 457(f)(1) of the Securities Act of 1933, as amended.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED JANUARY 29, 2021, SUBJECT TO COMPLETION

Dear Stockholder:

On December 18, 2020, FinServ Acquisition Corp., a Delaware corporation (“FinServ”), entered into an Agreement and Plan of Merger (the “merger agreement”) with Keys Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of FinServ (“Merger Sub 1”), Keys Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of FinServ (“Merger Sub 2”), Katapult Holdings, Inc., a Delaware corporation (“Katapult”), and Orlando Zayas, in his capacity as the representative of all Pre-Closing Holders (as defined in the merger agreement). If the merger agreement is adopted by Katapult’s stockholders, the merger agreement and the transactions contemplated thereby, including the issuance of common stock (“New Katapult common stock”) of New Katapult (as defined below) to be issued in connection with the merger is approved by FinServ’s stockholders, and the merger is subsequently completed, Merger Sub 1 will merge with and into Katapult, with Katapult surviving the merger as a wholly owned subsidiary of FinServ (the “First Merger”), followed immediately by the merger of the resulting company with and into Merger Sub 2, with Merger Sub 2 surviving the merger as a wholly owned subsidiary of FinServ (the “Second Merger” and together with the First Merger, the “merger”), and FinServ’s name will be changed from “FinServ Acquisition Corp.” to “Katapult Holdings, Inc.” (“New Katapult”).

At the effective time of the First Merger (the “First Effective Time”), each share of Katapult common stock (including common stock to be issued as a result of the conversion of Katapult preferred stock in connection with the merger) that is issued and outstanding immediately prior to the First Effective Time (other than dissenting shares and unvested Katapult restricted shares that will not vest in connection with the merger) will be cancelled and converted into the right to receive the applicable portion of the merger consideration, in accordance with an allocation schedule to be provided by Katapult, consisting of (i) cash consideration, as determined under the merger agreement and further described herein, (ii) a number of shares of New Katapult common stock equal to (a) $833.0 million (subject to adjustment in accordance with the terms of the merger agreement and net of the value of all Katapult options to be converted into New Katapult options), minus the aggregate amount of cash paid in clause (i), divided by (b) 10 and (iii) the applicable portion of the 7,500,000 restricted shares of New Katapult common stock that will vest upon, among other things, the achievement of certain earn-out thresholds prior to the sixth anniversary of the closing of the merger. See “The Merger Agreement — Merger Consideration” in the accompanying proxy statement/prospectus.

Based on the number of shares of Katapult preferred stock and the number of shares of Katapult common stock, in each case outstanding as of         , the record date for the Special Meeting (as defined below), the total number of shares of New Katapult common stock expected to be issued in the merger at the closing of the merger is approximately                and               , and holders of shares of Katapult common stock as of immediately prior to the closing of the merger (and following the conversion of Katapult preferred stock into Katapult common stock) will hold, in the aggregate, approximately               % and               % of the issued and outstanding shares of New Katapult common stock immediately following the closing of the merger, assuming no shares of FinServ common stock are redeemed and the maximum number of shares of FinServ common stock are redeemed, respectively.

FinServ’s units, Class A Common Stock and warrants are publicly traded on the Nasdaq Capital Market (the “Nasdaq”). We intend to list the combined company’s common stock and warrants on the Nasdaq under the symbols KPLT and KPLTW, respectively, upon the closing of the merger. FinServ will not have units traded following closing of the merger.

FinServ will hold a special meeting in lieu of the 2021 annual meeting of stockholders (the “Special Meeting”) to consider matters relating to the proposed merger. FinServ and Katapult cannot complete the merger unless FinServ’s stockholders consent to the approval of the merger agreement and the transactions contemplated thereby, including the issuance of New Katapult common stock to be issued in connection with the merger, and Katapult’s stockholders consent to adoption and approval of the merger agreement and the transactions contemplated thereby. FinServ and Katapult are sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.

The Special Meeting will be held on         , 2021, at          Eastern Time, via a virtual meeting. In light of the novel coronavirus (referred to as “COVID-19”) pandemic and to support the well-being of FinServ’s stockholders and partners, the Special Meeting will be virtual. You may attend the meeting and vote your shares electronically during the meeting via live audio webcast by visiting         . You will need the control number that is printed on your proxy card to enter the Special Meeting. FinServ recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF CLASS A COMMON STOCK YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote online at the meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The FinServ board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that FinServ stockholders vote “FOR” the approval of the merger agreement, “FOR” the issuance of New Katapult common stock to be issued in connection with the merger and “FOR” the other matters to be considered at the Special Meeting.

This proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about FinServ and Katapult and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 23 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Morrow Sodali, FinServ’s proxy solicitor, at (866) 662-5200 or email Morrow Sodali at FinServ.info@investor.morrowsodali.com.

Sincerely,
/s/ Lee Einbinder
Lee Einbinder
Chief Executive Officer and Director

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the merger, the issuance of shares of New Katapult common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated         , 2021, and is first being mailed to stockholders of FinServ on or about         , 2021.

FinServ Acquisition Corp.

NOTICE OF THE SPECIAL MEETING IN LIEU OF
2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON         , 2021

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of the stockholders (the “Special Meeting”), of FinServ Acquisition Corp., a Delaware corporation (which is referred to as “FinServ”) will be held virtually, conducted via live audio webcast at         ,                Eastern Time, on         , 2021. You will need the control number that is printed on your proxy card to enter the Special Meeting. FinServ recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the meeting starts. Please note that you will not be able to attend the Special Meeting in person. You are cordially invited to attend the Special Meeting for the following purposes:

1.      The Business Combination Proposal — To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 18, 2020 (as it may be amended and/or restated from time to time, the “merger agreement”), by and among Katapult Holdings, Inc., a Delaware corporation (“Katapult” or the “Company”), FinServ, Keys Merger Sub 1, Inc., a Delaware corporation (“Merger Sub 1”), Keys Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”), and Orlando Zayas, in his capacity as representative of the Pre-Closing Holders of Katapult, and the transactions contemplated thereby, pursuant to which Merger Sub 1 will merge with and into Katapult, with Katapult surviving the merger as a wholly owned subsidiary of FinServ (the “First Merger”), followed immediately by the merger of the resulting company with and into Merger Sub 2, with Merger Sub 2 surviving the merger as a wholly owned subsidiary of FinServ (the “Second Merger” and together with the First Merger, the “merger”). A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A (Proposal No. 1);

2.      The Charter Proposals — To consider and vote upon:

a.      separate proposals to approve the following material differences between the proposed amended and restated certificate of incorporation of FinServ (the “Proposed Charter”) that will be in effect upon the closing of the merger, a copy of which is attached to this proxy statement/prospectus as Annex B, and FinServ’s current amended and restated certificate of incorporation (the “Existing Charter”):

i.       to increase the number of authorized shares of New Katapult common stock from 110,000,000 to 250,000,000 and the number of authorized shares of New Katapult preferred stock from 1,000,000 to 25,000,000 (Proposal No. 2);

ii.      to eliminate the Class B common stock classification and provide for a single class of common stock (Proposal No. 3);

iii.     to provide that the number of authorized shares of any class or classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of the stock of FinServ entitled to vote in the election of directors, voting together as a single class (Proposal No. 4);

iv.      to provide that amendments to FinServ’s waiver of corporate opportunities will be prospective only (Proposal No. 5);

v.       to require the vote of 66.7% of the voting power of the stock of FinServ entitled to vote in the election of directors, voting together as a single class, to amend the provisions of the Proposed Charter relating to the powers, number, election, term, vacancies and removal of directors of FinServ, the provisions regarding meetings of stockholders and the amendment provision of the Proposed Charter (Proposal No. 6);

vi.     to provide that the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any action asserting an “internal corporate claim” under the Delaware General Corporation Law (Proposal No. 7)

vii.    to provide that unless FinServ consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended or any other claim for which the federal courts have exclusive jurisdiction (Proposal No. 8); and

b.      conditioned upon the approval of Proposals No. 2 through No. 8 above, a proposal to approve the Proposed Charter, which includes the approval of all other changes in the Proposed Charter in connection with replacing the Existing Charter with the Proposed Charter, including changing FinServ’s name from “FinServ Acquisition Corp.” to “Katapult Holdings, Inc.” (“New Katapult”) as of the closing of the merger (Proposal No. 9);

3.      The Director Election Proposal — To consider and vote upon a proposal to appoint seven (7) directors to serve on the board of directors of FinServ until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter (Proposal No. 10)

4.      The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq: (i) the issuance of shares of Class A Common Stock (such shares of Class A Common Stock to be automatically converted into New Katapult common stock upon the consummation of the merger) pursuant to the PIPE Agreements (as defined herein); (ii) the issuance of shares of New Katapult common stock pursuant to the merger agreement, including 7,500,000 restricted shares of New Katapult common stock that will vest upon, among other things, the achievement of certain earn-out thresholds prior to the sixth anniversary of the closing of the merger; and (iii) the related change of control of FinServ that will occur in connection with consummation of the merger and the other transactions contemplated by the merger agreement (Proposal No. 11);

5.      The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Incentive Plan (as defined herein) (Proposal No. 12); and

6.      The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal or the Incentive Plan Proposal, or holders of FinServ’s Class A Common Stock have elected to redeem an amount of Class A Common Stock such that FinServ would have less than $5,000,001 of net tangible assets (Proposal No. 13).

Only holders of record of FinServ Class A Common Stock and Class B Common Stock (each as defined herein) at the close of business on         , 2021 are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of FinServ stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at the principal executive offices of FinServ for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting. The eligible FinServ stockholder list will also be available at that time on the Special Meeting website for examination by any stockholder attending the Special Meeting live audio webcast.

Pursuant to FinServ’s Existing Charter, FinServ will provide holders (“public stockholders”) of its Class A common stock, par value $0.0001 per share (“Class A Common Stock”), with the opportunity to redeem their shares of Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (the “Trust Account”), which holds the proceeds of FinServ’s initial public offering (“FinServ’s IPO”) and certain of the proceeds from the private sale of FinServ units (the “Private Placement Units”) consummated concurrently with the closing of FinServ’s IPO, as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to FinServ to pay taxes) upon the closing of the transactions contemplated by the merger agreement. For illustrative purposes, based on funds in the Trust Account of approximately $251.3 million on September 30, 2020, the estimated per share redemption price would have been approximately $10.05, excluding additional interest earned on the funds held in the Trust Account and not previously released to FinServ to pay taxes. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Class A Common Stock. FinServ Holdings LLC, a Delaware limited liability company (the “Sponsor”), and FinServ’s officers and directors have agreed to waive their redemption rights in connection with the consummation of the merger with respect to any shares of Class A Common Stock they may hold. Currently, the Sponsor owns approximately 21.7% of FinServ’s common stock, consisting of (i) the shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), initially purchased by the Sponsor in a private placement and a subsequent dividend thereon prior to FinServ’s IPO (together with the Class A Common Stock issuable upon the conversion thereof, the “Founder Shares”) and (ii) the shares of Class A Common Stock included in the Private Placement Units, purchased by the Sponsor in a private placement in conjunction with FinServ’s IPO. Founder Shares and Private Placement Units will be excluded from the pro rata calculation used to determine the per-share redemption price. The Sponsor and FinServ’s directors and officers have agreed to vote any shares of common stock owned by them in favor of the Business Combination Proposal.

Approval of the Business Combination Proposal, the Nasdaq Proposal and the Incentive Plan Proposal require the affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which a quorum is present. Approval of the Charter Proposals require the affirmative vote of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, voting separately. Approval of the election of each of the seven (7) directors nominated in the Director Election Proposal requires a plurality of the votes cast by holders of common stock at a meeting at which a quorum is present. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class, regardless of whether a quorum is present.

As of September 30, 2020, there was approximately $251.3 million in the Trust Account, which FinServ intends to use for the purposes of consummating a business combination within the time period described in this proxy statement/prospectus and to pay approximately $9,350,000 in deferred underwriting commissions to the underwriters of FinServ’s IPO. Each redemption of Class A Common Stock by its public stockholders will decrease the amount in the Trust Account. FinServ will not consummate the merger if the redemption of Class A Common Stock would result in FinServ’s failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (or any successor rule). In addition, under the terms of the merger agreement, Katapult’s obligation to complete the merger is conditioned upon FinServ having at least $225 million of available distributable cash, after giving effect to the PIPE Investment (as defined herein).

If FinServ stockholders fail to approve the Business Combination Proposal or the Nasdaq Proposal, or, unless otherwise waived by Katapult and FinServ, the Charter Proposals or the Incentive Plan Proposal, the merger will not occur. The Charter Proposals, the Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully.

The FinServ board of directors has set         , 2021 as the record date for the Special Meeting. Only holders of record of shares of FinServ common stock at the close of business on         , 2021 will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Special Meeting may attend the meeting virtually and is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of shares of FinServ common stock.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FINSERV COMMON STOCK YOU OWN. Whether or not you plan to attend the Special Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The FinServ board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the election of each of the seven (7) directors nominated in the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal (if necessary).

If you have any questions or need assistance with voting, please contact FinServ’s proxy solicitor, Morrow Sodali, at (800) 662-5200 or email Morrow Sodali at FinServ.info@investor.morrowsodali.com.

If you plan to attend the Special Meeting and are a beneficial investor who owns their investments through a bank or broker, you will need to contact Continental Stock Transfer & Trust Company to receive a control number. Please read carefully the sections in the proxy statement/prospectus regarding attending and voting at the Special Meeting to ensure that you comply with these requirements.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Lee Einbinder
Lee Einbinder
Chief Executive Officer and Director

i

BASIS OF PRESENTATION AND GLOSSARY

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:

•        references to “FinServ” are to FinServ Acquisition Corp. before giving effect to the merger;

•        references to “FinServ common stock” are to, prior to the First Effective Time, collectively, FinServ’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and FinServ’s Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”);

•        references to “FinServ’s IPO” or “our IPO” are to the initial public offering of FinServ completed on November 5, 2019;

•        references to the “First Effective Time” are to the time at which the First Merger becomes effective;

•        references to the “First Merger” are to the proposed merger of Merger Sub 1 with and into Katapult, with Katapult surviving the merger as a wholly owned subsidiary of FinServ;

•        references to “Founder Shares” are to the shares of FinServ’s Class B Common Stock, initially purchased by the Sponsor in a private placement and a subsequent dividend thereon prior to FinServ Acquisition Corp.’s initial public offering, and the shares of Class A Common Stock issuable upon the conversion thereof;

•        references to “GAAP” are to generally accepted accounting principles in the United States;

•        references to “Katapult” are to, Katapult Holdings, Inc. and its consolidated subsidiaries prior to the First Effective Time;

•        references to the “merger” are to the proposed First Merger and Second Merger, collectively;

•        references to the “merger agreement” are to that certain Agreement and Plan of Merger, dated as of December 18, 2020 (as it may be amended and/or restated from time to time), by and among FinServ, Merger Sub 1, Merger Sub 2, Katapult and Orlando Zayas, in his capacity as the representative of all Pre-Closing Holders;

•        references to “Merger Sub 1” are to Keys Merger Sub 1, Inc.;

•        references to “Merger Sub 2” are to Keys Merger Sub 2, LLC;

•        references to “New Katapult” are to Katapult Holdings, Inc. (formerly FinServ Acquisition Corp.), after giving effect to the merger and the effectiveness of the Proposed Charter;

•        references to “New Katapult common stock” are to, at and following the First Effective Time, New Katapult’s common stock, par value $0.0001;

•        references to “Pre-Closing Holders” are to all persons who hold one or more shares of Katapult common stock, Katapult preferred stock, Katapult options or Katapult restricted shares immediately prior to the First Effective Time;

•        references to “Private Placement Units” are to the 665,000 units of FinServ, consisting of one share of Class A Common Stock and one half of one warrant to purchase a share of Class A Common Stock, purchased by the Sponsor in a private placement in conjunction with FinServ’s initial public offering;

•        references to “Private Placement Warrants” are to the warrants included in the Private Placement Units;

•        references to the “Second Merger” are to the proposed merger of the surviving company in the First Merger with and into Merger Sub 2, with Merger Sub 2 surviving the merger as a wholly owned subsidiary of FinServ, to occur immediately after the First Merger; and

•        references to the “Sponsor” are to FinServ Holdings LLC, a Delaware limited liability company.

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

Unless otherwise specified, the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to New Katapult’s stockholders immediately following the First Effective Time are for illustrative purposes only and assume the following:

(i)     no exercise of the 12,832,500 warrants that will remain outstanding following the merger, which will become exercisable at the holder’s option 30 days after closing of the merger at an exercise price of $11.50 per share, provided that FinServ has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants or Private Placement Warrants and a current prospectus relating to them is available, which are not expected to occur within 60 days of the date of this proxy statement/prospectus;

(ii)    7,500,000 restricted Earn-out Shares (as defined herein) are issued at the First Effective Time to Pre-Closing Holders of Katapult, which remain subject to vesting, forfeiture and certain other restrictions (including on transfer);

(iii)   15,000,000 shares of FinServ Class A Common Stock are issued in connection with the PIPE Investment (as defined herein) for aggregate cash proceeds of $150 million to FinServ immediately prior to the First Effective Time;

(iv)   all Katapult Options (as defined herein), whether vested or unvested, are exercised at or prior to the First Effective Time, and no Katapult Options are converted into New Katapult options (which assumption is subject to change);

(v)    as of the Measurement Time (as defined in the merger agreement), there is no adjustment to the merger consideration pursuant to the merger agreement for Net Cash (as defined in the merger agreement);

(vi)   no shares of Class A Common Stock are redeemed, and the balance of the Trust Account as of the First Effective Time is the same as its balance on September 30, 2020 of $251.3 million; and

(vii)  1,543,750 Sponsor Earn-Out Shares (as defined herein) remain issued and outstanding, which remain subject to vesting, forfeiture and other restrictions.

Beneficial ownership throughout this proxy statement/prospectus with respect to New Katapult’s stockholders is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the merger and the stockholder meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:     WHAT IS THE MERGER?

A:     FinServ, Merger Sub 1, Merger Sub 2, Katapult and Orlando Zayas, in his capacity as the representative of all Pre-Closing Holders, have entered into the merger agreement, pursuant to which Merger Sub 1 will merge with and into Katapult, with Katapult surviving the First Merger as a wholly owned subsidiary of FinServ, followed immediately by the merger of the resulting company with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of FinServ.

FinServ will hold the Special Meeting to, among other things, obtain the approvals required for the merger and the other transactions contemplated by the merger agreement (the “FinServ Shareholder Approval”) and you are receiving this proxy statement/prospectus in connection with such meeting. Katapult is also separately providing consent solicitation materials to the holders of Katapult common stock and preferred stock to solicit, among other things, the required written consent to adopt and approve in all respects the merger agreement and the transactions contemplated thereby (the “Business Combination Proposal”) and to approve the ancillary agreements thereto. See “The Merger Agreement” beginning on page 140. In addition, a copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus and the merger agreement in their entirety.

Q:     WHY AM I RECEIVING THIS DOCUMENT?

A:     FinServ is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of FinServ common stock with respect to the matters to be considered at the Special Meeting.

The merger cannot be completed unless FinServ’s stockholders approve the Business Combination Proposal, the Nasdaq Proposal and, unless otherwise waived by Katapult and FinServ, the Charter Proposals and the Incentive Plan Proposal, set forth in this proxy statement/prospectus. Information about the Special Meeting, the merger and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement and a prospectus of FinServ. It is a proxy statement because the board of directors of FinServ is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because FinServ, in connection with the merger, is offering shares of New Katapult common stock in exchange for the outstanding shares of Katapult common stock. See “The Merger Agreement — Merger Consideration.”

Q:     WHAT WILL HAPPEN TO FINSERV’S SECURITIES UPON CONSUMMATION OF THE BUSINESS COMBINATION?

A:     FinServ’s units, Class A Common Stock and warrants are currently listed on Nasdaq under the symbols FSRVU, FSRV, and FSRVW, respectively. Upon consummation of the business combination, FinServ will have one class of common stock which will be listed on Nasdaq under the symbol KPLT and its warrants will be listed on Nasdaq under the symbol KPLTW. FinServ will not have units traded on Nasdaq following consummation of the business combination and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders. FinServ warrant holders and those stockholders who do not elect to have their FinServ shares redeemed need not deliver their shares of Class A Common Stock or warrant certificates to FinServ or to FinServ’s transfer agent and they will remain outstanding.

Q:     WHAT WILL KATAPULT STOCKHOLDERS RECEIVE IN THE MERGER?

A:     At the First Effective Time, each share of Katapult common stock (including common stock to be issued as a result of the conversion of Katapult preferred stock in connection with the merger) that is issued and outstanding immediately prior to the First Effective Time (other than dissenting shares and Unvested Katapult Restricted Shares (as defined herein)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration, in accordance with an allocation schedule to be provided by Katapult (the “Allocation Schedule”), consisting of (i) cash consideration, as determined under the merger agreement and further described herein, (ii) a number of shares of New Katapult common stock equal to (a) $833.0 million (subject to adjustment in accordance with the terms of the merger agreement and net of the value of all Katapult Options (as defined herein) to be converted into New Katapult options), minus the aggregate amount of cash paid in clause (i), divided by (b) 10 and (iii) the applicable portion of the 7,500,000 restricted shares of New Katapult common stock that will vest upon, among other things, the achievement of certain earn-out thresholds prior to the sixth anniversary of the closing of the merger. See “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus.

Q: HOW WILL OUTSTANDING KATAPULT EQUITY AWARDS BE TREATED IN THE MERGER?

A:     Each option to purchase Katapult common stock granted pursuant to Katapult’s equity incentive plan (“Katapult Option”) that is outstanding immediately prior to the First Effective Time and held by a Pre-Closing Holder who has been actively employed by the Company for at least 730 consecutive days as of the First Effective Time will accelerate and become fully vested as of the First Effective Time in accordance with the terms of Katapult’s equity incentive plan. As of the First Effective Time, each Katapult Option, whether vested or unvested, that is outstanding immediately prior to the First Effective Time and held by a Pre-Closing Holder will be assumed and converted into an option with respect to a number of shares of New Katapult common stock in the manner set forth in the merger agreement.

In addition, each restricted share of Katapult common stock granted pursuant to Katapult’s equity incentive plan (the “Katapult Restricted Shares”) that is outstanding immediately prior to the First Effective Time and vests as a result of the Transactions (a “Vested Katapult Restricted Share”) will be cancelled and entitled to receive a portion of the merger consideration in accordance with the Allocation Schedule, and each Katapult Restricted Share that is not a Vested Katapult Restricted Share and that is outstanding immediately prior to the First Effective Time (an “Unvested Katapult Restricted Share”) will be cancelled for no consideration.

In addition, each Pre-Closing Holder who is actively employed by Katapult as of immediately prior to the First Effective Time and holds a Katapult Option and/or Vested Katapult Restricted Shares will receive such holder’s allocation of the Earn-out Shares (as defined herein).

Q:     WHEN WILL THE MERGER BE COMPLETED?

A:     The parties currently expect that the merger will be completed during the first half of 2021. However, neither FinServ nor Katapult can assure you of when or if the merger will be completed and it is possible that factors outside of the control of both companies could result in the merger being completed at a different time or not at all. FinServ must first obtain the approval of FinServ stockholders for each of the proposals set forth in this proxy statement/prospectus for their approval (other than the Adjournment Proposal) and FinServ and Katapult must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Merger Agreement — Conditions to the Merger” beginning on page 151.

Q:     WHAT HAPPENS TO KATAPULT STOCKHOLDERS IF THE MERGER IS NOT COMPLETED?

A:     If the merger is not completed, Katapult stockholders will not receive any consideration for their shares of Katapult common stock and Katapult preferred stock will not be converted into Katapult common stock. Instead, Katapult will remain an independent company. See “The Merger Agreement — Termination” and “Risk Factors” beginning on page 153 and page 23, respectively.

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QUESTIONS AND ANSWERS ABOUT THE FINSERV SPECIAL MEETING

Q:     WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:     FinServ stockholders are being asked to vote on the following proposals:

1.      the Business Combination Proposal;

2.      the Charter Proposals;

3.      the Director Election Proposal;

4.      the Nasdaq Proposal

5.      the Incentive Plan Proposal; and

6.      the Adjournment Proposal.

If FinServ stockholders fail to approve the Business Combination Proposal or the Nasdaq Proposal, or, unless otherwise waived by Katapult and FinServ, the Charter Proposals or the Incentive Plan Proposal, the merger will not occur. The Charter Proposals, the Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

Q:     WHY IS FINSERV PROPOSING THE MERGER?

A:     FinServ was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.

On November 5, 2019, FinServ completed its initial public offering (“IPO”). A total of $250.0 million, comprised of $245.6 million of the proceeds from FinServ’s IPO (including aggregate fees of $9.35 million as deferred underwriting commissions) and $4.4 million of the proceeds from the concurrent private sale of FinServ units were placed in a trust account (the “Trust Account”). Since FinServ’s IPO, FinServ’s activity has been limited to the evaluation of business combination candidates.

Katapult is a leading provider of e-commerce point-of-sale purchase options for nonprime U.S. consumers. Katapult’s fully digital, next generation technology platform provides consumers with a flexible lease-purchase option enabling them to obtain everyday durable goods from Katapult’s network of top tier e-commerce retailers. Katapult’s sophisticated end-to-end technology platform provides both a seamless integration with merchants and exceptional customer experiences.

Based on its due diligence investigations of Katapult and the industry in which it operates, including the financial and other information provided by Katapult in the course of their negotiations in connection with the merger agreement, FinServ believes that Katapult aligns well with the objectives laid out in its investment thesis, including a differentiated FinTech e-commerce payment platform, with significant opportunities to continue its growth trajectory by expanding its merchant and consumer base. As a result, FinServ believes that a merger with Katapult will provide FinServ stockholders with an opportunity to participate in the ownership of a publicly-listed company with significant growth potential at an attractive valuation. See the section entitled “The Merger — Recommendation of the FinServ Board of Directors and Reasons for the Merger.”

Q:     DID THE FINSERV BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE MERGER?

A:     FinServ’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the merger. FinServ’s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds enabled them to make the necessary analyses and determinations regarding the merger. In addition, FinServ’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of FinServ’s board of directors and advisors in valuing Katapult’s business.

Q:     DO I HAVE REDEMPTION RIGHTS?

A:     If you are a holder of Class A Common Stock, you have the right to demand that FinServ redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of FinServ’s IPO and certain of the proceeds from the private sale of FinServ units consummated concurrently with the closing of FinServ’s IPO, as of two (2) business days prior to the Special Meeting (including interest earned on the funds held in the Trust Account and not previously released to FinServ to pay taxes) upon the closing of the transactions contemplated by the merger agreement (such rights, “redemption rights”).

Notwithstanding the foregoing, a holder of Class A Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the Class A Common Stock. Accordingly, all shares of Class A Common Stock in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Holders of the outstanding warrants of FinServ do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Business Combination Proposal.

Under FinServ’s Existing Charter, the merger may be consummated only if FinServ has at least $5,000,001 of net tangible assets after giving effect to all holders of Class A Common Stock that properly demand redemption of their shares for cash. In addition, under the terms of the merger agreement, Katapult’s obligation to complete the merger is conditioned upon the satisfaction of the Minimum Cash Condition.

Q:     WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:     No. You may exercise your redemption rights whether you vote your shares of Class A Common Stock for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Class A Common Stock and no longer remain stockholders and the merger may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. With fewer shares of Class A Common Stock and public stockholders, the trading market for Class A Common Stock may be less liquid than the market for Class A Common Stock prior to the merger and FinServ may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Katapult’s business will be reduced and the amount of working capital available to New Katapult following the merger may be reduced. Your decision to exercise your redemption rights with respect to shares of Class A Common Stock will have no effect on warrants of FinServ you may also hold.

Q:     HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:     If you are a holder of Class A Common Stock and wish to exercise your redemption rights, you must demand that FinServ redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to FinServ’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system prior to the vote at the Special Meeting. Any holder of Class A Common Stock will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $251.3 million, or $10.05 per share, as of September 30, 2020). Such amount, including interest earned on the funds held in the Trust Account and not previously released to

FinServ to pay its taxes, will be paid promptly upon consummation of the merger. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of FinServ’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Class A Common Stock, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for redemption to FinServ’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that FinServ’s transfer agent return the shares (physically or electronically).

Any corrected or changed proxy card or written demand of redemption rights must be received by FinServ’s transfer agent prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the Special Meeting.

If a holder of Class A Common Stock properly makes a request for redemption and the shares of Class A Common Stock are delivered as described to FinServ’s transfer agent as described herein, then, if the merger is consummated, FinServ will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your shares of Class A Common Stock for cash.

For a discussion of the material U.S. federal income tax considerations for holders of Class A Common Stock with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences — Tax Consequences of a Redemption of FinServ Public Shares” beginning on page 168. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Q:     WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE MERGER?

A:     The net proceeds of FinServ’s IPO, together with funds raised from the private sale of units simultaneously with the consummation of FinServ’s IPO, were placed in the Trust Account immediately following FinServ’s IPO. After consummation of the merger, the funds in the Trust Account will be used to pay holders of the Class A Common Stock who exercise redemption rights, to pay fees and expenses incurred in connection with the merger (including aggregate fees of $9.35 million as deferred underwriting commissions related to FinServ’s IPO) and for Katapult’s working capital and general corporate purposes.

Q:     WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:     If FinServ does not complete the merger with Katapult for any reason, FinServ would search for another target business with which to complete a business combination. If FinServ does not complete the merger with Katapult or another target business by November 5, 2021, FinServ must redeem 100% of the outstanding shares of Class A Common Stock, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to FinServ to pay taxes) divided by the number of outstanding shares of Class A Common Stock. The Sponsor has no redemption rights in the event a business combination is not effected in the required time period and, accordingly, its Founder Shares and Private Placement Units (each as defined herein) will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to FinServ’s outstanding warrants. Accordingly, such warrants will expire worthless.

Q:     HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:     The Sponsor owns of record and is entitled to vote an aggregate of approximately 21.7% of the outstanding shares of FinServ common stock. The Sponsor has agreed to vote any Founder Shares and any shares of Class A Common Stock held by it as of the record date for the Special Meeting (including underlying the Private Placement Units), in favor of the proposals. See “Other Agreements — FinServ Letter Agreement.”

Q:     WHAT CONSTITUTES A QUORUM AT THE FINSERV SPECIAL MEETING?

A:     A majority of the voting power of the issued and outstanding FinServ common stock entitled to vote at the Special Meeting as of the record date must be present virtually or by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Founder Shares, who currently own approximately 21.7% of the issued and outstanding shares of Class A Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting,         shares of FinServ common stock would be required to achieve a quorum.

Q:     WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE FINSERV SPECIAL MEETING?

A:     The Business Combination Proposal:    The affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which a quorum is present, is required to approve the Business Combination Proposal. FinServ stockholders must approve the Business Combination Proposal in order for the merger to occur. If FinServ stockholders fail to approve the Business Combination Proposal or the Nasdaq Proposal, or, unless otherwise waived by Katapult and FinServ, the Charter Proposals or the Incentive Plan Proposal, the merger will not occur. The Charter Proposals, the Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. As further discussed in the section entitled “Other Agreements — FinServ Letter Agreement,” beginning on page 155 of this proxy statement/prospectus, the Sponsor and FinServ’s officers and directors have entered into an agreement with FinServ (the “Letter Agreement”) pursuant to which the Sponsor and FinServ’s officers and directors have agreed to vote shares representing approximately 21.7% of the aggregate voting power of FinServ common stock in favor of the Business Combination Proposal.

The Charter Proposals:    The affirmative vote of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, voting separately, is required to approve the Charter Proposals. The merger is conditioned upon the approval of the Charter Proposals, subject to the terms of the merger agreement. Notwithstanding the approval of the Charter Proposals, if the merger is not consummated for any reason, the actions contemplated by the Charter Proposals will not be effected.

The Director Election Proposal:    Approval of the election of each of the seven (7) directors nominated in the Director Election Proposal requires a plurality of the votes cast by holders of common stock at a meeting at which a quorum is present. Notwithstanding the approval of the Director Election Proposal, if the merger is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

The Nasdaq Proposal:    The affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which a quorum is present, is required to approve the Nasdaq Proposal. The merger is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the merger agreement. Notwithstanding the approval of the Nasdaq Proposal, if the merger is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Incentive Plan Proposal:    The affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which a quorum is present, is required to approve the Incentive Plan Proposal. The merger is conditioned upon the approval of the Incentive Plan Proposal, subject to the terms of the merger agreement. Notwithstanding the approval of the Incentive Plan Proposal, if the merger is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.

The Adjournment Proposal:    The affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class, regardless of whether a quorum is present, is required to approve the Adjournment Proposal. The merger is not conditioned upon the approval of the Adjournment Proposal.

Q:     DO ANY OF FINSERV’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF FINSERV STOCKHOLDERS?

A:     FinServ’s executive officers and certain non-employee directors may have interests in the merger that may be different from, or in addition to, the interests of FinServ stockholders generally. The FinServ board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the merger agreement and in recommending that the merger agreement and the transactions contemplated thereby be approved by the stockholders of FinServ. See “The Merger — Interests of FinServ’s Directors and Officers in the Merger” beginning on page 135 of this proxy statement/prospectus.

Q:     WHAT DO I NEED TO DO NOW?

A:     After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:     HOW DO I VOTE?

A:     If you are a stockholder of record of FinServ as of         , 2021, the record date for the Special Meeting, you may submit your proxy before the Special Meeting in any of the following ways, if available:

•        use the toll-free number shown on your proxy card;

•        visit the website shown on your proxy card to vote via the Internet; or

•        complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Stockholders who choose to participate in the Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting                       . You will need the control number that is printed on your proxy card to enter the Special Meeting. FinServ recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the special meeting in lieu of the 2021 annual meeting starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:     WHEN AND WHERE IS THE FINSERV SPECIAL MEETING?

A:     The Special Meeting of stockholders will be held on             , 2021, unless postponed or adjourned to a later date. In light of the novel coronavirus (referred to as “COVID-19”) pandemic and to support the well-being of FinServ’s stockholders and partners, the Special Meeting will be completely virtual. All FinServ stockholders as of the record date, or their duly appointed proxies, may attend the Special Meeting. Registration will begin at           Eastern Time.

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Q:     HOW CAN FINSERV’S STOCKHOLDERS ATTEND THE SPECIAL MEETING?

A:     As a registered shareholder, you received a Notice and Access instruction form or proxy card from Continental Stock Transfer & Trust Company (“CST”). Both forms contain instructions on how to attend the virtual Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact CST at the phone number or e-mail address below. CST’s contact information is as follows:                   , or email                   .

You can pre-register to attend the virtual Special Meeting starting             , 2021 at               Eastern Time. Enter the URL address into your browser                   , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting. FinServ recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the special meeting in lieu of the 2021 annual meeting starts.

Beneficial investors, who own their investments through a bank or broker, will need to contact CST to receive a control number. If you plan to vote at the Special Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote CST will issue you a guest control number with proof of ownership. Either way you must contact CST for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing +1              (toll-free) outside the U.S. and Canada +1              (standard rates apply) when prompted enter the pin number             #. This is listen-only, you will not be able to vote or enter questions during the meeting.

Q:     WHY IS THE SPECIAL MEETING A VIRTUAL MEETING?

A:     FinServ has decided to hold the Special Meeting virtually due to the COVID-19 pandemic; FinServ is sensitive to the public health and travel concerns of FinServ’s stockholders and employees and the protocols that federal, state and local governments may impose. FinServ believes that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

Q:     WHAT IF DURING THE CHECK-IN TIME OR DURING THE SPECIAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

A:     If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

Q:     IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:     If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to FinServ or by voting online at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Special Meeting are “non-routine” matters.

If you are a FinServ stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal. The failure of your broker to vote will be the equivalent of a vote “AGAINST” the Charter Proposals, but will have no effect on the vote count for the other proposals.

Q:     WHAT HAPPENS IF I SELL MY SHARES OF CLASS A COMMON STOCK BEFORE THE FINSERV SPECIAL MEETING?

A:     The record date for the Special Meeting will be earlier than the date of the Special Meeting. If you transfer your shares of Class A Common Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to deliver them for cancellation upon the consummation of the merger in accordance with the provisions described herein. If you transfer your shares of Class A Common Stock prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:     WHAT IF I ATTEND THE FINSERV SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:     For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting online and does not vote or returns a proxy with an “abstain” vote.

If you are a FinServ stockholder that attends the Special Meeting virtually and fails to vote on the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Adjournment Proposal, your failure to vote will have the same effect as a vote “AGAINST” the Charter Proposals, but will have no effect on the vote count for such other proposals. If you are a FinServ stockholder that attends the Special Meeting virtually and you respond to such proposals with an “abstain” vote, your “abstain” vote will have the same effect as a vote “AGAINST” the Charter Proposals but will have no effect on any of the other proposals.

Q:     WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:     If you sign and return your proxy card without indicating how to vote on any particular proposal, the FinServ common stock represented by your proxy will be voted as recommended by the FinServ board of directors with respect to that proposal.

Q:     MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:     Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

•        filing a notice with the corporate secretary of FinServ;

•        mailing a new, subsequently dated proxy card; or

•        by attending the Special Meeting virtually and electing to vote your shares online.

If you are a stockholder of record of FinServ and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to FinServ Acquisition Corp., c/o Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked

by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m. Eastern Time on              , 2021, or by voting online at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of FinServ common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:     WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE FINSERV SPECIAL MEETING?

A:     If you fail to take any action with respect to the Special Meeting and the merger is approved by stockholders and consummated, you will continue to be a stockholder of FinServ. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the merger is not approved, you will continue to be a stockholder of FinServ while FinServ searches for another target business with which to complete a business combination.

Q:     WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:     Stockholders may receive more than one (1) set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one (1) brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one (1) name, you will receive more than one (1) proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:     WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:     If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Morrow Sodali, the proxy solicitation agent for FinServ, toll-free at (800) 662-5200 (banks and brokers call (203) 658-9400) or email Morrow Sodali at FinServ.info@investor.morrowsodali.com.

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger and the Merger Agreement (pages 124 and 140)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

If the merger agreement is approved and adopted and the merger is subsequently completed, Merger Sub 1 will merge with and into Katapult, with Katapult surviving the merger as a wholly owned subsidiary of FinServ, followed immediately by the merger of the resulting company with and into Merger Sub 2, with Merger Sub 2 surviving the merger as a wholly owned subsidiary of FinServ.

Merger Consideration (page 140)

Immediately prior to the First Effective Time, each share of Katapult preferred stock issued and outstanding will be converted into a number of shares of Katapult common stock in accordance with the (i) irrevocable written consent executed by certain Pre-Closing Holders, who, collectively, hold at least a majority of Katapult preferred stock (the “Conversion Written Consent”) and (ii) fourth amended and restated certificate of incorporation of Katapult (the “Katapult charter”) (the “Katapult Preferred Conversion”).

At the First Effective Time, each share of Katapult common stock (including common stock to be issued as a result of the conversion of Katapult preferred stock in connection with the merger) that is issued and outstanding immediately prior to the First Effective Time (other than dissenting shares and Unvested Katapult Restricted Shares) will be cancelled and converted into the right to receive the applicable portion of the merger consideration, in accordance with the Allocation Schedule, consisting of (i) cash consideration, as determined under the merger agreement and further described herein, (ii) a number of shares of New Katapult common stock equal to (a) $833.0 million (subject to adjustment in accordance with the terms of the merger agreement and net of the value of all Katapult Options to be converted into New Katapult options), minus the aggregate amount of cash paid in clause (i), divided by (b) 10 and (iii) the applicable portion of the 7,500,000 restricted shares of New Katapult common stock that will vest upon, among other things, the achievement of certain earn-out thresholds prior to the sixth anniversary of the closing of the merger. See “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus.

Recommendation of the FinServ Board of Directors (page 133)

The FinServ board of directors has unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of FinServ and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The FinServ board of directors unanimously recommends that FinServ’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the election of each of the seven (7) directors nominated in the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal (if necessary). See “The Merger — Recommendation of the FinServ Board of Directors and Reasons for the Merger.”

Special Meeting of Stockholders (page 64)

The special meeting in lieu of the 2021 annual meeting of FinServ stockholders (the “Special Meeting”) will be held on           , 2021, at        Eastern Time, via a virtual meeting. At the Special Meeting, FinServ stockholders will be asked to approve the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if necessary).

The FinServ board of directors has fixed the close of business on             , 2021 as the record date for determining the holders of FinServ common stock entitled to receive notice of and to vote at the Special Meeting. As of the record date, there were             shares of Class A Common Stock and 6,250,000 shares of Class B Common Stock outstanding and entitled to vote at the Special Meeting held by               holders of record. Each share of FinServ common stock entitles the holder to one (1) vote at the Special Meeting on each proposal to be considered at the Special Meeting. As of the record date, the Sponsor and FinServ’s directors and executive officers and their affiliates owned and were entitled to vote 6,915,000 shares of FinServ common stock, representing approximately 21.7% of the shares of FinServ common stock outstanding on that date. FinServ currently expects that the Sponsor and its directors and officers will vote their shares in favor of the proposals set forth in this proxy statement/prospectus, and, pursuant to agreements entered into in connection with FinServ’s IPO and the execution of the merger agreement, the Sponsor and FinServ’s directors have agreed to do so. As of the record date, Katapult did not beneficially hold any shares of FinServ common stock.

A majority of the voting power of the issued and outstanding FinServ common stock entitled to vote at the Special Meeting must be present, online or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting.

Approval of the Business Combination Proposal, the Nasdaq Proposal and the Incentive Plan Proposal require the affirmative vote of a majority of the votes cast by holders of FinServ common stock, voting together as a single class at a meeting at which a quorum is present. Approval of the Charter Proposals require the affirmative vote of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, voting separately. Approval of the election of each of the seven (7) directors nominated in the Director Election Proposal requires a plurality of the votes cast by holders of common stock at a meeting at which a quorum is present. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of FinServ common stock, voting together as a single class, regardless of whether a quorum is present.

If FinServ stockholders fail to approve the Business Combination Proposal, the Nasdaq Proposal or, unless otherwise waived by Katapult and FinServ in accordance with the merger agreement, the Charter Proposals or the Incentive Plan Proposal, the merger will not occur. The Charter Proposals, the Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

FinServ’s Directors and Executive Officers Have Financial Interests in the Merger (page 135)

Certain of FinServ’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of FinServ’s stockholders. The members of the FinServ board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that FinServ stockholders approve the proposals required to effect the merger. See “The Merger — Interests of FinServ’s Directors and Officers in the Merger.”

Treatment of Katapult Equity Awards (page 142)

As of the First Effective Time, the following will occur with respect to Katapult equity awards:

•        each Katapult Option that is outstanding immediately prior to the First Effective Time and held by a Pre-Closing Holder who has been actively employed by the Company for at least 730 consecutive days as of the First Effective Time will accelerate and become fully vested as of the First Effective Time in accordance with the terms of Katapult’s equity incentive plan. In addition, each Katapult Option, whether vested or unvested, that is outstanding immediately prior to the First Effective Time and held by a Pre-Closing Holder will be assumed and converted into an option with respect to a number of shares of New Katapult common stock in the manner set forth in the merger agreement;

•        each Vested Katapult Restricted Share will be cancelled and entitled to receive a portion of the merger consideration in accordance with the Allocation Schedule, and each Unvested Katapult Restricted Share will be cancelled for no consideration; and

•        each then-active employee of Katapult who is a Pre-Closing Holder who holds a Katapult Option and/or Vested Katapult Restricted Shares will receive such holder’s allocation of the Earn-out Shares (as defined herein).

See “The Merger Agreement — Treatment of Katapult Equity Awards.”

Regulatory Approval Required for the Merger (page 137)

Completion of the merger is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). FinServ agreed to use its reasonable best efforts to obtain all required regulatory approvals and Katapult agreed to request early termination of any waiting period under the HSR Act. FinServ and Katapult filed Notification and Report Forms with the Antitrust Division and the FTC on January 5, 2021. The regulatory approval to which completion of the merger is subject is described in more detail in the section of this proxy statement/prospectus entitled “Regulatory Approval Required for the Merger.”

Appraisal Rights (page 185)

Holders of FinServ common stock are not entitled to appraisal rights in connection with the merger under Delaware law.

Conditions to the Merger (page 151)

Conditions to Each Party’s Obligations.    The respective obligations of each of Katapult and FinServ to consummate the transactions contemplated by the merger agreement are subject to the satisfaction, or waiver, of the following conditions:

•        the applicable waiting period or consent under the HSR Act relating to the transactions contemplated by the merger agreement and the ancillary documents thereto shall have expired, been terminated or obtained;

•        no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the merger agreement and the ancillary documents thereto shall be in effect;

•        the registration statement of which this proxy statement/prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the proxy statement/prospectus, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

•        the New Katapult common stock to be issued pursuant to the merger agreement (including the Earn Out Shares) shall be listed on Nasdaq upon the closing, subject to any compliance extension on ability to remedy non-compliance, in each case as permitted by the Nasdaq continued listing rules;

•        the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal (if necessary) by the affirmative vote of holders of the requisite number of votes cast by FinServ stockholders at the Special Meeting, in accordance with FinServ’s governing documents and applicable law (the “Required FinServ Shareholder Approval”), shall have been obtained and remain in full force and effect;

•        the approval of the merger agreement, the ancillary documents thereto and the transactions contemplated hereby and thereby (including the merger) by the stockholders of Katapult common stock after giving effect to the Katapult Preferred Conversion, in accordance with Katapult’s governing documents and any other contract to which Katapult is party or otherwise bound (the “Required Company Shareholder Approval”), shall have been obtained and remain in full force and effect;

•        the approval by the sole stockholder of Merger Sub 1 of the merger agreement, the ancillary documents thereto and the transactions contemplated hereby and thereby (including the merger), shall have been obtained and remain in full force and effect; and

•        after giving effect to the transactions contemplated hereby (including the PIPE Investment (as defined herein)), FinServ shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the First Effective Time.

Conditions to Obligations of FinServ Parties.    The obligation of the FinServ Parties (as defined herein) to complete the merger is also subject to the satisfaction, or waiver by FinServ, of the following conditions:

•        the accuracy of the representations and warranties of Katapult as of the date of the merger agreement and as of the closing date of the merger, subject to the materiality standards set forth in the merger agreement;

•        each of the covenants of Katapult to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects;

•        no material adverse effect with respect to Katapult shall have occurred since the date of the merger agreement;

•        the receipt by FinServ of, among other required deliverables: (i) a certificate signed by an officer of Katapult certifying that the three preceding conditions have been satisfied; (ii) good standing certificates of Katapult and its subsidiaries as of a date no later than 15 days prior to the closing date; (iii) the receipt of a copy of the exchange agent agreement duly executed by the Holder Representative and the exchange agent; and (iv) the receipt of the A&R RRA duly executed by all of the Pre-Closing Holders party thereto; and

•        the Katapult Preferred Conversion shall have occurred as contemplated by the Conversion Written Consent.

Conditions to Obligations of Katapult.    The obligation of Katapult to complete the merger is also subject to the satisfaction or waiver by Katapult of the following conditions:

•        the accuracy of the representations and warranties of FinServ as of the date of the merger agreement and as of the closing date of the merger, subject to the materiality standards set forth in the merger agreement;

•        each of the covenants of FinServ to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects;

•        the receipt by Katapult of, among other required deliverables: (i) a certificate signed by an executive officer of FinServ certifying that the two preceding conditions have been satisfied; (ii) the receipt of a copy of the exchange agent agreement duly executed by FinServ, the Sponsor and the exchange agent; (iii) evidence that the Proposed Charter has been filed with the Secretary of State of Delaware; and (iv) the receipt of the A&R RRA (as defined herein) duly executed by FinServ and the Sponsor;

•        each of the covenants of the Sponsor required under the Sponsor Agreement to be performed as of or prior to the closing shall have been performed in all material respects; and

•        the sum of the amount of available distributable cash shall be at least $225 million (the “Minimum Cash Condition”).

Exclusive Dealing (page 147)

Katapult has agreed that, from the date of the merger agreement until the earlier of its closing or termination, it shall not: (i) accept, initiate, respond to, encourage, entertain, solicit, discuss, negotiate, provide information with respect to any transaction or series of related transactions under which any person(s), directly or indirectly, acquires or otherwise purchases Katapult or any of its affiliates or all or a material portion of the assets, equity securities or businesses of Katapult or any of its subsidiaries, in the merger agreement (each such prohibited transaction, an “Acquisition Proposal”); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any contract regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of any Group Company; or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort to do any of the foregoing or further an Acquisition Proposal; provided, that, notwithstanding anything to the contrary in the foregoing, in no event shall an Acquisition Proposal include any transfer of Katapult capital stock to any party to a support agreement or an Affiliate of any party to a support agreement to the extent that such Katapult capital stock becomes subject to the obligations under such support agreement.

From the date of the merger agreement until the earlier of its closing or termination, FinServ, Merger Sub 1 and Merger Sub 2 (the “FinServ Parties”) have agreed not to, directly and indirectly: (i) commence, accept, initiate, respond to, encourage, entertain, solicit, discuss, negotiate, provide information with respect to any offers for, or (ii) issue or execute an indication of interest, memorandum of understanding, a letter of intent, or any other similar agreement with respect to any transactions or series of related transactions under which FinServ or any of its subsidiaries acquires or otherwise purchases all or a material portion of the assets, equity securities or businesses of any person(s) other than with respect to the transactions with Katapult contemplated by the merger agreement and ancillary documents thereto.

Termination (page 153)

Mutual termination rights.    The merger agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing:

•        by written consent of Katapult and FinServ;

•        by written notice from either Katapult or FinServ to the other if the Special Meeting has been held (including any adjournment or postponement thereof), has concluded, FinServ’s shareholders have duly voted, and the Required FinServ Shareholder Approval was not obtained;

•        by written notice from either Katapult or FinServ to the other if the closing has not occurred on or prior to July 31, 2021 for any reason other than nonperformance of the party seeking such termination; or

•        by written notice from either Katapult or FinServ to the other if a governmental authority has issued an order or taken an action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement or any ancillary document and such order has become final and nonappealable.

Katapult termination rights.    The merger agreement may be terminated and the transactions contemplated thereby abandoned if prior to the closing, by written notice to FinServ from Katapult, (i) the representations and warranties of FinServ are not true and correct or if FinServ has failed to perform any covenant or agreement to be performed by FinServ in such a way that the conditions to closing in the merger agreement would not be satisfied and (ii) Katapult is then not in breach of the merger agreement so as to prevent the closing conditions from being satisfied, and such breach or breaches of FinServ are not or cannot be cured before the earlier of 30 days after written notice is delivered to FinServ and July 31, 2021.

FinServ termination rights.    The merger agreement may be terminated and the transactions contemplated thereby abandoned:

•        if prior to the closing, by written notice to Katapult from FinServ, (i) the representations and warranties of Katapult are not true and correct or if Katapult has failed to perform any covenant or agreement to be performed by Katapult in such a way that the conditions to closing in the merger agreement would not be satisfied and (ii) FinServ is then not in breach of the merger agreement so as to prevent the closing conditions from being satisfied, and such breach or breaches of Katapult are not or cannot be cured before the earlier of 30 days after written notice is delivered to Katapult and July 31, 2021;

•        if Katapult does not deliver, or cause to be delivered, to FinServ, (i) a support agreement duly executed by each supporting holder or (ii) the Written Consent (as defined herein); or

•        if the Conversion Written Consent is, at any time, no longer valid or is otherwise wholly or partially revoked or rescinded at any time.

FinServ Letter Agreement (page 155)

Pursuant to the terms of a letter agreement (the “Letter Agreement”) entered into with FinServ, the Sponsor and FinServ’s officers and directors have agreed to vote any Founder Shares held by them and any shares of Class A Common Stock purchased during or after FinServ’s IPO (including underlying the Private Placement Units) in favor of an initial business combination. The Sponsor, FinServ’s officers and directors and their permitted transferees own at least 20% of its outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the Special Meeting and the Letter Agreement may make it more likely that FinServ will consummate the merger. See “Other Agreements — FinServ Letter Agreement.”

Other Agreements (page 155)

Sponsor Agreement

Pursuant to the merger agreement, FinServ, the Sponsor, Katapult, Lee Einbinder, Howard Kurz, Robert Matza, Diane B. Glossman and Aris Kekedjian entered into the Sponsor Agreement, pursuant to which the Sponsor has agreed, among other things, (i) to vote in favor of the merger agreement and the transactions contemplated thereby (including the merger), (ii) to waive its anti-dilution rights with respect to its shares of Class B Common Stock in connection with the issuance of shares pursuant to the PIPE Investment, (iii) that 1,543,750 of its Founder Shares will be subject at the First Effective Time to certain vesting and forfeiture conditions, and (iv) to be bound by certain transfer restrictions with respect to its shares of Class B Common Stock prior to the closing of the business combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. In addition, pursuant to the Sponsor Agreement, the lock up provisions of the Letter Agreement will be terminated with respect to the Sponsor, FinServ and each of Lee Einbinder, Howard Kurz, Robert Matza, Diane B. Glossman and Aris Kekedjian at the First Effective Time. See “Other Agreements — Sponsor Agreement.”

Subscription Agreements

In connection with the execution of the merger agreement, each of FinServ and certain third-party investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Agreements”) pursuant to which the PIPE Investors have subscribed for an aggregate of 15,000,000 newly-issued shares of Class A Common Stock to be issued at the closing of the merger. The obligations to consummate the subscriptions contemplated by the PIPE Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the merger as set forth in the PIPE Agreements.

Support Agreements

Promptly after the execution of the merger agreement, certain stockholders of Katapult holders representing a majority of the shares of each of Katapult’s preferred stock and Katapult’s common stock (determined on an as-converted basis) entered into support agreements with FinServ. Under the support agreements, the supporting holders agreed, among other things, to execute and deliver a written consent with respect to the outstanding shares of Katapult common stock held by the supporting holders (following the conversion of Katapult’s preferred stock into common stock in accordance with the Conversion Written Consent), which represent approximately 73.6% of the outstanding voting power of Katapult common stock (determined on an as-converted basis), adopting the merger agreement and approving the merger, subject to certain exceptions. See “Other Agreements — Support Agreements.”

Amended and Restated Registration Rights Agreement

In connection with the consummation of the merger, New Katapult will enter into an amended and restated registration rights agreement (the “A&R RRA”) with FinServ, the Sponsor and certain other stockholders of New Katapult, which will provide for customary “demand” and “piggyback” registration rights for certain stockholders. The A&R RRA will become effective upon the consummation of the merger. See “Other Agreements — Amended and Restated Registration Rights Agreement.”

Listing (page 164)

The Class A Common Stock is listed on the Nasdaq under the symbol “FSRV.” Following the merger, New Katapult common stock (including common stock issuable in the merger) will be listed on the Nasdaq under the symbol “KPLT.”

Information about FinServ (page 70)

FinServ is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Class A Common Stock, units and warrants are currently listed on the Nasdaq under the symbols “FSRV,” “FSRVU,” and “FSRVW,” respectively. The mailing address of FinServ’s principal executive office is c/o Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105 and the telephone number of FinServ’s principal executive office is (212) 370-1300.

Information about Katapult (page 85)

Katapult is a next generation platform for digital and mobile-first commerce for the nonprime consumer. Katapult provides point of sale (POS) lease-purchase options for consumers challenged with accessing traditional financial products who are seeking to obtain everyday durable goods. The Company has developed a sophisticated end-to-end technology platform that enables seamless integration with merchants, underwriting capabilities that exceed those of commonly available services, and exceptional customer experiences.

Katapult was originally formed as a corporation under the laws of the State of Delaware on March 12, 2012 as Neuralcash, Inc. It subsequently changed its name to Cognical Inc. on June 10, 2013, and started doing business as Zibby on September 2, 2014. On June 24, 2016, Cognical Holdings Inc. was formed and Cognical Inc. became a wholly owned subsidiary of Cognical Holdings Inc. On January 29, 2020, Cognical Holdings Inc. and Cognical Inc. changed their names to Katapult Holdings, Inc. and Katapult Group, Inc., respectively. Katapult’s principal executive offices are located at Katapult Holdings, Inc., P.O. Box 20019, Greeley Square, 4 East 27th Street, New York, NY 10001, and Katapult’s telephone number is (646) 780-8446.

Summary of the Transactions

Set forth below is a summary of transactions that are contemplated to occur in connection with the merger.

Conversion of Equity Interests

Immediately prior to the First Effective Time, each share of Katapult preferred stock issued and outstanding will be converted into a number of shares of Katapult common stock in accordance with the (i) Conversion Written Consent and (ii) Katapult charter.

In addition, as of the First Effective Time:

•        each share of Katapult common stock (including common stock to be issued as a result of the conversion of Katapult preferred stock in connection with the merger) that is issued and outstanding immediately prior to the First Effective Time (other than dissenting shares and Unvested Katapult Restricted Shares) will be cancelled and converted into the right to receive the applicable portion of the merger consideration, in accordance with the Allocation Schedule, consisting of (i) cash consideration, as determined under the merger agreement and further described herein, (ii) a number of shares of New Katapult common stock equal to (a) $833.0 million (subject to adjustment in accordance with the terms of the merger agreement and net of the value of all Katapult Options to be converted into New Katapult options), minus the aggregate amount of cash paid in clause (i), divided by (b) 10 and (iii) the applicable portion of the 7,500,000 restricted shares of New Katapult common stock that will vest upon, among other things, the achievement of certain earn-out thresholds prior to the sixth anniversary of the closing of the merger. See “The Merger Agreement — Merger Consideration.”

•        each Katapult Option that is outstanding immediately prior to the first Effective Time and held by a Pre-Closing Holder who has been actively employed by the Company for at least 730 consecutive days as of the First Effective Time will accelerate and become fully vested as of First Effective Time in accordance with the terms of Katapult’s equity incentive plan. In addition, each Katapult Option, whether vested or unvested, that is outstanding immediately prior to the First Effective Time and held by a Pre-Closing Holder will be assumed and converted into an option with respect to a number of shares of New Katapult common stock in the manner set forth in the merger agreement;

•        each Vested Katapult Restricted Share will be cancelled and entitled to receive a portion of the merger consideration in accordance with the Allocation Schedule, and each Unvested Katapult Restricted Share will be cancelled for no consideration; and

•        each then-active employee of Katapult who is a Pre-Closing Holder who holds a Katapult Option and/or Vested Katapult Restricted Shares will receive such holder’s allocation of the Earn-out Shares.

See “The Merger Agreement — Treatment of Katapult Equity Awards.”

PIPE Investment

Contemporaneously with the execution and delivery of the merger agreement, FinServ and the PIPE Investors entered into the PIPE Agreements pursuant to which the PIPE Investors have committed (the “PIPE Investment”), on the terms and subject to the conditions of the PIPE Agreements, to subscribe for and purchase an aggregate of 15,000,000 shares of Class A Common Stock from FinServ for consideration in an aggregate amount of $150 million (such amount the “PIPE Investment Amount”). For more information, see “FinServ Proposals — Proposal No. 11 — The Nasdaq Proposal.”

Summary of Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:

•        Failure to effectively manage our costs could have a material adverse effect on our profitability.

•        Negative publicity about us or our industry could adversely affect our business, results of operations, financial condition, and future prospects.

•        Our results depend on more prominent presentation, integration, and support of our platform by our merchants.

•        Real or perceived software errors, failures, bugs, defects, or outages could adversely affect our business, results of operations, financial condition, and future prospects.

•        Any significant disruption in, or errors in, service on our platform or relating to vendors, including events beyond our control, could prevent us from processing transactions on our platform or posting payments and have a material and adverse effect on our business, results of operations, financial condition, and future prospects.

•        Our ability to protect our confidential, proprietary, or sensitive information, including the confidential information of consumers on our platform, may be adversely affected by cyber-attacks, employee or other internal misconduct, computer viruses, physical or electronic break-ins, or similar disruptions.

•        The COVID-19 pandemic has impacted our working environment and diverted personnel resources and any prolonged effects of the pandemic may adversely impact our operations and employees.

•        While we take precautions to prevent consumer identity fraud, it is possible that identity fraud may still occur or has occurred, which may adversely affect the performance of the lease-to-own transactions facilitated through our platform.

•        The success of our business is dependent on factors affecting consumer spending that are not under our control.

•        The success and growth of our business depends upon our ability to continuously innovate and develop new products and technologies.

•        We have a history of operating losses and may not sustain profitability in the future.

•        A large percentage of our customer acquisition is concentrated with a single merchant partner, and the loss of this merchant partner or any other significant merchant relationships would materially and adversely affect our business, results of operations, financial condition, and future prospects.

•        We have experienced rapid growth, which may be difficult to sustain and which may place significant demands on our operational, administrative, and financial resources. Raising additional funds to sustain our growth by issuing securities may cause dilution to existing stockholders and raising funds through lending arrangements may restrict our operations.

•        Our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting in connection with the audit of our financial statements for the fiscal years ended December 31, 2019 and 2018, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements.

•        FinServ stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

•        The market price of shares of New Katapult common stock after the merger may be affected by factors different from those currently affecting the prices of shares of Class A Common Stock.

•        FinServ has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

•        The consummation of the merger is subject to a number of conditions and if those conditions are not satisfied or waived, the merger agreement may be terminated in accordance with its terms and the merger may not be completed.

•        Termination of the merger agreement could negatively impact Katapult and FinServ.

•        Katapult will be subject to business uncertainties and contractual restrictions while the merger is pending.

•        FinServ directors and officers may have interests in the merger different from the interests of FinServ stockholders.

•        The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially.

•        Nasdaq may delist New Katapult’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Katapult to additional trading restrictions.

•        New Katapult’s stock price may change significantly following the merger and you could lose all or part of your investment as a result.

•        There is no guarantee that a FinServ public stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

•        If FinServ public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

Ownership of New Katapult

As of the date of this proxy statement/prospectus, there are         shares of FinServ common stock issued and outstanding, including 6,250,000 shares of Class B Common Stock, which will be converted into shares of Class A Common Stock on a one-for-one basis. As of the date of this proxy statement/prospectus, there are an aggregate of 12,832,500 warrants outstanding. Each whole warrant entitles the holder thereof to purchase one (1) share of Class A Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the merger and assuming no redemptions), assuming that each outstanding warrant is exercised and one (1) Class A Common Stock is issued as a result of such exercise, the FinServ fully-diluted stock capital would be              shares of common stock.

The following table illustrates varying beneficial ownership levels in New Katapult immediately following the consummation of the transactions assuming the levels of redemptions by the public stockholders indicated:

	Share Ownership in New Katapult(1) No Redemptions(2)		Maximum Redemption(3)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
	(in millions)			(in millions)
Former equityholders of Katapult
FinServ’s public stockholders
Holders of FinServ’s Founder Shares
PIPE Investors

____________

(1)      Percentages may not sum to 100% due to rounding. Figures and percentages do not give effect to the shares reserved for issuance under the Incentive Plan. See “Proposal No. 12 — The Incentive Plan Proposal” for additional information. See “Basis of Presentation and Glossary” for additional information with respect to assumptions underlying New Katapult share calculations and ownership percentages.

(2)      This scenario assumes that no shares of Class A Common Stock are redeemed.

(3)      This scenario assumes that 17,538,092 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $176.3 million from the Trust Account, which is the maximum amount of redemptions that, after giving effect to the PIPE Investment, would result in the satisfaction of the Minimum Cash Condition.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF FINSERV

The following table sets forth summary historical financial information derived from FinServ’s (i) unaudited financial statements included elsewhere in this proxy statement/prospectus for and as of the nine (9) months ended September 30, 2020 and (ii) audited financial statements as of December 31, 2019 and for the period from August 9, 2019 (inception) through December 31, 2019. You should read the following summary financial information in conjunction with the section entitled “FinServ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and FinServ’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through September 30, 2020 were organizational activities and those necessary to complete our IPO and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the completion of the merger.

	For the period from August 9, 2019 (inception) through December 31, 2019	For the nine months ended September 30, 2020
Statements of Operations Data:
Net income (loss)	$292,962	$337,250
Weighted average shares outstanding of Class A Common Stock	25,000,000	25,000,000
Basic and diluted income per share, Class A	$0.02	$0.03

Cash Flow Data:
Net cash used in operating activities	$(156,163)	$(804,080)
Net cash provided by (used in) investing activities	$(250,000,000)	$405,888
Net cash provided by financing activities	$251,734,238	$—
	December 31, 2019	September 30, 2020
Balance Sheet Data (end of period):
Total current assets	$1,704,097	$1,257,133
Investments held in Trust Account	$250,567,358	$251,276,227
Total assets	$252,271,455	$252,533,360
Total liabilities	$9,571,255	$9,495,910
Class A Common Stock, 0.0001 par value; 100,000,000 shares authorized; 1,861,256 and 1,894,981 issued and outstanding (excluding 23,803,744 and 23,770,019 shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively	$189	$186
Class B Common Stock, $0.0001 par value; 10,000,000 shares authorized; 6,250,000 shares issued and outstanding September 30, 2020 and December 31, 2019	$625	$625
Additional paid-in capital	$4,706,234	$4,368,987
Retained earnings	$292,962	$630,212
Redeemable Stock	$237,700,190	$238,037,440
Total stockholders’ equity	$5,000,010	$5,000,010
Total liabilities and stockholders’ equity	$252,271,455	$252,533,360

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF KATAPULT

The following selected historical consolidated financial information and other data for Katapult set forth below should be read in conjunction with “Katapult’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Katapult’s historical consolidated financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.

The selected historical consolidated financial information and other data presented below for the years ended December 31, 2018 and 2019, and the selected consolidated balance sheet and other data as of December 31, 2018 and 2019 have been derived from Katapult’s audited consolidated financial statements included in this proxy statement/prospectus.

The selected consolidated financial data as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 have been derived from Katapult’s unaudited condensed consolidated financial statements included in this proxy statement/prospectus. The unaudited financial data presented have been prepared on a basis consistent with Katapult’s audited consolidated financial statements. In the opinion of Katapult’s management, such unaudited financial data reflect all adjustments, consisting of normal and recurring adjustments necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

	Year Ended December 31,		Nine Months Ended September 30,
	2019	2018	2020	2019
	(in thousands)
Statement of Operations Data:
Total revenue	$91,877	$43,146	$173,842	$59,479
Cost of revenue	(71,220)	(38,710)	(116,534)	(46,576)
Total operating expenses	(30,049)	(21,309)	(28,195)	(22,611)
Income (loss) from operations	(9,392)	(16,873)	29,113	(9,708)
Other expenses
Loss on extinguishment of debt	(823)	(1,650)	—	(823)
Interest expense and other fees	(8,577)	(4,986)	(10,091)	(5,771)

Loss before provision for income taxes	(18,792)	(23,509)	19,022	(16,302)
Provision for income taxes	—	—	(423)	—

Net income (loss)	$(18,792)	$(23,509)	$18,599	$(16,302)
	As of December 31,		As of September 30, 2020
	2019	2018
	(in thousands)
Balance Sheet Data:
Cash and restricted cash	$12,246	$2,962	$39,239
Total current assets	48,661	20,528	107,657
Total current liabilities	26,065	6,876	32,630

Total assets	49,014	21,036	108,169
Total debt	62,696	35,759	96,448
Total stockholders’ deficit	(73,838)	(55,992)	(54,852)

	Year Ended December 31,		Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
	2019	2018
	(in thousands)
Statement of Cash Flows Data:
Net cash (used in) operating activities	$(31,584)	$(25,477)	$(6,176)	$(20,358)
Net cash provided by (used in) investing activities	91	(58)	(268)	123
Net cash provided by financing activities	40,777	25,654	33,437	24,280

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are based on FinServ’s historical financial statements and Katapult’s historical consolidated financial statements as adjusted to give effect to the merger, the PIPE Investment for an aggregate commitment amount of $150 million, and the Debt Refinancing completed by Katapult in the fourth quarter of 2020. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the merger, treated as a reverse recapitalization for accounting purposes, the PIPE Investment, and the Debt Refinancing as if they had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019, give effect to the merger, the PIPE Investment, and the Debt Refinancing as if they had occurred on January 1, 2019, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). FinServ has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the merger, the PIPE Investment, and the Debt Refinancing.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. FinServ and Katapult have not had any historical relationship prior to the merger. Accordingly, no pro forma Transaction Accounting Adjustments were required to eliminate activities between the companies.

This information should be read together with FinServ’s and Katapult’s historical financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FinServ,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Katapult,” and other financial information relating to FinServ and Katapult included elsewhere in this proxy statement/prospectus.

	Pro Forma
	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
	(in thousands)
Combined Statement of Operations data:
Total revenue	$173,842	$91,877
Income (loss) from operations	28,972	(10,257)
Net income (loss)	18,648	(21,582)
Net income (loss) available to common stockholders	18,648	(21,582)

Pro Forma
As of September 30, 2020
(in thousands)
Combined Balance Sheet data:
Total assets	$164,611
Total revolving debt	73,188
Total long-term debt	36,266
Total liabilities	126,121
Total stockholders’ equity	38,490

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF FINSERV AND KATAPULT

The following table sets forth selected historical comparative share information for FinServ and Katapult and unaudited pro forma condensed combined per share information of New Katapult after giving effect to the merger, assuming two redemption scenarios as follows:

•        Assuming no redemptions:    This scenario assumes that no FinServ public stockholders exercise their redemption rights demanding redemption of their shares of Class A Common Stock for a pro rata portion of the funds in the Trust Account, and thus the full amount held in the Trust Account as of closing is available for the merger; and

•        Assuming maximum redemptions:    This scenario assumes that FinServ public stockholders holding 17,538,092 shares of Class A Common Stock will exercise their redemption rights demanding redemption of their shares of Class A Common Stock for a pro rata portion (approximately $10.05 per share) of the funds in the Trust Account. Under the merger agreement, it is a condition to Katapult’s obligations to close that after giving effect to any redemptions and the PIPE Investment, FinServ has at least $225 million in available distributable cash. This scenario gives effect to redemptions of 17,538,092 shares of Class A Common Stock for aggregate redemption payments of $176.3 million using a per-share redemption price of $10.05 (due to investment related gains in the Trust Account).

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 was derived from the unaudited historical condensed balance sheet of FinServ as of September 30, 2020 and the unaudited historical condensed consolidated balance sheet of Katapult as of September 30, 2020 and gives effect to the merger, the PIPE Investment, and the Debt Refinancing as if they occurred on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 give effect to the merger, the PIPE Investment, and the Debt Refinancing as if they occurred on January 1, 2019, the beginning of the earliest period presented.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of FinServ and Katapult and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of FinServ and Katapult is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of FinServ and Katapult would have been had the companies been combined during the periods presented.

	Historical
	FinServ	Katapult	Pro Forma
For the nine months ended September 30, 2020
Net income	$337	$18,599	$18,648
Net income (loss) available to common stockholders	$(425)	$1,731	$18,648
Weighted average common shares outstanding (no redemptions)
Basic	6,915,000	8,723,973	105,087,377
Diluted	6,915,000	24,050,093	117,919,877
Weighted average common shares outstanding (maximum redemptions)
Basic	6,915,000	8,723,973	105,176,908
Diluted	6,915,000	24,050,093	118,009,408
Earnings (loss) per common share (no and maximum redemptions)
Basic	$(0.06)	$0.20	$0.18
Diluted	$(0.06)	$0.07	$0.16

For the year ended December 31, 2019
Net income (loss)	$293	$(18,792)	$(21,582)
Net loss available to common stockholders	$(92)	$(21,272)	$(21,582)
Weighted average common shares outstanding, basic and diluted
No redemptions	6,513,229	8,642,858	105,087,377
Maximum redemptions	6,513,229	8,642,858	105,176,908
Basic and diluted loss per common share (no and maximum redemptions)	$(0.01)	$(2.46)	$(0.21)

MARKET PRICE AND DIVIDEND INFORMATION

FinServ

FinServ’s units, Class A Common Stock and warrants are currently listed on the Nasdaq under the symbols “FSRVU,” “FSRV,” and “FSRVW,” respectively.

The closing price of the units and the Class A Common Stock on December 17, 2020, the last trading day before announcement of the execution of the merger agreement, was $11.74 and $10.50, respectively. As of              ¸ 2021, the record date for the Special Meeting, the most recent closing price for each unit, share of Class A Common Stock and warrant was $               , $              , and $              , respectively.

Holders of the units, Class A Common Stock and warrants should obtain current market quotations for their securities. The market price of FinServ’s securities could vary at any time before the merger.

Holders

As of                     , 2021, there were                holders of record of FinServ’s units,               holders of record of FinServ’s Class A Common Stock and               holders of record of FinServ’s warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, shares of Class A Common Stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

FinServ has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the merger. The payment of cash dividends in the future will be dependent upon New Katapult’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the merger. The payment of any cash dividends subsequent to the merger will be within the discretion of New Katapult’s board of directors at such time. New Katapult’s ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing.

Katapult

Historical market price information for Katapult’s capital stock is not provided because there is no public market for Katapult’s capital stock. See “Katapult’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of FinServ and Katapult. These statements are based on the beliefs and assumptions of the management of FinServ and Katapult. Although FinServ and Katapult believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither FinServ nor Katapult can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of FinServ and Katapult prior to the merger, and New Katapult following the merger, to:

•        access, collect and use personal data about consumers;

•        execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•        anticipate the impact of the novel coronavirus (referred to as “COVID-19”) pandemic and its effect on business and financial conditions;

•        manage risks associated with operational changes in response to the COVID-19 pandemic;

•        meet the closing conditions to the merger, including approval by stockholders of FinServ and Katapult on the expected terms and schedule;

•        realize the benefits expected from the proposed merger;

•        anticipate the uncertainties inherent in the development of new business lines and business strategies;

•        retain and hire necessary employees;

•        increase brand awareness;

•        attract, train and retain effective officers, key employees or directors;

•        upgrade and maintain information technology systems;

•        acquire and protect intellectual property;

•        meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•        effectively respond to general economic and business conditions;

•        maintain the listing on, or the delisting of FinServ’s or New Katapult’s securities from, Nasdaq or an inability to have our securities listed on the Nasdaq or another national securities exchange following the merger;

•        obtain additional capital, including use of the debt market;

•        enhance future operating and financial results;

•        successfully execute expansion plans;

•        anticipate rapid technological changes;

•        comply with laws and regulations applicable to its business, including laws and regulations related to data privacy;

•        stay abreast of modified or new laws and regulations applying to its business, including copyright and privacy regulation;

•        anticipate the impact of, and response to, new accounting standards;

•        anticipate the significance and timing of contractual obligations;

•        maintain key strategic relationships with partners and distributors;

•        respond to uncertainties associated with product and service development and market acceptance;

•        anticipate the impact of new U.S. federal income tax law, including the impact on deferred tax assets;

•        successfully defend litigation; and

•        successfully deploy the proceeds from the merger.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of FinServ and Katapult prior to the merger, and New Katapult following the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:

•        any delay in closing of the merger;

•        risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

•        litigation, complaints, product liability claims and/or adverse publicity;

•        the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•        increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•        privacy and data protection laws, privacy or data breaches, or the loss of data; and

•        the impact of the COVID-19 pandemic and its effect on business and financial conditions of Katapult.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of FinServ and Katapult prior to the merger, and New Katapult following the merger. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can FinServ or Katapult assess the impact of all such risk factors on the business of FinServ and Katapult prior to the merger, and New Katapult following the merger, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to FinServ or Katapult or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. FinServ and Katapult prior to the merger, and New Katapult following the merger, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of FinServ or Katapult, as applicable, on the relevant subject. These statements are based upon information available to FinServ or Katapult, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that FinServ or Katapult, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

Market, ranking and industry data used throughout this proxy statement/prospectus is based on the good faith estimates of Katapult’s management, which in turn are based upon Katapult’s management’s review of internal surveys, independent industry surveys and publications, including reports by third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Katapult is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Katapult’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements; Market, Ranking and Other Industry Data,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Although we have organized risks generally according to these categories in the discussion below, many of the risks may have ramifications in more than one category. These categories, therefore, should be viewed as a starting point for understanding the significant risks facing us and not as a limitation on the potential impact of the matters discussed. It also should be noted that our business may be adversely affected by a downturn in general economic conditions and other forces beyond our control. Issues such as unemployment rates, technological advances, inflation or deflation and consumer confidence among a host of other factors, will have a bearing on the amount of assets that are leased by consumers and the costs that we incur. Also, to the extent that we have a concentration of business in one or more states or regions of the country, general economic conditions in those states or regions may have a greater impact on our business. We cannot predict whether the risks and uncertainties discussed in this section, or other risks not presently known to us or that we currently believe to be immaterial, may develop into actual events and impact our businesses. If any one or more of them does so, the events could materially adversely affect our financial condition, cash flows, or results of operations.

Risks Relating to Katapult’s Business and Industry

References in this section to “we,” “our,” or “us” generally refer to Katapult, unless otherwise specified.

Operational Risks

Failure to effectively manage our costs could have a material adverse effect on our profitability.

Certain elements of our cost structure are largely fixed in nature. Consumer spending remains uncertain, which makes it more challenging for us to maintain or increase our operating margins. The competitive environment in our industry and increasing price transparency means that the focus on achieving efficient operations is greater than ever. As a result, we must continuously focus on managing our cost structure. Failure to manage our overall cost of operations, labor and benefit rates, advertising and marketing expenses, operating leases, data costs, payment processing costs, cost of capital, or indirect spending could materially adversely affect our profitability.

Negative publicity about us or our industry could adversely affect our business, results of operations, financial condition, and future prospects.

Negative publicity about us or our industry, including the transparency, fairness, user experience, quality, and reliability of our platform or lease to own platforms in general, effectiveness of our risk model, our ability to effectively manage and resolve complaints, our privacy and security practices, litigation, regulatory activity, misconduct by our employees, funding sources, service providers, or others in our industry, the experience of consumers and investors with our platform or services or lease to own platforms in general, even if inaccurate, could adversely affect our reputation and the confidence in, and the use of, our platform, which could harm our reputation and cause disruptions to our platform. For instance, in October 2020, a data breach broker purported to offer customer records from a number of companies, including Katapult, for sale on a hacker forum. Although we determined with third party firms and our internal team that the compromised data was limited to non-sensitive information, we cannot guarantee that this publicity or any similar publicity in the future will not have a negative effect on our business or reputation. Any such reputational harm could further affect the behavior of consumers, including their willingness to utilize lease to own programs through our platform or to make payments on their leases. As a result, our business, results of operations, financial condition, and future prospects would be materially and adversely affected.

Misconduct and errors by our employees, vendors, and service providers could harm our business and reputation.

We are exposed to many types of operational risk, including the risk of misconduct and errors by our employees, vendors, and other service providers. Our business depends on our employees, vendors, and service providers to process a large number of increasingly complex transactions, including transactions that involve significant dollar amounts and lease-to-own transactions that involve the use and disclosure of personally identifiable information and business information. We could be adversely affected if transactions were redirected, misappropriated, or otherwise improperly executed, personal and business information was disclosed to unintended recipients, or an operational breakdown or failure in the processing of other transactions occurred, whether as a result of human error, a purposeful sabotage or a fraudulent manipulation of our operations or systems. In addition, the manner in which we store and use certain personal information and interact with consumers and merchants through our platform is governed by various federal and state laws. If any of our employees, vendors, or service providers take, convert, or misuse funds, documents, or data, or fail to follow protocol when interacting with consumers and merchants, we could be liable for damages and subject to regulatory actions and penalties. We could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents, or data, or the failure to follow protocol, and therefore be subject to civil or criminal liability. For example, our operations in the U.S. are subject to certain laws generally prohibiting companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business, such as the U.S. Foreign Corrupt Practices Act, and similar anti-bribery laws in other jurisdictions. Violations by our employees, contractors or agents of policies and procedures we have implemented to ensure compliance with these laws could subject us to civil or criminal investigations in the U.S. and in other jurisdictions, could lead to substantial civil and criminal, monetary and non-monetary penalties, and related shareholder lawsuits, could cause us to incur significant legal fees, and could damage our reputation. It is not always possible to identify and deter misconduct or errors by employees, vendors, or service providers, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. Any of these occurrences could result in our diminished ability to operate our business, potential liability to consumers and merchants, inability to attract future consumers and merchants, reputational damage, regulatory intervention, and financial harm, which could negatively impact our business, results of operations, financial condition, and future prospects.

The loss of the services of any of our executive officers could materially and adversely affect our business, results of operations, financial condition, and future prospects.

The experience of our executive officers are valuable assets to us. Our executive officers have significant experience in the financial technology industry and would be difficult to replace. Competition for senior executives in our industry is intense, and we may not be able to attract and retain qualified personnel to replace or succeed any of our executive officers. Failure to retain any of our executive officers could have a material adverse effect on our business, results of operations, financial condition, and future prospects.

Our business depends on our ability to attract and retain highly skilled employees.

Our future success depends on our ability to identify, hire, develop, motivate, and retain highly qualified personnel for all areas of our organization, in particular, a highly experienced sales force, data scientists, and engineers. Competition for these types of highly skilled employees, is extremely intense. Trained and experienced personnel are in high demand and may be in short supply. Many of the companies with which we compete for experienced employees have greater resources than we do and may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to competitors that may seek to recruit them. We may not be able to attract, develop, and maintain the skilled workforce necessary to operate our business, and labor expenses may increase as a result of a shortage in the supply of qualified personnel. If we are unable to maintain and build our highly experienced sales force, or are unable to continue to attract experienced engineering and technology personnel, as well as other qualified employees, our business, results of operations, financial condition, and future prospects could be materially and adversely affected.

Our results depend on more prominent presentation, integration, and support of our platform by our merchants.

We depend on our merchants, which generally accept most major credit cards and other forms of payment, to present our platform as a payment option and to integrate our platform into their website or in their store, such as by prominently featuring our platform on their websites or in their stores and not just as an option at website checkout. We do not have any recourse against merchants when they do not prominently present our platform as a payment option. The failure by our merchants to effectively present, integrate, and support our platform, or to effectively explain lease-to-own transactions to potential customers, would have a material and adverse effect on our business, results of operations, financial condition, and future prospects.

Real or perceived software errors, failures, bugs, defects, or outages could adversely affect our business, results of operations, financial condition, and future prospects.

Our platform and our internal systems rely on software that is highly technical and complex. In addition, our platform and our internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. As a result, undetected errors, failures, bugs, or defects may be present in such software or occur in the future in such software, including open source software and other software we license in from third parties, especially when updates or new products or services are released.

Any real or perceived errors, failures, bugs, or defects in the software may not be found until our consumers use our platform and could result in outages or degraded quality of service on our platform that could adversely impact our business (including through causing us not to meet contractually required service levels), as well as negative publicity, loss of or delay in market acceptance of our products and services, and harm to our brand or weakening of our competitive position. In such an event, we may be required, or may choose, to expend significant additional resources in order to correct the problem. Any real or perceived errors, failures, bugs, or defects in the software we rely on could also subject us to liability claims, impair our ability to attract new consumers, retain existing consumers, or expand their use of our products and services, which would adversely affect our business, results of operations, financial condition, and future prospects.

Any significant disruption in, or errors in, service on our platform or relating to vendors, including events beyond our control, could prevent us from processing transactions on our platform or posting payments and have a material and adverse effect on our business, results of operations, financial condition, and future prospects.

We use vendors, such as our cloud computing web services provider, virtual card processing companies, and third-party software providers, in the operation of our platform. The satisfactory performance, reliability, and availability of our technology and our underlying network and infrastructure are critical to our operations and reputation and the ability of our platform to attract new and retain existing merchants and consumers. We rely on these vendors to protect their systems and facilities against damage or service interruptions from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm these systems, criminal acts, and similar events. If our arrangement with a vendor is terminated or if there is a lapse of service or damage to its systems or facilities, we could experience interruptions in our ability to operate our platform. We also may experience increased costs and difficulties in replacing that vendor and replacement services may not be available on commercially reasonable terms, on a timely basis, or at all. Any interruptions or delays in our platform availability, whether as a result of a failure to perform on the part of a vendor, any damage to one of our vendor’s systems or facilities, the termination of any of our third-party vendor agreements, software failures, our or our vendor’s error, natural disasters, terrorism, other man-made problems, security breaches, whether accidental or willful, or other factors, could harm our relationships with our merchants and consumers and also harm our reputation.

In addition, we source certain information from third parties. For example, our risk scoring model is based on algorithms that evaluate a number of factors and currently depend on sourcing certain information from third parties. In the event that any third-party from which we source information experiences a service disruption, whether as a result of maintenance, natural disasters, terrorism, or security breaches, whether accidental or willful, or other factors, the ability to score and decision lease-to-own applications through our platform may be adversely impacted. Additionally, there may be errors contained in the information provided by third parties. This may result in the inability to approve otherwise qualified applicants through our platform, which may adversely impact our business by negatively impacting our reputation and reducing our transaction volume.

To the extent we use or are dependent on any particular third-party data, technology, or software, we may also be harmed if such data, technology, or software becomes non-compliant with existing regulations or industry standards, becomes subject to third-party claims of intellectual property infringement, misappropriation, or other violation, or malfunctions or functions in a way we did not anticipate. Any loss of the right to use any of this data, technology, or software could result in delays in the provisioning of our products and services until equivalent or replacement data, technology, or software is either developed by us, or, if available, is identified, obtained, and integrated, and there is no guarantee that we would be successful in developing, identifying, obtaining, or integrating equivalent or similar data, technology, or software, which could result in the loss or limiting of our products, services, or features available in our products or services.

In addition, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing transactions or posting payments on our platform, damage our brand and reputation, divert the attention of our employees, reduce our revenue, subject us to liability, and cause consumers or merchants to abandon our platform, any of which could have a material and adverse effect on our business, results of operations, financial condition, and future prospects.

Our ability to protect our confidential, proprietary, or sensitive information, including the confidential information of consumers on our platform, may be adversely affected by cyber-attacks, employee or other internal misconduct, computer viruses, physical or electronic break-ins, or similar disruptions.

Our business involves the collection, storage, use, disclosure, processing, transfer, and other handling (collectively, “processing”) of a wide variety of information, including personally identifiable information, for various purposes in our business, including to help ensure the integrity of our services and to provide features and functionality to our consumers and merchants. The processing of the information we acquire in connection with our consumers’ and merchants’ use of our services is subject to numerous privacy, data protection, cybersecurity, and other laws and regulations in the United States and foreign jurisdictions. The automated nature of our business and our reliance on digital technologies may make us an attractive target for, and potentially vulnerable to, cyber-attacks, computer malware, computer viruses, social engineering (including phishing and ransomware attacks), general hacking, physical or electronic break-ins, or similar disruptions. While we and our vendors have taken steps to protect the confidential, proprietary, and sensitive information to which we have access and to prevent data loss, our security measures or those of our vendors could be breached, including as a result of employee theft, exfiltration, misuse or malfeasance, our actions, omissions, or errors, third-party actions, omissions, or errors, unintentional events, or deliberate attacks by cyber criminals, any of which may result in the loss of, or unauthorized access to, our or our consumers’ data, our intellectual property, or other confidential, proprietary, or sensitive business information. Any accidental or willful security breaches or other unauthorized access to our platform or servicing systems could cause confidential, proprietary, or sensitive information to be stolen and used for criminal or other unauthorized purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation, and negative publicity. If security measures are breached because of employee theft, exfiltration, misuse or malfeasance, our actions, omissions, or errors, third-party actions, omissions, or errors, unintentional events, deliberate attacks by cyber criminals or otherwise, or if design flaws in our software or systems are exposed and exploited, our relationships with consumers or merchants could be damaged, and we could incur significant liability. Although we monitor our systems in order to detect security breaches or instances of unauthorized access to confidential information, there is no guarantee that our monitoring efforts will be effective.

The techniques used to obtain unauthorized, improper, or illegal access to our systems, our or our consumers’ data, or to disable or degrade service or sabotage systems, are constantly evolving, may be difficult to detect quickly, and often are not recognized until after they have been launched against a target. We may be unable to anticipate these techniques, react in a timely manner, or implement adequate preventative or remedial measures. Unauthorized parties have in the past attempted and may in the future attempt to gain access to our systems or facilities through various means, including, among others, hacking into our or our partners’ or consumers’ systems or facilities, or attempting to fraudulently induce our employees, partners, consumers or others into disclosing usernames, passwords, or other sensitive information, which may in turn be used to access our information technology systems and gain access to our or our consumers’ data or other confidential, proprietary, or sensitive information. For instance, in September 2020, we received alerts from our internal systems that there was suspicious activity involving keys used to access certain parts of the Company’s sites. After an investigation conducted by third party firms in conjunction with our internal team, we determined the compromised data was limited to non-sensitive information. Despite our monitoring efforts, there can be no assurances that future incidents would not result in a third party accessing sensitive information. Such efforts may be state-sponsored and supported by significant financial and technological resources, making them even more difficult to detect and prevent.

In addition, in certain circumstances we utilize vendors, including cloud service providers, to facilitate the servicing of consumer accounts. Under these arrangements, these vendors require access to certain consumer data for the purpose of servicing the accounts. Because we do not control our vendors, or the processing of data by our vendors, other than through our contractual relationships, our ability to monitor our vendors’ data security may be very limited such that we cannot ensure the integrity or security of measures they take to protect and prevent the loss of our or our consumers’ data. As a result, we are subject to the risk that cyber-attacks on, or other security incidents affecting, our vendors may adversely affect our business even if an attack or breach does not directly impact our systems. It is also possible that security breaches sustained by, or other security incidents affecting, our competitors could result in negative publicity for our entire industry that indirectly harms our reputation and diminishes demand for our products and services.

Any actual or perceived failure to comply with legal and regulatory requirements applicable to us, including those relating to information security, or any failure to protect the information that we collect from our consumers and merchants, including personally identifiable information, from cyber-attacks, or any such actual or perceived failure by our originating bank partners, may result in, among other things, revocation of required licenses or registrations, loss of approved status, private litigation, regulatory or governmental investigations, administrative enforcement actions, sanctions, civil and criminal liability, and constraints on our ability to continue to operate. Our originating bank partners also operate in a highly regulated environment, and many laws and regulations that apply directly to our originating bank partners are indirectly applicable to us through our arrangements with our originating bank partners.

Furthermore, federal and state regulators and many federal and state laws and regulations require notice of any data security breaches that involve personal information. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause consumers to lose confidence in the effectiveness of our data security measures. Any security breach suffered by us or our vendors, any attack against our service availability, any unauthorized, accidental, or unlawful access or loss of data, or the perception that any such event has occurred, could result in a disruption to our service, litigation, an obligation to notify regulators and affected individuals, the triggering of indemnification and other contractual obligations, regulatory investigations, government fines and penalties, reputational damage, and loss of consumers and ecosystem partners, and our business and operations could be adversely affected. In addition, we may incur significant costs and operational consequences in connection with investigating, mitigating, remediating, eliminating, and putting in place additional tools and devices designed to prevent future actual or perceived security incidents, as well as in connection with complying with any notification or other obligations resulting from any security incidents. Our insurance policies carry retention and coverage limits, which may not be adequate to reimburse us for losses caused by security breaches, and we may not be able to collect fully, if at all, under these insurance policies. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our business. Furthermore, we cannot be certain that insurance coverage will continue to be available on acceptable terms or at all, or that the insurer will not deny coverage as to any future claim.

The COVID-19 pandemic has impacted our working environment and diverted personnel resources and any prolonged effects of the pandemic may adversely impact our operations and employees.

We have had to expend, and expect to continue to expend, personnel resources to respond to the COVID-19 pandemic, including to develop and implement internal policies and procedures and track changes in laws. Any prolonged diversion of personnel resources may have an adverse effect on our operations. In addition, as a result of the COVID-19 pandemic, in March 2020, we transitioned our entire staff to a remote working environment. Over time such remote operations may decrease the cohesiveness of our teams and our ability to maintain our culture, both of which are critical to our success. Additionally, a remote working environment may impede our ability to undertake new business projects, to foster a creative environment, to hire new team members, and to retain existing team members. Such effects may adversely affect the productivity of our team members and overall operations, which could have a material adverse effect on our business, results of operations, financial condition, and future prospects.

While we take precautions to prevent consumer identity fraud, it is possible that identity fraud may still occur or has occurred, which may adversely affect the performance of the lease-to-own transactions facilitated through our platform.

There is risk of fraudulent activity associated with our platform, consumers, and third parties handling consumer information. Our resources, technologies, and fraud prevention tools may be insufficient to accurately detect and prevent fraud. We bear the risk of loss for lease-to-own transactions facilitated through our platform. The level of fraud related charge-offs on the lease-to-own transactions facilitated through our platform could be adversely affected if fraudulent activity were to significantly increase.

We bear the risk of consumer fraud in a transaction involving us, a consumer, and a merchant, and we generally have no recourse to the merchant to collect the amount owed by the consumer. Significant amounts of fraudulent cancellations or chargebacks and the potential cost of remediation could adversely affect our business or financial condition. High profile fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, negative publicity, and the erosion of trust from our consumers and merchants, and could materially and adversely affect our business, results of operations, financial condition, future prospects, and cash flows.

Strategic Risks

Our success depends on the effective implementation and continued execution of our strategies.

We are focused on our mission to provide innovative lease financing solutions to non-prime consumers and to enable everyday transactions at the merchant point of sale.

Growth of our business, including through the launch of new product offerings, requires us to invest in or expand our information and technology capabilities, engage and retain experienced management, and otherwise incur additional costs. Our inability to address these concerns or otherwise to achieve targeted results associated with our initiatives could adversely affect our results of operations, or negatively impact our ability to successfully execute future strategies, which may result in an adverse impact on our business and financial results.

The success of our business is dependent on factors affecting consumer spending that are not under our control.

Consumer spending is affected by general economic conditions and other factors including levels of employment, disposable consumer income, prevailing interest rates, consumer debt and availability of credit, costs of fuel, inflation, recession and fears of recession, war and fears of war, pandemics (such as COVID-19), inclement weather, tariff policies, tax rates and rate increases, timing of receipt of tax refunds, consumer confidence in future economic conditions and political conditions, and consumer perceptions of personal well-being and security. Unfavorable changes in factors affecting discretionary spending for nonprime consumers could reduce demand for our products and services resulting in lower revenue and negatively impacting the business and its financial results.

The success and growth of our business depends upon our ability to continuously innovate and develop new products and technologies.

Our solution is a technology-driven platform that relies on innovation to remain competitive. The process of developing new technologies and products is complex, and we build our own technology, using the latest in artificial intelligence and machine learning (“AI/ML”), cloud-based technologies, and other tools to differentiate our products and technologies. In addition, our dedication to incorporating technological advancements into our platform requires significant financial and personnel resources and talent. Our development efforts with respect to these initiatives could distract management from current operations and could divert capital and other resources from other growth initiatives important to our business. We operate in an industry experiencing rapid technological change and frequent product introductions. We may not be able to make technological improvements as quickly as demanded by our consumers and merchants, which could harm our ability to attract consumers and merchants. In addition, we may not be able to effectively implement new technology-driven products and services as quickly as competitors or be successful in marketing these products and services to consumers and merchants. If we are unable to successfully and timely innovate and continue to deliver a superior merchant and consumer experience, the demand for our products and technologies may decrease and our growth, business, results of operations, financial condition, and future prospects could be materially and adversely affected.

Further, we use AI/ML in many aspects of our business, including fraud, credit risk analysis, and product personalization. The AI/ML models that we use are trained using various data sets. If the AI/ML models are incorrectly designed, the data we use to train them is incomplete, inadequate, or biased in some way, or we do not have sufficient rights to use the data on which our AI/ML models rely, the performance of our products, services, and business, as well as our reputation, could suffer or we could incur liability through the violation of laws, third-party privacy, or other rights, or contracts to which we are a party.

Our failure to accurately predict the demand or growth of our new products and technologies also could have a material and adverse effect on our business, results of operations, financial condition, and future prospects. New products and technologies are inherently risky, due to, among other things, risks associated with: the product or technology not working, or not working as expected; consumer and merchant acceptance; technological outages or failures; and the failure to meet consumer and merchant expectations. As a result of these risks, we could experience increased claims, reputational damage, or other adverse effects, which could be material. The profile of potential consumers using our new products and technologies also may not be as attractive as the profile of the consumers that we currently serve, which may lead to higher levels of delinquencies or defaults than we have historically experienced. Additionally, we can provide no assurance that we will be able to develop, commercially market, and achieve acceptance of our new products and technologies. In addition, our investment of resources to develop new products and technologies and make changes or updates to our platform may either be insufficient or result in expenses that exceed the revenue actually generated from these new products. Failure to accurately predict demand or growth with respect to our new products and technologies could have a material and adverse effect on our business, results of operations, financial condition, and future prospects.

To the extent that we seek to grow through future acquisitions, or other strategic investments or alliances, we may not be able to do so effectively.

We may in the future seek to grow our business by exploring potential acquisitions or other strategic investments or alliances. We may not be successful in identifying businesses or opportunities that meet our acquisition or expansion criteria. In addition, even if a potential acquisition target or other strategic investment is identified, we may not be successful in completing such acquisition or integrating such new business or other investment. We may face significant competition for acquisition and other strategic investment opportunities from other well-capitalized companies, many of which have greater financial resources and greater access to debt and equity capital to secure and complete acquisitions or other strategic investments, than we do. As a result of such competition, we may be unable to acquire certain assets or businesses, or take advantage of other strategic investment opportunities that we deem attractive; the purchase price for a given strategic opportunity may be significantly elevated; or certain other terms or circumstances may be substantially more onerous.

Any delay or failure on our part to identify, negotiate, finance on favorable terms, consummate, and integrate any such acquisition or other strategic investment opportunity could impede our growth. Additional risks relating to potential acquisitions include difficulties in integrating the operations, systems, technologies, products and personnel of the acquired businesses, diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations, the potential loss of key employees, vendors and other business partners of the businesses we acquire; and increased amounts of debt incurred in connection with such activities or dilutive issuances of New Katapult common stock.

There is no assurance that we will be able to manage our expanding operations effectively or that we will be able to continue to grow, and any failure to do so could adversely affect our ability to generate revenue and control our expenses. Furthermore, we may be responsible for any legacy liabilities of businesses we acquire or be subject to additional liability in connection with other strategic investments. The existence or amount of these liabilities may not be known at the time of acquisition, or other strategic investment, and may have an adverse effect on our business, results of operations, financial condition, and future prospects.

Financial Risks

We have a history of operating losses and may not sustain profitability in the future.

We incurred net losses of approximately $18.8 million in the fiscal year ended December 31, 2019 and approximately $23.5 million in the fiscal year ended December 31, 2018. We incurred net losses of approximately $16.3 million in the nine months ended September 30, 2019 and net income of approximately $18.6 million in the nine months ended September 30, 2020. As of September 30, 2020, our accumulated deficit was approximately $62.0 million. We anticipate that our operating expenses will increase in the foreseeable future as we seek to continue to grow our business, attract consumers, merchants, and funding sources, and further enhance and develop our products and platform. As we expand our offerings to additional markets, our offerings in these markets may be less profitable than the markets in which we currently operate. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. We may incur net losses in the future and may not maintain profitability on a quarterly or annual basis.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Our market opportunity estimates and expectations about market growth are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Even if the markets in which we compete meet our size estimates and growth expectations, our business could fail to grow for a variety of reasons, which could adversely affect our results of operations. For more information regarding the estimates of market opportunity and the expectations about market growth included in this prospectus, see “Information About Katapult — Industry Background.”

Our revenue and operating results may fluctuate, which could result in a decline in the Company’s profitability and make it more difficult for us to grow our business.

Our revenue and operating results may vary from quarter to quarter and by season. Periods of decline could result in an overall decline in profitability and make it more difficult for us to make payments on our indebtedness and grow our business. We expect our quarterly results to fluctuate in the future due to a number of factors, including general economic conditions in the markets where we operate, the cyclical nature of consumer spending, and seasonal sales and spending patterns of customers.

We rely on card issuers or payment processors. If we fail to comply with the applicable requirements of Visa or other payment processors, those payment processors could seek to fine us, suspend us or terminate our registrations, which could have a material adverse effect on our business, results of operations, financial condition, and future prospects.

We rely on card issuers or payment processors, and must pay a fee for this service. From time to time, payment processors such as Visa may increase the interchange fees that they charge for each transaction using one of their cards. The payment processors routinely update and modify their requirements. Changes in the requirements, including changes to risk management and collateral requirements, may impact our ongoing cost of doing business and we may not, in every circumstance, be able to pass through such costs to our merchants or associated participants. Furthermore, if we do not comply with the payment processors’ requirements (e.g., their rules, bylaws, and charter documentation), the payment processors could seek to fine us, suspend us or terminate our registrations that allow us to process transactions on their networks. The termination of our registration due to failure to comply with the applicable requirements of Visa or other payment processors, or any changes in the payment processors’ rules that would impair our registration, could require us to stop utilizing payment services from Visa or other payment processors, which could have a material adverse effect on our business, results of operations, financial condition, and future prospects.

A large percentage of our customer acquisition is concentrated with a single merchant partner, and the loss of this merchant partner or any other significant merchant relationships would materially and adversely affect our business, results of operations, financial condition, and future prospects.

Our top merchant partner, Wayfair, represented approximately 58% of our origination dollars for the fiscal year ended December 31, 2019 and 73% of our origination dollars for the nine months ended September 30, 2020. Our top ten merchants in the aggregate represented approximately 87% of our total customer acquisition for the fiscal year ended December 31, 2019, and approximately 90% of our total customer acquisition for the nine months ended September 30, 2020. The concentration of a significant portion of our business and transaction volume with a limited number of merchants, or type of merchant or industry, exposes us disproportionately to any of those merchants choosing to no longer partner with us or choosing to partner with a competitor, to the economic performance of those merchants or industry or to any events, circumstances, or risks affecting such merchants or industry. The loss of Wayfair as a merchant partner, or the loss of any other significant merchant relationships, would materially and adversely affect our business, results of operations, financial condition, and future prospects. In addition, an anticipated material modification in the merchant agreement with a significant merchant partner could affect the results of our operations, financial condition, and future prospects.

A change in control could accelerate our obligation to pay our outstanding indebtedness, and we may not have sufficient liquid assets at that time to repay these amounts.

Under our existing credit facility, all of the outstanding loans are required to be prepaid in full (together with accrued and unpaid interest and prepayment premium) and the revolving loan commitment will terminate if a third party not approved by the agent became the beneficial owner of 35.0% or more of the voting stock of Katapult Holdings, Inc. or certain changes in the composition of the board of Katapult Holdings, Inc. occurs during a twenty-four month period which were not recommended or approved by at least a majority of directors who were directors at the beginning of such twenty-four month period. As of September 30, 2020, we had a $74.4 million outstanding balance under our credit facility.

Although the merger will not result in a specified change of control under our existing credit facility, if another specified change in control occurs and the lenders accelerate these obligations, we may not have sufficient liquid assets to repay amounts outstanding under these agreements.

Our credit facility includes restrictive covenants, which could limit our flexibility and our ability to make distributions.

Our credit facility includes customary negative covenants. Early repayments of certain amounts under our credit facility are subject to prepayment penalties, which would limit our ability to pay or refinance our credit facility. Failure to comply with these covenants could cause a default under the agreements and result in a requirement to repay the indebtedness prior to its maturity, which could have an adverse effect on our cash flow and ability to make distributions to our stockholders. These or other limitations could decrease our operating flexibility and our ability to achieve our operating objectives.

The phase-out, replacement or unavailability of LIBOR and/or other interest rate benchmarks could adversely affect our indebtedness.

The interest rates applicable to our existing credit facility are based on, and the interest rates applicable to certain debt obligations we may incur in the future may be based on, a fluctuating rate of interest determined by reference to the London Interbank Offered Rate (“LIBOR”). In July 2017, the U.K.’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR after 2021. In response to concerns regarding the future of LIBOR, the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York convened the Alternative Reference Rates Committee (the “ARRC”) to identify alternatives to LIBOR. The ARRC has recommended a benchmark replacement waterfall to assist issuers in continued capital market entry while safeguarding against LIBOR’s discontinuation. The initial steps in the ARRC’s recommended provision reference variations of the Secured Overnight Financing Rate (“SOFR”), calculated using short-term repurchase agreements backed by Treasury securities. At this time, it is not possible to predict whether SOFR will attain market traction as a LIBOR replacement. Additionally, it is uncertain if LIBOR will cease to exist after calendar year 2021, or whether additional reforms to LIBOR may be enacted, or whether alternative reference rates will gain market acceptance as a replacement for LIBOR.

There can be no assurance that we will be able to reach any agreement on a replacement benchmark, and there can be no assurance that any agreement we reach will result in effective interest rates at least as favorable to us as our current effective interest rates. The failure to reach an agreement on a replacement benchmark, or the failure to reach an agreement that results in an effective interest rate at least as favorable to us as our current effective interest rates, could result in a significant increase in our debt service obligations, which could adversely affect our financial condition and results of operations. In addition, the overall financing market may be disrupted as a result of the phase-out or replacement of LIBOR, which could have an adverse impact on our ability to refinance, reprice or amend our credit facility or incur additional indebtedness, on favorable terms or at all

We have experienced rapid growth, which may be difficult to sustain and which may place significant demands on our operational, administrative, and financial resources. Raising additional funds to sustain our growth by issuing securities may cause dilution to existing stockholders and raising funds through lending arrangements may restrict our operations.

Since inception we have experienced significant transaction volume and revenue growth. Our revenue has more than doubled year-over-year since 2018. We have a relatively limited operating history at our current scale, and our growth in recent periods exposes us to increased risks, uncertainties, expenses, and difficulties. If we are unable to maintain at least our current level of operations using cash flow, our business, results of operations, financial condition, and future prospects would be materially and adversely affected.

If in the future we need to raise additional capital by issuing equity securities, our existing stockholders’ ownership will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends.

Any debt financing we enter into may involve covenants that restrict our operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of our assets as well as prohibitions on our ability to create liens, pay dividends, redeem our stock, or make investments. If we are unable to raise additional funds through equity or debt financings when needed, it could affect the results of our operations, financial condition, and future prospects.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of our management’s time may be devoted to these activities which will result in less time being devoted to the management and growth of New Katapult. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

If we complete the merger and become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Our ability to use our net operating loss carry forwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change”, generally defined as a greater than 50.0% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income may be limited. The completion of the merger may trigger an “ownership change” limitation. We have not completed a formal study to determine if any “ownership changes” within the meaning of IRC Section 382 have occurred. If “ownership changes” within the meaning of Section 382 of the Code have occurred, and if we earn net taxable income, our ability to use our net operating loss carryforwards and other tax credits generated since inception to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us and could require us to pay U.S. federal income taxes earlier than would be required if such limitations were not in effect. Similar rules and limitations may apply for state income tax purposes.

Legal and Compliance Risks

Our transactions are regulated by and subject to the requirements of various federal and state laws and regulations, which may require significant compliance costs and expose us to litigation. Any negative change in these laws or regulations or the passage of unfavorable new laws or regulations or the manner in which any of these are enforced could require us to alter our business practices in a manner that may be materially adverse to us.

Our transactions are regulated by and subject to the requirements of various federal and state laws and regulations, which may require significant compliance costs and expose us to litigation. Any negative change in these laws or regulations or the passage of unfavorable new laws or regulations or the manner in which any of these are enforced could require us to alter our business practices in a manner that may be materially adverse to us.

Currently, forty-seven states, the District of Columbia, Puerto Rico and Guam have passed laws that regulate rental purchase transactions as separate and distinct from credit sales. The specific rental purchase laws generally require certain contractual and advertising disclosures. They also provide varying levels of substantive consumer protection, such as requiring a grace period for late fees and contract reinstatement rights in the event the rental purchase agreement is terminated. The rental purchase laws of eleven states limit the total amount that may be charged over the life of a rental purchase agreement and the laws of six states limit the cash prices for which we may offer merchandise.

Similar to other companies with consumer-facing operations, our rental purchase transactions and related operations, for example collection, communication and payment processing, are governed by various other federal, state and/or municipal consumer protection laws. These laws, as well as the rental purchase statutes under which we operate, provide various consumer remedies, including monetary penalties, for violations.

The laws and regulations applicable to our operations are subject to administrative or judicial interpretation. Some of these laws and regulations have been enacted only recently and/or may not yet have been interpreted or may be interpreted infrequently. As a result of infrequent or sparse interpretations, ambiguities in these laws and regulations may create uncertainty with respect to what type of conduct is permitted or restricted under such laws and regulations. Any ambiguity under a law or regulation to which we are subject may lead to regulatory investigations, governmental enforcement actions and private causes of action, such as class action lawsuits, with respect to our compliance with such laws or regulations.

Although there is currently no single comprehensive federal and/or state legislation regulating rental purchase transactions, new adverse legislation, federal and/or state, may be enacted in the future. For example, the Consumer Finance Protection Bureau may seek to more aggressively regulate areas involving Katapult’s business and operations, and enforce related laws. From time to time, both favorable and adverse federal legislation seeking to regulate our business has been introduced in Congress. In addition, various legislatures in the states where our rental purchase transactions are offered and where we otherwise conduct operations may adopt new legislation or amend existing laws that could require us to alter our business practices. Proposals to change the laws affecting our transactions may be introduced in Congress and state legislatures that, if enacted, may affect our operating environment in substantial and unpredictable ways. We cannot determine with any degree of certainty whether any such legislative or regulatory proposals will be enacted and, if enacted, the ultimate impact that any such potential legislation or implementing regulations, or any such potential regulatory actions by federal or state regulators, would have upon our business.

New laws, regulations, policy or changes in enforcement of existing laws or regulations applicable to our business, or reexamination of current practices, could adversely impact our profitability, limit our ability to continue existing or pursue new business activities, require a change of business practices or alter relationships with contractors or capital providers, affect retention of key personnel, including management, or expose us to additional costs (including increased compliance costs and/or capital provider, contractor or consumer remediation). These changes also may require us to invest significant resources, and devote significant management attention, to make any necessary changes and could adversely affect our business, results of operations and financial condition.

Our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting in connection with the audit of our financial statements as of and for the fiscal year ended December 31, 2019 and 2018, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act of 2002 the (“Sarbanes-Oxley Act”) and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of control over financial reporting. In addition to disclosing changes made in our internal controls and procedures on a quarterly basis, we will be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 for the year ending December 31, 2021. As an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report that was filed with the SEC or the date we are no longer an emerging growth company. If our internal control over financial reporting is not effective, our independent registered public accounting firm may issue an adverse report.

In connection with the audit of our financial statements for the fiscal year ended December 31, 2019 and 2018, our independent registered public accounting firm identified certain control deficiencies in the design and implementation of our internal control over financial reporting that in aggregate constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Our evaluation was based on the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) Internal Control — Integrated Framework (2013).

The material weaknesses relate to (i) an insufficient number of personnel with an appropriate level of GAAP knowledge and experience to create the proper control environment for effective internal control over financial reporting and to ensure that oversight processes and procedures in applying nuanced guidance to complex accounting transactions for financial reporting are adequate, (ii) a lack of control in place to perform a review of the depreciation, cost of property sold, and impairment expense curves, specifically associated with evaluating the accuracy and completeness of the underlying data supporting the curves, or reconcile the expense amounts per the curves to the general ledger, and (iii) a lack of controls in place to review journal entries, reconcile journal entries to underlying support and evaluate if journal entries are in compliance with GAAP before the entries are manually posted.

As of the date of this proxy statement/prospectus these material weaknesses remain. As part of our plan to remediate these material weaknesses, we are performing a full review of our internal control procedures. We have implemented, and plan to continue to implement, new controls and new processes. We cannot assure you that the measures that we have taken, and that will be taken, to remediate these material weaknesses will, in fact, remedy the material weaknesses or will be sufficient to prevent future material weaknesses from occurring. We also cannot assure you that we have identified all of our existing material weaknesses.

In light of the control deficiencies and the resulting material weaknesses that were identified, we believe that it is possible that, had we and our independent registered public accounting firm performed an assessment or audit, respectively, of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified.

When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we are unable to remediate our existing material weakness or identify additional material weaknesses and are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of New Katapult common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

If we discover a material weakness in our internal control over financial reporting that we are unable to remedy or otherwise fail to maintain effective internal control over financial reporting or disclosure controls and procedures, our ability to report our financial results on a timely and accurate basis and the market price of New Katapult common stock may be adversely affected.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In addition to the material weaknesses in internal control over financial reporting identified in connection with the audit of our financial statements for the fiscal year ended December 31, 2019, subsequent testing by us or our independent registered public accounting firm, which has not performed an audit of our internal control over financial reporting, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. To comply with Section 404, we expect to incur substantial cost, expend significant management time on compliance-related issues and hire additional accounting, financial, and internal audit staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources. Any failure to maintain effective disclosure controls and procedures or internal control over financial reporting could have an adverse effect on our business and operating results, and cause a decline in the price of New Katapult common stock.

Changes to tax laws or exposure to additional tax liabilities may have a negative impact on our operating results.

Continued developments in U.S. tax reform and changes to tax laws and rates in other jurisdictions where we do business could adversely affect our results of operations and cash flows. It is also possible that provisions of U.S. tax reform could be subsequently amended in a way that is adverse to the Company.

In addition, we may undergo tax audits in various jurisdictions in which we operate. Although we believe that our income tax provisions and accruals are reasonable and in accordance with generally accepted accounting principles in the United States, and that we prepare our tax filings in accordance with all applicable tax laws, the final determination with respect to any tax audits and any related litigation, could be materially different from our historical income tax provisions and accruals. The results of a tax audit or litigation could materially affect our operating results and cash flows in the periods for which that determination is made. In addition, future period net income may be adversely impacted by litigation costs, settlements, penalties and interest assessments.

We may be subject to legal proceedings from time to time which seek material damages. The costs we incur in defending ourselves or associated with settling any of these proceedings, as well as a material final judgment or decree against us, could materially adversely affect our financial condition by requiring the payment of the settlement amount, a judgment or the posting of a bond.

Others in our industry have defended class action lawsuits alleging various regulatory violations and have paid material amounts to settle such claims. If we are named in any such class action lawsuits or other legal proceedings, significant settlement amounts or final judgments could materially and adversely affect our liquidity and capital resources.

To attempt to limit costly and lengthy consumer, employee and other litigation, including class actions, we require our customers and employees to sign arbitration agreements, including class action waivers. In addition to opt-out provisions contained in such agreements, recent judicial and regulatory actions have attempted to restrict or eliminate the enforceability of such agreements and waivers. If we are not permitted to use arbitration agreements and/or class action waivers, or if the enforceability of such agreements and waivers is restricted or eliminated, we could incur increased costs to resolve legal actions brought by customers, employees and others, as we would be forced to participate in more expensive and lengthy dispute resolution processes.

Risks Relating to the Merger

FinServ stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Upon the issuance of the New Katapult common stock to Katapult stockholders, current FinServ stockholders’ percentage ownership will be diluted. Subject to the assumptions set forth under “Basis of Presentation and Glossary” and assuming no public stockholders exercise their redemption rights, current FinServ stockholders’ percentage ownership in New Katapult following the issuance of shares to Katapult stockholders would be         %. Under the same assumptions and assuming that         shares of Class A Common Stock (the maximum number of shares of Class A Common Stock that could be redeemed in connection with the merger) are redeemed in connection with the merger and excluding any shares issuable pursuant to FinServ’s outstanding warrants, current FinServ stockholders’ percentage ownership in New Katapult following the issuance of shares of New Katapult common stock to Katapult stockholders would be         %. Additionally, of the expected members of the New Katapult board of directors after the completion of the merger, only one is expected to be a current director of FinServ or appointed solely by current stockholders of FinServ and the rest will be current directors of Katapult or appointed by current stockholders of Katapult. The percentage of New Katapult’s common stock that will be owned by current FinServ stockholders as a group will vary based on the number of shares of Class A Common Stock for which the holders thereof request redemption in connection with the merger. To illustrate the potential ownership percentages of current FinServ stockholders under different redemption levels, based on the number of issued and outstanding shares of FinServ common stock, Katapult common stock and Katapult preferred stock on        , 2021, current FinServ stockholders, as a group, will own (1) if there are no redemptions,         % of New Katapult common stock expected to be outstanding immediately after the merger or (2) if there are redemptions of            of the outstanding shares of FinServ common stock (which is the maximum amount of redemptions that, after giving effect to the PIPE Investment, would result in the satisfaction of the Minimum Cash Condition),         % of New Katapult common stock expected to be outstanding immediately after the merger. Because of this, current FinServ stockholders, as a group, will have less influence on the board of directors, management and policies of New Katapult than they now have on the board of directors, management and policies of FinServ.

The market price of shares of New Katapult common stock after the merger may be affected by factors different from those currently affecting the prices of shares of Class A Common Stock.

Upon completion of the merger, holders of shares of Katapult common stock and preferred stock will become holders of shares of New Katapult common stock. Prior to the merger, FinServ has had limited operations. Upon completion of the merger, New Katapult’s results of operations will depend upon the performance of Katapult’s businesses, which are affected by factors that are different from those currently affecting the results of operations of FinServ.

FinServ has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

FinServ is not required to, and has not, obtained an opinion from an independent investment banking firm that the merger consideration it is paying for Katapult is fair to FinServ’s stockholders from a financial point of view. The fair market value of Katapult has been determined by FinServ’s board of directors based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. FinServ’s stockholders will be relying on the judgment of its board of directors with respect to such matters.

If the merger’s benefits do not meet the expectations of financial analysts, the market price of New Katapult common stock may decline.

The market price of the New Katapult common stock may decline as a result of the merger if New Katapult does not achieve the perceived benefits of the merger as rapidly, or to the extent anticipated by, financial analysts or the effect of the merger on New Katapult’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of New Katapult common stock may experience a loss as a result of a decline in the market price of New Katapult common stock. In addition, a decline in the market price of New Katapult common stock could adversely affect New Katapult’s ability to issue additional securities and to obtain additional financing in the future.

The consummation of the merger is subject to a number of conditions and if those conditions are not satisfied or waived, the merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the proposals required to effect the merger by FinServ stockholders, as well as receipt of requisite regulatory approval, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of New Katapult common stock to be issued to Katapult stockholders for listing on the Nasdaq, meeting the Minimum Cash Condition, the occurrence of the Katapult Preferred Conversion, the delivery of the Written Consent by Katapult to FinServ, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval, or FinServ or Katapult may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement — Termination” beginning on page 153.

Termination of the merger agreement could negatively impact Katapult and FinServ.

If the merger is not completed for any reason, including as a result of Katapult stockholders declining to adopt the merger agreement or FinServ stockholders declining to approve the proposals required to effect the merger, the ongoing businesses of Katapult and FinServ may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, Katapult and FinServ would be subject to a number of risks, including the following:

•        Katapult or FinServ may experience negative reactions from the financial markets, including negative impacts on FinServ’s stock price (including to the extent that the current market price reflects a market assumption that the merger will be completed);

•        Katapult may experience negative reactions from its customers, vendors and employees;

•        Katapult and FinServ will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed; and

•        Since the merger agreement restricts the conduct of Katapult’s and FinServ’s businesses prior to completion of the merger, each of Katapult and FinServ may not have been able to take certain actions during the pendency of the merger that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “The Merger Agreement — Covenants and Agreements” beginning on page 142 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Katapult and FinServ).

If the merger agreement is terminated and Katapult’s board of directors seeks another merger or business combination, Katapult stockholders cannot be certain that Katapult will be able to find a party willing to offer equivalent or more attractive consideration than the consideration FinServ has agreed to provide in the merger or that such other merger or business combination is completed. If the merger agreement is terminated and FinServ’s board of directors seeks another merger or business combination, FinServ stockholders cannot be certain that FinServ will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See “The Merger Agreement — Termination” on page 153.

Katapult will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, merchants and customers may have an adverse effect on Katapult and consequently on FinServ. These uncertainties may impair Katapult’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Katapult to seek to change existing business relationships with Katapult. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, New Katapult’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Katapult from making certain expenditures and taking other specified actions without the consent of FinServ until the merger occurs. These restrictions may prevent Katapult from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 142.

FinServ directors and officers may have interests in the merger different from the interests of FinServ Stockholders.

Executive officers of FinServ negotiated the terms of the merger agreement with their counterparts at Katapult, and the FinServ board of directors determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of FinServ and its stockholders and to approve the merger agreement and the transactions contemplated thereby. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that FinServ’s executive officers and directors may have financial interests in the merger that may be different from, or in addition to, the interests of FinServ stockholders. The FinServ board of directors was aware of and considered these interests, among other matters, in reaching the determination that the merger and the transactions contemplated by the merger agreement were advisable and in the best interests of FinServ and its stockholders. For a detailed discussion of the special interests that FinServ’s directors and executive officers may have in the merger, see the section entitled “The Merger — Interests of FinServ’s Directors and Officers in the Merger” beginning on page 135.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Katapult’s actual financial position or results of operations would have been had the merger been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that FinServ and Katapult currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, among other things, to allocate the purchase price to Katapult’s net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Katapult as of the date of the completion of the merger. In addition, following the completion of the merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See “Summary Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 15.

FinServ and Katapult will incur transaction costs in connection with the merger.

Each of FinServ and Katapult has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. FinServ and Katapult may also incur additional costs to retain key employees. FinServ and Katapult will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. FinServ estimates that it will incur approximately $9.35 million in deferred underwriting fees and $6.0 million in fees related to the PIPE Investment and $9.65 million in transaction costs. Katapult estimates that it will incur approximately $20.0 million in transaction costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. See “The Merger — Terms of the Merger” beginning on page 124.

The Sponsor has agreed to vote in favor of the proposals at the Special Meeting, regardless of how public stockholders vote.

As of the date hereof, the Founder Shares and Private Placement Units owned by FinServ’s Sponsors represent approximately 21.7% of the voting power of the outstanding FinServ common stock. Pursuant to the Letter Agreement entered into at the closing of FinServ’s IPO and the Sponsor Agreement, the Sponsor has agreed to vote its Founder Shares and any shares of Class A Common Stock held by it (including underlying the Private Placement Units) in favor of each of the proposals at the Special Meeting, regardless of how public stockholders vote. Accordingly, the agreement by the Sponsor to vote in favor of each of the proposals at the Special Meeting will increase the likelihood that FinServ will receive the requisite stockholder approval for the merger and the transactions contemplated thereby.

Because of FinServ’s limited resources and the significant competition for business combination opportunities, it may be more difficult for it to complete the initial business combination. If FinServ is unable to complete the initial business combination, its public stockholders may receive only approximately $10.05 per share on its redemption of its shares of Class A Common Stock, or less than such amount in certain circumstances based on the balance of its Trust Account (as of December 18, 2020), and its warrants will expire worthless.

FinServ encounters competition from other entities having a business objective similar to its own, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities competing for the types of businesses it intends to acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess similar technical, human and other resources to those of FinServ, and its financial resources will be relatively limited when contrasted with those of many of these competitors. While FinServ believes there are numerous target businesses it could potentially acquire with the net proceeds of its IPO and the sale of the private placement warrants, FinServ’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by its available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, because FinServ is obligated to pay cash for the shares of Class A Common Stock its public stockholders redeem in connection with the initial business combination, target companies will be aware that this may reduce the resources available to FinServ for the initial business combination. This may place FinServ at a competitive disadvantage in successfully negotiating an initial business combination. If it is unable to complete an initial business combination, FinServ’s public stockholders may only receive $10.05 per share on the liquidation of its Trust Account, based on the balance of the Trust Account (as of December 18, 2020), and its warrants will expire worthless.

FinServ may not be able to consummate the merger or an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Class A Common Stock and liquidate, in which case the holders of Class A Common Stock may only receive $10.00 per share, or less than such amount in certain circumstances, and the warrants will expire worthless.

The Existing Charter provides that FinServ must complete an initial business combination by November 5, 2021. If FinServ is unable to complete an initial business combination before November 5, 2021, FinServ will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to FinServ to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of Class A Common Stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and FinServ’s board of directors, dissolve and liquidate, subject in each case to FinServ’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if FinServ fails to complete an initial business combination within the 24 month time period. In certain circumstances, the holders of Class A Common Stock may receive less than $10.00 per share on the redemption of their shares.

FinServ’s Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares or warrants from holders of Class A Common Stock, which may influence the vote on the Business Combination Proposal and reduce the public float of the Class A Common Stock.

FinServ’s Sponsor, directors, officers, advisors or their affiliates may purchase Class A Common Stock or warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the consummation of the merger and the other transactions contemplated by the merger agreement, although they are under no obligation to do so. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Class A Common Stock or warrants in such transactions.

Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Class A Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that FinServ’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from holders of Class A Common Stock who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination Proposal and thereby increase the likelihood of obtaining stockholder approval of the Business Combination Proposal. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrantholders for approval in connection with the merger or the other transactions contemplated by the merger agreement. Any such purchases of FinServ securities may result in the consummation of the merger, which may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public float of Class A Common Stock or warrants and the number of beneficial holders of FinServ securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of FinServ securities on a national securities exchange.

Neither FinServ nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Katapult in the merger agreement ultimately proves to be materially inaccurate or incorrect.

The representations and warranties made by Katapult and FinServ to each other in the merger agreement will not survive the consummation of the merger. As a result, FinServ and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Katapult in the merger agreement proves to be materially inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, FinServ would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

Either FinServ or Katapult may waive one or more of the conditions to the merger or certain of the other transactions contemplated by the merger agreement.

Either FinServ or Katapult may agree to waive, in whole or in part, some of the conditions to our obligations to consummate the merger or certain of the other transactions contemplated by the merger agreement, to the extent permitted by the Existing Charter and applicable laws. For example, it is a condition to our obligations to consummate the merger that certain of Katapult’s representations and warranties are true and correct in all respects as of the closing date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if FinServ’s board of directors determines that it is in the best interest of the FinServ stockholders to waive any such breach, then the board may elect to waive that condition and consummate the merger. No party is able to waive the condition that FinServ stockholders approve the Business Combination Proposal.

FinServ does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for FinServ to consummate an initial business combination with which a substantial majority of FinServ’s stockholders do not agree.

The Existing Charter does not provide a specified maximum redemption threshold, except that in no event will FinServ redeem the Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of an initial business combination and after payment of underwriters’ fees and commissions (such that FinServ is not subject to the SEC’s “penny stock” rules). As a result, FinServ may be able to consummate the merger even if a substantial majority of its stockholders do not agree with the merger and have redeemed their shares. In the event the aggregate cash consideration FinServ would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the merger agreement exceed the aggregate amount of cash available to FinServ, FinServ will not complete the merger or redeem any shares, all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof, and FinServ instead may search for an alternate business combination.

If third parties bring claims against FinServ, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

FinServ’s placing of funds in the Trust Account may not protect those funds from third-party claims against FinServ. Although FinServ has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business (except its independent registered accounting firm) execute agreements with FinServ waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the holders of Class A Common Stock, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against

FinServ’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, FinServ’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to FinServ than any alternative. FinServ is not aware of any product or service providers who have not or will not provide such waiver other than the underwriters of its IPO and FinServ’s independent registered public accounting firm.

FinServ’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the holders of Class A Common Stock.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, FinServ’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While FinServ currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to FinServ, it is possible that FinServ’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If FinServ’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the holders of Class A Common Stock may be reduced below $10.00 per share.

FinServ may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

FinServ has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, FinServ’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by FinServ only if (i) FinServ has sufficient funds outside of the Trust Account or (ii) FinServ consummates an initial business combination. FinServ’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against FinServ’s officers and directors, even though such an action, if successful, might otherwise benefit FinServ and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent FinServ pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If, after FinServ distributes the proceeds in the Trust Account to the holders of Class A Common Stock, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against FinServ that is not dismissed, a bankruptcy court may seek to recover such proceeds, and FinServ and its board may be exposed to claims of punitive damages.

If, after FinServ distributes the proceeds in the Trust Account to its stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against FinServ that is not dismissed, any distributions received by FinServ’s stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by FinServ’s stockholders. In addition, the FinServ board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and FinServ to claims of punitive damages, by paying FinServ’s stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to the holders of Class A Common Stock, FinServ files a bankruptcy petition or an involuntary bankruptcy petition is filed against FinServ that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of FinServ’s stockholders and the per-share amount that would otherwise be received by FinServ’s stockholders in connection with FinServ’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the holders of Class A Common Stock, FinServ files a bankruptcy petition or an involuntary bankruptcy petition is filed against FinServ that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in FinServ’s bankruptcy estate and subject to the claims of third parties with priority over the claims of FinServ’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by FinServ’s stockholders in connection with FinServ’s liquidation may be reduced.

FinServ stockholders may be held liable for claims by third parties against FinServ to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the holders of Class A Common Stock upon the redemption of the Class A Common Stock in the event FinServ does not complete an initial business combination within the timeframe set forth in the Existing Charter may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is FinServ’s intention to redeem the Class A Common Stock as soon as reasonably possible in the event it does not complete its initial business combination and, therefore, FinServ does not intend to comply with the foregoing procedures.

Because FinServ will not be complying with Section 280, Section 281(b) of the DGCL requires FinServ to adopt a plan, based on facts known to FinServ at such time that will provide for FinServ’s payment of all existing and pending claims or claims that may be potentially brought against FinServ within the 10 years following its dissolution. However, because FinServ is a blank check company, rather than an operating company, and FinServ’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from FinServ’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If FinServ’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. FinServ cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, FinServ’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of FinServ’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the holders of Class A Common Stock upon the redemption of the Class A Common Stock in the event FinServ does not complete an initial business combination within the timeframe set forth in the Existing Charter is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six (6) years after the unlawful redemption distribution, instead of three (3) years, as in the case of a liquidating distribution.

FinServ may not be able to complete the PIPE Investment in connection with the merger.

FinServ may not be able to complete the PIPE Investment on terms that are acceptable to FinServ, or at all. If FinServ does not complete the PIPE Investment, FinServ may not be able to consummate the merger or certain other transactions contemplated by the merger agreement. The terms of any alternative financing may be more onerous to the combined company than the PIPE Investment, and FinServ may be unable to obtain alternative financing on terms that are acceptable to it, or at all. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the combined company. None of FinServ’s officers, directors or stockholders is required to provide any financing to FinServ in connection with or after the consummation of the merger.

FinServ may amend the terms of its warrants in a manner that may be adverse to holders of warrants with the approval by the holders of at least 65% of the then outstanding warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of Class A Common Stock purchasable upon exercise of a public warrant could be decreased, all without your approval.

The FinServ warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company (“CST”), as warrant agent, and FinServ. The Warrant Agreement provides that the terms of FinServ’s warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of the warrants. Accordingly, FinServ may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding warrants approve of such amendment. Although FinServ’s ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a warrant.

FinServ may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

FinServ has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which FinServ gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by FinServ, FinServ may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. FinServ will use its best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Placement Warrants will be redeemable by FinServ so long as they are held by the Sponsor or its permitted transferees.

Subsequent to the consummation of the merger and the other transactions contemplated by the merger agreement, New Katapult may be required to take write-downs or write-offs, or the combined company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the combined company’s financial condition, results of operations and the price of New Katapult common stock, which could cause you to lose some or all of your investment.

Although FinServ has conducted due diligence on Katapult, this diligence may not reveal all material issues that may be present with Katapult’s business. Factors outside of Katapult’s and FinServ’s respective control may, at any time, arise. As a result of these factors, the New Katapult may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in the combined company reporting losses. Even if FinServ’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with FinServ’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the combined company’s liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause the combined company to be unable to obtain future financing on favorable terms or at all.

New Katapult’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the merger is consummated could have a material adverse effect on its business.

Katapult is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the merger and the other transactions contemplated by the merger agreement, the combined company will be required to provide management’s attestation on internal controls commencing with New Katapult’s annual report for the year ending December 31, 2021 in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Katapult as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the merger. If the combined company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

New Katapult will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Katapult’s securities less attractive to investors and may make it more difficult to compare New Katapult’s performance to the performance of other public companies.

New Katapult will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the combined company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New Katapult’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Katapult’s stockholders may not have access to certain information they may deem important. New Katapult will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following November 5, 2024, (b) in which New Katapult has total annual gross revenue of at least $1.07 billion, or (c) in which New Katapult is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which New Katapult has issued more than $1.0 billion in non-convertible debt securities during the prior three (3) year period. FinServ cannot predict whether investors will find New Katapult’s securities less attractive because it will rely on these exemptions. If some investors find the combined company’s securities less attractive as a result of the combined company’s reliance on these exemptions, the trading prices of the combined company’s securities may be lower than they otherwise would be, there may be a less active trading market for New Katapult’s securities and the trading prices of the combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. FinServ has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, it, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of FinServ’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The future exercise of registration rights may adversely affect the market price of New Katapult’s common stock.

Certain New Katapult shareholders will have registration rights for restricted securities. In connection with the consummation of the merger, New Katapult will enter into the A&R RRA with FinServ, the Sponsor and certain other stockholders of New Katapult, which will provide for customary “demand” and “piggyback” registration rights for certain stockholders. Sales of a substantial number of shares of New Katapult common stock pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Katapult common stock.

Warrants will become exercisable for New Katapult common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to New Katapult stockholders.

Outstanding warrants to purchase an aggregate of 12,832,500 shares of New Katapult common stock will become exercisable on the later of 30 days after the completion of the merger or 12 months from the consummation of FinServ’s IPO. Each warrant entitles the holder thereof to purchase one (1) share of New Katapult common stock at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of shares of New Katapult common stock. To the extent such warrants are exercised, additional shares of New Katapult common stock will be issued, which will result in dilution to the then existing holders of common stock of Katapult and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

FinServ’s ability to successfully effect the merger and the other transactions contemplated by the merger agreement and New Katapult’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Katapult, all of whom FinServ expects to stay with the combined company following the consummation of the merger. Any loss of such key personnel could negatively impact the operations and financial results of the combined business.

FinServ’s ability to successfully effect the merger and the other transactions contemplated by the merger agreement and New Katapult’s ability to successfully operate the business following the consummation of the merger is dependent upon the efforts of certain key personnel of Katapult. Although FinServ expects key personnel to remain with the combined company following the consummation of the merger, there can be no assurance that they will do so. It is possible that Katapult will lose some key personnel, the loss of which could negatively impact the operations and profitability of the combined company. Furthermore, following the consummation of the merger, certain of the key personnel of Katapult may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the combined company to have to expend time and resources helping them become familiar with such requirements.

The Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in FinServ’s name, actions against FinServ’s directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against FinServ’s directors, officers, other employees or stockholders.

The Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in FinServ’s name, actions against FinServ’s directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, the Exchange Act or as to which the federal courts have exclusive jurisdiction, for which the federal district court for the District of Delaware will have sole jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our Existing Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with FinServ or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although such stockholders will not be deemed to have waived FinServ’s compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in the Existing Charter. If a court were to find such provision to be inapplicable or unenforceable in an action, FinServ may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The Existing Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Additional Risks Relating to Ownership of New Katapult Common Stock Following the Merger

Nasdaq may delist New Katapult’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Katapult to additional trading restrictions.

Currently, FinServ’s units, Class A Common Stock and warrants are publicly traded on the Nasdaq. We intend to list New Katapult’s common stock and warrants on the Nasdaq under the symbols KPLT and KPLTW, respectively, upon the closing of the merger. FinServ will not have units traded following closing of the merger. FinServ cannot assure you that its securities will continue to be listed on the Nasdaq following the merger. In order to continue listing its securities on the Nasdaq following the merger, New Katapult will be required to maintain certain financial, distribution and stock price levels. Generally, New Katapult will be required to maintain a minimum amount in stockholders’ equity (generally $2,500,000 for companies trading on the Nasdaq Capital Market) and a minimum number of holders of our securities (generally 300 public holders). Additionally, in connection with the merger, New Katapult will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of its securities on the Nasdaq. For instance, New Katapult’s stock price would generally be required to be at least $4.00 per share, its stockholders’ equity would generally be required to be at least $5.0 million and it would be required to have a minimum of 300 round lot holders of its securities. We cannot assure you that New Katapult will be able to meet those initial listing requirements at that time.

If Nasdaq delists New Katapult’s securities from trading on its exchange and New Katapult is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that the New Katapult common stock is a “penny stock” which will require brokers trading in New Katapult common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since FinServ’s units, Class A Common Stock and warrants are listed on the Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of its securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While FinServ is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if FinServ was no longer listed on the Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities, including in connection with the initial business combination.

New Katapult’s stock price may change significantly following the merger and you could lose all or part of your investment as a result.

The trading price of the New Katapult common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Relating to Katapult’s Business and Industry” and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of New Katapult’s competitors;

•        the impact of the COVID-19 pandemic and its effect on New Katapult’s business and financial conditions;

•        changes in expectations as to New Katapult’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by New Katapult or its competitors;

•        announcements by New Katapult or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in New Katapult’s management;

•        changes in general economic or market conditions or trends in New Katapult’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New Katapult’s business;

•        future sales of New Katapult’s common stock or other securities;

•        investor perceptions or the investment opportunity associated with New Katapult’s common stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by New Katapult or third parties, including New Katapult’s filings with the SEC;

•        litigation involving New Katapult, New Katapult’s industry, or both, or investigations by regulators into New Katapult’s operations or those of New Katapult’s competitors;

•        guidance, if any, that New Katapult provides to the public, any changes in this guidance or New Katapult’s failure to meet this guidance;

•        the development and sustainability of an active trading market for New Katapult’s stock;

•        actions by institutional or activist stockholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New Katapult’s common stock, regardless of New Katapult’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New Katapult’s common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New Katapult was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from New Katapult’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on New Katapult’s common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

New Katapult intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of New Katapult common stock will be at the sole discretion of New Katapult’s board of directors. New Katapult’s board of directors may take into account general and economic conditions, New Katapult’s financial condition and results of operations, New Katapult’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by New Katapult to its stockholders or by its subsidiaries to it and such other factors as New Katapult’s board of directors may deem relevant. In addition, New Katapult’s ability to pay dividends is limited by covenants of Katapult’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness New Katapult incurs. As a result, you may not receive any return on an investment in New Katapult’s common stock unless you sell New Katapult’s common stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about New Katapult’s business or if they downgrade New Katapult’s stock or New Katapult’s sector, New Katapult’s stock price and trading volume could decline.

The trading market for New Katapult’s common stock will rely in part on the research and reports that industry or financial analysts publish about New Katapult or its business. New Katapult will not control these analysts. In addition, some financial analysts may have limited expertise with Katapult’s model and operations. Furthermore, if one or more of the analysts who do cover New Katapult downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of New Katapult’s stock could decline. If one or more of these analysts ceases coverage of New Katapult or fails to publish reports on it regularly, New Katapult could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.

Future sales, or the perception of future sales, by New Katapult or its stockholders in the public market following the merger could cause the market price for New Katapult’s common stock to decline.

The sale of shares of New Katapult’s common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New Katapult’s common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New Katapult to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the merger, using the value of the Trust Account as of             , and subject to the assumptions set forth in “Basis of Presentation and Glossary”, New Katapult would have a total of approximately           million shares of common stock (assuming no redemptions) outstanding. All shares issued in the merger will be freely tradable without registration under the Securities Act and without restriction by persons other than New Katapult’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including New Katapult’s directors, executive officers and other affiliates.

The Sponsor and the holder of the Founder Shares and certain substantial holders of Katapult’s common stock (determined on an as-converted basis) (the “Investors”) have agreed with FinServ, subject to certain exceptions, not to transfer or dispose of their New Katapult common stock (other than New Katapult common stock underlying the Private Placement Units) during the period from the date of the closing of the merger through the earlier of (i) 180 days after the consummation of the merger, (ii) the date that the closing price of the New Katapult common stock equals or exceeds $12.00 for 20 trading days within any 30 trading day period following the 90th day following the merger and (iii) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Katapult’s stockholders having the right to exchange their shares of New Katapult common stock for cash, securities or other property. FinServ’s current officers and directors and their affiliates have further agreed not to transfer or disposed of the New Katapult common stock underlying the Private Placement Units until 30 days following the merger.

Upon the expiration or waiver of the lock-ups described above, shares held by the Investors and certain other stockholders of New Katapult will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144, when such rule becomes applicable to FinServ. In addition, pursuant to the A&R RRA, the Investors and certain other stockholders will have the right, subject to certain conditions, to require New Katapult to register the sale of their shares of New Katapult’s common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of New Katapult’s common stock to decline. Following completion of the merger, the shares covered by registration rights will represent approximately               % of New Katapult’s outstanding common stock.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of New Katapult’s common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for New Katapult to raise additional funds through future offerings of New Katapult’s shares of Class A Common Stock or other securities.

In addition, the shares of New Katapult common stock reserved for future issuance under New Katapult’s equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares of New Katapult’s common stock expected to be reserved for future issuance under its equity incentive plan is equal to the sum of (a) up to 10% of the aggregate number of New Katapult common stock outstanding at closing (but without inclusion of any Earn-out Shares), as mutually agreed by FinServ and Katapult based on input from an independent third-party compensation consultant and (b) the number of Earn-out Shares to be issued thereunder. New Katapult is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of New Katapult’s common stock or securities convertible into or exchangeable for shares of New Katapult’s common stock issued pursuant to New Katapult’s equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, New Katapult may also issue its securities in connection with investments or acquisitions. The amount of shares of New Katapult’s common stock issued in connection with an investment or acquisition could constitute a material portion of New Katapult’s then-outstanding shares of Class A Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New Katapult’s stockholders.

Anti-takeover provisions in New Katapult’s organizational documents could delay or prevent a change of control.

Certain provisions of New Katapult’s second amended and restated certificate of incorporation and amended and restated bylaws to become effective upon the consummation of the merger may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by New Katapult’s stockholders.

These provisions provide for, among other things:

•        the ability of New Katapult’s board of directors to issue one or more series of preferred stock;

•        advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at New Katapult’s annual meetings;

•        certain limitations on convening special stockholder meetings;

•        limiting the ability of stockholders to act by written consent; and

•        New Katapult’s board of directors have the express authority to make, alter or repeal New Katapult’s amended and restated bylaws.

These anti-takeover provisions could make it more difficult for a third party to acquire New Katapult, even if the third party’s offer may be considered beneficial by many of New Katapult’s stockholders. As a result, New Katapult’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause New Katapult to take other corporate actions you desire. See “Description of New Katapult Capital Stock.”

New Katapult’s second amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New Katapult’s stockholders, which could limit New Katapult’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Katapult or its directors, officers, employees or stockholders.

New Katapult’s second amended and restated certificate of incorporation will provide that, subject to limited exceptions, any (1) derivative action or proceeding brought on behalf of New Katapult, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to New Katapult or its stockholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or New Katapult’s amended and restated certificate of incorporation or New Katapult’s amended and restated bylaws, or (4) action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of New Katapult’s capital stock shall be deemed to have notice of and to have consented to the provisions of New Katapult’s certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Katapult or its directors, officers or other employees, which may discourage such lawsuits against New Katapult and its directors, officers and employees. Alternatively, if a court were to find these provisions of New Katapult’s amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, New Katapult may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect New Katapult’s business and financial condition.

Certain of New Katapult’s stockholders, including the Sponsor, may engage in business activities which compete with New Katapult or otherwise conflict with New Katapult’s interests.

The Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with New Katapult. New Katapult’s amended and restated certificate of incorporation will provide that none of the Sponsor, any of their respective affiliates or any director who is not employed by New Katapult (including any non-employee director who serves as one (1) of New Katapult’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New Katapult operates. The Sponsor also may pursue acquisition opportunities that may be complementary to New Katapult’s business and, as a result, those acquisition opportunities may not be available to New Katapult.

Risks Relating to Redemption

There is no guarantee that a FinServ public stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a public stockholder may be able to sell the shares of New Katapult common stock in the future following the completion of the merger. Certain events following the consummation of any business combination, including the merger, may cause an increase in New Katapult’s stock price, and may result in a lower value realized now than a FinServ stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s shares of Class A Common Stock. Similarly, if a FinServ public stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of New Katapult common stock after the consummation of the merger, and there can be no assurance that a stockholder can sell his, her or its shares of New Katapult common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A FinServ public stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If FinServ public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

To exercise their redemption rights, holders of FinServ Class A Common Stock are required to deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to FinServ’s transfer agent prior to the vote at the Special Meeting. If a holder fails to properly seek redemption as described in this proxy statement/prospectus and the merger with Katapult is consummated, such holder will not be entitled to redeem these shares for a pro rata portion of funds deposited in the Trust Account. See the section entitled “Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the shares of Class A Common Stock, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Class A Common Stock.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares of Class A Common Stock or, if part of such a group, the group’s Class A Common Stock, in excess of 15% of the shares of Class A Common Stock. Your inability to redeem any such excess shares of Class A Common Stock could resulting in you suffering a material loss on your investment in FinServ if you sell such excess Class A Common Stock in open market transactions. FinServ cannot assure you that the value of such excess Class A Common Stock will appreciate over time following the merger or that the market price of the Class A Common Stock will exceed the per-share redemption price.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the merger, the PIPE Investment, and the Debt Refinancing completed by Katapult in the fourth quarter of 2020.

The unaudited pro forma condensed combined balance sheet gives pro forma effect to the merger, treated as a reverse recapitalization for accounting purposes, the PIPE Investment, and the Debt Refinancing as if they had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019, give effect to the merger, the PIPE Investment, and the Debt Refinancing as if they had occurred on January 1, 2019, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the (i) audited historical financial statements of FinServ for the period from August 9, 2019 (inception) through December 31, 2019 and (ii) unaudited historical condensed financial statements of FinServ as of and for the nine months ended September 30, 2020 and the related notes, in each case, included elsewhere in this proxy statement/prospectus;

•        the (i) audited historical consolidated financial statements of Katapult as of and for the year ended December 31, 2019 and (ii) unaudited historical condensed consolidated financial statements of Katapult as of and for the nine months ended September 30, 2020 and the related notes, in each case, included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FinServ,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Katapult,” and other financial information relating to FinServ and Katapult included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the merger, the PIPE Investment, and the Debt Refinancing taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020
(in thousands, except share and per share amounts)

	Historical		Pro Forma
			Transaction Accounting Adjustments				Pro Forma Balance Sheet
	5(A) FinServ	5(B) Katapult	Debt Refinancing		Merger and PIPE Investment
ASSETS
Current assets:
Cash and cash equivalents	$1,180	$36,076	$25,180	5(a)	$30,005	5(f)	$92,441
Restricted cash	—	3,163	—		—		3,163
Accounts receivable, net	—	1,471	—		—		1,471
Property held for lease, net of accumulated depreciation and impairment	—	65,978	—		—		65,978
Prepaid expenses and other current assets	77	969	—		—		1,046
Total current assets	1,257	107,657	25,180		30,005		164,099
Property and equipment, net	—	241	—		—		241
Security deposits	—	91	—		—		91
Intangible assets, net	—	180	—		—		180
Marketable securities held in Trust Account	251,276	—	—		(251,276)	5(g)	—
Total assets	$252,533	$108,169	$25,180		$(221,271)		$164,611

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65	$1,206	$—		$—		$1,271
Accrued liabilities	—	12,633	(158)	5(b)	—		12,475
Unearned revenue	—	2,840	—		—		2,840
Non-revolving line of credit, related parties	—	15,951	(15,951)	5(c)	—		—
Income taxes payable	81	—	—		—		81
Total current liabilities	146	32,630	(16,109)		—		16,667
Non-revolving line of credit, related parties	—	—	—		—		—
Revolving line of credit	—	73,188	—		—		73,188
Long term debt	—	7,309	28,957	5(c)	—		36,266
Derivative liabilities	—	—	12,835	5(d)	(12,835)	5(h)	—
Deferred underwriting fee payable	9,350	—	—		(9,350)	5(i)	—
Total liabilities	9,496	113,127	25,683		(22,185)		126,121
COMMITMENTS AND CONTINGENCIES
Katapult Redeemable convertible preferred stock (Series C), $.001 par value	—	49,894	—		(49,894)	5(j)	—
FinServ Class A Common stock subject to possible redemption	238,037	—	—		(238,037)	5(k)	—
Stockholders’ Equity
Katapult Common stock, $.001 par value	—	9	—		(9)	5(l)	—
FinServ Preferred stock, $0.0001 par value	—	—	—		—		—
FinServ Class A common stock, $0.0001 par value	—	—	—		11	5(l)	11
FinServ Class B common stock, $0.0001 par value	1	—	—		(1)	5(l)	—
Additional paid-in capital	4,369	7,120	—		89,933	5(l)	101,422
Retained earnings (accumulated deficit)	630	(61,981)	(503)	5(e)	(1,089)	5(l)	(62,943)
Total stockholders’ equity	5,000	(54,852)	(503)		88,845		38,490
Total liabilities and stockholders’ equity	$252,533	$108,169	$25,180		$(221,271)		$164,611

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except share and per share amounts)

	Historical		Pro Forma
			Transaction Accounting Adjustments				Pro Forma Statement of Operations
	6(A) FinServ	6(B) Katapult	Debt Refinancing		Merger and PIPE Investment

Revenue:
Rental revenue	$—	$173,652	$—		$—		$173,652
Other revenue	—	117	—		—		117
Service fees	—	73	—		—		73
Total revenue	—	173,842	—		—		173,842
Cost of revenue	—	116,534	—		—		116,534
Total gross profit	—	57,308	—		—		57,308
Operating expenses:
Servicing costs	—	3,003	—		—		3,003
Underwriting fees	—	1,870	—		—		1,870
Professional and consulting fees	—	1,305	—		—		1,305
Technology and data analytics	—	4,636	—		—		4,636
Bad debt expense	—	9,614	—		—		9,614
General and administrative	585	7,767	—		(444)	6(b)	7,908
Total operating expenses	585	28,195	—		(444)		28,336
Income (loss) from operations	(585)	29,113	—		444		28,972
Other income (expense):
Loss on extinguishment of debt	—	—	—		—		—
Interest expense and other fees	—	(10,091)	378	6(a)	—		(9,713)
Interest earned on money market account	10	—	—		(10)	6(c)	—
Interest earned on marketable securities held in Trust Account	1,115	—	—		(1,115)	6(c)	—
Income before provision for income taxes	540	19,022	378		(681)		19,259
Provision for income taxes	(203)	(423)	—		15	6(d)	(611)
Net income	$337	$18,599	$378		$(666)		$18,648
Net income (loss) available to common stockholders	$(425)	$1,731					$18,648
Weighted average common shares outstanding (no redemptions)
Basic	6,915,000	8,723,973					105,087,377	6(e)
Diluted	6,915,000	24,050,093					117,919,877	6(e)
Weighted average common shares outstanding (maximum redemptions)
Basic	6,915,000	8,723,973					105,176,908	6(e)
Diluted	6,915,000	24,050,093					118,009,408	6(e)
Earnings (loss) per common share (no and maximum redemptions)
Basic	$(0.06)	$0.20					$0.18	6(e)
Diluted	$(0.06)	$0.07					$0.16	6(e)

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share amounts)

	Historical		Pro Forma
			Transaction Accounting Adjustments				Pro Forma Statement of Operations
	6(C) FinServ	6(D) Katapult	Debt Refinancing		Merger and PIPE Investment
Revenue:
Rental revenue	$—	$90,996	$—		$—		$90,996
Other revenue	—	368	—		—		368
Service fees	—	513	—		—		513
Total revenue	—	91,877	—		—		91,877
Cost of revenue	—	71,220	—		—		71,220
Total gross profit	—	20,657	—		—		20,657
Operating expenses:
Servicing costs	—	2,934	—		—		2,934
Underwriting fees	—	2,562	—		—		2,562
Professional and consulting fees	—	1,347	—		—		1,347
Technology and data analytics	—	4,293	—		—		4,293
Bad debt expense	—	9,163	—		—		9,163
General and administrative	172	9,750	—		693	6(b)	10,615
Total operating expenses	172	30,049	—		693		30,914
Loss from operations	(172)	(9,392)	—		(693)		(10,257)
Other income (expense):
Loss on extinguishment of debt	—	(823)	—		—		(823)
Interest expense and other fees	—	(8,577)	(1,823)	6(a)	—		(10,400)
Interest earned on money market account	—	—	—		—		—
Interest earned on marketable securities held in Trust Account	567	—	—		(567)	6(c)	—
Income (loss) before provision for income taxes	395	(18,792)	(1,823)		(1,260)		(21,480)
Provision for income taxes	(102)	—	—		—	6(d)	(102)
Net income (loss)	$293	$(18,792)	$(1,823)		$(1,260)		$(21,582)
Net loss available to common stockholders	$(92)	$(21,272)					$(21,582)
Weighted average common shares outstanding, basic and diluted
No redemptions	6,513,229	8,642,858					105,087,377	6(e)
Maximum redemptions	6,513,229	8,642,858					105,176,908	6(e)
Basic and diluted loss per common share (no and maximum redemptions)	$(0.01)	$(2.46)					$(0.21)	6(e)

See accompanying notes to the unaudited pro forma condensed combined financial information.

1.      Description of the Transactions

The Merger

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus. If the merger agreement is approved and adopted and the merger is subsequently completed, Merger Sub 1 will merge with and into Katapult, with Katapult surviving the merger as a wholly owned subsidiary of FinServ, followed immediately by the merger of the resulting company with and into Merger Sub 2, with Merger Sub 2 surviving the merger as a wholly owned subsidiary of FinServ.

Immediately prior to the First Effective Time, each share of Katapult preferred stock issued and outstanding will be converted into a number of shares of Katapult common stock in accordance with the (i) irrevocable written consent executed by certain Pre-Closing Holders, who, collectively, hold a majority of Katapult preferred stock (the “Conversion Written Consent”) and (ii) fourth amended and restated certificate of incorporation of Katapult (the “Katapult charter”) (the “Katapult Preferred Conversion”).

At the First Effective Time, each share of Katapult common stock (including common stock to be issued as a result of the conversion of Katapult preferred stock in connection with the merger) that is issued and outstanding immediately prior to the First Effective Time (other than dissenting shares and Unvested Katapult Restricted Shares) will be cancelled and converted into the right to receive the applicable portion of the merger consideration, in accordance with the Allocation Schedule, consisting of (i) cash consideration, as determined under the merger agreement and further described herein, (ii) a number of shares of New Katapult common stock equal to (a) $833.0 million (subject to adjustment in accordance with the terms of the merger agreement and net of the value of all Katapult Options to be converted into New Katapult options), minus the aggregate amount of cash paid in clause (i), divided by (b) 10 and (iii) the applicable portion of the 7,500,000 restricted shares of New Katapult common stock that will vest upon, among other things, the achievement of certain earn-out thresholds prior to the sixth anniversary of the closing of the merger. See “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus.

The PIPE Investment

In connection with the execution of the merger agreement, each of FinServ and certain third-party investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Agreements”) pursuant to which the PIPE Investors have respectively subscribed for 15,000,000 newly-issued shares of Class A Common Stock to be issued at the closing of the merger. The obligations to consummate the subscriptions contemplated by the PIPE Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the merger as set forth in the PIPE Agreements.

The Debt Refinancing

On December 4, 2020, the Company entered into the ninth amendment to its first revolving line of credit facility. This amendment provided the borrower with the right to increase the revolving commitment amount from $125.0 million to $250.0 million. This right has not yet been exercised by the borrower as of the date of this proxy statement/prospectus. The amendment also provided the Company with a senior secured term loan facility commitment of up to $50.0 million. The Company drew down the full $50.0 million of this term loan on December 4, 2020. In conjunction with the amended loan and security agreement, the Company issued a warrant to purchase up to 4,988,719 shares of Series C 1 Convertible Preferred Stock at an exercise price of $0.01 per share. The unaudited pro forma condensed combined financial statements have been adjusted to give effect to these debt refinancing activities occurring subsequent to September 30, 2020, collectively referred to as the “Debt Refinancing.”

2.      Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). FinServ has elected not to present

Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The Transaction Accounting Adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the merger, the PIPE Investment, and the Debt Refinancing.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives effect to the merger, the PIPE Investment, and the Debt Refinancing as if they occurred on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 give effect to the merger, the PIPE Investment, and the Debt Refinancing as if they occurred on January 1, 2019, the beginning of the earliest period presented.

Management has made significant estimates and assumptions in its determination of the pro forma Transaction Accounting Adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma Transaction Accounting Adjustments reflecting the consummation of the merger, the PIPE Investment, and the Debt Refinancing are based on certain currently available information and certain assumptions and methodologies that FinServ believes are reasonable under the circumstances. The pro forma Transaction Accounting Adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma Transaction Accounting Adjustments, and it is possible the difference may be material. FinServ believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the merger, the PIPE Investment, and the Debt Refinancing based on information available to management at this time and that the pro forma Transaction Accounting Adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the merger. FinServ and Katapult have not had any historical relationship prior to the merger. Accordingly, no pro forma Transaction Accounting Adjustments were required to eliminate activities between the companies. Amounts are presented in thousands, except for share and per share amounts or as otherwise specified.

The unaudited pro forma condensed combined financial information considers two redemption scenarios as follows:

•        Assuming no redemptions:    This scenario assumes that no FinServ public stockholders exercise their redemption rights demanding redemption of their shares of Class A Common Stock for a pro rata portion of the funds in the Trust Account, and thus the full amount held in the Trust Account as of closing is available for the merger; and

•        Assuming maximum redemptions:    This scenario assumes that FinServ public stockholders holding 17,538,092 shares of Class A Common Stock will exercise their redemption rights demanding redemption of their Class A Common Stock for a pro rata portion (approximately $10.05 per share) of the funds in the Trust Account. Under the merger agreement, it is a condition to Katapult’s obligations to close that after giving effect to any redemptions and the PIPE Investment, FinServ has at least $225 million in available distributable cash. This scenario gives effect to redemptions of 17,538,092 share of Class A Common Stock for aggregate redemption payments of $176.3 million using a per-share redemption price of $10.05 (due to investment related gains in the Trust Account).

Any payments to public stockholders for redemptions would have a corresponding decrease on the Cash Consideration paid to the sellers in connection with the merger such that the cash outflows under either redemption scenario are the same. Additionally, any redemptions of shares of Class A Common Stock would have a correlated, but not direct, increase in the Stock Consideration paid to the sellers in connection with the merger. The difference in the relationship between shares redeemed and Stock Consideration issued is a result of the per-share redemption price being $10.05 (due to investment-related gains in the Trust Account) compared to the $10.00 per share assumed in determining the Share Consideration per the merger agreement. Under either scenario, the unaudited pro forma condensed combined financial statements would be the same, and as such, the two scenarios have not been presented separately.

These unaudited pro forma condensed combined financial statements and related notes have been derived from and should be read in conjunction with:

•        the (i) audited historical financial statements of FinServ for the period from August 9, 2019 (inception) through December 31, 2019 and (ii) unaudited historical condensed financial statements of FinServ as of and for the nine months ended September 30, 2020 and the related notes, in each case, included elsewhere in this proxy statement/prospectus;

•        the (i) audited historical consolidated financial statements of Katapult for the year ended December 31, 2019 and (ii) unaudited historical condensed consolidated financial statements of Katapult as of and for the nine months ended September 30, 2020 and the related notes, in each case, included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FinServ,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Katapult,” and other financial information relating to FinServ and Katapult included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the merger, PIPE Investment, and Debt Refinancing taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

3.      Accounting for the Merger

The merger will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although FinServ will issue shares for outstanding equity interests of Katapult in the merger, FinServ will be treated as the “acquired” company for financial reporting purposes. Accordingly, the merger will be treated as the equivalent of Katapult issuing stock for the net assets of FinServ, accompanied by a recapitalization. The net assets of FinServ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of Katapult.

Katapult has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•        The former owners of Katapult hold the majority of voting rights in the combined company;

•        Katapult and its former owners have the right to appoint a majority of the directors in the combined company;

•        Katapult’s existing senior management team will comprise senior management of the combined company;

•        The operations of the combined company will represent the operations of Katapult; and

•        The combined company will assume Katapult’s name and headquarters.

4.      Capitalization

The merger agreement provides that available distributable cash, after giving effect to redemptions by FinServ public stockholders and the PIPE Investment, must be at least $225 million. As such, the maximum number of shares that can be redeemed by public stockholders is 17,538,092 for aggregate redemption payments of $176.3 million using a per-share redemption price of $10.05 (due to investment-related gains in the Trust Account). Any payments to public stockholders for redemptions would have a corresponding decrease on the Cash Consideration paid to the sellers in connection with the merger such that the cash outflows under either redemption scenario are the same. Additionally, any redemptions of shares of Class A Common Stock would have a correlated, but not direct, increase in the Stock Consideration paid to the sellers in connection with the merger. The difference in the relationship between shares redeemed and Stock Consideration issued is a result of the per-share redemption price being $10.05 (due to investment-related gains in the Trust Account) compared to the $10.00 per share assumed in determining the Share Consideration per the merger agreement.

The following summarizes the pro forma ownership of New Katapult common stock following the merger, PIPE Investment, and Debt Refinancing under both the no and maximum redemption scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
Equity Capitalization Summary
Katapult Equity Holders(1)	58,172,377	55.4%	75,800,000	72.1%
FinServ Public Stockholders(2)	25,000,000	23.8%	7,461,908	7.1%
FinServ Sponsor(3)	6,915,000	6.6%	6,915,000	6.6%
PIPE Investors(4)	15,000,000	14.3%	15,000,000	14.3%
Total Class A common stock	105,087,377	100.0%	105,176,908	100.0%

____________

(1)      Assumes Cash Consideration of $326.3 million and Stock Consideration of 58,172,377 shares of New Katapult common stock, including 7,500,000 restricted Earn-out Shares subject to forfeiture, based on the balance of the Trust Account as of September 30, 2020 and resulting available distributable cash under the no redemptions scenario. As the total transaction value is $833.0 million, stock consideration under this scenario, excluding the Earn-out Shares, is $506.7 million, which equates to 50,672,377 shares at a price of $10.00 per share. Under the maximum redemptions scenario, it is assumed that 17,538,092 shares of Class A Common Stock are redeemed for aggregate redemption payments of $176.3 million using a per-share redemption price of $10.05 (due to investment-related gains in the Trust Account), resulting in Cash Consideration of $150 million and Stock Consideration of 75,800,000 shares of New Katapult common stock, including 7,500,000 restricted Earn-out Shares subject to forfeiture.

(2)      Assumes maximum redemptions of 17,538,092 shares of Class A Common Stock for aggregate redemption payments of $176.3 million using a per-share redemption price of $10.05 (due to investment-related gains in the Trust Account).

(3)      Includes 1,543,750 shares of New Katapult common stock subject to forfeiture in accordance with the Sponsor Agreement.

(4)      Assumes the PIPE Investment is consummated in accordance with its terms for $150 million, with 15,000,000 shares of Class A Common Stock issued to the PIPE Investors.

5.      Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2020

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the unaudited condensed balance sheet of FinServ as of September 30, 2020.

(B)    Derived from the unaudited condensed consolidated balance sheet of Katapult as of September 30, 2020.

Pro forma Transaction Accounting Adjustments

(a)     To reflect the net cash proceeds from the Debt Refinancing during the fourth quarter of 2020 as follows:

Repayment of Katapult non-revolving line of credit	$(16,000)	5(c)
Payment of accrued interest on Katapult non-revolving line of credit	(83)	5(b)
Early-payment penalties on repayment of Katapult non-revolving line of credit	(181)	5(e)
Repayment of Katapult long-term debt	(7,495)	5(c)
Payment of accrued interest on Katapult long-term debt	(75)	5(b)
Early-payment penalties on repayment of Katapult long-term debt	(87)	5(e)
Proceeds from new Katapult term loan	50,000	5(c)
Debt issuance costs on new Katapult term loan	(899)	5(c)
Cash and cash equivalents	$25,180

(b)    To reflect the payment of accrued interest of $83 and $75 in connection with the repayment of Katapult’s non-revolving line of credit and long-term debt, respectively (see Note 5(a)).

(c)     To reflect the impact of the Debt Refinancing during the fourth quarter of 2020 on the carrying amount of debt as follows:

Repayment of Katapult non-revolving line of credit	$(16,000)	5(a)
Write-off of unamortized debt issuance costs on Katapult non-revolving line of credit	49	5(e)
Non-revolving line of credit, related parties	$(15,951)

Repayment of Katapult long-term debt	$(7,495)	5(a)
Write-off of unamortized debt issuance costs on Katapult long-term debt	186	5(e)
Proceeds from new Katapult term loan	50,000	5(a)
Debt issuance costs on new Katapult term loan	(899)	5(a)
Discount related to warrants issued in connection with new Katapult term loan	(12,835)	5(d)
Long-term debt	$28,957

(d)    To record a derivative liability of $12,835 related to the fair value of warrants issued during the fourth quarter of 2020 in connection with the new Katapult term loan (see Note 5(c)).

(e)     To reflect the impact of the Debt Refinancing during the fourth quarter of 2020 on the statement of operations as follows:

Early-payment penalties on repayment of Katapult non-revolving line of credit	$(181)	5(a)
Write-off of unamortized debt issuance costs on Katapult non-revolving line of credit	(49)	5(c)
Early-payment penalties on repayment of Katapult long-term debt	(87)	5(a)
Write-off of unamortized debt issuance costs on Katapult long-term debt	(186)	5(c)
Retained earnings (accumulated deficit)	$(503)

(f)     To reflect the net cash proceeds from the merger and the PIPE Investment as follows:

	Assuming No Redemptions	Assuming Maximum Redemptions
Release of Trust Account	$251,276	$251,276	5	(g)
Proceeds from PIPE Investment	150,000	150,000	5	(l)
Payment to redeeming public stockholders	—	(176,276)	5	(l)
Payment of Cash Consideration	(326,276)	(150,000)	5	(l)
Payment of transaction expenses	(35,645)	(35,645)	5	(l)
Payment of FinServ deferred underwriting fee payable	(9,350)	(9,350)	5	(i)
Cash and cash equivalents	$30,005	$30,005

(g)    To reflect the release of $251,276 from the Trust Account (see Note 5(f)).

(h)    To reflect the exercise of $12,835 of Katapult warrants which will be exchanged for New Katapult common stock as consideration for the merger (see Note 5(l)). The fair value of the warrants were determined based on the implied value of the Merger transaction, assuming a 95% probability that Katapult would be acquired, and a Black Sholes valuation, assuming a 5% probability that no acquisition would occur.

(i)     To reflect the settlement of $9,350 of deferred underwriting fees incurred during FinServ’s IPO that are contractually due upon completion of the merger (see Note 5(f)).

(j)     To reflect the conversion of $49,894 of Katapult’s redeemable convertible preferred stock (Series C), which will be exchanged for New Katapult common stock as consideration for the merger. As such, this amount is reclassified to permanent equity (see Note 5(l)).

(k)    To reflect the reclassification of FinServ common stock subject to possible redemption of $238,037 to permanent equity immediately prior to the consummation of the merger. (see Note 5(l)).

(l)     To reflect the recapitalization of the combined company through the exchange of all the share capital of Katapult for common stock of New Katapult and the following equity transactions:

	Assuming No Redemptions	Assuming Maximum Redemptions
Reclassification of Katapult redeemable convertible preferred stock	$49,894	$49,894	5(j)
Reclassification of FinServ common stock subject to possible redemption	238,037	238,037	5(k)
Exercise of Katapult warrants	12,835	12,835	5(h)
Proceeds from PIPE Investment	150,000	150,000	5(f)
Payment to redeeming public stockholders	—	(176,276)	5(f)
Payment of Cash Consideration	(326,276)	(150,000)	5(f)
Payment of transaction expenses	(35,645)	(35,645)	5(f)
Total shareholders’ equity	$88,845	$88,845

Under the terms of the merger agreement, the Cash Consideration paid to the sellers is reduced by any reduction of available distributable cash as a result of redemptions by public stockholders.

6.      Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended September 30, 2020 and the Year Ended December 31, 2019

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the unaudited condensed statement of operations of FinServ for the nine months ended September 30, 2020.

(B)    Derived from the unaudited condensed consolidated statement of operations of Katapult for the nine months ended September 30, 2020.

(C)    Derived from the audited statement of operations of FinServ for the period from August 9, 2019 (inception) through December 31, 2019.

(D)    Derived from the audited consolidated statement of operations of Katapult for the year ended December 31, 2019.

Pro forma Transaction Accounting Adjustments

(a)     To reflect the impact on interest expense of the Debt Refinancing during the fourth quarter of 2020 as if it had occurred on January 1, 2019, including the elimination of historical interest expense, payment of early payment penalties and the write-off of unamortized debt issuance costs on debt repaid offset by recognizing interest expense on the new Katapult term loan. The annual cash interest rate on the new Katapult term loan is the one month LIBOR rate, subject to a 1% floor, plus 8% per annum. If the LIBOR rate were to increase or decrease by 1/8th of one percent, the interest expense would be unchanged.

(b)    To eliminate fees incurred by FinServ under the administrative support and consulting agreements which will cease upon closing of the merger as well as reflect the accelerated vesting of stock options that will vest upon closing as of January 1, 2019.

(c)     To eliminate interest income earned on the Trust Account which will be released upon closing of the merger.

(d)    To reflect the income tax effect of the pro forma Transaction Accounting Adjustments at Katapult’s effective tax rate. As a result of historical net operating losses and a full valuation allowance, there are no income tax expense adjustments to be presented for federal purposes in the unaudited pro forma condensed combined statements of operations.

(e)     The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of FinServ shares outstanding at the closing of the merger, PIPE Investment, and Debt Refinancing, assuming the merger, the PIPE Investment, and the Debt Refinancing occurred on January 1, 2019. For the year ended December 31, 2019, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding as the unaudited pro forma condensed combined statement of operations is in a loss position.

FINSERV SPECIAL MEETING OF STOCKHOLDERS

General

FinServ is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be held on           , 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides FinServ’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on        , 2021, at            Eastern Time, via a virtual meeting. On or about        , 2021, FinServ commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Special Meeting.

Purpose of the Special Meeting

FinServ stockholders are being asked to vote on the following proposals:

1.      the Business Combination Proposal;

2.      the Charter Proposals;

3.      the Director Election Proposal;

4.      the Nasdaq Proposal;

5 .     the Incentive Plan Proposal; and

6.      the Adjournment Proposal (if necessary).

Recommendation of the FinServ Board of Directors

The FinServ board of directors has unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of FinServ and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The FinServ board of directors unanimously recommends that FinServ’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the election of each of the seven (7) directors nominated in the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal (if necessary).

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of FinServ common stock at the close of business on               , 2021, which is the record date for the Special Meeting. You are entitled to one (1) vote for each share of FinServ common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were         shares of common stock outstanding, of which               are shares of Class A Common Stock and 6,915,000 are Founder Shares or Private Placement Units.

Vote of the Sponsor and FinServ’s Directors and Officers

FinServ has entered into an agreement with the Sponsor and FinServ’s officers and directors pursuant to which each has agreed to vote any shares of FinServ common stock owned by it in favor of the Business Combination Proposal.

The Sponsor has waived any redemption rights, including with respect to shares of FinServ common stock purchased in FinServ’s IPO or in the aftermarket, in connection with merger. The Founder Shares and Private Placement Units held by the Sponsor have no redemption rights upon FinServ’s liquidation and will be worthless if no business combination is effected by FinServ by November 5, 2021. However, the Sponsor is entitled to redemption rights upon FinServ’s liquidation with respect to any shares of Class A Common Stock they may own other than those underlying the Private Placement Units.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of FinServ stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the issued and outstanding FinServ common stock entitled to vote as of the record date at the Special Meeting is represented virtually or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Founder Shares, who currently own 21.7% of the issued and outstanding shares of FinServ common stock, will count towards this quorum. As of the record date for the Special Meeting,          shares of FinServ common stock would be required to achieve a quorum.

Approval of the Business Combination Proposal, the Nasdaq Proposal and the Incentive Plan Proposal require the affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which a quorum is present. Approval of the Charter Proposals require the affirmative vote of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, voting separately. Approval of the election of each of the seven (7) directors nominated in the Director Election Proposal requires a plurality of the votes cast by holders of common stock at a meeting at which a quorum is present. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class, regardless of whether a quorum is present.

If FinServ stockholders fail to approve the Business Combination Proposal, or, unless otherwise waived by Katapult and FinServ, the Charter Proposals or the Incentive Plan Proposal, the merger will not occur. The Charter Proposals, the Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then the merger may not be consummated. If FinServ does not consummate the merger and fails to complete an initial business combination by November 5, 2021, FinServ will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Recommendation of the FinServ Board of Directors

FinServ’s board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of, FinServ and its stockholders. Accordingly, FinServ’s board of directors unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal and the other proposals herein.

When you consider the recommendation of FinServ’s board of directors in favor of approval of these proposals, you should keep in mind that FinServ’s directors and officers have interests in the merger that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•        If the merger or another business combination is not consummated by November 5, 2021, FinServ will cease all operations except for the purpose of winding up, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 6,250,000 Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 (and a subsequent dividend thereon) prior to FinServ’s IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $            based upon the closing price of $          per public share on the Nasdaq on          , 2021, the record date for the Special Meeting.

•        The Sponsor purchased an aggregate of 665,000 units (the “Private Placement Units”) from FinServ for an aggregate purchase price of $6,650,000 (or $10.00 per unit) in a private placement. These purchases took place on a private placement basis simultaneously with the consummation of FinServ’s IPO. A portion of the proceeds FinServ received from these purchases were placed in the Trust Account. Such units had an estimated aggregate value of $            based on the closing price of $            per warrant on the Nasdaq on            , 2021, the record date for the Special Meeting. The Private Placement Units are not subject to redemption and will become worthless if FinServ does not consummate a business combination by November 5, 2021.

•        If FinServ is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by FinServ for services rendered or contracted for or products sold to FinServ. If FinServ consummates a business combination, on the other hand, FinServ will be liable for all such claims.

•        FinServ’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on FinServ’s behalf, such as identifying and investigating possible business targets and business combinations. However, if FinServ fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, FinServ may not be able to reimburse these expenses if the merger or another business combination, are not completed by November 5, 2021.

•        The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Proposals. Because there are no “non-routine” matters being proposed, there will be no broker non-votes at the Special Meeting.

Voting Your Shares

Each share of FinServ common stock that you own in your name entitles you to one (1) vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of FinServ common stock that you own. There are several ways to have your shares of common stock voted:

•        You can submit a proxy to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you submit a proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of FinServ common stock will be voted as recommended by FinServ’s board of directors. FinServ’s board of directors unanimously recommends that FinServ’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the election of each of the seven (7) directors nominated in the Director Election Proposal, “FOR” the Nasdaq Proposal, FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal (if necessary).

•        You can attend the Special Meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your shares of FinServ common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way FinServ can be sure that the broker, bank or nominee has not already voted your shares of FinServ common stock.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify FinServ’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting virtually, revoke your proxy, and vote online as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters May be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if necessary). Under FinServ’s bylaws, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of FinServ common stock, you may call Morrow Sodali, the proxy solicitation agent for FinServ, toll-free at (800) 662-5200 (banks and brokers call (203) 658-9400) or email Morrow Sodali at FinServ.info@investor.morrowsodali.com.

Redemption Rights

Holders of Class A Common Stock may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any stockholder holding Class A Common Stock may demand that FinServ redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $10.05 per share as of September 30, 2020), calculated as of two (2) business days prior to the anticipated consummation of the merger. If a holder properly seeks redemption as described in this section and the merger with Katapult is consummated, FinServ will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the merger.

Notwithstanding the foregoing, a holder of Class A Common Stock, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Class A Common Stock. Accordingly, all shares of Class A Common Stock in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

Holders of Founder Shares and Private Placement Units will not have redemption rights with respect to such shares.

Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to FinServ’s transfer agent two (2) business days prior to the Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed merger is not consummated this may result in an additional cost to stockholders for the return of their shares.

FinServ’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company
1 State Street — 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the merger is not approved or completed for any reason, then FinServ’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, FinServ will promptly return any shares delivered by public holders. If FinServ would be left with less than $5,000,001 of net tangible assets as a result of the holders of Class A Common Stock properly demanding redemption of their shares for cash or the Minimum Cash Condition would not be satisfied, FinServ will not be able to consummate the merger.

The closing price of Class A Common Stock on             , 2021, the record date for the Special Meeting, was $            . The cash held in the Trust Account on such date was approximately $            million ($            per public share). Prior to exercising redemption rights, stockholders should verify the market price of Class A Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FinServ cannot assure its stockholders that they will be able to sell their shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Class A Common Stock exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of Class A Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to FinServ’s transfer agent prior to the vote at the Special Meeting, and the merger is consummated.

For a discussion of the material U.S. federal income tax considerations for stockholders with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences — Tax Consequences of a Redemption of FinServ Public Shares” beginning on page 168. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

Appraisal rights are not available to holders of shares of FinServ common stock in connection with the merger.

Proxy Solicitation Costs

FinServ is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. FinServ and its directors, officers and employees may also solicit proxies online. FinServ will file with the SEC all scripts and other electronic communications as proxy soliciting materials. FinServ will bear the cost of the solicitation.

FinServ has hired Morrow Sodali to assist in the proxy solicitation process. FinServ will pay to           a fee of $            , plus disbursements.

FinServ will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. FinServ will reimburse them for their reasonable expenses.

The Sponsor

As of         , 2021, the record date for the Special Meeting, the Sponsor and FinServ’s directors owned of record and were entitled to vote an aggregate of 6,250,000 Founder Shares and 665,000 Private Placement Units that were issued prior to FinServ’s IPO. Such shares currently constitute 21.7% of the outstanding shares of FinServ common stock. The Sponsor and FinServ’s officers and directors have agreed to vote the Founder Shares, Private Placement Units and any shares of FinServ common stock acquired in the aftermarket, in favor of each of the proposals being presented at the Special Meeting. The Founder Shares and Private Placement Units have no right to participate in any redemption distribution and will be worthless if no business combination is effected by FinServ.

INFORMATION ABOUT FINSERV

References in this section to “we,” “our,” “us,” the “Company,” or “FinServ” generally refer to FinServ Acquisition Corp.

General

FinServ is a blank check company incorporated in Delaware and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FinServ is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Initial Public Offering and Private Placement

In August 2019, the Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In October 2019, we effected a stock dividend for approximately 0.11 shares for each share of Class B Common Stock outstanding, resulting in the Sponsor holding an aggregate of 6,325,000 Founder Shares.

On November 5, 2019, FinServ completed its IPO of 25,000,000 units, which included the partial exercise by the underwriter of the over-allotment option to purchase an additional 3,000,000 units, at a price of $10.00 per unit (“units”), generating gross proceeds of $250 million. Each unit consists of one share of Class A Common Stock, par value $0.0001, and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. Because the underwriters of FinServ’s IPO did not exercise their over-allotment option in full, 75,000 of the Sponsor’s Founder Shares were forfeited in November 2019, resulting in the Sponsor holding an aggregate of 6,250,000 Founder Shares.

Concurrently with the completion of FinServ’s IPO, the Sponsor purchased an aggregate of 665,000 Private Placement Units at a price of $10.00 per unit, or $6.65 million in the aggregate. A portion of the purchase price of the Private Placement Units was added to the net proceeds of FinServ’s IPO and placed in the Trust Account such that the Trust Account held $250.0 million at the time of closing of FinServ’s IPO. Each Private Placement Unit contains one share of Class A Common Stock and one half of one warrant.

Fair Market Value of Target Business

The Nasdaq rules require that FinServ’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of it signing a definitive agreement in connection with an initial business combination. FinServ’s board of directors determined that this test was met in connection with the proposed business combination with Katapult as described in the section titled “The Merger” in this proxy statement/prospectus.

Stockholder Approval of Merger and Redemptions

Under FinServ’s Existing Charter, in connection with any proposed business combination, FinServ is required to seek stockholder approval of a business combination at a meeting called for such purpose. Pursuant to the terms of this transaction as described in the section titled “Special Meeting of Stockholders” in this proxy statement/prospectus, FinServ is seeking stockholder approval at a meeting called for such purpose at which public stockholders may seek to redeem their Class A Common Stock for cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in this proxy statement/prospectus. Accordingly, in connection with the merger, the FinServ public stockholders may seek to redeem their Class A Common Stock for cash in accordance with the procedures set forth in this proxy statement/prospectus.

FinServ will complete the merger only if the holders of a majority of the outstanding shares of FinServ common stock, voting together as a single class, vote in favor of the merger. A majority of the voting power of the issued and outstanding FinServ common stock entitled to vote at the Special Meeting must be present online or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business. The holders of the Founder Shares and Private Placement Units, who currently own approximately 21.7% of the issued and outstanding shares of FinServ common stock, will count towards this quorum.

Voting Restrictions in Connection with Stockholder Meeting

Pursuant to the terms of the Letter Agreement entered into with FinServ, the Sponsor and FinServ’s officers and directors have agreed to vote any Founder Shares and Private Placement Units held by them and any shares of Class A Common Stock purchased during or after FinServ’s IPO in favor of an initial business combination. See “Other Agreements — FinServ Letter Agreement” and “Other Agreements — Sponsor Agreement” for more information. The Sponsor, FinServ’s directors and officers and their permitted transferees own at least 20% of its outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the Special Meeting, the Letter Agreement may make it more likely that FinServ will consummate the merger. In addition, pursuant to the terms of the Letter Agreement, the Sponsor and FinServ’s officers and directors have agreed to waive their redemption rights with respect to any Founder Shares, Private Placement Units and any shares of Class A Common Stock held by them in connection with the completion of a business combination.

Liquidation if No Initial Business Combination

The Sponsor and FinServ’s officers and directors have agreed that FinServ will have only until November 5, 2021 to complete any initial business combination. If FinServ is unable to complete an initial business combination before November 5, 2021, FinServ will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to FinServ to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of Class A Common Stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and FinServ’s board of directors, dissolve and liquidate, subject in each case to FinServ’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if FinServ fails to complete an initial business combination within the 24 month time period.

Pursuant to the Letter Agreement, the Sponsor and FinServ’s officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Units held by them if FinServ fails to complete an initial business combination by November 5, 2021. The Sponsor and FinServ’s directors and officers will be entitled to liquidating distributions from the Trust Account with respect to any shares of Class A Common Stock acquired in the aftermarket if FinServ fails to complete its initial business combination within the allotted time period.

Pursuant to the Letter Agreement, the Sponsor and FinServ’s officers and directors have agreed that they will not propose any amendment to FinServ’s Existing Charter that would affect the substance or timing of its obligation to redeem 100% of its shares of Class A Common Stock if FinServ does not complete an initial business combination before November 5, 2021, unless FinServ provides its public stockholders with the opportunity to redeem their Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to FinServ to pay its taxes, divided by the number of then outstanding shares of Class A Common Stock. However, FinServ may not redeem its Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules).

FinServ expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,150,000 of proceeds held outside the Trust Account, as of December 31, 2020, although FinServ cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, FinServ may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If FinServ were to expend all of the net proceeds of its IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon FinServ’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of FinServ’s creditors which would have higher priority than the claims of its public stockholders. FinServ cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. While FinServ intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although FinServ seeks to have all third parties, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute or have executed such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, FinServ’s management performs an analysis of the alternatives available to it and only enters into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to FinServ than any alternative. Examples of possible instances where FinServ may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with FinServ and will not seek recourse against the Trust Account for any reason. Upon redemption of the Class A Common Stock, if FinServ is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, FinServ will be required to provide for payment of claims of creditors that were not waived that may be brought against FinServ within the 10 years following redemption. The Sponsor has agreed that it will be liable to FinServ, jointly and severally, if and to the extent any claims by a third party (other than FinServ’s independent auditors) for services rendered or products sold to FinServ, or a prospective target business with which FinServ has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay its taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under its indemnity of the underwriters of FinServ’s IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. FinServ has not independently verified whether the Sponsor has sufficient funds to satisfy their indemnity obligations and believes that the Sponsor’s only assets are securities of its company and, therefore, its Sponsor may not be able to satisfy those obligations. None of FinServ’s other officers will indemnify FinServ for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the interest which may be withdrawn to pay its taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, FinServ’s independent directors would determine whether to take legal action against its Sponsor to enforce their indemnification obligations. While FinServ currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce their indemnification obligations to FinServ, it is possible that its independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, FinServ cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.00 per share.

FinServ will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all third parties, service providers (other than its independent auditors), prospective target businesses or other entities with which FinServ does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under the indemnity of the underwriters of FinServ’s IPO against certain liabilities, including liabilities under the Securities Act. FinServ will have access to up to $1,150,000, of the proceeds held outside the Trust Account, as of December 31, 2020, with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that FinServ liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from FinServ’s Trust Account could be liable for claims made by creditors.

If FinServ files a bankruptcy petition or an involuntary bankruptcy petition is filed against it and the petition is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the bankruptcy estate and subject to the claims of third parties with priority over the claims of FinServ’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, FinServ cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if the bankruptcy petition is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover from FinServ’s stockholders some or all amounts received. Furthermore, FinServ’s board may be viewed as having breached its fiduciary duty to FinServ’s creditors and/or may have acted in bad faith, and thereby exposing itself and FinServ to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. FinServ cannot assure you that claims will not be brought against FinServ for these reasons.

FinServ’s public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of the initial business combination; (ii) the redemption of any Class A Common Stock properly tendered in connection with a stockholder vote to amend any provisions of FinServ’s Existing Charter (A) to modify the substance or timing of FinServ’s obligation to offer redemption rights in connection with any proposed initial business combination or to redeem 100% of FinServ’s Class A Common Stock if it does not complete the initial business combination by November 5, 2021 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) the redemption of all of FinServ’s Class A Common Stock if it is unable to complete the initial business combination by November 5, 2021, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In connection with the merger, a stockholder’s vote in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares of FinServ for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights.

Facilities

FinServ currently maintains its executive offices at Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105. FinServ considers its current office space adequate for its current operations. FinServ entered into an agreement with the Sponsor, pursuant to which it pays a total of $10,000 per month for office space and related support services. Upon consummation of the merger, the principal executive offices of FinServ will be those of Katapult, at which time nothing more will be paid to the Sponsor pursuant to such agreement.

Employees

FinServ currently has two (2) officers and does not intend to have any full-time employees prior to the completion of an initial business combination. These individuals are not obligated to devote any specific number of hours to FinServ’s matters but they devote as much of their time as they deem necessary to its affairs and intend to continue doing so until it has completed its initial business combination.

Periodic Reporting and Financial Information

FinServ’s units, Class A Common Stock and warrants are registered under the Exchange Act and FinServ has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, FinServ’s annual reports contain financial statements audited and reported on by its independent registered public accounting firm.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against FinServ or any members of its management team in their capacity as such.

MANAGEMENT OF FINSERV

Directors and Executive Officers

The below lists FinServ’s officers and directors as of               , 2021. Concurrently with the consummation of the merger, FinServ’s officers and directors, will resign from their respective positions at FinServ.

Name	Age	Position
Lee Einbinder	60	Chief Executive Officer and Director
Howard Kurz	63	President, Chief Financial Officer and Director
Robert Matza	64	Director
Diane B. Glossman	64	Director
Aris Kekedjian	54	Director

Lee Einbinder, our Chief Executive Officer and a Director since inception, has over 30 years’ experience as an M&A and capital markets advisor to financial services and FinTech companies. Previously, until 2019, Mr. Einbinder was a Vice Chairman at Barclays and was responsible for senior client relationships across the financial services industry, including Banks, Specialty Finance, Financial Technology, Asset Management and Financial Sponsors. Mr. Einbinder was at Barclays since the acquisition of Lehman Brothers in 2008, and during that time was also co-Head of the Financial Institutions Group and a member of the Investment Banking Operating Committee. Prior to joining Barclays, Mr. Einbinder worked at Lehman Brothers from 1996 to 2008, where he was Head of the Specialty Finance group and founded the Financial Technology group. He previously worked in similar capacities at CS First Boston and Salomon Brothers. Mr. Einbinder is expected to serve as a Director of Katapult upon the closing of the business combination with FinServ. He received his M.B.A. with Distinction from the Wharton School and his B.S.E. cum laude from Princeton University. We believe Mr. Einbinder is well qualified to serve as one of our directors due to his extensive finance and investment experience.

Howard Kurz, our President and Chief Financial Officer since inception, has over 30 years’ experience as a successful institutional investor and asset manager. Mr. Kurz was the founder and has been serving as the Chief Executive Officer of Lily Pond Capital Management LLC (“LPCM”), an alternative investment manager headquartered in New York since 2001. Most recently, LPCM was the investment manager of a Private Equity Fund (Lilypad Investors I) which provided early stage operating capital and expertise to an array of alternative investment management firms. Before founding LPCM, from September 1996 to January 2001, Mr. Kurz was Managing Director and Head of North American Financial Markets at The Royal Bank of Scotland Plc. Additionally, he was responsible globally for Foreign Exchange, Emerging Markets, and principal investments and was a senior member of the division’s Executive Committee. Prior to RBS, Mr. Kurz was a Managing Director at Lehman Brothers where he headed the Multi-Markets Proprietary Trading unit. He received his B.A. from University of Pennsylvania. We believe Mr. Kurz is well qualified to serve as one of our directors due to the breadth and depth of his experience in the finance, banking and investment industries.

Robert Matza, who has served as one of our directors since our initial public offering, retired as President, Partner and member of the Executive Committee of GoldenTree in June 2019 after almost 14 years at the firm. Mr. Matza joined GoldenTree in January 2006 and managed GoldenTree’s business management infrastructure, which provides operational support to GoldenTree’s investment products and client franchise. During his time at GoldenTree, Mr. Matza was part of the senior management team that oversaw significant growth in assets under management (from approximately $7 billion to over $30 billion), long only and alternatives (private equity and hedge funds), product lines and personnel. Prior to GoldenTree, Mr. Matza served as President and Chief Operating Officer of Neuberger Berman, Inc., as well as a member of its Board of Directors and Executive Committee, and following its acquisition by Lehman Brothers, a member of Lehman Brothers’ Management and Investment Committees. He joined Neuberger Berman in April 1999 as a Principal, and led the team that successfully completed the initial public offering of Neuberger Berman in November of that same year. Between 2000 and 2003, he negotiated and completed several acquisitions and lift outs. In 2003, Mr. Matza negotiated the $2.6 billion sale of the company to Lehman Brothers. Assets under management grew from approximately $55 billion to over $107 billion from the time that Mr. Matza joined Neuberger Berman, until he left at the end of 2005. Mr. Matza’s industry experience prior to 1996 includes 16 years with Lehman Brothers and its predecessor companies, where he last served as Managing Director, Chief Financial Officer and a member of the Operating and Investment Committees. In 1996, he joined Travelers Group as its Treasurer and became Deputy Treasurer of Citigroup after Travelers and Citicorp merged in 1998.

While at Citigroup, he served on the Finance, Investment and Merger & Acquisition Committees. He began his professional career at Coopers and Lybrand. Mr. Matza currently serves on the Board of Managers (as well as audit and compensation committees) of AG Artemis Holding LP, the holding company of Advisor Group Inc., a privately owned network of independent broker-dealers that was purchased by a private equity firm for $2.3 billion in 2019. He is also serving as a Senior Advisor to Algorand, a blockchain company focused on the commercialization of the secure blockchain to transact for global institutions. Mr. Matza is a member of the Dean’s Advisory Board and the Board of the Center for Institutional Investment Management of the University at Albany’s School of Business. Mr. Matza earned his bachelor’s degree from the State University of New York at Albany, his MBA in Finance from New York University and he is a Certified Public Accountant. We believe Mr. Matza is well qualified to serve as a Director due to his asset management, investment and mergers and acquisition experience in the financial industry.

Diane B. Glossman, who has served as one of our directors since our initial public offering, spent 25 years as a research analyst, retiring as a Managing Director and head of U.S. bank and brokerage research at UBS. Prior to UBS, Ms. Glossman was co-head of Global Bank Research and head of Internet Financial Services Research at Lehman Brothers, and prior to that at Salomon Brothers for nine years where she was co-Head of U.S. Bank Stock Research. Over her sell-side research career, Ms. Glossman specialized in money center banks, trust banks and broker dealers, covering all aspects of banking and financial services, including banking technology and the revenue generating businesses of cash management, trade finance, and securities services. Ms. Glossman was a multiple-time member of Institutional Investor’s All-America Research Team. During her decade on the buy-side, she was responsible for coverage of all financials along with a variety of other industry sectors. Ms. Glossman has been serving as a member of the Board of Directors and Audit Committee of Barclays Bank Delaware, Barclays US consumer operations, since June 2016 and chaired the Audit Committee since December 2018. She has also been serving as a member of the advisory board of Barclays US LLC, the U.S. intermediate holding company of Barclays PLC, since its inception in April 2015, and since the advisory board upgrade into the Board of Directors, a member of the Board of Directors, Audit Committee Chair and member of the Governance Committee. In addition, she has been serving as a member of the Board of Directors and its various committees of Live Oak Bancshares, a $7 billion North Carolina-based bank, since August 2014, and assisted in its initial public offering. She has been involved with Bucks County SPCA, a humane organization serving Bucks County, Pennsylvania, since 2003 and currently serves as the Chair of the Finance Committee. Ms. Glossman’s previous board experience includes serving on the Board of Directors or Board of Trustees of WMI Holding, from bankruptcy emergence in March 2012 through its merger with Nationstar in August 2018; Ambac Assurance, a public finance insurance company, from October 2010 to February 2018 when it emerged from regulatory rehabilitation; QBE NA, the American subsidiary of the Australian insurer QBE, from February 2015 to December 2017; Powa Technologies Holdings Plc, a London-based mobile technology start-up, from July 2013 to November, 2016; State Street Global Advisors Mutual Funds from September 2009 to April 2011; and E Charge, an internet payment start-up company from 1999 to 2001. In addition to her directorships, Ms. Glossman has also worked as an independent consultant with a number of banks in the U.S. and U.K. on projects relating to strategy, business execution, and investor communications. During 2013 and 2014, she was a senior fellow at the Center of Financial Stability and was joint author of a report on bank capital. At that time, she also wrote articles for the Cornerstone Journal of Sustainable Finance and Banking regarding the banking industry. In 2013, she also served a member of SASB’s financial industry working group engaged in establishing sustainability reporting metrics for commercial banks, custody banks, and asset managers. From 2003 to 2005, she was an advisor to Citigroup’s Global Consumer Group and a member of its planning group. During much of that time, she was acting head of the International Retail Bank. Ms. Glossman received a B.S. in Economics from the Wharton School of the University of Pennsylvania, with a double major in finance and health care administration, and is a Chartered Financial Analyst. We believe Ms. Glossman is well qualified to serve as a Director due to her strong knowledge of capital markets, institutional investors, and a variety of industries.

Aris Kekedjian, who has served as one of our directors since our initial public offering, retired from GE in 2019 after a 30 year career with the company, most recently serving as head of Corporate Development and Chief Investment Officer since 2016. During this time, Mr. Kekedjian led a number of notable M&A transactions, including the $30 billion merger of GE Oil & Gas with Baker Hughes, creating a $22 billion business with operations in 120 countries, and the $11 billion merger of GE Transportation with Wabtec Corporation, creating a technology category leader for rail equipment, services and software. Mr. Kekedjian is also a strategic advisor to ECN Capital, a finance company listed on the Toronto Stock Exchange. Mr. Kekedjian was previously a Managing Director and Global head of Business Development/M&A at GE Capital from 2010 through 2016. Mr. Kekedjian led the GE team that divested more than $200 billion of GE Capital’s business across the world. He also led the merger of Met Life’s online bank with Synchrony Financial and a subsequent $3 billion IPO and $20 billion stock split transaction for Synchrony Financial. He also led IPOs of both Cembra Money Bank in Switzerland and Moneta Bank in the Czech Republic. Prior to those divestitures, Mr. Kekedjian was responsible for creating comprehensive strategic plans for deal activities in the banking, real estate, leasing, mortgage, credit card and commercial lending sectors. From 2008 to 2010, Mr. Kekedjian served as Managing Director, Global Corporate Development and Chief Executive Officer for GE Capital, MEA region, responsible for company-wide strategic partnership and alliance development with global, sovereign capital partners. Mr. Kekedjian was previously the Chief Financial Officer of GE Banking & Consumer Finance for the EMEA region (GE Money) from 2004 to 2008, a $10 billion net revenue business with over $100 billion in assets and operations in 25 countries. He joined GE as a part of the Financial Management Program in 1989.

Executive Compensation and Director Compensation

The following disclosure concerns the compensation of FinServ’s executive officers and directors for the fiscal year ended December 31, 2019 (i.e., pre-business combination) and other interests FinServ’s executive officers and directors have in Class B ordinary shares.

None of FinServ’s executive officers or directors have received any cash compensation for services rendered to FinServ. Since the consummation of FinServ’s IPO and until the earlier of the consummation of the initial business combination and FinServ’s liquidation, FinServ will reimburse the Sponsor for office space, secretarial and administrative services provided to FinServ in an amount not to exceed $10,000 per month. In addition, FinServ’s Sponsor, executive officers and directors, or any of their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities conducted on FinServ’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. FinServ’s audit committee reviews all payments that FinServ made to the Sponsor, executive officers or directors, or their affiliates on a quarterly basis. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, FinServ does not have any additional controls in place for governing reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred on behalf of FinServ and in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by FinServ to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of the initial business combination.

After the completion of the initial business combination, directors or members of its management team who remain with New Katapult may be paid consulting or management fees from New Katapult. For more information on post-combination company executive compensation, see “Executive and Director Compensation of Katapult.” FinServ has not established any limit on the amount of such fees that may be paid by Katapult to FinServ’s directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to FinServ’s executive officers will be determined, or recommended to the board of directors for determination, by a compensation committee constituted solely of independent directors or a majority of the independent directors on FinServ’s board of directors.

FinServ does not intend to take any action to ensure that members of its management team maintain their positions with FinServ after the consummation of the initial business combination, although it is possible that some or all of FinServ’s executive officers and directors may negotiate employment or consulting arrangements to remain with FinServ after the initial business combination. The existence or terms of any such employment or consulting arrangements made between FinServ and any existing officers or directors to retain their positions may influence our motivations as it relates to identifying or selecting a target business but FinServ does not believe that the ability of FinServ’s management to remain with us after the consummation of the initial business combination will be a determining factor in the decision to proceed with any potential business combination. FinServ is not party to any agreements with FinServ’s executive officers and directors that provide for benefits upon termination of employment.

SELECTED HISTORICAL FINANCIAL INFORMATION OF FINSERV

The following table sets forth selected historical financial information derived from FinServ’s (i) unaudited financial statements included elsewhere in this proxy statement/prospectus for and as of the nine (9) months ended September 30, 2020 and (ii) audited financial statements as of December 31, 2019 and for the period from August 9, 2019 (inception) through December 31, 2019. You should read the following summary financial information in conjunction with the section entitled “FinServ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and FinServ’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through September 30, 2020 were organizational activities and those necessary to complete our IPO and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the completion of the merger.

	For the period from August 9, 2019 (inception) through December 31, 2019	For the nine months ended September 30, 2020
Statements of Operations Data:
Net income (loss)	$292,962	$337,250
Weighted average shares outstanding of Class A Common Stock	25,000,000	25,000,000
Basic and diluted income per share, Class A	$0.02	$0.03

Cash Flow Data:
Net cash used in operating activities	$(156,163)	$(804,080)
Net cash provided by (used in) investing activities	$(250,000,000)	$405,888
Net cash provided by financing activities	$251,734,238	$—
	December 31, 2019	September 30, 2020
Balance Sheet Data (end of period):
Total current assets	$1,704,097	$1,257,133
Investments held in Trust Account	250,567,358	251,276,227
Total assets	252,271,455	252,533,360
Total liabilities	9,571,255	9,495,910
Class A Common Stock, 0.0001 par value; 100,000,000 shares authorized; 1,861,256 and 1,894,981 issued and outstanding (excluding 23,803,744 and 23,770,019 shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively	189	186
Class B Common Stock, $0.0001 par value; 10,000,000 shares authorized; 6,250,000 shares issued and outstanding September 30, 2020 and December 31, 2019	625	625
Redeemable Stock	237,700,190	238,037,440
Total stockholders’ equity	5,000,010	5,000,010
Total liabilities and stockholders’ equity	$252,271,455	$252,533,360

FINSERV’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of FinServ’s financial condition and results of operations should be read in conjunction with FinServ’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involves risks and uncertainties. References in this section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of FinServ.

Overview

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to focus our search for prospects within the financial services and FinTech industry with an equity value of approximately $500 million to $2,000 million. We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the private placement of the Private Placement Units, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to backstop agreements we may enter into), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

The issuance of additional shares in connection with an initial business combination to the owners of the target or other investors:

•        may significantly dilute the equity interest of investors in our IPO, which dilution would increase if the anti-dilution provisions in the Class B Common Stock resulted in the issuance of Class A shares on a greater than one-to-one basis upon conversion of the Class B Common Stock;

•        may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to those afforded our common stock;

•        could cause a change in control if a substantial number of shares of our common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•        may adversely affect prevailing market prices for our Class A Common Stock and/or warrants.

Similarly, if we issue debt securities or otherwise incur significant debt to bank or other lenders or the owners of a target, it could result in:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        our inability to pay dividends on our common stock;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•        other purposes and other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to complete our initial business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities and those necessary to prepare for our IPO and identifying a target for our initial business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses as we conduct due diligence on prospective business combination candidates.

For the three months ended September 30, 2020, we had a net loss of $151,912, which consists of operating costs of $176,390, offset by interest income on marketable securities held in the Trust Account of $9,760, interest income on our money market account of $6,269 and an income tax benefit of $8,449.

For the nine months ended September 30, 2020, we had a net income of $337,250, which consists of interest income on marketable securities held in the Trust Account of $1,114,757 and interest income on our money market account of $9,919, offset by operating costs of $584,826 and a provision for income taxes of $584,826.

For the period from August 9, 2019 (inception) through September 30, 2019, we had net loss $1,000, which consisted of formation and operating costs.

For the period from August 9, 2019 (inception) through December 31, 2019, we had a net income of $292,962, which consists of interest income on marketable securities held in the Trust Account of $567,358, offset by operating costs of $171,946 and a provision for income taxes of $102,450.

Liquidity and Capital Resources

On November 5, 2019, we consummated our IPO of 25,000,000 Units, which included the partial exercise by the underwriters of the over-allotment option to purchase an additional 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of our IPO, we consummated the sale of 665,500 Placement Units to the Sponsor at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,650,000.

Following our IPO, the exercise of the over-allotment option and the sale of the Placement Units, a total of $250,000,000 was placed in the Trust Account. We incurred $14,267,762 in transaction costs, including $4,400,000 of underwriting fees, $9,350,000 of deferred underwriting fees and $517,762 of other offering costs.

For the nine months ended September 30, 2020, cash used in operating activities was $804,080. Net income of $337,250 was affected by interest earned on marketable securities held in the Trust Account of $1,114,757 and changes in operating assets and liabilities, which used $26,573 of cash from operating activities.

As of September 30, 2020, we had cash and marketable securities of $251,276,227 held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions) to complete our initial business combination. We may withdraw interest to pay taxes. During the nine months ended September 30, 2020, we withdrew approximately $406,000 of interest earned on the Trust Account to pay for our franchise and income taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2020, we had cash of $1,179,883 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete our initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units identical to the Private Placement Units, at a price of $10.00 per unit at the option of the lender.

We do not currently believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating our initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Going Concern Consideration

As of September 30, 2020, we had approximately $251.3 million held in the Trust Account that may be released to us to pay our taxes (less up to $100,000 of such net interest to pay dissolution expenses).

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $10.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by our sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on our results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy continue to be impacted for an extended period, our results of operations, financial position and cash flows may be materially adversely affected. Additionally, our ability to complete an initial business combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit our ability to have meetings with potential investors or affect the ability of Katapult’s or any other potential target company’s personnel, vendors and service providers to negotiate and consummate an initial business combination in a timely manner. Our ability to consummate an initial business combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

In connection with our assessment of going concern considerations in accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after November 5, 2021.

Related Party Transactions

Founder Shares

In August 2019, our sponsor paid $25,000 in offering expenses on our behalf in exchange for the issuance of 5,750,000 Founder Shares. In October 2019, we effected a stock dividend for approximately 0.11 shares for each Class B Common Stock outstanding, resulting in our sponsor holding an aggregate of 6,325,000 Founder Shares (up to 825,000 shares of which were subject to forfeiture to the extent the underwriters did not exercise their over-allotment option in full).

The Sponsor and FinServ’s officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which FinServ completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all FinServ stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor and FinServ’s officers and directors with respect to any founder shares.

Private Placement Units

Simultaneously with the consummation of our IPO, we completed the sale of Private Placement Units to the Sponsor in a private placement, generating gross proceeds of $6.65 million. Each Private Placement Units contains one share of our Class A Common Stock and one half of one warrant. A portion of the purchase price of the Private Placement Units was added to the proceeds from our IPO held in the Trust Account. If our initial business combination is not completed by November 5, 2021, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Private Placement Units will not be subject to redemption.

Promissory Note — Related Party

On August 9, 2019, our sponsor agreed to loan us an aggregate of up to $300,000 to cover expenses related to our IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was due upon the completion of our IPO. We borrowed $282,244 under the Note. The Note balance was paid in full at closing of our IPO on November 5, 2019.

Administrative Support Agreement

We agreed to pay $10,000 a month for office space, utilities, and secretarial and administrative support to our sponsor. Services commenced on the date the securities were first listed on the Nasdaq and will terminate upon the earlier of our initial business combination or our liquidation. We incurred $30,000 and $90,000 for expenses in connection with such services for the three and nine months ended September 30, 2020, respectively, which is reflected in the accompanying condensed consolidated statements of operations.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following critical accounting policy:

Common Stock subject to possible redemption

We account for our common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity.

Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Net loss per common share

We apply the two-class method in calculating earnings per share. Net income per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, by the weighted average number of shares of Class A redeemable common stock outstanding for the period. Net income per common share, basic and diluted for Class A and Class B non-redeemable common stock is calculated by dividing net income less income attributable to Class A redeemable common stock, by the weighted average number of shares of Class A and Class B non-redeemable common stock outstanding for the period presented.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K, as of September 30, 2020 or December 31, 2019. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support to the Company. We began incurring these fees on November 5, 2019 and will continue to incur these fees monthly until the earlier of the completion of the business combination and the Company’s liquidation.

The underwriters are entitled to a deferred fee of (i) $0.35 per Unit of the gross proceeds of the initial 22,000,000 Units sold in our IPO, or $7,700,000, and (ii) $0.55 per Unit of the gross proceeds from the 3,000,000 Units sold pursuant to the over-allotment option, or $1,650,000, aggregating to a deferred fee of $9,350,000.

We entered into a consulting agreement with a related party, pursuant to which the consultant will provide us, among other services, assistance in finding a potential target for a business combination, as well as supervising and performing due diligence on such targets. We will pay the consultant a fee of $10,000 per month, up to a maximum of $150,000. On May 15, 2020, we amended the consulting agreement whereby the monthly fee was reduced to $7,500, from June 1, 2020 through and including September 2020. The monthly fee reverted back to $10,000 per month on October 1, 2020.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period. We will remain an emerging growth company until the earlier of (1) (a) December 31, 2024, or the last day of the fiscal year (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Quantitative and Qualitative Disclosures About Market Risk

As of September 30, 2020, we were not subject to any market or interest rate risk. Following the consummation of our IPO, the net proceeds received into the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

INFORMATION ABOUT KATAPULT

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Katapult and its subsidiaries prior to the consummation of the merger.

Company Overview

Katapult is a next-generation platform for digital and mobile-first commerce focused on the non-prime consumer. Katapult provides point-of-sale (POS) lease-purchase options for non-prime consumers, challenged with accessing traditional financing products needed to obtain everyday durable goods. The Company’s proprietary technology solution drives engagement with both Katapult’s network of merchants and the underserved non-prime U.S. consumer. Katapult’s solution solves critical consumer pain points by transforming the way non-prime consumers shop for durable goods. Merchants benefit from higher retail conversion and greater marketing spend efficiency by reaching this underserved segment.

Katapult is a business-to-business-to-consumer (“B2B2C”) platform, partnering with merchants and having direct relationships with consumers. The platform allows consumers a frustration-free checkout experience that is simple, easy and transparent. Consumers complete an easy application and Katapult’s fully automated approval process generates a decision in five seconds or less on average. The Company’s innovative lease-purchase option provides a pathway for consumers to gain access to the e-commerce durable goods they need from a growing community of quality retailers. Katapult empowers customers by providing flexibility in their lease-to-own arrangement. Customers can make payments on a weekly, bi-weekly, semi-monthly or monthly basis, and the Company offers transparent payment options, including allowing customers to continue making payments for their full term, exercising an early purchase option or returning items if they have life cycle events or decide their needs change. Katapult never charges late fees.

Katapult’s solution empowers merchants to more efficiently promote and move inventory. The Company’s innovative lease-purchase options allow merchants to reach a previously inaccessible customer, providing greater revenue opportunities. Katapult provides merchants with access to an expanded consumer segment, drives incremental sales and lowers customer acquisition cost. The Company’s approach adds value throughout the full customer life cycle, from acquisition, to conversion, to repeat transactions; in fact, the customer repeat transaction rate during the nine months ended September 30, 2020 was 45% and growing.

Katapult also has platform integrations with leading e-commerce platforms and prime lenders. Through e-commerce platform integrations with Shopify, BigCommerce, Magento, and WooCommerce, among others, Katapult can complete initial integrations with merchants rapidly and with little effort. Katapult’s prime lender partnerships lead to higher approval rates for merchants, ensuring that consumers have options at the checkout and merchants make the most of every consumer site visit. This model allows the Company to scale rapidly by expanding merchant relationships and increasing customer loyalty by providing an easy, simple and transparent user experience.

Katapult’s technology-powered platform delivers attractive options to non-prime consumers in need of goods. Alternative payment options and traditional risk and credit underwriting models can be complicated, misleading and limiting to both consumers and merchants. In comparison, Katapult’s maximum cost-to-own can be significantly less than alternatives, that are not well-suited for e-commerce experiences, built on legacy infrastructure and lack transparency. In contrast, Katapult is e-commerce born and bred, offering a simple click-to-ship checkout and employing sophisticated underwriting models that accurately reflect the ability to pay of non-prime consumers.

Technology is at the core of everything Katapult does from simplifying the customer experience to driving repeat transactions. Katapult’s proprietary risk model translates to higher approval rates and higher contribution margin, with less than 3% fraud rate across the portfolio. Katapult defines fraud in this context as transactions in which customers initiate a lease to own transaction but make no subsequent payments after origination. The Company’s sophisticated machine learning models have been built on alternative data sets, including data from over 500,000 lease-to-own transactions and over five years of repayments. Furthermore, the platform’s risk management models are built to perform better as the Company grows, as additional data from new lease-purchase transactions is continuously incorporated into the platform’s algorithms and business practices, and as lease performance improves.

Katapult has already achieved significant scale, but the Company is just getting started. As of September 30, 2020, Katapult has approved more than 1.4 million customers since inception and is growing rapidly. Approximately 45% of leases facilitated through the platform during the nine months ended September 30, 2020 were with repeat consumers. Katapult’s net promoter score (NPS) of 47 for the nine months ended September 30, 2020, exceeds those of many legacy financial institutions and reflects the company focus on treating customers with dignity, respect and support. NPS is a score that measures the likelihood of users to recommend a company’s products or services to others, and ranges from a low of negative 100 to high of positive 100, and benchmark scores can vary significantly by industry. A score greater than zero represents a company having more promoters than detractors.

For the nine months ended September 30, 2019 and 2020, revenue was approximately $59 million and $174 million, respectively, representing period-over-period revenue growth of approximately 192%. The Company incurred a net loss of $16 million and generated net income of $19 million for the nine months ended September 30, 2019 and 2020, respectively.

Katapult

Katapult is an e-commerce focused FinTech company offering an innovative lease financing solution to consumers and enabling essential transactions at the merchant point of sale

→ Consumers gain access to high quality e-commerce retailers and the ability to obtain the items they need

→ Merchants gain access to a new customer base driving material revenue growth

QUICK FACTS

E-COMMERCE LEADER
Over 150 online merchants on platform

GROWING CONSUMER BASE
1.4 Million+ Approved

ACCELERATED GROWTH
100%+ origination growth for 3 consecutive years

SOLID PROFITABILITY
Net income of 18.7M for 9 months ended Sept 30, 2020

SPEED & CONVENIENCE
Decisioning in less than 5 seconds

CUSTOMER SATISFACTION
Net Promoter Score Return of +47

CONFIDENTIAL – NOT FOR DISTRIBUTION | 1

Industry Background

Katapult’s innovative lease-purchase platform offers consumers an alternative to traditional financing of electronics, computers, home furnishings, appliances and other durable goods. According to the Federal Reserve Bank of New York, approximately 38% of U.S. consumers have non-prime credit. Non-prime consumers typically do not have sufficient cash or credit to obtain these goods, and Katapult creates a pathway to elevate these consumers’ experiences.

Lease-to-own transaction

A lease-to-own transaction is a flexible alternative for consumers to obtain and enjoy brand name merchandise with no long-term obligation. Key features of Katapult’s lease-to-own transactions include:

•        Access to high quality e-commerce retailers.    Katapult is a transaction option at checkout for well-known e-commerce merchants such as Wayfair, Lenovo, Nectar, and Purple.

•        Convenient payment options.    Customers make payments on a weekly, bi-weekly, semi-monthly or monthly basis. Payments can be automatically charged to the customer’s authorized credit card, checking account or debit card. Additionally, customers may make additional payments and exercise cost-saving early payment options.

•        No long-term commitment.    A Katapult customer has the flexibility of no long-term commitment and may return the item under the terms of the lease agreement if he or she does not exercise a purchase option or renew the lease.

Rapid growth of e-commerce durable goods

According to Canaccord Genuity, e-commerce durable goods spend is estimated at approximately $180 billion in 2020 and expected to grow to approximately $300 billion by 2023. We believe that this growth trend indicates that commerce is rapidly moving online, and that Gen Z and Millennials are moving away from brick and mortar retail in favor of the ease and flexibility offered by shopping online. E-commerce penetration as a percent of total commerce in the United States has risen from 16% in 2019 to 33% in 2020, according to McKinsey.

Rise of the digital native consumer

Digital native brands and online retailers rely on technology and data to attract new customers and drive incremental sales. Online and mobile-first e-commerce has given rise to the digital native consumer, who expects easy-to-use, self-checkout experiences delivered through mobile devices. We believe the growth in e-commerce proves that consumers increasingly desire to transact for durable goods through digital channels and are seeking digital and mobile-first payment options to support those transactions.

E-Commerce merchants face rising customer acquisition costs, and are seeking alternative solutions

To attract the digital native consumer and broaden customer bases, merchants have been forced to turn to increasingly costly discounts or promotional marketing channels, such as online and social media advertising. As a result, online merchants of all sizes are looking to alternative strategies to acquire, convert, and retain customers more efficiently and cost effectively.

Katapult’s Solution

Katapult is transforming the way non-prime consumers do business by providing a seamless, easy, and transparent application and checkout experience.

Consumer Features

•        Lease-to-own of durable goods.    Katapult empowers consumers with access to a path to ownership for high quality e-commerce retail goods they need.

•        Simple process and efficient approval.    Through an easy 3-step application process requiring basic information inputs and no credit check, consumers receive fully-automated approval in less than 5 seconds.

•        Flexible payment options.    Customers have the option to lease to full term and then fully own their items. To lower the total cost, during the first 90 days customers have an option to buy out the lease for the cash price plus a 5% fee. A $45 fee is also charged in certain states. After 90 days, an early purchase option is available any time allowing customers to purchase the item for significantly less than the full-term cost-to-own. A Katapult customer has the flexibility of no long-term commitment and may return the item under the terms of the lease agreement if he or she does not exercise a purchase option or renew the lease.

Merchant Features

•        Marketing capabilities.    Katapult enables merchants to offer non-prime consumers an attractive option, coupled with tools and digital resources to attract, identify and educate consumers on the Katapult option for paying over time.

•        Analytics.    Katapult provides merchants with insightful analytics that help them understand performance and activity associated with non-prime applications. The platform also highlights other key insights into customers’ shopping habits to help merchants optimize customer conversion and customer acquisition costs.

•        Client success support.    Katapult’s high-touch client success team partners with merchants to analyze and interpret the insights delivered through the merchant dashboard. Katapult’s team conducts in-depth user experience analyses of merchant online storefronts, providing custom recommendations for the ideal mix and display of Katapult product offerings to present to customers in order to optimize average order values and conversion rates.

•        Simple integration and highly customizable solution.    Katapult’s off-the-shelf, custom integration options provide flexibility and seamlessness to merchants seeking efficient and effective rollouts of digital POS solutions.

•        Developer documentation.    Katapult’s developer portal contains extensive and engaging developer documentation that makes it easy for any developer to integrate via turnkey solutions, custom APIs, hosted programs, or other integrations, and maximize the benefit of all that Katapult offers both merchants and consumers.

Merchants realize the following benefits:

•        More customers.    Merchants add incremental customers from the non-prime segment who otherwise might not be shopping on their site.

•        Better conversion.    Merchants experience increased customer conversion when they offer Katapult as customers have an attractive financing solution.

•        High rate of repeat customers.    Katapult’s easy-to-use platform has generated a loyal following of repeat consumers. For the nine months ended September 30, 2020, Katapult’s repeat customer rate was 45%.

•        Broader target market    Katapult enables merchants to achieve incremental sales and expand their target market by creating lease-purchase opportunities for non-prime consumers.

•        Ease of integration    Katapult’s direct application programming interface, or API, allows for fast integration with minimal investment. Merchants can easily connect the platform to online shopping cart, and Katapult provides a dedicated integration team to ensure efficient rollouts.

Katapult currently has over 150 total merchants on the platform. Among e-commerce and prime lender partners, Katapult currently has low single digit penetration, which provides significant embedded upside potential.

Approach to fraud management

Katapult uses a complex set of proprietary approval and existing customer modeling to achieve low levels of fraud and high payment performance, thereby protecting consumers, merchants, and the Company. Katapult has less than 3% fraud rates across the portfolio. Katapult defines fraud in this context as transactions in which customers initiate a lease to own transaction but make no subsequent payments after origination. The platform checks approximately 100 transaction attributes and up to 2,000 data points in aggregate across the fraud detection and risk models, from a minimum of seven user inputs consumers provide and data acquired from other sources.

Katapult’s fraud management platform continuously learns and improves. The platform has 5+ years of transaction history on over 500,000 lease-to-own transactions. As additional data from new transactions is continuously incorporated into the algorithms and business practices, lease performance improves, driving down fraud and charge-off rates.

Developer-first approach to integration

Katapult’s platform is easy and seamless to integrate regardless of integration method:

•        Platform plug-in:    The Katapult API is fast and easy to integrate with a number of high traffic e-commerce platforms, including Shopify, Magento, WooCommerce and BigCommerce. Integrations with these platforms allow merchants to offer Katapult as an option at checkout, process Katapult charges in their order management system, and gain access to the platform’s analytics software — all without sacrificing control over customer experience.

•        Direct API:    The Katapult API enables merchants to fully control the placement and experience of Katapult’s offering, leading to the seamless integration of Katapult’s purchase option into the merchant’s existing infrastructure.

•        Credit waterfall partnerships:    A waterfall is where the application will flow from the prime lender to other financing and lease-purchase options automatically; this gives the consumer the best option for their situation. Katapult’s technology supports a sophisticated integration with these partners and ensures a smooth and frictionless customer experience during application and checkout.

Katapult’s Competitive Advantages

Native e-commerce solution

From inception, Katapult was born and bred to be an e-commerce solution for consumers and is currently the only non-prime consumer POS lease-purchase platform focused on e-commerce. The Company offers a fully digital, seamless and differentiated platform driven by proprietary technology and risk models that have been developed over several years of refinement and data collection. Furthermore, we believe the platform offers industry leading flexibility, customization and scalability.

Technology, engineering talent and product architecture

Katapult’s proprietary technology platform is essential to the Company’s core operations. The Company utilizes modern cutting-edge technology including sophisticated behavioral machine learning models and cloud-based computing to offer a seamless digital consumer experience on the front end as well as a constantly evolving real time decision engine on the back end. In order to build these proprietary, innovative and secure products, Katapult places a significant emphasis on identifying and employing talented and driven technology-focused professionals and engineers. This is highlighted by the fact that as of September 30, 2020, approximately 60% of salaried employees were in product, data analytics and technology-related roles.

Data driven

In conjunction with the proprietary technology platform Katapult has built, secure data collection, accumulation and analysis provides the Company with meaningful insights that allow the business to perform better. As additional data from new transactions is continuously incorporated into the risk assessment models, algorithms and business practices the lease performance improves over time. This allows Katapult to further mitigate repayment and fraud risk resulting in higher approval rates and contribution margin. Additionally, Katapult leverages customer preference and activity data to identify opportunities for repeat business, new customer offerings and general performance enhancements.

Proprietary risk assessment models

Katapult’s proprietary, end-to-end technology platform is custom built for the volume and data-intensity of e-commerce. Katapult’s highly predictive proprietary score outperforms the industry in fraud detection and false positive rates. The system is non-FICO based, relying on internally developed scoring and analytics to identify the right customers for the lease-purchase offering. Behavioral learning-based risk models are custom built to effectively price risk and provide customized recommendations. The platform considers data beyond traditional credit scores, such as lease history, behavioral biometrics and mobile device information to predict repayment ability, and leverages this with real-time response data.

Katapult’s risk models and highly predictive proprietary scores outperform standard industry sources and our potential competitors. Katapult’s sophisticated behavioral learning mitigates credit and fraud risks. The Company has less than 3% fraud rates across the portfolio and has strong repayment and collections performance. Katapult defines fraud in this context as transactions in which customers initiate a lease to own transaction but make no subsequent payments after origination.

Katapult's highly predictive proprietary score outperforms the industry

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Katapult made substantial investments in underwriting technology and analytics platforms to support rapid scaling, innovation and regulatory compliance. Data scientists and risk analysts use the risk infrastructure to build and test strategies across the entire underwriting process, using alternative credit data, device authentication, identity verification, and many more data elements. Katapult’s real-time proprietary technology and risk analytics platform is unique among competitors in successfully underwriting non-prime online consumers. In addition, all applications are processed instantly with approvals and spending limits provided within seconds of submission.

Lean and scalable model

Compared to brick-and-mortar non-prime options, which are suffering from the same headwinds as traditional retail stores, Katapult has been successful in addressing the non-prime consumer through POS solutions on e-commerce merchant websites.

We believe Katapult’s model is more efficient and scalable for the following reasons:

•        As sales grow, Katapult achieves more operating leverage. The Company’s model is primarily driven by a technology platform that does not require significant increases in operating overhead to support sales growth.

•        Katapult serves lease-to-own consumers across the United States without brick-and-mortar stores. The Company does not have any of the costs associated with physical stores and the personnel needed to operate them.

•        Katapult has no inventory risk and offers a completely drop-ship option. The Company does not have any of the costs associated with buying, storing and shipping inventory. Instead, goods are shipped directly to consumers.

Katapult’s Growth Strategies

Katapult has several strong levers for growth beginning with a substantial opportunity to increase market share of the e-commerce durable goods market. Katapult currently captures less than 1% of the 2020 durable goods e-commerce market.

We believe Katapult will continue to significantly benefit from increasing e-commerce adoption, deepening relationships with existing merchants, and further partner platform penetration. New merchants and partner POS integrations, as well as product enhancements and new product diversification also represent meaningful growth drivers. Additionally, Katapult can offer data analytics services to merchants and partners, as well as develop merchant co-marketing initiatives and dynamic consumer scoring models to further drive growth.

Katapult’s multi-pronged growth strategy is designed to continue to build upon the momentum generated so far in order to create opportunities that drive even greater value for consumers and merchants. Near-term areas of focus include expanding to higher frequency purchases, expanding customer reach, and expanding merchant reach.

Significant levers for continued organic growth

•        Continued durable goods e-commerce adoption.    U.S. e-commerce durable goods spend is estimated at approximately $180 billion in 2020 and expected to grow to approximately $300 billion by 2023. We estimate the e-commerce durable goods market opportunity targeting an underserved population at $40 – $50 billion based on 38% of U.S. consumers being underserved by prime credit products. We believe Katapult is well-positioned to address this market as more consumers and merchants transact on the platform. We believe Katapult is the only non-prime consumer POS lease-purchase platform primarily focused on e-commerce in the U.S.

•        Deepen relationships with existing merchants.    Today, Katapult transactions represent a small percentage of the average transaction volume for merchants on the platform. As more consumers become aware of the ease and transparency of using Katapult and as the Company proactively builds relationships with merchants through dedicated sales and customer success teams, we believe Katapult can significantly increase share of existing merchants’ overall transaction volumes.

•        Further platform partner penetration.    Katapult has identified thousands of eligible merchants offering durable goods that could benefit from access to the Katapult platform. Katapult plans to pursue business relationships with eligible merchants on these platforms, as well as identify and integrate its platform into new or emerging systems to attract additional merchant communities.

•        New merchant and partner POS integrations.    Katapult has the opportunity to significantly increase the number of integrated merchants on the network through its dedicated sales team. Katapult’s differentiated technology, integration capabilities, and focus on customer experience wins merchants seeking greater access to non-prime consumers.

•        Product enhancements and new product diversification.    As Katapult continues to help merchants increase conversion rates, repeat purchase rates and customer satisfaction, the Company plans to enhance its current product offering and diversify with new product development.

Expand to higher frequency purchases

Katapult has successfully demonstrated how its solutions can enable and accelerate commerce for larger purchases. A key principle of the next phase of growth is expanding into higher frequency purchases, which will position Katapult to increase engagement with consumers and merchants. We believe this will lead to increased transaction volume on the platform, as well as the expansion of the consumer and merchant network.

Expand consumer reach

•        Add more consumers to the network.    As more consumers join the network, Katapult’s risk models become even more efficient and robust, allowing the Company to reach more non-prime consumers reliably. Merchant co-marketing initiatives will aim to attract new consumers to try lease-to-own as a payment option.

•        Drive repeat use.    Katapult aims to continue driving repeat use of its platform by treating customers with respect, identifying consumer needs, focusing on customer satisfaction and delivering advanced data analytics to merchants.

•        Innovate on new product solutions.    The Company is still at the beginning stages of future product roadmaps and is focused on continuing to innovate and bring new financial partnerships and products to market for non-prime consumers.

EXECUTIVE AND DIRECTOR COMPENSATION OF KATAPULT

This section discusses the material components of the executive compensation program for Katapult’s named executive officers who are identified in the 2020 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on Katapult’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New Katapult adopts following the completion of the merger may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

Overview

We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as FinServ is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Katapult’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2020 exceeded $100,000 and who were serving as executive officers as of December 31, 2020. We refer to these individuals as “named executive officers.” For 2020, Katapult’s named executive officers were:

•        Orlando Zayas, Chief Executive Officer

•        Karissa Cupito, Chief Financial Officer

•        Derek Medlin, Chief Operating Officer

We expect that New Katapult’s executive compensation program will evolve to reflect its status as a newly publicly-traded company, while still supporting New Katapult’s overall business and compensation objectives. In connection with the merger, Katapult expects to engage an independent executive compensation consultant to help advise on the post-merger executive compensation program.

2020 Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, we seek to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. See the “Salary” column in the 2020 Summary Compensation Table for the base salary amounts received by the named executive officers in 2020.

Bonuses

Historically, cash bonuses have been provided on a discretionary basis pursuant to each named executive officer’s employment agreement. Bonus compensation is designed to hold executives accountable, reward the executives based on actual business results and help create a “pay for performance” culture. See the “Bonus” column in the 2020 Summary Compensation Table for the bonus amounts received by the named executive officers in 2020.

Equity Awards

To further focus Katapult’s named executive officers on Katapult’s long-term performance, Katapult has granted equity compensation in the form of stock options and restricted stock awards pursuant to the Katapult Holdings, Inc. 2014 Stock Incentive Plan, or the Katapult Plan.

Katapult did not grant any option awards to its named executive officers in 2020.

In 2020, Katapult granted its named executive officers a total of 17,500,000 restricted shares of Katapult’s common stock. Such shares vest only upon a Liquidation Event, which is generally defined as any liquidation, dissolution, or winding up of Katapult (including a consolidation, stock exchange, or merger with another company), a business combination transaction between Katapult and a special purpose acquisition company, or SPAC, for the purpose of taking Katapult public, or an initial public offering. The number of shares that vest will depend upon the achieved liquidation price per common share (or, in the case of an initial public offering, the per common share offering price) and is contingent upon the recipient’s continuous employment with Katapult through such liquidation event. In connection with the closing of the merger, Katapult expects 15% of such shares to vest.

Perquisites

Katapult maintains a 401(k) plan for our employees, including our executive officers, to encourage our employees to save some portion of their cash compensation for their eventual retirement. Pursuant to a discretionary employer match, during 2020, we matched all employee contributions at 100% of the employee’s contribution up to a limit of 5% of the employee’s eligible compensation up to the IRS imposed limit.

Katapult’s chief executive officer has also received reimbursement or payment on their behalf for rent on an apartment in New York City.

2020 Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	All other compensation ($)(3)	Total ($)
Orlando Zayas Chief Executive Officer	2020	360,444	400,000	7,425,092	70,750	8,256,286
Karissa Cupito Chief Financial Officer	2020	244,982	148,100	2,740,007	6,729	3,139,818
Derek Medlin Chief Operating Officer	2020	239,889	145,100	2,262,005	11,162	2,658,156

____________

(1)      Bonuses paid in 2020 pursuant to each named executive officer’s employment agreement.

(2)      Represents the grant date fair value under FASB ASC Topic 718 of equity awards granted during 2020.

(3)      Includes Company matching contributions made by us under our 401(k) plan. For Mr. Zayas, includes lease payments for an apartment in New York City equal to $57,000 in 2020.

Employment Agreements

Orlando Zayas

On October 1, 2020, Katapult and Orlando Zayas entered into an amended and restated employment agreement (the “Zayas Agreement”), pursuant to which Mr. Zayas continued to serve as Katapult’s Chief Executive Officer. The Zayas Agreement provides for an initial base salary of $400,000, and a discretionary cash bonus of up to 100% of Mr. Zayas’ base salary in each applicable year. Eighty percent (80%) of the discretionary cash bonus is based on financial targets and twenty percent (20%) is based on personal objectives. Mr. Zayas was paid a cash bonus in December 2020 equal to $400,000 pursuant to the Zayas Agreement.

The Zayas Agreement also provides for certain severance benefits, as described below.

If the Zayas Agreement is terminated by Katapult for Cause or Mr. Zayas resigns without Good Reason (each as defined in the Zayas Agreement), Mr. Zayas is entitled to (i) accrued base salary and accrued but unused vacation days, (ii) any earned but unpaid bonuses, (iii) certain benefits under the Katapult retirement and welfare benefit plans, and (iv) the opportunity to continue health coverage under the Company’s group health plan to the extent required by and in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

If Mr. Zayas is terminated without Cause or resigns for Good Reason, in addition to the benefits described above, Katapult will (i) pay Mr. Zayas base salary for a period of twelve (12) months, (ii) pay the cost of Mr. Zayas’ COBRA premiums for twelve (12) months, (iii) accelerate the vesting of any portion of the option awards then held by Mr. Zayas that would have vested during Mr. Zayas’ twelve (12)-month severance period had Mr. Zayas remained employed, and (iv) extend the exercise period for any option awards to the earliest to occur of eighteen (18) months following his termination date, a Sale Event (as defined in the Plan) , or the expiration date of such options. Mr. Zayas’ severance benefits are contingent upon his execution and non-revocation of a general release of claims.

“Cause” is generally defined in the Zayas Agreement as (i) Mr. Zayas’ indictment or conviction of, or plea of nolo contendere to, a felony or any other crime involving financial dishonesty against Katapult; (ii) Mr. Zayas’ engaging in any act of fraud, gross misconduct, illegality, or unlawful harassment which, as determined in good faith by the Katapult board of directors, would: (A) materially adversely affect the business or the reputation of Katapult with its current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose Katapult to a risk of civil or criminal legal damages, liabilities or penalties; or (iii) the repeated failure by Mr. Zayas to follow the reasonable and lawful directives of the Katapult board of directors.

“Good Reason” is generally defined in the Zayas Agreement as, absent Mr. Zayas’ prior written consent, (i) Katapult requiring Mr. Zayas to be based at any office or location more than thirty (30) miles from Mr. Zayas’ principal place of employment immediately prior to such relocation, (ii) an adverse change in Mr. Zayas’ job title or a material reduction in Mr. Zayas’ duties or responsibilities; (iii) material reduction in Mr. Zayas’ base salary, other than a general reduction in base salary affecting similarly situated senior executives of the Company; (iv) Katapult’s breach of this Agreement in any material respect; or (v) a single stockholder of Katapult (collectively with its affiliates) becomes entitled to elect a majority of the members of the Katapult board of directors, other than in connection with a Deemed Liquidation Event (as defined in the Katapult amended and restated certificate of incorporation, as amended from time to time).

Karissa Cupito

On November 11, 2020, Katapult and Karissa Cupito entered into an amended and restated employment agreement (the “Cupito Agreement”), pursuant to which Ms. Cupito continued to serve as Katapult’s Chief Financial Officer. The Cupito Agreement provides for an initial base salary of $246,100 and a discretionary cash bonus of up to 60% of Ms. Cupito’s base salary in each applicable year. Eighty percent (80%) of the discretionary cash bonus is based on financial targets and twenty percent (20%) is based on personal objectives. Ms. Cupito was paid a cash bonus in December 2020 equal to $147,600 pursuant to the Cupito Agreement.

The Cupito Agreement also provides for certain severance benefits, as described below.

If the Cupito Agreement is terminated by Katapult for Cause or Ms. Cupito resigns without Good Reason (each as defined in the Cupito Agreement), Katapult shall pay Ms. Cupito (i) accrued base salary and accrued but unused vacation days, (ii) any earned but unpaid bonuses, (iii) certain benefits under the Katapult retirement and welfare benefit plans, and (iv) the opportunity to continue health coverage under the Company’s group health plan to the extent required by and in accordance with COBRA.

If Ms. Cupito is terminated without Cause, or resigns for Good Reason, in addition to the benefits described above, Katapult will (i) pay Ms. Cupito base salary for a period of twelve (12) months, (ii) pay the cost of Ms. Cupito’s COBRA premiums for twelve (12) months, (iii) accelerate the vesting of any portion of the option awards then held by Ms. Cupito that would have vested during Ms. Cupito twelve (12)-month severance period had Ms. Cupito remained employed, and (iv) extend the exercise period for any vested option awards to the earliest to occur of eighteen (18) months following her termination date, a Sale Event (as defined in the Plan), or the expiration date of such options. Ms. Cupito’s severance benefits are contingent upon her execution and non-revocation of a general release of claims.

“Cause” is generally defined in the Cupito Agreement as (i) Ms. Cupito’s indictment or conviction of, or plea of nolo contendere to, a felony or any other crime involving financial dishonesty against Katapult; (ii) Ms. Cupito’s engaging in any act of fraud, gross misconduct, illegality, or unlawful harassment which, as determined in good faith by the Katapult chief executive officer, would: (A) materially adversely affect the business or the reputation of Katapult with its current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose Katapult to a risk of civil or criminal legal damages, liabilities or penalties; or (iii) the repeated failure by Ms. Cupito to follow the reasonable and lawful directives of the Katapult chief executive officer.

“Good Reason” is generally defined in the Cupito Agreement as, absent Ms. Cupito’s prior written consent, (i) Katapult requiring Ms. Cupito to be based at any office or location more than thirty (30) miles from Ms. Cupito’s principal place of employment immediately prior to such relocation, (ii) an adverse change in Ms. Cupito’s job title or a material reduction in Ms. Cupito’s duties or responsibilities; (iii) material reduction in Ms. Cupito’s base salary, other than a general reduction in base salary affecting similarly situated senior executives of the Company;

(iv) Katapult’s breach of this Agreement in any material respect; or (v) a single stockholder of Katapult (collectively with its affiliates) becomes entitled to elect a majority of the members of the Katapult board of directors, other than in connection with a Deemed Liquidation Event (as defined in the Katapult amended and restated certificate of incorporation, as amended from time to time).

Derek Medlin

On October 1, 2020, Katapult and Derek Medlin entered into an amended and restated employment agreement (the “Medlin Agreement”), pursuant to which Mr. Medlin continued to serve as Katapult’s Chief Operating Officer. The Medlin Agreement provides for an initial base salary of $241,000, and a discretionary cash bonus of up to 60% of Mr. Medlin’s base salary in each applicable year. Eighty percent (80%) of the discretionary cash bonus is based on financial targets and twenty percent (20%) is based on personal objectives. Mr. Medlin was paid a cash bonus in December 2020 equal to $144,600 pursuant to the Medlin Agreement.

The Medlin Agreement also provides for certain severance benefits, as described below.

If the Medlin Agreement is terminated for Cause, Mr. Medlin is entitled to (i) accrued base salary and accrued but unused vacation days, (ii) any earned but unpaid bonuses, (iii) certain benefits under the Katapult retirement and welfare benefit plans, and (iv) the opportunity to continue health coverage under the Company’s group health plan to the extent required by and in accordance with COBRA.

If Mr. Medlin is terminated without Cause, or resigns for Good Reason, in addition to the benefits described above, Katapult will (i) pay Mr. Medlin base salary for a period of twelve (12) months, (ii) pay the cost of Mr. Medlin’s COBRA premiums for twelve (12) months, (iii) accelerate the vesting of any portion of the option awards then held by Mr. Medlin hat would have vested during Mr. Medlin’s twelve (12)-month severance period had Mr. Medlin remained employed, and (iv) extend the exercise period for any vested option awards to the earliest to occur of eighteen (18) months following his termination date, a Sale Event (as defined in the Plan), or the expiration date of such options. Mr. Medlin’s severance benefits are contingent upon his execution and non-revocation of a general release of claims.

“Cause” is generally defined in the Medlin Agreement as (i) Mr. Medlin’s indictment or conviction of, or plea of nolo contendere to, a felony or any other crime involving financial dishonesty against Katapult; (ii) Mr. Medlin’s engaging in any act of fraud, gross misconduct, illegality, or unlawful harassment which, as determined in good faith by the Katapult chief executive officer, would: (A) materially adversely affect the business or the reputation of Katapult with its current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose Katapult to a risk of civil or criminal legal damages, liabilities or penalties; or (iii) the repeated failure by Mr. Medlin to follow the reasonable and lawful directives of the Katapult chief executive officer.

“Good Reason” is generally defined in the Medlin Agreement as, absent Mr. Medlin’s prior written consent, (i) Katapult requiring Mr. Medlin to be based at any office or location more than thirty (30) miles from Mr. Medlin’s principal place of employment immediately prior to such relocation, (ii) an adverse change in Mr. Medlin’s job title or a material reduction in Mr. Medlin’s duties or responsibilities; (iii) material reduction in Mr. Medlin’s base salary, other than a general reduction in base salary affecting similarly situated senior executives of the Company; (iv) Katapult’s breach of this Agreement in any material respect; or (v) a single stockholder of Katapult (collectively with its affiliates) becomes entitled to elect a majority of the members of the Katapult board of directors, other than in connection with a Deemed Liquidation Event (as defined in the Katapult amended and restated certificate of incorporation, as amended from time to time).

Potential Payments upon a Termination or Change of Control

Pursuant to the employment agreements with each of our named executive officers, any options granted to the named executive officers after the effective date of their respective employment agreements shall contain the following vesting provisions in the applicable award agreement, conditioned upon such named executive officers’ continued employment as of the effective date of such event:

•        upon a Sale Event, as defined in the Katapult Plan (as defined herein), fifty percent (50%) of any unvested options shall become fully vested, and

•        upon a Sale Event, if the named executive officer’s employment is terminated in connection with coincident with or following a Sale Event without Cause or by the named executive officer without Good Reason (each as defined in the applicable employment agreement), all unvested options shall become fully vested.

Each named executive officer is entitled to certain other benefits upon a termination or change of control as described above under the heading “Employment Agreements”.

Katapult Holdings, Inc. 2014 Stock Incentive Plan

Katapult maintains the Katapult Holdings, Inc. 2014 Stock Incentive Plan, or the Katapult Plan. The Katapult Plan permits the grant of incentive stock options, non-qualified stock options, restricted stock awards and unrestricted stock awards.  Incentive stock options may be granted only to employees of Katapult and its parent and subsidiaries. All other awards may be granted to Katapult’s directors and employees and consultants of Katapult and Katapult’s affiliates with respect to services provided to Katapult.

Administration.    Katapult’s board of directors or a committee delegated by the board of directors administers the Katapult Plan. Subject to the terms of the Katapult Plan, the administrator has the power to, among other things, select participants from among eligible employees, consultants and non-employee directors, determine the awards to be made pursuant to the Katapult Plan, determine the number of shares subject to each award, impose limitations on awards, determine and modify from time to time the terms and conditions of awards in a manner consistent with the Katapult Plan, accelerate the exercisability or vesting of all or any portion of any awards, interpret the terms and conditions of the Katapult Plan and any award agreement, and make all determinations it deems advisable for the administration of the Katapult Plan.

Options.    Katapult’s employees and service providers have historically received incentive stock options pursuant to the Katapult Plan. The exercise price per share of incentive stock options granted under the Katapult Plan must be at least 100% of the fair market value per share of Katapult’s common stock on the grant date; provided that the exercise price for an incentive stock option granted to a 10% or more holder of Katapult’s common stock will be no less than 110% of the fair market value per share of Katapult’s common stock on the grant date. Nonqualified stock options may be granted with a per share exercise price that is less than 100% of the per share fair market value of Katapult’s common stock. The aggregate fair market value of the shares with respect to which incentive stock options may be exercisable for the first time by an option holder in any calendar year, under the Katapult Plan or otherwise, may not exceed $100,000 (or such higher amount as permitted under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code). Subject to the provisions of the Katapult Plan, the administrator determines the other terms of options, including exercise prices, any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date (which may be no more than 10 years from the date of grant, or 5 years for an incentive stock option granted to a 10% or more holder of Katapult’s common stock), and the period following termination of service during which options may remain exercisable.

Stock Awards.    The administrator may, from time to time, grant to eligible individuals awards of restricted stock or unrestricted stock, collectively, Stock Awards. For the purposes of the Katapult Plan, “Restricted Stock” means an award of shares of common stock pursuant to which Katapult may, in its sole discretion, grant or sell, at such purchase price as determined by the administrator, in its sole discretion, shares subject to such restrictions and conditions as the administrator may determine at the time of grant, which purchase price shall be payable in cash or other form of consideration acceptable to the administrator. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. A grantee of Restricted Stock shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the grant. The administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which Restricted Stock shall become vested, subject to such further rights of Katapult or its assigns as may be specified in the instrument evidencing the grant.

“Unrestricted Stock” may be granted or sold (at par value or such higher purchase price determined by the administrator) in respect of past services or other valid consideration, or in lieu of any cash compensation due to such individual or entity. Upon the request of a grantee and with the consent of the administrator, each such grantee may, pursuant to an advance written election delivered to Katapult no later than the date specified by the administrator, receive a portion of the cash compensation otherwise due to such grantee in the form of shares of Unrestricted Stock.

Capital Adjustments.    If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off, split-up or other similar change in Katapult’s capital stock, the outstanding shares of Katapult’s stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of Katapult or other non-cash assets are distributed with respect to such shares or other securities, or, if, as a result of any merger, consolidation or sale of all or substantially all of the assets of Katapult, the outstanding shares of Katapult stock are converted into or exchanged for a different number or kind of securities of Katapult or any successor entity (or a parent or subsidiary thereof), Katapult will make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Katapult Plan, (ii) the number and kind of shares or other securities subject to any then outstanding awards under the Katapult Plan, (iii) the repurchase price per share subject to each outstanding award, if any, and (iv) the exercise price and/or exchange price for each share subject to any then outstanding stock options under the Katapult Plan, in each case, in a manner in accordance with Section 409A of the Code.

Treatment Upon Sale Event.    In the event of a Sale Event, as defined in the Katapult Plan, the administrator shall have the right, but not the obligation, to accelerate the vesting with respect to any or all outstanding options. Upon the consummation of a Sale Event, the Katapult Plan and all options issued thereunder (both vested and unvested) shall terminate upon the effective time of any such Sale Event unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of options theretofore granted by the successor entity, or the substitution of such options with new options of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares underlying the options and, if appropriate, the exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). Notwithstanding the above, in the event of a Sale Event pursuant to which holders of the Katapult common stock immediately prior to the consummation of such Sale Event will receive upon consummation thereof, a cash payment for each share surrendered in the Sale Event, Katapult shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding vested options (including options (if any) that vest as a result of such Sale Event) in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value, as determined by the administrator, of the consideration payable per share pursuant to the Sale Event (the “Sale Price”) times the number of shares subject to outstanding vested options (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding vested options.

Unless otherwise provided for in the Katapult Plan or in an award agreement, any shares of unrestricted stock granted under the Katapult Plan shall be treated in a Sale Event the same as all other shares then outstanding.

Plan Amendment or Termination.    Katapult’s board of directors may amend or discontinue the Katapult Plan and the committee may, at any time, amend or cancel any outstanding award in a manner not inconsistent with the terms of the Katapult Plan, provided that no such action adversely affects the rights under any outstanding award without the holder’s consent. In addition, to the extent determined by the committee to be required by the Code to ensure that incentive stock options granted under the Katapult Plan are qualified under Section 422 of the Code, amendments to the plan are subject to the approval by Katapult’s stockholders who are entitled to vote at a meeting of stockholders.

The Katapult Plan shall remain in effect until June 5, 2024, unless otherwise earlier terminated in accordance with the terms of the plan. The Katapult Plan and all awards and actions taken thereunder are governed by, construed and enforced in accordance with, the laws of the State of Delaware. Any disputes arising under the Katapult Plan or any award made thereunder are subject to binding arbitration divisions as set forth in the Katapult Plan.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table presents information regarding the outstanding stock options and restricted stock awards held by each of the named executive officers as of December 31, 2020.

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(4)
Orlando Zayas	11/21/2017	(1)	1,130,651	260,920	0.50	11/21/2027
	9/5/2019	(2)	1,333,333	1,666,667	0.17	9/5/2029
	9/5/2019		591,452	0	0.17	9/5/2029
	8/26/2020	(3)					9,000,000	7,425,092

Karissa Cupito	12/11/2017	(1)	270,797	90,266	0.50	12/11/2027
	12/11/2017		180,531	0	0.50	12/11/2027
	9/5/2019	(2)	377,777	472,223	0.17	9/5/2029
	9/5/2019		223,235	0	0.17	9/5/2029
	8/26/2020	(3)					4,250,000	2,740,007

Derek Medlin	7/31/2017	(1)	72,588	12,394	0.50	7/31/2027
	8/1/2018	(2)	84,125	16,825	0.79	8/1/2028
	9/5/2019	(2)	333,333	416,667	0.17	9/5/2029
	9/5/2019		218,382	0	0.17	9/5/2029
	8/26/2020	(3)					4,250,000	2,262,005

____________

(1)      Such option vested 25% on the first anniversary of the data of grant, then 1/48th vests on a monthly basis thereafter for three years.

(2)      Such option vests in equal monthly installments over a three year period.

(3)      Represents a grant of restricted shares of common stock that are expected to vest as to 15% of the shares upon the closing of the merger. The remaining shares subject to each grant are expected to be forfeited upon closing of the merger.

(4)      Represents the grant date fair value under FASB ASC Topic 718 of equity awards granted.

Grants of Plan-Based Awards

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Options Awards ($)(1)(2)
Orlando Zayas	8/26/2020	(2)	9,000,000	7,425,092
Karissa Cupito	8/26/2020	(2)	4,250,000	2,740,007
Derek Medlin	8/26/2020	(2)	4,250,000	2,262,005

____________

(1)      Represents the grant date fair value under FASB ASC Topic 718 of equity awards granted.

(2)      Represents a grant of restricted shares of common stock that are expected to vest as to 15% of the shares upon the closing of the merger. The remaining shares subject to each grant are expected to be forfeited upon closing of the merger.

KATAPULT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “Katapult” refer to Katapult Holdings, Inc. and subsidiaries prior to the consummation of the merger.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Consolidated Financial Information of Katapult” section of this prospectus and our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the headings “Risk Factors” and “Forward-Looking Statements; Market, Ranking and Other Industry Data” and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

All dollar amounts in this section are in thousands, unless otherwise specified.

Overview

Katapult is an e-commerce focused financial technology company offering e-commerce point-of-sale (“POS”) lease-purchase options for nonprime U.S. consumers. Katapult’s fully-digital, next-generation technology platform provides nonprime consumers with a flexible lease purchase option to enable them to obtain durable goods from Katapult’s network of e-commerce retailers. The Company’s sophisticated end-to-end technology platform provides seamless integration with merchants, underwriting capabilities that exceed those of commonly available services, and exceptional customer experiences. See the section titled “Information about Katapult” beginning on page 85 of this document for further details on our business.

Key events impacting our business are as follows:

•        COVID-19 — In March 2020, The World Health Organization recognized a global pandemic known as the coronavirus or COVID-19. Due to the economic uncertainty that this has and can continue to cause, there is an added risk factor in the overall future outlook of the Company. While the pandemic and related effect on the global economy have not materially impacted the Company or its financial position, the Company has implemented cost containment and cash management initiatives to mitigate the potential impact of the COVID-19 pandemic on its business and liquidity. The full extent of any impact cannot be determined at this time. Management will continue to monitor any changes to the business as the pandemic continues throughout 2021.

•        Pending Business Combination — On December 18, 2020, Katapult announced that it had entered into a definitive merger agreement with FinServ Acquisition Corp., a publicly traded special purpose acquisition company. Under the terms of the proposed transaction, FinServ will merge with Katapult at an estimated combined enterprise value of approximately $1 billion and equity value of $962 million. Total consideration paid to Katapult’s existing shareholders will be $833 million. Cash proceeds from the transaction will fund up to $325 million of cash consideration to Katapult’s existing shareholders and $50 million of cash to Katapult’s balance sheet. The cash components of the transaction will be funded by FinServ’s cash in trust of $250 million (assuming no redemptions) as well as a $150 million private placement of common stock at $10 per share from various institutional investors. The balance of the consideration to Katapult’s equity holders will consist of equity in the Company. Existing Katapult equity holders will have the potential to receive an earn-out for additional shares of equity if certain price targets are met as set forth in the definitive merger agreement. The transaction is expected to close during the first half of 2021 and remains subject to customary closing conditions.

Key Performance Metrics

We regularly review several metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions, which may also be useful to an investor.

Originations

We measure originations to assess the growth trajectory and overall size of our lease portfolio. There is a direct correlation between origination growth and revenue growth. We define originations as the acquisition value of the durable goods associated with lease-purchase agreements entered into during the period, and we define cumulative originations as the aggregate amount of originations at a point in time. Originations may be useful to an investor because it helps understand the growth trajectory of revenues. The following table presents originations for the nine months ended September 30, 2020 and September 30, 2019, as well as the Company’s lifetime cumulative originations as of each respective date.

	Nine Months Ended September 30,		Change
	2020	2019	$	%
Originations	$142,462	$54,094	$88,368	163.4%
	As of September 30,		Change
	2020	2019	$	%
Cumulative Originations	$323,472	$147,437	$176,035	119.4%

The following table presents originations for the years ended December 31, 2019 and December 31, 2018, as well as the Company’s lifetime cumulative originations as of each respective date.

	Year Ended December 31,		Change
	2019	2018	$	%
Originations	$87,666	$49,170	$38,496	78.3%
	As of December 31,		Change
	2019	2018	$	%
Cumulative Originations	$181,010	$93,344	$87,666	93.9%

Total Revenue, Unearned Revenue, and Bad Debt Recoveries

Total revenue represents the summation of rental revenue, other revenue, and service fees. Unearned revenue represents the Company’s liability for cash received from customers prior to the related revenue being earned, and bad debt recoveries represent customer payments for receivables that had previously been written off. Bad debt recoveries represent a reduction to bad debt expense in the period in which they are collected. We measure these metrics to assess the total view of paythrough performance of our customers. We believe looking at these components of our financial statements is useful to an investor as it helps understand the total payment performance of customers.

The following table presents total revenue and bad debt recoveries for the nine months ended September 30, 2020 and 2019, as well as unearned revenue as of September 30, 2020 and 2019.

	Nine Months Ended September 30,
	2020	2019
Total revenue	$173,842	$59,479
Bad debt recoveries(1)	$2,690	$901
	As of September 30,
	2020	2019
Unearned revenue	$2,840	$1,118

____________

(1)      Bad debt recoveries represent 28% of total bad debt expense of $9,614 for the nine months ended September 30, 2020 and 14% of total bad debt expense of $6,598 for the nine months ended September 30, 2019.

The following table presents total revenue and bad debt recoveries for the years ended December 31, 2019 and 2018, as well as unearned revenue as of December 31, 2019 and 2018.

	Years Ended December 31,
	2019	2018
Total revenue	$91,877	$43,146
Bad debt recoveries(1)	$1,499	$448
	As of December 31,
	2019	2018
Unearned revenue	$1,368	$873

____________

(1)      Bad debt recoveries represent 16% of total bad debt expense of $9,163 for the year ended December 31, 2019 and 10% of total bad debt expense of $4,281 for the year ended December 31, 2018.

Gross Profit

Gross profit represents total revenue less cost of revenue, and is a measure presented in accordance with U.S. GAAP. See the “Non-GAAP Measures” section below for a presentation of this measure alongside adjusted gross profit, which is a non-GAAP measure utilized by management.

Results of Operations

Comparison of the Nine Months Ended September 30, 2020 and 2019 and the Years Ended December 31, 2019 and 2018

The following tables are references for the discussion that follows.

	Nine Months Ended September 30,		Change
	2020	2019	$	%
Revenue
Rental revenue	$173,652	$58,681	$114,971	195.9%
Other revenue	117	351	(234)	-66.7%
Service fees	73	447	(374)	-83.7%
Total revenue	173,842	59,479	114,363	192.3%
Cost of revenue	116,534	46,576	69,958	150.2%
Gross profit	57,308	12,903	44,405	344.1%
Operating expenses:
Servicing costs	3,003	1,932	1,071	55.4%
Underwriting fees	1,870	1,955	(85)	-4.3%
Professional and consulting fees	1,305	1,115	190	17.0%
Technology and data analytics	4,636	3,048	1,588	52.1%
Bad debt expense	9,614	6,598	3,016	45.7%
General and administrative	7,767	7,963	(196)	-2.5%
Total operating expenses	28,195	22,611	5,584	24.7%
Income (loss) from operations	29,113	(9,708)	38,821	-399.9%
Loss on extinguishment of debt	—	(823)	823	-100.0%
Interest expense and other fees	(10,091)	(5,771)	(4,320)	74.9%
Income (loss) before provision for income taxes	19,022	(16,302)	35,324	-216.7%
Provision for income taxes	(423)	—	(423)	100.0%
Net income (loss) and comprehensive income (loss)	$18,599	$(16,302)	$34,901	-214.1%

	Years Ended December 31,		Change
	2019	2018	$	%
Revenue
Rental revenue	$90,996	$42,126	$48,870	116.0%
Other revenue	368	290	78	26.9%
Service fees	513	730	(217)	-29.7%
Total revenue	91,877	43,146	48,731	112.9%
Cost of revenue	71,220	38,710	32,510	84.0%
Gross profit	20,657	4,436	16,221	367.5%
Operating expenses:
Servicing costs	2,934	1,879	1,055	56.1%
Underwriting fees	2,562	843	1,719	203.9%
Professional and consulting fees	1,347	1,187	160	13.5%
Technology and data analytics	4,293	2,920	1,373	47.0%
Bad debt expense	9,163	4,281	4,882	114.0%
General and administrative	9,750	10,199	(449)	-4.4%
Total operating expenses	30,049	21,309	8,740	41.0%
Loss from operations	(9,392)	(16,873)	7,481	-44.3%
Loss on extinguishment of debt	(823)	(1,650)	827	-50.1%
Interest expense and other fees	(8,577)	(4,986)	(3,591)	72.0%
Loss before provision for income taxes	(18,792)	(23,509)	4,717	-20.1%
Provision for income taxes	—	—	—	0.0%
Net loss and comprehensive loss	$(18,792)	$(23,509)	$4,717	-20.1%

Rental revenue

Rental revenue consists of revenue earned from property held for lease, customer purchases of leased property, and agreed-upon charges related to lease-purchase agreements. Rental revenue increased by $114,971, or 195.9%, to $173,652 for the nine months ended September 30, 2020, from $58,681 for the same period in 2019. This was primarily due to the Company’s addition of Wayfair as a retail partner, which accounted for 73% of origination dollars for the nine months ended September 30, 2020, versus 49% for the same period in 2019. Rental revenue as a percentage of total revenue increased to 99.9% for the nine months ended September 30, 2020 compared to 98.7% for the same period in 2019.

Rental revenue increased by $48,870, or 116.0%, to $90,996 for the year ended December 31, 2019, from $42,126 for 2018. This was primarily due to the Company’s efforts to grow revenue sources from e-commerce partners, including Wayfair. Rental revenue as a percentage of total revenue increased to 99.0% in 2019 compared to 97.6% in 2018.

Other revenue

Other revenue consists of sub-lease revenue in 2018 and 2019, and revenue from merchant partnerships. Other revenue decreased by $234, or 66.7%, to $117 for the nine months ended September 30, 2020, from $351 for the same period in 2019 due to our sub-lease arrangement ending in July 2019. Other revenue as a percentage of total revenue decreased to 0.1% for the nine months ended September 30, 2020 compared to 0.6% for the same period in 2019.

Other revenue increased by $78, or 26.9%, to $368 for the year ended December 31, 2019, from $290 for 2018. This increase was primarily driven by an increase in revenue from merchant partnerships. Other revenue as a percentage of total revenue increased to 0.4% for the year ended December 31, 2019 compared to 0.7% in 2018.

Service fees

Service fees consist primarily of fees earned from a third party, whereby the Company originates and services lease agreements in association with these third parties. Revenue from service fees decreased by $374, or 83.7%, to $73 for the nine months ended September 30, 2020, from $447 for the same period in 2019. This was primarily driven by the termination of a pilot partnership in February 2019. Revenue from service fees as a percentage of total revenue decreased to 0.0% for the nine months ended September 30, 2020 compared to 0.8% for the same period in 2019.

Revenue from service fees decreased by $217, or 29.7%, to $513 for the year ended December 31, 2019, from $730 for 2018. This was primarily due to the termination of a pilot partnership in February 2019. Revenue from service fees as a percentage of total revenue decreased to 0.6% in 2019 compared to 1.7% in 2018.

Cost of revenue

Cost of revenue consists primarily of depreciation expense related to property held for lease, impairment of property held for lease, net book value of property buyouts, processing fees, and other costs associated with offering lease-purchase transactions to customers. Cost of revenue increased $69,958, or 150.2%, to $116,534 for the nine months ended September 30, 2020, from $46,576 for the same period in 2019. This increase was primarily driven by the proportional increase in rental revenue over this period and offset by lower depreciation related to the property held for lease. Cost of revenue as a percentage of total revenue decreased to 67.0% for the nine months ended September 30, 2020, compared to 78.3% for the same period in 2019.

Cost of revenue increased by $32,510, or 84.0%, to $71,220 for the year ended December 31, 2019, from $38,710 in 2018. This increase, which is directly correlated with rental revenue, was primarily driven by the proportional increase in rental revenue over this period. Cost of revenue as a percentage of total revenue decreased to 77.5% in 2019 compared to 89.7% in 2018.

Gross profit

Gross profit increased by $44,405, or 344.1%, to $57,308 for the nine months ended September 30, 2020, from $12,903 for the same period in 2019. This was due to the individual revenue and cost of revenue drivers described above. These individual drivers were caused by an overall increase in performance on recently originated leases, which was due to enhanced underwriting, retailer mix, and operational efficiencies. Gross profit as a percentage of total revenue increased to 33.0% for the nine months ended September 30, 2020 to 21.7% for the same period in 2019.

Gross profit increased by $16,221, or 365.7%, to $20,657 for the year ended December 31, 2019, from $4,436 in 2018. This was due to the individual revenue and cost of revenue drivers described above. These individual drivers were caused by an overall increase in performance on recently originated leases, which was due to enhanced underwriting, retailer mix, and operational efficiencies. Gross profit as a percentage of total revenue increased to 22.5% in 2019 compared to 10.3% in 2018.

Operating expenses

The following table quantifies the dollar amount of operating costs versus total revenue for the year-to-date periods ended September 30, 2020 and 2019, as well as the annual 2018 and 2019 periods.

	Nine Months Ended September 30,		Percentage of Total Revenue
	2020	2019	2020	2019
Total revenue	$173,842	$59,479

Servicing costs	3,003	1,932	1.7%	3.2%
Underwriting fees	1,870	1,955	1.1%	3.3%
Professional and consulting fees	1,305	1,115	0.8%	1.9%
Technology and data analytics	4,636	3,048	2.7%	5.1%
Bad debt expense	9,614	6,598	5.5%	11.1%
General and administrative	7,767	7,963	4.5%	13.4%

	Years Ended December 31,		Percentage of Total Revenue
	2019	2018	2019	2018
Total revenue	$91,877	$43,146

Servicing costs	2,934	1,879	3.2%	4.4%
Underwriting fees	2,562	843	2.8%	2.0%
Professional and consulting fees	1,347	1,187	1.5%	2.8%
Technology and data analytics	4,293	2,920	4.7%	6.8%
Bad debt expense	9,163	4,281	10.0%	9.9%
General and administrative	9,750	10,199	10.6%	23.6%

General and administrative

General and administrative expense consists primarily of payroll and related costs, stock-based compensation, occupancy costs, travel and entertainment, and other general overhead costs, including depreciation and amortization related to office equipment. General and administrative expense decreased by $196, or 2.5%, to $7,767 for the nine months ended September 30, 2020, from $7,963 for the same period in 2019. General and administrative expense as a percentage of total revenue decreased to 4.5% for the nine months ended September 30, 2020 compared to 13.4% for the same period in 2019.

General and administrative expense decreased by $449, or 4.4%, to $9,750 for the year ended December 31, 2019, from $10,199 in 2018. This was primarily due to a decrease in compensation-related costs as the Company achieves scalability efficiencies in its workforce. General and administrative expense as a percentage of total revenue decreased to 10.6% in 2019 compared to 23.6% in 2018.

Servicing Costs

Servicing costs primarily consist of permanent and temporary call center support. Servicing costs increased by $1,071, or 55.4%, to $3,003 for the nine months ended September 30, 2020, from $1,932 for the same period in 2019. This was primarily due to the increase in overall revenue during the same period, and was offset by scalability efficiencies achieved in 2020. Servicing costs as a percentage of total revenue decreased to 1.7% for the nine months ended September 30, 2020 compared to 3.2% for the same period in 2019.

Servicing costs increased by $1,055, or 56.1%, to $2,934 for the year ended December 31, 2019, from $1,879 in 2018. This was primarily due to the increase in overall revenue during the same period, and was offset by scalability efficiencies achieved in 2019. Servicing costs as a percentage of total revenue decreased to 3.2% compared to 4.4% in 2018.

Underwriting fees

Underwriting fees primarily consist of data costs related to inputs from customer underwriting models. Underwriting fees decreased by $85, or 4.3%, to $1,870 for the nine months ended September 30, 2020, from $1,955 for the same period in 2019. This was primarily due to scalability efficiencies achieved during the year as the Company refines its customer underwriting model, despite an increase in underwriting activity associated with increased revenue volume over the period. Underwriting fees as a percentage of total revenue decreased to 1.1% for the nine months ended September 30, 2020, compared to 3.3% for the same period in 2019.

Underwriting fees increased by $1,719, or 203.9%, to $2,562 for the year ended December 31, 2019, from $843 in 2018. This was primarily due to the proportional increase to revenue volume over the same period, and investments in the underwriting process in 2019 as we sought to achieve scalability efficiencies. Underwriting fees as a percentage of total revenue increased to 2.8% in 2019 compared to 2.0% in 2018.

Professional and consulting fees

Professional and consulting fees primarily consist of corporate legal and accounting costs. Professional and consulting fees increased by $190, or 17.0%, to $1,305 for the nine months ended September 30, 2020, compared to $1,115 for the same period in 2019. This increase was primarily driven by increased compliance requirements and costs as the Company grows in size. Professional and consulting fees as a percentage of revenue decreased to 0.8% for the nine months ended September 30, 2020, compared to 1.9% for the same period in 2019.

Professional and consulting fees increased by $160, or 13.5%, to $1,347 for the year ended December 31, 2019, from $1,187 in 2018. This was primarily due to the increase in revenue during the same period. Professional and consulting fees as a percentage of total revenue decreased to 1.5% in 2019 compared to 2.8% in 2018.

Technology and data analytics

Technology and data analytics expense primarily consist of salaries and benefits for computer programming employees that support our underlying technology and algorithms. Technology and data analytics expense increased by $1,588, or 52.1%, to $4,636 for the nine months ended September 30, 2020, compared to $3,048 for the same period in 2019. This was primarily due to added employee headcount to continue the build-out of the Company’s technological infrastructure. Technology and data analytics expense as a percentage of total revenue decreased to 2.7% for the nine months ended September 30, 2020, compared to 5.1% for the same period in 2019.

Technology and data analytics expense increased by $1,373, or 47.0%, to $4,293 for the year ended December 31, 2019, from $2,920 in 2018. This was primarily due to added employee headcount to continue the build-out of the Company’s technological infrastructure. Technology and data analytics expense as a percentage of total revenue decreased to 4.7% in 2019 compared to 6.8% in 2018.

Bad debt expense

Bad debt expense primarily consists of provisions for uncollectable accounts receivable, net of recoveries. Bad debt expense increased by $3,016, or 45.7%, to $9,614 for the nine months ended September 30, 2020, compared to $6,598 for the same period in 2019. This increase was primarily driven by the proportional increase in rental revenue over this period and offset by decreased charge-off rates due to better underwriting performance and cash collection activities. Bad debt expense as a percentage of total revenue decreased to 5.5% for the nine months ended September 30, 2020, compared to 11.1% for the same period in 2019.

Bad debt expense increased by $4,882, or 114.0%, to $9,163 for the year ended December 31, 2019, compared to $4,281 in 2018. This increase, which is directly correlated with rental revenue, was primarily driven by the proportional increase in rental revenue over this period, and a decrease in charge-off rates due to better underwriting performance and cash collection activities from 2018 to 2019. Bad debt expense as a percentage of total revenue increased to 10.0% in 2019 compared to 9.9% in 2018.

Loss on extinguishment of debt

Loss on extinguishment of debt was $0 for the nine months ended September 30, 2020, compared to $823 for the same period in 2019. Loss on extinguishment of debt for the nine months ended September 30, 2019 was related to the capital raising activities and conversion of convertible notes during that period. Loss on extinguishment of debt as a percentage of total revenue was 1.4% for the nine months ended September 30, 2019.

Loss on extinguishment of debt decreased by $827, or 50.1%, to $823 for the year ended December 31, 2019, from $1,650 in 2018. Loss on extinguishment for both 2019 and 2018 was related to capital raising activities, including conversion of convertible notes, for 2019 and refinancing of long-term debt for 2018. Loss on extinguishment of debt as a percentage of total revenue decreased to 0.9% in 2019 compared to 3.8% in 2018.

Interest expense and other fees

Interest expense and other fees increased by $4,320, or 74.9%, to $10,091 for the nine months ended September 30, 2020, compared to $5,971 for the same period in 2019. This was primarily due to an increase in total outstanding principal balances on our debt during this period. Interest expense and other fees as a percentage of total revenue decreased to 5.8% for the nine months ended September 30, 2020, compared to 9.7% for the same period in 2019.

Interest expense and other fees increased by $3,591, or 72.0%, to $8,577 for the year ended December 31, 2019, from $4,986 in 2018. This was primarily due to an increase in total outstanding principal balances on our debt during this period. Interest expense and other fees as a percentage of total revenue decreased to 9.3% in 2019 compared to 11.6% in 2018.

Provision for income taxes

Provision for income taxes was $423 for the nine months ended September 30, 2020 and was $0 for the same period in 2019. This increase was primarily due to state income taxes on the Company’s expected taxable income for the full year ending December 31, 2020. Provision for income taxes as a percentage of total revenue was 0.2% for the nine months ended September 30, 2020.

Provision for income taxes was $0 for the years ended December 31, 2019 and 2018.

Non-GAAP Measures

In addition to gross profit and net income (loss), which are measures presented in accordance with U.S. GAAP, management believes that adjusted gross profit and adjusted EBITDA provide relevant and useful information which is widely used by analysts, investors, and competitors in our industry in assessing performance. Adjusted gross profit and adjusted EBITDA are supplemental measures of Katapult’s performance that are neither required by nor presented in accordance with U.S. GAAP. Adjusted gross profit and adjusted EBITDA should not be considered as substitutes for U.S. GAAP metrics such as gross profit, operating income (loss), net income (loss), or any other performance measures derived in accordance with U.S. GAAP and may not be comparable to similar measures used by other companies.

Adjusted gross profit represents gross profit less variable operating expenses, which are servicing costs, underwriting fees, and bad debt expense. We believe that adjusted gross profit provides a meaningful understanding of one aspect of our performance specifically attributable to total revenue and the variable costs associated with total revenue. We believe that adjusted gross profit is useful to an investor in evaluating our performance because this measure is used by our management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

Adjusted EBITDA represents earnings (loss) before interest expense and other fees, taxes, depreciation and amortization on fixed assets, stock-based compensation, impairment on leased assets, legal fees associated with investor transactions, loss on extinguishment of debt, and employee recruiting costs. We believe that adjusted EBITDA is a metric that provides additional insight into the quality of our earnings (loss).

Adjusted gross profit and adjusted EBITDA are useful to an investor in evaluating our performance because these measures:

•        Are widely used by investors to measure a company’s operating performance;

•        Are financial measurements that are used by rating agencies, lenders and other parties to evaluate our credit worthiness; and

•        Are used by our management for various purposes, including as measures of performance and as a basis for strategic planning and forecasting.

The following table presents gross profit and adjusted gross profit for the nine months ended September 30, 2020 and September 30, 2019.

	Nine Months Ended September 30,		Change
	2020	2019	$	%
Gross Profit and Adjusted Gross Profit
Total Revenue	$173,842	$59,479

Cost of revenue	(116,534)	(46,576)
Gross Profit	57,308	12,903	44,405	344.1%
Less:
Servicing costs	(3,003)	(1,932)
Underwriting fees	(1,870)	(1,955)
Bad debt expense	(9,614)	(6,598)
Adjusted Gross Profit	$42,821	$2,418	$40,403	1670.8%

The following table presents gross profit and adjusted gross profit for the years ended December 31, 2019 and December 31, 2018.

	Year Ended December 31,		Change
	2019	2018	$	%
Gross Profit and Adjusted Gross Profit
Total Revenue	$91,877	$43,146
Cost of revenue	(71,220)	(38,710)
Gross Profit	20,657	4,436	16,221	365.7%
Less:
Servicing costs	(2,934)	(1,879)
Underwriting fees	(2,562)	(843)
Bad debt expense	(9,163)	(4,281)
Adjusted Gross Profit	$5,998	$(2,567)	$8,565	-333.7%

The reconciliations of net income (loss) to adjusted EBITDA for the nine months ended September 30, 2020 and 2019 are as follows:

	Nine Months Ended September 30,
	2020	2019
Adjusted EBITDA
Net income (loss)	$18,599	$(16,302)
Add back:
Interest expense and other fees	10,091	5,771
Loss on extinguishment of debt	—	823
Provision for income taxes	423	—
Depreciation and amortization on fixed assets	46	105
Impairment on leased assets	1,637	2,553
Stock compensation expense	274	229
Employee recruiting costs	137	14
Legal fees associated with investor transactions(a)	362	—
Adjusted EBITDA	$31,569	$(6,807)

____________

(a)      Consists of legal expenses incurred in connection with various investor-related matters including stock transfers, sale of founder shares, and warrant exercises.

The reconciliations of net loss to adjusted EBITDA for the years ended December 31, 2019 and 2018 are as follows:

	Year Ended December 31,
	2019	2018
Adjusted EBITDA
Net loss	$(18,792)	$(23,509)
Add back:
Interest expense and other fees	8,577	4,986
Loss on extinguishment of debt	823	1,650
Depreciation and amortization on fixed assets	65	64
Impairment on leased assets	4,119	1,752
Stock compensation expense	315	181
Employee recruiting costs	39	113
Adjusted EBITDA	$(4,854)	$(14,763)

Liquidity and Capital Resources

To date, the funds received from previous common stock and preferred stock equity financings, as well as the Company’s ability to obtain lending commitments, have provided the liquidity necessary for the Company to fund its operations. The additional financing, as described elsewhere in this proxy statement/prospectus, would provide additional equity capital and liquidity. If the Company is unable to generate positive operating cash flows, additional debt and equity financings may be necessary to sustain future operations.

Since 2018, the Company’s liquidity profile has improved each period due to increased earnings, increased liquidity from debt providers and decreased cost of debt as our credit profile has improved.

The following table presents the Company’s cash, restricted cash, and accounts receivable, net, as of September 30, 2020:

As of September 30, 2020
Cash	$36,076
Restricted cash	3,163
Accounts receivable, net	1,471

The following table presents the Company’s cash, restricted cash, and accounts receivable, net, as of December 31, 2019 and 2018:

	As of December 31,
	2019	2018
Cash	$7,507	$1,469
Restricted cash	4,739	1,493
Accounts receivable, net	924	1,113

Cash Flows

The following table presents cash provided by (used in) operating, investing, and financing activities during the nine months ended September 30, 2020 and 2019:

	Nine Months Ended 2020	September 30, 2019
Net cash used in operating activities	$(6,176)	$(20,358)
Net cash provided by (used in) investing activities	(268)	123
Net cash provided by financing activities	33,437	24,280
Net increase in cash and restricted cash	$26,993	$4,045

The following table presents cash provided by (used in) operating, investing and financing activities during the years ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019	2018
Net cash used in operating activities	$(31,584)	$(25,477)
Net cash provided by (used in) investing activities	91	(58)
Net cash provided by financing activities	40,777	25,654
Net increase in cash and restricted cash	$9,284	$119

Operating Activities

Net cash used in operating activities was $6,176 for the nine months ended September 30, 2020 and was primarily due to the purchase of property held for lease of $143,446, offset by depreciation and amortization of $77,696, impairment expense of $12,785, and buyouts of property held for lease of $21,953, as well as bad debt expense of $9,614. Net cash used in operating activities was $20,358 for the nine months ended September 30, 2019 and was primarily due to the net loss of $16,302 incurred during the period.

Net cash used in operating activities was $31,584 for the year ended December 31, 2019 and was primarily due to the net loss of $18,792 and purchases of property held for lease of $87,809 during the period, offset by depreciation and amortization of $47,083, net book value of property buyouts of $11,737, and impairment expense of $9,979. Net cash used in operating activities was $25,477 for the year ended December 31, 2018 and was primarily due to the net loss of $23,509 during the period.

Investing Activities

Net cash used in investing activities was $268 for the nine months ended September 30, 2020 and was primarily due to purchases of property and equipment of $121 and purchases of capitalized software of $181. Net cash provided by investing activities was $123 for the nine months ended September 30, 2019 and was primarily due to an increase in other assets and security deposits of $150.

Net cash provided by investing activities was $91 for the year ended December 31, 2019 and was due to decreases in other assets and security deposits of $173, offset by purchases of property and equipment of $82. Net cash used in investing activities was $58 and was due to purchases of property and equipment of $24 and decreases in other assets and security deposits of $34.

Financing Activities

Net cash provided by financing activities was $33,437 for the nine months ended September 30, 2020 and was primarily due to proceeds from revolving line of credit of $35,335, offset by principal repayment of revolving line of credit of $2,011. Net cash provided by financing activities for the nine months ended September 30, 2019 was $24,280 and was primarily due to advances on convertible notes payable of $2,500, proceeds from revolving line of credit of $10,965, proceeds from non-revolving line of credit of $4,322, and proceeds from redeemable convertible preferred stock issuance of $9,339, offset by principal repayments of non-revolving line of credit of $2,846.

Net cash provided by financing activities was $40,777 for the year ended December 31, 2019 and was primarily due to proceeds from revolving line of credit of $22,845, proceeds from non-revolving line of credit of $8,937, and proceeds from redeemable convertible preferred stock issuance of $9,339. Net cash provided by financing activities was $25,654 for the year ended December 31, 2018 and was primarily due to proceeds from non-revolving line of credit of $14,925, proceeds from convertible notes of $7,500, and proceeds from redeemable convertible preferred stock issuance of $3,218.

Financing Arrangements

From January 1, 2016, Katapult completed the following transactions, each of which has provided liquidity and cash resources.

Revolving and Non-Revolving Lines of Credit

•        During 2016, the Company obtained a non-revolving line of credit facility with a lender holding shares of preferred stock, in which it may borrow a maximum of $100,000 subject to certain covenants and an 85% advance rate on eligible accounts receivable. At December 31, 2018, $19,603 was outstanding on this line of credit. At December 31, 2018, no additional borrowings were available. The note was secured by all assets of the Company and subsidiaries. The annual interest rate on the principal was the greater of 18% or the sum of 17% plus the greater of 1% or the three-month average LIBOR rate. This facility was also subject to certain debt covenants as set forth in the loan agreement, which consist of maintaining lease performance metrics, financial ratios related to operating results, and lease delinquency ratios. The outstanding line of credit including unpaid principal and interest was due in November 2018 to the lender, but was extended to May 2019, unless there was an earlier event of default such as bankruptcy, default on interest payments, or a change of control. This line of credit was repaid in May 2019.

•        During 2017, the Company obtained a second non-revolving line of credit facility with a lender holding shares of preferred stock, in which it may borrow a maximum of $6,000, which was raised to $6,800 in 2018, subject to certain covenants and a 35% advance rate on eligible accounts receivable. In 2019, the maximum balance was raised to $16,000. At December 31, 2018, the total outstanding on this facility was $6,800. At December 31, 2019, the total outstanding on this facility was $16,000 less issuance costs of $197, netting to a total of $15,803. The issuance costs are amortized throughout the life of the loan through interest expense. The note was secured by all assets of the Company. The annual interest rate on the principal was 25% through August 2020. Beginning in September 2020, the annual interest rate stepped down to 19%. This facility was also subject to certain debt covenants as set forth in the loan agreement, which consisted of maintaining lease performance metrics, financial ratios related to operating results, and lease delinquency ratios. The outstanding line of credit including unpaid principal and interest was repaid in December 2020.

•        During 2019, the Company refinanced the first revolving line of credit facility which resulted in a maximum of $50,000 for the initial commitment, with the lender having the right to increase to a maximum of $150,000 over time. The Company drew down the $50,000 facility upon the date of the refinancing. This is subject to certain covenants and an 85% advance rate on eligible accounts receivable. At December 31, 2019, the total outstanding on this line of credit was $40,280 less issuance costs of $582, netting to a total of $39,698. The issuance costs are amortized over the life of the loan through interest expense. The note is secured by all assets of the Company. The annual interest rate on the principal was the one month LIBOR Rate plus 11% per annum through July 2020. Beginning in August 2020, the interest rate stepped down to one month LIBOR plus 7.5% per annum. This facility is also subject to certain debt covenants as set forth in the loan agreement, which consist of maintaining lease performance metrics, financial ratios related to operating results, and lease delinquency ratios. The outstanding line of credit, including unpaid principal and interest, is due December 4, 2023 unless there is an earlier event of default such as bankruptcy, default on interest payments, or a change of control (excluding an acquisition by a Special Purpose Acquisition Company), at which point the facility may become due earlier. On September 28, 2020, the maximum commitment was increased to a total of $125,000.

•        On December 4, 2020, the Company entered into the ninth amendment to its first revolving line of credit facility. This amendment provided the lenders with the right to increase the revolving commitment amount from $125,000 to $250,000. This right has not yet been exercised by the lender as of the date of these consolidated financial statements. The amendment also provided the Company with a senior secured term loan facility commitment of up to $50,000. The Company drew down the full $50,000 of this term loan on December 4, 2020. In conjunction with the amended loan and security agreement, the Company issued a warrant to purchase up to 4,988,719 Series C-1 Convertible Preferred Stock at an exercise price of $0.01 per share.

Long Term Debt

•        In September 2018, the Company obtained a bridge loan from a related party lender for $5,500. In November 2018, the Company amended this loan, which resulted in the Company increasing the principal amount by $2,000 for a total of $7,500. At December 31, 2018, the total outstanding balance on this loan was carried at $7,476, which is offset by issuance costs totaling $796, netting to a total of $6,680. At December 31, 2019, the total outstanding balance on this loan was carried at $7,492, which is offset by issuance costs totaling $298, netting to a total of $7,195. In May 2019, the Company amended the outstanding long-term debt of $7,500 which extended the maturity date from September 13, 2019 to December 31, 2021. The loan was repaid in December 2020.

Convertible Notes

•        As a condition of the Company’s $5,500 bridge loan, the lender required the loan to be guaranteed by current investors in the Company. In exchange for this guarantee, the Company issued $1,650 of convertible notes, which had a pricing feature to convert at a 20% discount to the share price of the next round of equity financing. In conjunction with the Company’s amendment of its $5,500 bridge loan (to increase the principal amount by $2,000), the Company issued an additional $600 of convertible notes with the same features mentioned above.

•        In February and March 2019, the Company issued an additional $2,500 in convertible notes for cash consideration. These convertible notes had stock warrants attached. Additional details pertaining to the stock warrants can be found in Note 10 to the consolidated financial statements for the year ended December 31, 2019.

•        In April 2019, all of the Company’s convertible notes converted to 17,061,472 shares of Preferred Stock Series C shares at a price of $0.3553 less 20%. This conversion event qualified as a non-qualified financing feature per the executed agreements. In conjunction with this event, the Company also recapitalized all preferred share classes into Series C preferred stock.

Equity

•        During 2019, the Company converted all outstanding Series A, Series A-1, Series A-2, Series B, Series B-1, and Series B-2 shares to Series C shares by issuing on a 1:1 ratio 24,773,767 Series C Preferred Shares. Additionally, the Company issued 17,061,472 Series C Preferred Shares valued at $6,062 to execute the conversion feature of the outstanding convertible notes. Furthermore, the Company raised additional equity of $9,506 by issuing 26,754,674 of Series C Preferred Shares.

•        The Company has issued warrants to purchase common stock to current and former lenders and investors between 2014 and 2019. The exercise prices of these warrants range from $0.01 per share to $1.7084 per share. The warrants do not convey any voting privileges or rights on declared dividends until they are converted into common stock by the holder. 5,654,584 warrants were outstanding as of December 31, 2019.

Contractual Obligations

The table below summarizes debt, lease and other minimum cash obligations outstanding as of September 30, 2020:

	Payments Due by Period
	Total	2020 (remaining 3 months)	2021 – 2022	2023 – 2024	Thereafter
	(in thousands)
Non-revolving line of credit, related parties(1)	$16,768	$16,768	$—	$—	$—
Line of credit(2)	92,423	1,691	13,570	77,162	—
Long-term debt, related parties(3)	8,635	227	8,408	—	—
Operating lease commitments	2,041	122	1,008	741	170
Total	$119,867	$18,808	$22,986	$77,903	$170

____________

(1)      Future cash obligations include scheduled interest payments due based on the interest rate of 19% as of September 30, 2020.

(2)      Future cash obligations include scheduled interest payment due based on the interest rate of 9.5% as of September 30, 2020.

(3)      Future cash obligations include scheduled interest payments due based on the interest rate of 12% as of September 30, 2020.

The table below summarizes debt, lease and other minimum cash obligations outstanding as of December 31, 2019:

	Payments Due by Period
	Total	2020	2021 – 2022	2023 – 2024	Thereafter
	(in thousands)
Non-revolving line of credit, related parties(1)	$20,055	$20,055	$—	$—	$—
Line of credit(2)	58,404	5,309	10,618	42,477	—
Long-term debt, related parties(3)	9,317	912	8,405	—	—
Operating lease commitments	619	163	326	130	—
Total	$88,395	$26,439	$19,349	$42,607	$—

____________

(1)      Future cash obligations include scheduled interest payments due based on the interest rate of 19% as of December 31, 2019.

(2)      Future cash obligations include scheduled interest payments due based on the interest rate of 13% as of December 31, 2019.

(3)      Future cash obligations include scheduled interest payments due based on the interest rate of 12% as of December 31, 2019.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined by applicable rules and regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We evaluate our significant estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

We believe that the accounting policies described below involve a significant degree of judgment and complexity, and have the greatest potential effect on our consolidated statements. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Rental Revenue Recognition

Property held for lease is leased to customers pursuant to lease purchase agreements which provide for weekly, bi-weekly, semi-monthly, and monthly lease terms with non-refundable lease payments. Generally, the customer has the right to acquire title and ownership either through a 90-day purchase option, an early purchase option available prior to completion of the full agreement, or by completing all required lease payments, generally 12 to 18 months, for ownership. On any current lease, customers have the option to cancel the agreement at any time without penalty in accordance with lease-purchase agreement terms and return the property subject to lease. Accordingly, customer agreements are accounted for as operating leases with lease revenues recognized in the month they are earned based on the accrual basis of accounting. Amounts received from the sale of leased property on which customers elect purchase options are included in rental revenue, when earned. Lease payments received prior to their due dates are deferred and recorded as unearned revenue and are recognized as revenue in the period in which they are earned. Revenues from leases and sales are reported net of sales taxes.

There are uncertainties involved with applying rental revenue recognition due to the non-prime nature of our consumers, and the conclusions about likelihood to pay after a customer goes delinquent.

Stock-Based Compensation

The Company measures and records compensation expense related to stock-based awards based on the fair value of those awards as determined on the date of the grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the estimated fair value of stock-based awards. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, such as expected term, common share price, and volatility, which affect the fair value of each stock option. Forfeitures are accounted for as they are incurred. See Note 2 of the Company’s consolidated financial statements for the year ended December 31, 2019 for further details on the assumptions used in the Black-Scholes model.

There are uncertainties involved when recognizing stock-based compensation expense due to the lack of publicly available share price and volatility data for the Company’s common stock. Our valuation utilizes peer company volatility data as well as internally developed valuation models for the common share price which could vary from actual market results.

Income Taxes

The Company accounts for income taxes under the asset and liability method pursuant to ASC 740, Income Taxes. Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized based on all available positive and negative evidence. The determination of whether a deferred tax asset will be realizable is a highly subjective decision based upon estimated future taxable income, and could vary from actual results. The Company recognizes a tax benefit only if it is more likely than not the tax position will be sustained on examination by the local taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit greater than 50% likelihood of being realized upon settlement with the related tax authority. The changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits in the provision for income taxes.

Property Held for Lease, Net

Property held for lease consists of furniture, consumer electronics, appliances, and other durable goods offered for lease-purchase in the normal course of business. Such property is provided to consumers pursuant to a lease-purchase agreement with a minimum term; typically one week, two weeks, or one month. The contemplated length of the agreement is typically 12 or 18 months. Consumers may terminate a lease agreement at any time without penalty by returning the property. The average consumer continues to lease the property for 7 months because the consumer either exercises the buyout options or returns the items prior to the end of the 12 or 18 month lease term. As a result, property held for lease is classified as a current asset on the consolidated balance sheets.

Property held for lease is carried at net book value. Depreciation for property held for lease is generally provided using the income forecasting method and is included within cost of revenue. Under the income forecasting method, property held for lease is depreciated in the proportion of rents received to total expected rents received based on historical data, which is an activity-based method similar to the units of production method. The Company provides for impairment for the undepreciated balance of the property held for lease assuming no salvage value with a corresponding charge to cost of revenue. Impairment expense includes expense related to property identified as impaired based on historical data, including default trends, such that the recorded amount closely approximates actual impairment expense incurred during the period. The Company derecognizes the undepreciated net book value of property buyouts as buyouts occur with a corresponding charge to cost of revenue. The Company periodically evaluates fully depreciated property held for lease, net. When it is determined there is no future economic benefit, the related assets and accumulated depreciation are written-off.

There are uncertainties involved when recognizing expenses related to property held for lease due to the subjective nature of the income forecasting method and estimated salvage value, which could vary from actual results.

Recently Issued and Adopted Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this prospectus for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our consolidated financial statements.

Material Agreements

Wayfair

The Company is party to a provider agreement with Wayfair Inc. dated November 24, 2020, whereby we provide Wayfair customers with lease-purchase options for certain Wayfair products directly on Wayfair’s customer website. We originated approximately 58% of our origination dollars for the fiscal year ended December 31, 2019 and 73% of our origination dollars for the nine months ended September 30, 2020 through the Wayfair provider agreement. The Company originally entered into a retailer agreement with Wayfair in September 2018, which was superseded by the Wayfair provider agreement. The Wayfair provider agreement continues for successive two-year terms until terminated by either party. The agreement may be terminated at any time and for any reason provided that the terminating party provides written notice sixty days prior to the date of termination. Our provider agreement with Wayfair does not prohibit Wayfair from offering competing options from our competitors. Our provider agreement with Wayfair allows us to benefit from Wayfair’s product offering and market ourselves to a larger audience of consumers who may seek alternative payment options.

Emerging Growth Company

FinServ Acquisition Corp. is an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. FinServ Acquisition Corp. has elected to use this extended transition period under the JOBS Act. As a result, following the merger, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make common stock less attractive to investors.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, and inflation, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of September 30, 2020, and December 31, 2019, we have interest bearing debt with a principal amount of $98 million and $64 million respectively.

Our revolving line of credit as of September 30, 2020 is a variable rate loan that accrues interest at a variable rate of interest based on the one month LIBOR rate, subject to a 2% floor, plus 7.5% per annum. As of September 30, 2020, the calculated interest rate is 9.5%.

A one percent (1%) increase subject to the floor in interest rates in our variable rate indebtedness would result in approximately $744,000 in additional annual interest expense.

Inflation Risk

Katapult does not believe that inflation has had, or currently has, a material effect on its business.

Foreign Currency Risk

There was no material foreign currency risk for nine-months ended September 30, 2020 and the years ended December 31, 2019 and 2018. Katapult’s activities to date have been limited and were conducted in the United States.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF NEW KATAPULT

The following table sets forth information regarding (i) unless otherwise indicated in the footnotes below, the actual beneficial ownership of FinServ common stock as of September 30, 2020 (the “Ownership Date”), which is prior to the consummation of the merger and the other transactions contemplated by the merger agreement (“pre-business combination”) and (ii) expected beneficial ownership of New Katapult common stock immediately following the consummation of the merger and the other transactions contemplated by the merger agreement (“post-business combination”), assuming that (x) no shares of Class A Common Stock are redeemed and (y) 17,538,092 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $176.3 million from the Trust Account, which is the maximum amount of redemptions that, after giving effect to the PIPE Investment, would result in the satisfaction of the Minimum Cash Condition, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of FinServ common stock or of New Katapult common stock;

•        each of our current executive officers and directors;

•        each person who will (or is expected to) become an executive officer or director of New Katapult following the consummation of the merger; and

•        all executive officers and directors of FinServ as a group pre-business combination and all executive officers and directors of New Katapult post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of FinServ common stock pre-business combination is based on 31,915,000 outstanding shares of FinServ common stock (including 25,665,000 shares of Class A Common Stock and 6,250,000 shares of Class B Common Stock) issued and outstanding as of the Ownership Date. The ownership percentages listed below do not include any such shares of Class A Common Stock that may be purchased after the Ownership Date.

See “Basis of Presentation and Glossary” for information with respect to assumptions underlying New Katapult share calculations and ownership percentages.

The expected beneficial ownership of shares of New Katapult common stock post-business combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) no holders of Class A Common Stock exercise their redemption rights and (ii) that there are 105,087,377 shares of New Katapult common stock outstanding.

The expected beneficial ownership of shares of New Katapult common stock post-business combination in the “Maximum Redemption” column in the table below has been determined based upon the following additional assumptions: (i) 17,538,092 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $176.3 million from the Trust Account, which is the maximum amount of redemptions that, after giving effect to the PIPE Investment, would result in the satisfaction of the Minimum Cash Condition; and (ii) that there are 105,176,908 shares of New Katapult common stock outstanding.

					After the Business Combination
	Before the Business Combination				No Redemptions		Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of shares of FinServ Class A Common Stock	%	Number of shares of FinServ Class B Common Stock	%	Number of shares of New Katapult Common Stock	%	Number of shares of New Katapult Common Stock	%
Directors and Executive Officers of FinServ:
FinServ Holdings LLC(2)(3)	665,000	2.6	6,250,000	100.0	6,915,000	6.6	6,915,000	6.6
Lee Einbinder	665,000	2.6	6,250,000	100.0	6,915,000	6.6	6,915,000	6.6
Howard Kurz	665,000	2.6	6,250,000	100.0	6,915,000	6.6	6,915,000	6.6
Robert Matza	—	—	—	—	—	—	—	—
Diane Glossman	—	—	—	—	—	—	—	—
Aris Kekedjian	—	—	—	—	—	—	—	—
All Directors and Executive Officers of FinServ as a Group (5 Individuals)	665,000	2.6	6,250,000	100.0	6,915,000	6.6	6,915,000	6.6

Five Percent Holders of FinServ:
FinServ Holdings LLC(2)(3)	665,000	2.6	6,250,000	100.0	6,915,000	6.6	6,915,000	6.6
Millennium Management LLC(4)	2,030,000	7.9	—	—	2,030,000	1.9	2,030,000	1.9
UBS O’Connor LLC(5)	1,800,000	7.0	—	—	1,800,000	1.7	1,800,000	1.7
Magnetar Financial LLC(6)	1,541,155	6.0	—	—	1,541,155	1.5	1,541,155	1.5
Linden Capital L.P.(7)	1,400,886	5.5	—	—	1,400,886	1.3	1,400,886	1.3
RP Investment Advisors(8)	1,400,000	5.5	—	—	1,400,000	1.3	1,400,000	1.3
HCG Investment Management Inc.(9)	1,391,400	5.4	—	—	1,391,400	1.3	1,391,400	1.3

					After the Business Combination
	Before the Business Combination				No Redemptions		Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of shares of FinServ Class A Common Stock	%	Number of shares of FinServ Class B Common Stock	%	Number of shares of New Katapult Common Stock	%	Number of shares of New Katapult Common Stock	%
Directors and Executive Officers of New Katapult After Consummation of the business combination
Lee Einbinder	665,000	2.6	6,250,000	100.0	6,915,000	6.6	6,915,000	6.6
Orlando Zayas(10)	—	—	—	—	3,756,596	3.6	4,894,935	4.7
Karissa Cupito(11)	—	—	—	—	1,328,594	1.3	1,731,190	1.6
Derek Medlin(12)	—	—	—	—	1,060,390	1.0	1,381,714	1.3
Bruce Taragin(13)	—	—	—	—	6,662,361	6.3	8,681,216	8.3
Brian Hirsch(14)	—	—	—	—	4,706,819	4.5	6,133,097	5.8
Don Gayhardt(15)	—	—	—	—	23,339,000	22.2	30,411,276	28.9

All Directors and Executive Officers of New Katapult as a Group (9 Individuals)	665,000	2.6	6,250,000	100.0	47,768,760	45.5	60,148,428	57.2

Five Percent Holders of New Katapult After Consummation of the Business Combination:
CURO Group Holdings Corp.(16)	—	—	—	—	23,339,000	22.2	30,411,276	28.9
Blumberg Capital III, L.P.(17)	—	—	—	—	6,662,361	6.3	8,681,216	8.3
TriBeca Venture Partners(18)	—	—	—	—	4,706,819	4.5	6,133,097	5.8
FinServ Holdings LLC(2)(3)	665,000	2.6	6,250,000	100.0	6,915,000	7.1	6,915,000	7.1

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105.

(2)      FinServ Holdings LLC, our sponsor, is the record holder of the shares reported herein. Lee Einbinder, our Chief Executive Officer and Howard Kurz, our President, are the managing members of our sponsor and have voting and investment discretion with respect to the common stock held by our sponsor. As such, they may be deemed to have beneficial ownership of the common stock held directly by our sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Each of our officers and directors is, directly or indirectly, a member of our sponsor. Two limited liability companies in which Daniel Cohen has or will have a pecuniary interest is a member of our sponsor. Our advisor, Shami Patel, has a pecuniary interest in one of these limited liability companies.

(3)      Interests shown consist of (i) Founder Shares, classified as shares of Class B Common Stock and (ii) shares of Class A Common Stock underlying Private Placement Units. Founder Shares are convertible into shares of Class A Common Stock on a one-for-one basis, subject to adjustment.

(4)      According to the Schedule 13G filed with the SEC on January 9, 2020 by Integrated Core Strategies (US) LLC, Riverview Group LLC, ICS Opportunities, Ltd., Millennium International Management LP, Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander, each with a business address of c/o Millennium Management LLC, 666 Fifth Avenue, New York, New York 10103.

(5)      According to the Schedule 13G filed with the SEC on February 13, 2020 by UBS O’Connor LLC (“UBS”). UBS serves as the investment manager to (i) Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”) and (ii) Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”). In such capacity, UBS exercises voting and investment power over the shares of Common Stock held for the account of GLEA and OGMA. UBS is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. As a result, the Reporting Person may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of Common Stock held for the account of GLEA and OGMA. The business address of UBS, GLEA and OGMA is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606.

(6)      According to Schedule 13G filed with the SEC on February 13, 2020 by Magnetar Financial LLC (“Magnetar”), Magnetar Capital Partners LP, Alec N. Litowitz (“Mr. Litowitz”) and Supernova Management LLC relating to the units held for Magnetar Constellation Master Fund, Ltd (“Constellation Master Fund”), Magnetar Constellation Fund II, Ltd (“Constellation Fund”), Magnetar Xing He Master Fund Ltd (“Xing He Master Fund”), Magnetar SC Fund Ltd (“SC Fund”), Magnetar Capital Master Fund Ltd, (“Master Fund”) and Magnetar Structured Credit Fund, LP (“Structured Credit Fund”), collectively (the “Magnetar Funds”). Magnetar Financial serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial exercises voting and investment power over the units held for the Magnetar Funds’ accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Mr. Litowitz. The business address of Magnetar and its managed funds is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(7)      According to Schedule 13G/A filed with the SEC on January 14, 2020 by Linden Capital L.P., a Bermuda limited partnership (“Linden Capital”), Linden Advisors LP, a Delaware limited partnership (“Linden Advisors”), Linden GP LLC, a Delaware limited liability company (“Linden GP”), and Mr. Siu Min (Joe) Wong. As of December 31, 2019, each of Linden Advisors and Mr. Wong may be deemed the beneficial owner of 1,400,886 Shares. This amount consists of 1,256,775 Shares held by Linden Capital and 144,111 Shares held by separately managed accounts. As of December 31, 2019, each of Linden GP and Linden Capital may be deemed the beneficial owner of the 1,256,775 Shares held by Linden Capital. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors, Linden GP and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(8)      According to Schedule 13G/A filed with the SEC on February 14, 2020 by RP Investment Advisors LP (the “RP Advisor”), RP Select Opportunities Master Fund Ltd., RP Debt Opportunities Fund Ltd. and RP Alternative Global Bond Fund (the “RP Funds”), which are managed by the RP Advisor. The RP Advisor, in its capacity as the investment manager of the Funds, has the power to vote and the power to direct the disposition of all Shares held by the RP Funds. Accordingly, for the purposes of Reg. Section 240.13d-3, the RP Advisor may be deemed to beneficially own an aggregate of 1,400,000 Shares, or 5.45% of the 25,665,000 Shares that were issued and outstanding as of February 14, 2020. The business address of each of the RP Advisor and the RP Funds is 39 Hazelton Avenue, Toronto, Canada, M5R 2E3.

(9)      According to Schedule 13G filed with the SEC on February 14, 2020 by HGC Investment Management Inc. HGC Investment Management Inc., a company incorporated under the laws of Canada, which serves as the investment manager to HGC Arbitrage Fund LP, an Ontario limited partnership (the “HGC Fund”), with respect to the Shares (as defined herein) held by HGC Investment Management Inc. on behalf of the HGC Fund. The address of HGC Investment Management Inc. and the HGC Fund is 366 Adelaide, Suite 601, Toronto, Ontario M5V 1R9, Canada.

(10)    Assumes (i) all outstanding options held by Mr. Zayas are exercised at or prior to First Effective Time, and (ii) 1,350,000 shares of restricted stock vest in connection with the merger. The business address of Mr. Zayas is P.O. Box 20019, Greeley Square, 4 East 27th Street, New York, NY 10001.

(11)    Assumes (i) all outstanding options held by Ms. Cupito are exercised at or prior to First Effective Time, and (ii) 637.500 shares of restricted stock vest at in connection with the merger. The business address of Ms. Cupito is P.O. Box 20019, Greeley Square, 4 East 27th Street, New York, NY 10001.

(12)    Assumes (i) all outstanding options held by Mr. Medlin are exercised at or prior to First Effective Time, and (ii) 637.500 shares of restricted stock vest in connection with the merger. The business address of Mr. Medlin is P.O. Box 20019, Greeley Square, 4 East 27th Street, New York, NY 10001.

(13)    Includes shares held by Blumberg Capital III, L.P., of which Mr. Taragin is a Managing Director. Mr. Taragin disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of Mr. Taragin is 432 Bryant Street, San Francisco, CA 94107.

(14)    Includes shares held by Tribeca Venture Fund I (NY), L.P., Tribeca Venture Fund I, L.P. and Tribeca Annex Fund, of which Mr. Hirsch is the Managing Partner. Mr. Hirsch disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of Mr. Hirsch is 99 Hudson Street, 15th Floor, New York, NY 10013.

(15)    Includes shares held by CURO Group Holdings Corp., of which Mr. Gayhardt is a director and Chief Executive Officer. Mr. Gayhardt. disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of Mr. Gayhardt is 3527 North Ridge Road, Wichita, KS 67205.

(16)    The business address of CURO Group Holdings Corp. is 3527 North Ridge Road, Wichita, KS 67205.

(17)    Includes shares held by Blumberg Capital III, L.P. The business address of Blumberg Capital III, L.P. is 432 Bryant Street, San Francisco, CA 94107.

(18)    Includes shares held by Tribeca Venture Fund I (NY), L.P., Tribeca Venture Fund I, L.P. and Tribeca Annex Fund. The business address of Tribeca Venture Fund I (NY), L.P., Tribeca Venture Fund I, L.P. and Tribeca Annex Fund is 99 Hudson Street, 15th Floor, New York, NY 10013.

MANAGEMENT OF KATAPULT AFTER THE MERGER

References in this section to “we,” “our,” “us,” “Katapult” and the “Company” generally refer to Katapult Holdings, Inc. and its consolidated subsidiaries, prior to the merger and New Katapult and its consolidated subsidiaries after giving effect to the merger.

Management and Board of Directors

The following persons are expected to serve as New Katapult’s executive officers and directors following the merger. For biographical information concerning the executive officers and directors, see below.

Name	Age	Position
Orlando Zayas	58	Chief Executive Officer and Class III Director
Karissa Cupito	39	Chief Financial Officer
Derek Medlin	38	Chief Operating Officer and Secretary
		Class I Director
		Class I Director
Bruce Taragin	51	Class II Director
Lee Einbinder	60	Class II Director
Brian Hirsch	47	Class III Director
Don Gayhardt	55	Class III Director

Executive Officers

Orlando Zayas has been the Chief Executive Officer of Katapult since September 2017. Prior to that, Mr. Zayas was the Chief Executive Officer of DRB Capital from January 2017 to September 2017. Prior to DRB Capital, Mr. Zayas was the President of TEMPOE, LLC. Mr. Zayas has a B.B.A. from the University of Houston and a M.B.A. from the University of Texas.

Karissa Cupito has been the Chief Financial Officer for Katapult since November 2017 and oversees the financial operations including accounting, tax, treasury, financial planning, reporting, and capital markets. Prior to joining Katapult, Ms. Cupito oversaw all accounting functions for CaaStle, a NYC-based start-up subscription fashion business, from March 2017 through November 2017. Prior to that, Ms. Cupito was the Chief Financial Officer for TEMPOE, LLC from January 2016 through March 2017. Ms. Cupito has a B.S. and Masters of Accountancy from Miami University.

Derek Medlin has been the Chief Operating Officer and Secretary of Katapult since July 2018. Prior to that, Mr. Medlin was the Executive Vice President of Operations for Katapult from July 2017 to July 2018. Before joining Katapult, Mr. Medlin was an Executive Director at JPMorgan Chase from 2014 to 2017, Vice President at Elavon (U.S. Bank) from 2009 to 2014, and a Senior Analyst at Pyramid Research from 2006 to 2009. Mr. Medlin has a B.A. and M.I.B. from Georgia State University.

Non-Employee Directors

Don Gayhardt has been a director of Katapult since April 2017. Mr. Gayhardt has been the Chief Executive Officer of CURO Group Holdings Corp., or CURO, since January 2012, President since July 2013 and on the CURO board of directors since December 2012. Prior to joining CURO, Mr. Gayhardt served in various capacities at Dollar Financial Corp. (now known as DFC Global Corp.) from 1990 to 2008, including President and a member of the board of directors from 1998 to 2008. During his time with Dollar Financial, the company expanded from 60 stores to over 1,100 and revenue increased from $14 million to over $550 million. Since 2008, Mr. Gayhardt has been an investor and advisor to a number of finance, financial technology and retail businesses. Mr. Gayhardt served on the board of directors of Beneficial Bancorp Inc. until March 2019 when it merged into WSFS Financial Corporation. We believe Mr. Gayhardt is qualified to serve on our board of directors due to his extensive executive leadership background in the financial services industry and financial experience with publicly-traded companies.

Lee Einbinder has been the Chief Executive Officer and a Director of FinServ since inception. Mr. Einbinder has over 30 years’ experience as an M&A and capital markets advisor to financial services and FinTech companies. Previously, until 2019, Mr. Einbinder was a Vice Chairman at Barclays and was responsible for senior client relationships across the financial services industry, including Banks, Specialty Finance, Financial Technology, Asset Management and Financial Sponsors. Mr. Einbinder was at Barclays since the acquisition of Lehman Brothers in 2008, and during that time was also co-Head of the Financial Institutions Group and a member of the Investment Banking Operating Committee. Prior to joining Barclays, Mr. Einbinder worked at Lehman Brothers from 1996 to 2008, where he was Head of the Specialty Finance group and founded the Financial Technology group. He previously worked in similar capacities at CS First Boston and Salomon Brothers. He received his M.B.A. with Distinction from the Wharton School and his B.S.E. cum laude from Princeton University. We believe Mr. Einbinder is well qualified to serve as one of our directors due to his extensive finance and investment experience.

Bruce Taragin has been a director of Katapult since March 2019. Since 1988, Mr. Taragin has been a Managing Director of Blumberg Capital, an early stage venture capital firm that focuses primarily on emerging technology companies. Prior to joining Blumberg Capital, Mr. Taragin co-founded and held several senior management positions within technology companies including Charles River Computers. Mr. Taragin also structured and managed early-stage technology transactions at Hambrecht & Quist, Mayer Brown & Platt and Bankers Trust Company. Mr. Taragin has a B.A. from Yeshiva University, and a M.B.A. and J.D. from Fordham University. We believe that Mr. Taragin is qualified to serve on our board of directors due to his more than 25 years of experience as a venture capital investor, entrepreneur, technology investment banker and corporate attorney.

Brian Hirsch has been a director of Katapult since November 2016. He is a Co-Founder and Managing Partner of Tribeca Venture Partners, or TVP, which he formed in 2011, where his investment interests include entrepreneurial startups and high growth companies in numerous sectors, including marketplaces, fintech, SaaS, edtech and consumer related businesses. Prior to founding TVP, Mr. Hirsch was a founder and Managing Director of Greenhill SAVP, the venture capital arm of Greenhill & Co., Inc., from 2006 to 2011. In total, Mr. Hirsch has been a venture capitalist and early stage tech investor for over twenty-three years. He currently serves on the board of directors of numerous private technology companies. Mr. Hirsch holds a B.A. in economics and American studies from Brandeis University. We believe that Mr. Hirsch is qualified to serve on our board of directors due to his experience providing guidance and counsel to, including serving on the boards of directors of, a wide variety of companies across different sectors, as well as his experience as a venture capitalist.

Corporate Governance

We will structure our corporate governance in a manner Katapult and FinServ believe will closely align our interests with those of our stockholders following the merger. Notable features of this corporate governance include:

•        we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of merger, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•        at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•        we will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “overboarding” and implementing a robust director education program.

Role of Board in Risk Oversight

The board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to the board of directors by the audit committee. The audit committee represents the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. In addition, our board of directors receives periodic detailed operating performance reviews from management.

Composition of the New Katapult Board of Directors After the Merger

Our business and affairs are managed under the direction of our board of directors. In connection with the merger, we will amend and restate FinServ’s existing charter to provide for a classified board of directors, with two (2) directors in Class I, two (2) directors in Class II and three (3) directors in Class III. See “Description of New Katapult Capital Stock — Anti-Takeover Effects of New Katapult’s Proposed Charter and Bylaws and Certain Provisions of Delaware Law — Classified Board of Directors.”

Board Committees

After the completion of the merger, the standing committees of our board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may from time to time establish other committees.

Our Chief Executive Officer, Chief Financial Officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

Upon the completion of the merger, we expect to have an audit committee. Each proposed member of the audit committee will qualify as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. Following the merger, our board of directors will determine which member of our audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the Nasdaq.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm.

Our board of directors will adopt a written charter for the audit committee which will be available on our website upon the completion of the merger.

Compensation Committee

Upon the completion of the merger, we expect to have a compensation committee.

The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Our board of directors will adopt a written charter for the compensation committee which will be available on our website upon the completion of the merger.

Nominating and Corporate Governance Committee

Upon the completion of the merger, we expect to have a nominating and corporate governance committee. The purpose of our nominating and corporate governance committee will be to assist our board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (3) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to us, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

Our board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on our website upon completion of the merger.

Code of Business Conduct

We will adopt a new code of business conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which will be available on our website upon the completion of the merger. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that our Internet website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that will serve as a member of our board of directors or compensation committee.

Director Compensation

For fiscal year 2020, we did not provide director compensation to our non-employee directors. However, all of our non-employee directors are reimbursed for their reasonable out-of-pocket expenses related to their services as a member of our board of directors. In connection with the merger, we intend to approve and implement a non-employee director compensation policy.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement among FinServ, Merger Sub 1, Merger Sub 2, Katapult and Orlando Zayas, in his capacity as the representative of all Pre-Closing Holders (as defined in the merger agreement). You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about FinServ or Katapult. Such information can be found elsewhere in this proxy statement/prospectus.

Terms of the Merger

Transaction Structure

FinServ’s and Katapult’s boards of directors have approved the merger agreement. The merger agreement provides for the merger of Merger Sub 1 with and into Katapult, with Katapult surviving the First Merger as a wholly owned subsidiary of FinServ, followed immediately by the merger of the resulting company with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of FinServ.

Merger Consideration

Immediately prior to the First Effective Time, each share of Katapult preferred stock issued and outstanding will be converted into a number of shares of Katapult common stock in accordance with the (i) Conversion Written Consent and (ii) Katapult charter.

At the First Effective Time, each share of Katapult common stock (including common stock to be issued as a result of the conversion of Katapult preferred stock in connection with the merger) that is issued and outstanding immediately prior to the First Effective Time (other than dissenting shares and Unvested Katapult Restricted Shares) will be cancelled and converted into the right to receive the applicable portion of the merger consideration, in accordance with the Allocation Schedule, consisting of (i) cash consideration, as determined under the merger agreement and further described herein, (ii) a number of shares of New Katapult common stock equal to (a) $833.0 million (subject to adjustment in accordance with the terms of the merger agreement and net of the value of all Katapult Options to be converted into New Katapult options), minus the aggregate amount of cash paid in clause (i), divided by (b) 10 and (iii) the applicable portion of the 7,500,000 restricted shares of New Katapult common stock that will vest upon, among other things, the achievement of certain earn-out thresholds prior to the sixth anniversary of the closing of the merger.

Conversion of Shares; Exchange Procedures

The conversion of Katapult common stock outstanding immediately prior to First Effective Time into the right to receive the applicable portion of the merger consideration will occur automatically at the First Effective Time. As soon as reasonably practicable after the First Effective Time, New Katapult will exchange certificates representing shares of Katapult common stock for the applicable portion of the merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Certificates and Letters of Transmittal

Concurrently with the mailing of this proxy statement/prospectus, Katapult will send a letter of transmittal to each holder of record of a certificate that represented shares of Katapult common stock immediately prior to the First Effective Time. This mailing will contain instructions on how to surrender certificates representing Katapult capital stock in exchange for the applicable portion of the merger consideration the holder is entitled to receive under the merger agreement. From and after the First Effective Time, Katapult stockholders who properly surrender their certificates to New Katapult, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive for each share of Katapult common stock the applicable portion of the merger consideration.

Dissenting Shares

Shares held by Katapult stockholders who have perfected and not lost their right to demand appraisal of their shares in accordance with the procedures and requirements of Section 262 of the DGCL will not be converted into the right to receive the applicable portion of the merger consideration, and such Katapult stockholders will instead be entitled only to the rights granted by Section 262 of the DGCL. If any such Katapult stockholder withdraws or loses his or her appraisal rights under Section 262 of the DGCL, the shares of Katapult capital stock held by such Katapult stockholder will be deemed to be converted, as of the First Effective Time, into the right to receive the applicable portion of the merger consideration.

Lost, Stolen or Destroyed Stock Certificates

If a certificate for Katapult capital stock has been lost, stolen or destroyed, upon receipt of a duly executed affidavit as to that loss, theft or destruction, any other appropriate evidence as to the ownership of that certificate by the claimant and appropriate and customary indemnification as may be requested by New Katapult, the holder of such lost, stolen or destroyed certificate shall be entitled to receive the applicable portion of the merger agreement.

Unaudited Prospective Financial Information of Katapult

Katapult does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Katapult prepared the prospective financial information set forth below to present the potential originations, revenue, net income, and Adjusted EBITDA, which was provided to Katapult’s board of directors, Katapult’s financial advisors and FinServ in connection with the evaluation of the merger. Katapult’s senior management prepared such financial information based on Katapult’s senior management’s judgement and assumptions regarding the future financial performance of Katapult. The inclusion of the below information should not be regarded as an indication that Katapult or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

The unaudited prospective financial information of Katapult is subjective in many respects and is thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Katapult’s senior management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements; Market, Ranking and Other Industry Data,” “Risk Factors” and “Katapult’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Katapult believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Katapult had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Katapult’s business, industry performance, the regulatory environment and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change, including with respect to potential future acquisitions. The prospective financial information assumes acquisitions based on past experience and assumes that the organic growth rate of any acquired businesses match the growth rate of the standalone Katapult business. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information but, in the view of Katapult’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Katapult. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Katapult’s independent auditors, nor any other independent accountants have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, NEITHER KATAPULT NOR FINSERV INTENDS TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW AND NOT TO RELY ON SUCH FINANCIAL INFORMATION IN MAKING A DECISION REGARDING THE ANY OF THE PROPOSALS HEREIN, AS SUCH FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF KATAPULT, FINSERV NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY KATAPULT STOCKHOLDER, FINSERV STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. FINSERV DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS TO BE FILED UNDER THE EXCHANGE ACT.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Katapult may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of the financial measures.

The following table sets forth certain summarized prospective financial information regarding Katapult for 2020, 2021, 2022 and 2023:

	Year Ending December 31,
(USD in millions)	2020E	2021E	2022E(1)	2023E
Originations(2)	$201	$402	$606	$867
Revenue	$250	$455	$799	$1,133
Adjusted EBITDA(3)(4)	$40	$70	$151	$216
Net Income(4)	$27	$47	$95	$142

____________

(1)      Includes 53 weeks.

(2)      Originations are defined as the dollar amount of leases originated.

(3)      Adjusted EBITDA is defined as earnings before interest expense and other fees, provision for income taxes, depreciation and amortization on fixed assets, loss on extinguishment of debt, impairment on leased assets, stock compensation expense, and other one time nonrecurring expenses.

(4)      Net Income excludes the impact of stock compensation, loss on extinguishment of debt, non-cash income tax provision, and other one time nonrecurring expenses.

Certain Financial Analysis

FinServ’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to FinServ following a business combination with Katapult and this analysis was presented to the FinServ board of directors. The relative valuation analysis was based on selected companies with publicly available information and with businesses similar or adjacent to Katapult’s business. The selected companies were chosen because they were determined by FinServ’s management to be the most relevant in their particular sector (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of Katapult). The comparable companies the FinServ board of directors reviewed were:

•        Afterpay Ltd, an Australian public company with technology-driven payment solutions that targets millennials;

•        Sezzle Inc., an Australian public company with a buy now, pay later e-commerce payment platform;

•        PayPal Holdings, Inc. a technology platform for digital payments;

•        Repay Holdings Corporation, an integrated payment processing platform; and

•        PROG Holdings, Inc., a lease-to-own company offering services through kiosks and retail stores.

In addition, FinServ’s management discussed potential valuations of Affirm Holdings, Inc. with its financial advisors although no public data was yet available for Affirm Holdings, Inc. These companies were selected by FinServ as the companies with publicly available data having businesses with similar (or, in the case of margins and growth rates, similar or reasonably achievable) end markets, business models, go-to-market strategies, transaction volumes, margins and growth rates. While these companies may share certain characteristics that are similar to those of Katapult, the FinServ board of directors recognized that no company was identical in nature to Katapult.

Using publicly available information, FinServ’s management reviewed with the FinServ board of directors, among other things, the revenue compound annual growth rate percentage with respect to each such selected comparable company over the period from 2020 (projected) through 2022 (projected). The percentages for the selected comparable companies as of December 15, 2020, are summarized in the table below:

Selected Company	2020E – 2022E Revenue CAGR
Afterpay Ltd	52%
Sezzle Inc.	47%
PayPal Holdings, Inc.	19%
Repay Holdings Corporation	20%
PROG Holdings, Inc.	12%

Based on the review of these selected comparable companies as of December 15, 2020, the FinServ board of directors concluded that Katapult’s pro forma revenue compound annual growth rate percentage over the period from 2020 (projected) through 2022 (projected) of 79.0% (based upon Katapult’s projected 2020, 2021 and 2022 revenue of $250 million, $455 million and $799 million, respectively, as described above in “Unaudited Prospective Financial Information”) was attractive relative to the 2020E-2022E revenue compound annual growth rate of such selected comparable companies.

Using publicly available information, FinServ’s management reviewed with the FinServ board of directors, among other things, the adjusted EBITDA compound annual growth rate percentage with respect to each such selected comparable company over the period from 2020 (projected) through 2022 (projected). The percentages for the selected comparable companies as of December 15, 2020, are summarized in the table below:

Selected Company	2020E – 2022E Adjusted EBITDA CAGR
Afterpay Ltd	108%
Sezzle Inc.	NM (1)
PayPal Holdings, Inc.	20%
Repay Holdings Corporation	21%
PROG Holdings, Inc.	8%

____________

(1)      Not meaningful.

Based on the review of these selected comparable companies as of December 15, 2020, the FinServ board of directors concluded that Katapult’s pro forma adjusted EBITDA compound annual growth rate percentage over the period from 2020 (projected) through 2022 (projected) of 93.0% (based upon Katapult’s projected 2020, 2021 and

2022 adjusted EBITDA of $40 million, $70 million and $151 million, respectively, as described above in “Unaudited Prospective Financial Information”) was attractive relative to the 2020E-2022E adjusted EBITDA compound annual growth rate of such selected comparable companies.

Using publicly available information, FinServ management also reviewed with the FinServ board of directors, among other things, the enterprise values (defined as market capitalization plus net debt plus minority investments minus unconsolidated investments) as a multiple of adjusted EBITDA for 2021 (projected) and 2022 (projected) with respect to each such selected comparable company. The multiples for the selected comparable companies as of December 15, 2020, are summarized in the table below:

Selected Company	Enterprise Value/ 2021E Adjusted EBITDA	Enterprise Value/ 2022E Adjusted EBITDA
Afterpay Ltd	>50.0x	>50.0x
Sezzle Inc.	(1)	(1)
PayPal Holdings, Inc.	35.3x	29.4x
Repay Holdings Corporation	27.2x	23.2x
PROG Holdings, Inc.	10.1x	8.9x

____________

(1)      Cannot be calculated due to negative projected adjusted EBITDA.

Based on the review of these selected comparable companies as of December 15, 2020, the FinServ board of directors concluded that Katapult’s enterprise value as a multiple of adjusted EBITDA for estimated calendar year 2021 and estimated calendar year 2022 of 14.1x and 6.6x, respectively, (based upon Katapult’s estimated adjusted EBITDA of $70 million and $151 million, respectively, as described above in “Unaudited Prospective Financial Information”) was an attractive valuation relative to the estimated calendar year enterprise values as a multiple of adjusted EBITDA of such selected comparable companies.

Using publicly available information, FinServ management also reviewed with the FinServ board of directors, among other things, the enterprise values as a multiple of revenue for 2021 (projected) and 2022 (projected) with respect to each such selected comparable company. The multiples for the selected comparable companies as of December 15, 2020, are summarized in the table below:

Selected Company	Enterprise Value/ 2021E Revenue	Enterprise Value/ 2022E Revenue
Afterpay Ltd	30.4x	21.2x
Sezzle Inc.	8.7x	6.3x
PayPal Holdings, Inc.	10.2x	8.6x
Repay Holdings Corporation	11.9x	10.1x
PROG Holdings, Inc.	1.3x	1.1x

FinServ’s board of directors did not deem enterprise value as a multiple of revenue to be as pertinent to the implied valuation of Katapult as enterprise value as a multiple of adjusted EBITDA. However, based on the review of these selected comparable companies as of December 15, 2020, the FinServ board of directors concluded that Katapult’s enterprise value as a multiple of revenue for estimated calendar year 2021 and estimated calendar year 2022 of 2.2x and 1.2x, respectively, (based upon Katapult’s estimated revenue of $455 million and $799 million, respectively, as described above in “Unaudited Prospective Financial Information”) was an attractive valuation relative to the estimated calendar year enterprise values as a multiple of revenue of such selected comparable companies.

The FinServ board of directors viewed Katapult’s revenue compound annual growth rate and adjusted EBITDA compound annual growth rate as the most relevant operational measures on which to evaluate Katapult’s performance relative to comparable companies based on their belief that revenue and adjusted EBITDA growth are the appropriate metrics to evaluate a company in Katapult’s stage of growth. Furthermore, the FinServ board of directors viewed Katapult’s enterprise value as a multiple of both revenue and adjusted EBITDA as the most relevant valuation measures on which to evaluate Katapult’s value based on their belief that these multiples are the most prevalent and relevant metrics for the companies that operate in Katapult’s industry and adjacent sectors. The results of this analysis (as described above) supported the FinServ board of directors’ determination, based on a number of factors, that the terms of the merger were fair to and in the best interests of FinServ and its stockholders.

Background of the Merger

FinServ is a blank check company incorporated as a corporation in Delaware on August 9, 2019 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The business combination with Katapult is the result of an extensive search for a transaction, whereby FinServ evaluated a number of potential targets utilizing FinServ’s network and the investing, operating and transaction experience of FinServ’s management team and FinServ’s board of directors. The terms of the transactions contemplated by the Merger Agreement (the “Transactions”) are the result of arm’s-length negotiations between representatives of FinServ and representatives of Katapult over the course of approximately three months. The following is a discussion of the background of these negotiations, the Merger Agreement and the Transactions.

On November 5, 2019, FinServ completed its initial public offering of 25 million units, which included the partial exercise of the underwriters’ over-allotment option to purchase an additional 3 million units. Each unit consists of one share of FinServ Class A Common Stock and one-half of one redeemable warrant to purchase one share of FinServ Class A Common Stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $250,000,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of the FinServ IPO and the sale of the units, FinServ consummated a private placement of 665,000 units at a price of $10.00 per unit, issued to the Sponsor, with each unit consisting of one share of Class A Common Stock and one-half of one warrant to purchase one share of Class A Common Stock, generating total proceeds of $6,650,000. The net proceeds from the FinServ IPO and the private placement with the Sponsor (other than limited funds held outside the trust for the purposes detailed in FinServ’s filings with the SEC) were deposited in a trust account established for the benefit of FinServ’s public stockholders. Prior to the consummation of the FinServ IPO, neither FinServ, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a potential transaction with FinServ.

After the initial public offering, FinServ commenced an active search for businesses and assets to acquire. Representatives of FinServ contacted and were contacted by numerous individuals, financial advisors and other entities with respect to acquisition opportunities. FinServ had contact with more than 100 potential targets and/or their advisors, focusing on businesses in the FinTech and financial services sectors which (i) had estimated equity values ranging from $500 million to $2 billion, (ii) were positioned, operationally and financially, to be successful as a public company and would benefit from the increased ability to access capital that a public listing would provide, (iii) had a significant total addressable market (TAM) and growth expansion opportunities, (iv) were profitable or had a clear path to profitability, and the potential to improve margins, (iv) had a strong and experienced management team, and (v) had a business model in place to deal with risks and uncertainties associated with a changing economic environment.

FinServ entered into non-disclosure agreements with 32 potential target companies, in addition to Katapult, and engaged in varying levels of discussions, negotiations and due diligence with respect to those potential targets based on, among other factors, interest from, and due diligence access granted by, the potential target and the terms on which the potential target was willing to consider a potential transaction (including with respect to valuation). FinServ’s diligence on potential targets (which included, in many instances, meetings with the senior management of those potential targets and their advisors) included investigation into one or more of the following areas (depending on the potential target): financial projections (including testing sensitivities); historical financial performance; macroeconomic trends impacting the business; competitive positioning vs. peer group; operating margins; growth opportunities; performance history of the senior management team; current technology and potential impact from technology disruption; regulatory environment; and benefits/challenges to the potential target of being a public company.

FinServ ultimately determined not to proceed with each of its other potential acquisition opportunities for a variety of reasons, including because (i) the potential target pursued an alternative transaction or strategy, (ii) the potential target did not meet the valuation expectations of FinServ or (iii) FinServ concluded that the potential target’s business would not be a suitable business combination opportunity for FinServ, including for some as compared to a combination with Katapult.

On August 14, 2020 Katapult engaged PJT Partners LP (“PJT”) to act as financial advisor to the board of directors of Katapult in connection with the potential business combination. During the target evaluation process described above, a representative of PJT contacted FinServ on September 17, 2020 to express Katapult’s interest in evaluating a potential transaction with FinServ and providing preliminary information on Katapult. Following additional telephonic discussions, on September 24, 2020 Katapult and FinServ executed a non-disclosure agreement to facilitate a due diligence review of Katapult’s business.

Between late September 2020 and mid October 2020, Mr. Lee Einbinder, FinServ’s Chief Executive Officer and a member of FinServ’s board of directors, Mr. Howard Kurz, FinServ’s President and Chief Financial Officer and a member of FinServ’s board of directors, and Mr. Steven Handwerker, Consultant to FinServ and Head of Business Development, held discussions with members of Katapult’s management team, including Mr. Orlando Zayas, Katapult’s chief executive officer and a member of the Katapult board of directors, Ms. Karissa Cupito, Katapult’s chief financial officer, Mr. Derek Medlin, Katapult’s chief operating officer, and Ms. Fangqiu Sun, Katapult’s chief credit officer, regarding a potential strategic transaction involving Katapult and FinServ. During this period, Katapult also provided initial due diligence materials, including a management presentation and financial model.

On October 22, 2020, FinServ submitted to Katapult a non-binding indication of interest (the “IOI”) with key transaction terms, including (i) consideration of $833 million payable in a mix of cash and stock and (ii) an earnout for Katapult shareholders of 5 million shares of FinServ common stock (50% of which would vest upon FinServ stock reaching $12 per share, and the remaining 50% would vest upon FinServ’s stock reaching $14 per share). The valuation was based on 13x Katapult’s projected 2021 adjusted EBITDA of $76.6 million, and assumed certain levels of debt, cash and transaction expenses. FinServ’s use of the 13x multiple was based on its review of comparable companies, its view of Katapult’s appropriate trading range, diligence to date, and the M&A and capital markets expertise of FinServ’s officers. The total consideration included $425 million in cash and $408 million in FinServ common stock (based on a $10 per share value of FinServ’s stock), which assumed proceeds from a $200 million PIPE. The IOI also proposed a deferral of 25% of FinServ’s sponsor shares, 50% of which would vest upon FinServ stock reaching $12 per share, and the remaining 50% would vest upon FinServ’s stock reaching $14 per share.

From October 26, 2020 to November 1, 2020, FinServ held further telephonic discussions with PJT to discuss the terms of the IOI. The topics discussed included (i) justification of the valuation proposed by FinServ, (ii) the cash/stock mix and the size of the PIPE, (iii) adjustment mechanisms for changes in net debt prior to closing, (iv) lock-up provisions for FinServ’s Sponsor and Katapult’s existing equityholders, (v) minimum cash required at closing, (vi) board composition, (vii) the size and term of the earnout for Katapult’s existing equityholders, and (viii) additional due diligence required and overall timing required to sign a definitive transaction. PJT, on behalf of Katapult, and FinServ negotiated the terms of an acceptable consideration package, which was reflected in the Term Sheet described below.

On November 2, 2020, FinServ’s board of directors met telephonically to discuss and evaluate a potential business combination with four potential targets (including Katapult). Mr. Einbinder, Mr. Kurz and Mr. Handwerker reviewed with FinServ’s board of directors the material terms of the potential transactions with each of the four potential targets, as well as legal, governance, business, operational and other relevant key areas for consideration of each of the four potential targets, including, among other things, the historical and projected growth and their perspective on the probability of achieving projected financial goals, the expected PIPE, the experience and performance history of the various management teams, and the expected market receptivity to a transaction with each of the targets. FinServ’s board of directors discussed and evaluated the various factors and key considerations of each of the potential transactions, including the benefits and risks to FinServ’s stockholders of consummating each of the potential transactions.

On November 5, 2020, FinServ’s board of directors participated in a due diligence Zoom meeting with Katapult’s management. FinServ’s board of directors also held management due diligence meetings with two other potential targets.

On November 6, 2020, FinServ’s board of directors met telephonically to further discuss and evaluate a potential business combination with the four potential targets. FinServ’s board of directors continued its discussion from November 2, 2020 on the various factors and key considerations of each of the potential transactions, including the potential benefits and risks to FinServ’s stockholders of consummating each of the potential transactions. The Board also discussed the Term Sheet (as described below) and authorized submission of the same to Katapult.

On November 6, 2020, FinServ submitted to Katapult a non-binding term sheet (the “Term Sheet”), which reflected the same $833 million consideration (excluding earnout shares) as the IOI but, following the discussions between FinServ and PJT, on behalf of Katapult, reflected a mix of consideration of $375 million in cash and $458 million in stock (based on a $10 per share value of FinServ’s stock) and an increase of the earnout to 7.5 million FinServ shares (50% of which would vest upon FinServ stock reaching $12 per share, and the remaining 50% would vest upon FinServ’s stock reaching $14 per share, in each case during a 6-year earnout period) in order to address Katapult’s requirement for additional value. The Term Sheet also provided for (i) FinServ’s board of directors to be comprised of between 7 and 9 directors, consisting of two directors appointed by FinServ, (ii) a six-month lock-up period for key post-closing equityholders, (iii) a reduction in the PIPE to $150 million, reflecting the decrease in the cash portion of the consideration, (iv) an adjustment to the cash consideration if Katapult’s net debt was greater than expected, (v) an adjustment to the cash/stock mix in the event of redemptions by FinServ’s stockholders which reduce cash available to FinServ and (vi) binding mutual exclusivity through December 18, 2020 (although, pursuant to such exclusivity provision, FinServ was permitted to continue to evaluate and hold discussions with potential targets but could not enter into any binding agreement with them with respect to a transaction).

On November 9, 2020, FinServ’s board of directors met telephonically to, among other matters, discuss the potential business combination with Katapult. Mr. Einbinder, Mr. Kurz and Mr. Handwerker updated FinServ’s board of directors on the discussions with Katapult regarding a potential business combination, including the status of FinServ’s due diligence to date and the contemplated transaction structure and terms. Following this discussion, FinServ’s board of directors directed management to continue to explore the potential business combination with Katapult and to update the board as the discussions progressed.

On November 10, PJT, on behalf of Katapult, provided a markup to the Term Sheet which reflected minor clarifying changes and agreed to FinServ’s valuation, cash/stock split and earnout proposal.

On November 11, 2020, FinServ’s board of directors met telephonically to further discuss the potential transaction with Katapult and to receive an update on the status of FinServ’s due diligence of Katapult. During the discussions it was concluded that based on, among other considerations, the experience and performance history of Katapult’s senior management team, Katapult’s high historical and projected growth and profitability, Katapult’s large TAM and industry leading technology, Katapult’s strong affiliate partnerships with successful e-commerce companies and a general market shift to e-commerce (which had been accelerated by COVID-19) which was likely to benefit Katapult, that a transaction with Katapult was the most attractive opportunity of the various potential targets. Following the discussions, FinServ’s board of directors approved entry into the Term Sheet with Katapult. On November 13, 2020, the Term Sheet was executed by both parties.

On November 11, Katapult opened a virtual data room with diligence materials to FinServ and its advisors.

During the remainder of November through December 17, 2020, FinServ and its advisors, including Kirkland & Ellis LLP (“Kirkland”), FinServ’s legal counsel, continued a due diligence review of Katapult’s business, including holding numerous diligence calls among FinServ management, Katapult management and their respective advisors, including DLA Piper LLP (US) (“DLA”), Katapult’s legal counsel. As part of the on-going dialogue, on November 24, 2020, FinServ sent an initial business due diligence request list to Katapult. During this period, FinServ’s management kept FinServ’s board of directors updated as to the status of negotiations with Katapult, the status of the proposed PIPE and the timeline for consummating the Transactions.

On November 27, 2020, FinServ engaged Barclays Capital Inc. (“Barclays”) as its financial advisor and lead placement agent for the PIPE Investment. On November 29, 2020, FinServ also engaged PJT as co-placement agent for the PIPE Investment given PJT’s knowledge of Katapult and notwithstanding PJT’s existing role as financial adviser to Katapult in connection with the proposed business combination.

On December 10, 2020, Kirkland and DLA exchanged drafts of the form of Subscription Agreement for the PIPE, which including the terms of the closing process, the conditions to closing the subscription, the representations and warranties of FinServ and the subscriber, the registration rights to be granted to subscribers and provisions related to the termination of the Subscription Agreement.

On December 11, 2020, Kirkland distributed the first draft of the Merger Agreement to DLA. Between December 11, 2020 and December 18, 2020, Kirkland and FinServ, on the one hand, and DLA and Katapult, on the other hand, exchanged drafts of the Merger Agreement and the other transaction documents, and engaged in negotiations of such documents and agreements. The various revised drafts reflected the parties’ respective positions on, among other matters (i) FinServ’s post-closing governance (which resulted in a board of 7 persons, with FinServ’s representation being reduced from two people, as included in the Term Sheet, to one person), (ii) the overall suite of representations, warranties and covenants to be provided by each party under the Merger Agreement and the related ancillary documents, (iii) the transaction structure, (iv) that $50 million of the cash proceeds from the PIPE would be utilized to fund cash to FinServ’s balance sheet, and (v) the closing condition relating to available cash at closing (after taking into account redemptions of FinServ’s stock). For further information related to the final resolution of the foregoing items, please see the section entitled “The Merger Agreement.” The negotiations also included counsel to certain of the key equityholders in Katapult, including Willkie, Farr & Gallagher LLP as counsel to CURO Group Holdings Corp., with respect to the terms of their voting and support agreements, their consent rights with respect to amendments and waivers with respect to the Merger Agreement and certain other matters (including representation on FinServ’s board of directors).

From December 10, 2020 through December 17, 2020, Barclays and PJT, as co-placement agents for the PIPE, at the request of FinServ, distributed draft documentation to prospective PIPE investors with respect to the PIPE. Kirkland and DLA collectively negotiated the terms of the Subscription Agreements with the prospective investors, including with respect to the registration rights set forth therein, and responded to follow up questions and comments related thereto, particularly with respect to the closing process and the expected timeline for consummating the Transactions. During this time, the prospective investors conveyed to Barclays and PJT their initial proposed subscription amounts. Between December 13, 2020 and December 15, 2020, FinServ held conversations with Barclays and PJT to determine the proposed size of the PIPE and the proposed allocations. On December 17, 2020, a final version of the Subscription Agreement was distributed to the prospective investors, which reflected the outcome of negotiations between the parties and the prospective investors. On December 17, 2020, the prospective investors that had chosen to participate in the PIPE indicated their final subscription amounts and delivered executed Subscription Agreements.

On December 16, 2020, representatives of Kirkland and Buckley LLP (“Buckley”), FinServ’s regulatory counsel, discussed with FinServ the results of their legal and regulatory due diligence review.

On December 16, 2020, FinServ’s board of directors met telephonically to discuss and evaluate the potential business combination with Katapult, with representatives of Kirkland in attendance. Representatives of Kirkland reviewed with FinServ’s board of directors its fiduciary duties in connection with a potential business combination with Katapult, including the obligations of board members to disclose any actual or potential conflicts of interest in a proposed transaction with Katapult (with no such conflicts being raised) and summarized the material terms of the Transactions, including those contained in the Merger Agreement and related transaction documents, as well as those related to the PIPE. Mr. Einbinder, Mr. Kurz and Mr. Handwerker then reviewed with FinServ’s board of directors the strategic rationale for the transaction, as well as their perspective on Katapult’s valuation as implied by the terms of the proposed transactions, including the PIPE Investment, and how that valuation compared to similar companies (see “Certain Financial Analysis”), the benefits to FinServ’s stockholders of consummating such a transaction and the potential market reaction to the Transactions, including the potential impact on FinServ’s stock price as a result of consummating such a transaction. FinServ management also presented to FinServ’s board of directors the results of the third party diligence conducted on Katapult. A discussion ensued, which included questions from board members to FinServ management and Kirkland.

On December 17, 2020, FinServ’s board of directors met telephonically to continue the discussion and evaluation of the potential business combination with Katapult, with representatives of Kirkland in attendance. Following that discussion, upon a motion duly made and seconded at the December 17, 2020 meeting, FinServ’s board of directors unanimously (i) determined that it is in the best interests of FinServ and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of the Merger Agreement and (iii) adopted a resolution recommending the Merger be adopted by FinServ’s stockholders.

On December 18, 2020, the Katapult board of directors unanimously adopted resolutions approving the execution and delivery of the Merger Agreement, the ancillary agreements and the transactions contemplated thereby.

On December 18, 2020, the parties executed the Merger Agreement and all transaction documents (including the PIPE agreements and voting support agreements). On the morning of December 18, 2020, before the stock market opened, FinServ and Katapult announced the execution of the Merger Agreement and the Transactions.

Recommendation of the FinServ Board of Directors and Reasons for the Merger

FinServ’s board of directors, in evaluating the merger, consulted with FinServ’s management and legal advisors. In reaching its unanimous resolution (i) that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of FinServ and its stockholders and (ii) to approve the merger agreement and the transactions contemplated thereby, FinServ’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, FinServ’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. FinServ’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of FinServ’s reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements; Market, Ranking and Other Industry Data.”

In approving the merger, FinServ’s board of directors determined not to obtain a fairness opinion. The officers and directors of FinServ have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the merger. In addition, FinServ’s officers and directors and FinServ’s advisors have substantial experience with mergers and acquisitions.

FinServ’s board of directors considered a number of factors pertaining to the merger as generally supporting its decision to enter into the merger agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Growth Prospects.    Katapult is a market leader in an attractive and growing industry with an already successful business and with strong growth prospects within the e-commerce sector of the fintech industry;

•        Large Addressable Market.    Katapult competes in a total U.S. addressable market estimated currently at approximately $40-50 billion. Supported by powerful consumer and retail trends, Katapult’s potential addressable market will continue to grow;

•        Proprietary Technology Platform with Compelling Value Proposition.    Katapult has innovated with a proprietary platform that provides scalability, operational efficiency and competitive differentiation and a two-sided value proposition to both merchants and consumers;

•        Due Diligence.    Due diligence examinations of Katapult and discussions with Katapult’s management and FinServ’s legal advisors concerning FinServ’s due diligence examination of Katapult;

•        Financial Condition.    FinServ’s board of directors also considered factors such as Katapult’s historical financial results, outlook, financial plan and debt structure, as well as the financial profiles of publicly traded companies in the fintech industry and adjacent markets, and certain relevant information with respect to companies that had been acquisition targets or received equity financings in transactions similar to the merger. In considering these factors, FinServ’s board of directors reviewed Katapult’s recent growth in certain key financial metrics (including merchants, consumers, revenue and adjusted EBITDA metrics), the current prospects for growth if Katapult achieved its business plans and various historical and current balance sheet items for Katapult. In reviewing these factors, FinServ’s board of directors noted that Katapult was well-positioned in its industry for strong future growth;

•        Experienced and Proven Management Team.    Katapult has a strong management team and the senior management of Katapult intend to remain with New Katapult in the capacity of officers and/or directors, which will provide helpful continuity in advancing Katapult’s strategic and growth goals;

•        Lock-Up.    The Chief Executive Officer and certain other significant Pre-Closing Holders of Katapult have agreed to be subject to a six-month lock-up in respect of their shares of New Katapult common stock (subject to certain customary exceptions);

•        Other Alternatives.    FinServ’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to FinServ, that the proposed merger represents the best potential business combination for FinServ and the most attractive opportunity for FinServ’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and FinServ’s board of directors’ belief that such process has not presented a better alternative; and

•        Negotiated Transaction.    The financial and other terms of the merger agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between FinServ and Katapult.

FinServ’s board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the merger including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on the combined company’s revenues and adjusted EBITDA;

•        Redemption Risk.    The potential that a significant number of FinServ stockholders elect to redeem their shares prior to the consummation of the merger and pursuant to FinServ’s Existing Charter, which would potentially make the merger more difficult or impossible to complete;

•        Stockholder Vote.    The risk that FinServ’s stockholders may fail to provide the respective votes necessary to effect the merger;

•        Closing Conditions.    The fact that the completion of the merger is conditioned on the satisfaction of certain closing conditions that are not within FinServ’s control;

•        Litigation.    The possibility of litigation challenging the merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the merger;

•        Listing Risks.    The challenges associated with preparing Katapult, a private entity, for the applicable disclosure and listing requirements to which FinServ will be subject as a publicly traded company on the Nasdaq;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the merger may not be fully achieved or may not be achieved within the expected timeframe;

•        Liquidation of FinServ.    The risks and costs to FinServ if the merger is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in FinServ being unable to effect a business combination by November 5, 2021;

•        Growth Initiatives May Not be Achieved.    The risk that the growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

•        No Third-Party Valuation.    The risk that FinServ did not obtain a third-party valuation or fairness opinion in connection with the merger;

•        FinServ Stockholders Receiving a Minority Position in Katapult.    The risk that FinServ stockholders will hold a minority position in Katapult; and

•        Fees and Expenses.    The fees and expenses associated with completing the merger.

In addition to considering the factors described above, FinServ’s board of directors also considered other factors including, without limitation:

•        Interests of Certain Persons.    Some officers and directors of FinServ may have interests in the merger. See the section titled “— Interests of FinServ’s Directors and Officers in the Merger” beginning on page 135 of this proxy statement/prospectus.

•        Other Risks Factors.    Various other risk factors associated with the business of Katapult, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

FinServ’s board of directors concluded that the potential benefits that it expected FinServ and its stockholders to achieve as a result of the merger outweighed the potentially negative and other factors associated with the merger. FinServ’s board of directors also noted that the FinServ stockholders would have a substantial economic interest in the combined company (depending on the level of FinServ stockholders that sought redemption of their Class A Common Stock into cash). Accordingly, FinServ’s board of directors unanimously determined that the merger and the transactions contemplated by the merger agreement, were advisable and in the best interests of FinServ and its stockholders.

Satisfaction of 80% Test

The Nasdaq rules require that FinServ’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of FinServ’s signing a definitive agreement in connection with its initial business combination. As of December 18, 2020, the date of the execution of the merger agreement, the value of the net assets held in the Trust Account was approximately $251.25 million (excluding approximately $9.35 million of deferred underwriting discount held in the Trust Account) and 80% thereof represents approximately $201 million. In reaching its conclusion that the merger meets the 80% asset test, FinServ’s board of directors used as a fair market value the enterprise value of approximately $1.0 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the merger agreement. The enterprise value consists of an implied equity value of approximately $962 million and approximately $32 million of net cash. In determining whether the enterprise value described above represents the fair market value of Katapult, FinServ’s board of directors considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Merger Agreement” and the fact that the purchase price for Katapult was the result of an arm’s length negotiation. As a result, FinServ’s board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).

Interests of FinServ’s Directors and Officers in the Merger

In considering the recommendation of the board of directors of FinServ to vote in favor of approval of the Business Combination Proposal, the Charter Proposals and the other proposals, stockholders should keep in mind that certain members of the board of directors and executive officers of FinServ and the Sponsor, including their directors and executive officers, have interests in such proposals that are different from, or in addition to, those of FinServ stockholders generally. In particular:

•        If the merger or another business combination is not consummated by November 5, 2021, FinServ will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Class A Common Stock for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 6,250,000 Founder Shares held by the Sponsor, our directors and our senior advisor, which was acquired for an aggregate purchase price of $25,000 (and a subsequent dividend thereon) prior to FinServ’s IPO, and the 665,000 Private Placement Units would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $              based upon the closing price of $               per public share on the Nasdaq on               , 2021, the record date for the Special Meeting.

•        The Sponsor, in which certain of FinServ’s officers and directors hold a direct or indirect interest, purchased an aggregate of 665,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement. These purchases took place simultaneously with the consummation of FinServ’s IPO. A portion of the proceeds FinServ received from these purchases were placed in the Trust Account. Such units had an estimated aggregate value of $           based on the closing prices of $                per warrant and $               per Class A Common Stock on the Nasdaq on               , 2021, the record date for the Special Meeting. The Private Placement Warrants will become worthless if FinServ does not consummate a business combination by November 5, 2021.

•        Lee Einbinder will be a member of the board of directors of New Katapult after the closing of the merger. As such, in the future, Lee Einbinder will receive any cash fees, stock options or stock awards that the New Katapult board of directors determines to pay to its non-executive directors.

•        If FinServ is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by FinServ for services rendered or contracted for or products sold to FinServ. If FinServ consummates a business combination, on the other hand, FinServ will be liable for all such claims.

•        FinServ’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with identifying, investigating and completing a business combination. However, if FinServ fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, FinServ may not be able to reimburse these expenses if the merger or another business combination, are not completed by November 5, 2021.

•        The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Placement Agent

Due to PJT’s knowledge of Katapult, following execution of the Term Sheet, FinServ hired PJT to act as co-placement agent with Barclays Capital Inc. on its $150 million PIPE Investment. In connection with performing such services, PJT will receive fees and expense reimbursements customary for a PIPE transaction (subject to the terms and conditions of its engagement letter with FinServ). PJT previously had been hired by Katapult to advise it in connection with the proposed business combination, and will receive customary compensation in connection therewith. PJT did not provide any advice to FinServ, including, but not limited to, regarding the valuation of Katapult or the terms of the business combination with Katapult. Prior to FinServ engaging PJT, FinServ and Katapult each signed a consent letter with PJT acknowledging PJT’s roles as financial advisor to Katapult in connection with the proposed business combination and as co-placement agent to FinServ in connection with the PIPE Investment and waived any purported conflicts in connection with such dual roles. In addition, PJT and its affiliates may provide investment banking and other financial services to FinServ, Katapult and their respective affiliates in the future, for which they would expect to receive customary compensation.

REGULATORY APPROVAL REQUIRED FOR THE MERGER

Completion of the merger is subject to regulatory approval under the HSR Act. FinServ and Katapult agreed to use their reasonable best efforts to obtain required regulatory approval and to request early termination of any waiting period under the HSR Act.

Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and all statutory waiting period requirements have been satisfied. FinServ and Katapult filed Notification and Report Forms with the Antitrust Division and the FTC on January 5, 2021.

At any time before or after the completion of the merger, the Antitrust Division or the FTC could take action under the U.S. antitrust laws, including seeking to prevent the merger, to rescind the merger or to clear the merger subject to the divestiture of assets of FinServ or Katapult or subject the transactions to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of FinServ or Katapult or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

There can be no assurances that the regulatory approval discussed above will be received on a timely basis, or as to the ability of FinServ and Katapult to obtain the approval on satisfactory terms or the absence of litigation challenging such approvals.

ACCOUNTING TREATMENT

The merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, FinServ will be treated as the “acquired” company for accounting purposes and the business combination will be treated as the equivalent of Katapult issuing stock for the net assets of FinServ, accompanied by a recapitalization. The net assets of FinServ will be stated at historical cost, with no goodwill or other intangible assets recorded.

Katapult has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Katapult’s existing shareholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios with over 55.4% and 72.1% voting interest, respectively;

•        The largest individual minority stockholder of the combined entity is an existing shareholder of Katapult;

•        Katapult’s existing directors and individuals designed by existing Katapult stockholders will represent the majority of the New Katapult board of directors;

•        Katapult’s senior management will be the senior management of New Katapult; and

•        Katapult is the larger entity based on historical revenue and has the larger employee base.

Other factors were considered, including the purpose and intent of the merger, noting that the preponderance of evidence as described above is indicative that Katapult is the accounting acquirer in the merger.

PUBLIC TRADING MARKETS

The Class A Common Stock is listed on the Nasdaq under the symbol “FSRV.” FinServ’s warrants are listed on the Nasdaq under the symbol “FSRVW.” FinServ’s units are listed on the Nasdaq under the symbol “FSRVU.” Following the merger, New Katapult common stock (including common stock issuable in the merger) will be listed on the Nasdaq under the symbol “KPLT.”

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about FinServ or Katapult. Such information can be found elsewhere in this proxy statement/prospectus.

Effects of the Merger

As a result of the First Merger, Merger Sub 1 will merge with and into Katapult, with Katapult surviving the First Merger as a wholly owned subsidiary of FinServ. Immediately following the First Merger, at the Second Effective Time (as defined herein), Katapult will merge with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of FinServ. The certificate of incorporation and the bylaws, each substantially in the forms set forth in Exhibits E and F to the merger agreement, will be the certificate of incorporation and bylaws (respectively) of the surviving company. The effective times of the First Merger and the Second Merger are sometimes referred to in this proxy statement/prospectus as the “First Effective Time” and the “Second Effective Time,” respectively.

Merger Consideration

Consideration; Conversion of Shares.    Immediately prior to the First Effective Time, each share of Katapult preferred stock issued and outstanding will be converted into a number of shares of Katapult common stock in accordance with the (i) Conversion Written Consent and (ii) Katapult charter.

At the First Effective Time, each share of Katapult common stock (including common stock to be issued as a result of the conversion of Katapult preferred stock in connection with the merger) that is issued and outstanding immediately prior to the First Effective Time (other than dissenting shares and Unvested Katapult Restricted Shares) will be cancelled and converted into the right to receive the applicable portion of the merger consideration, in accordance with the Allocation Schedule, consisting of (i) cash consideration, as determined under the merger agreement and further described herein as the “Adjusted Cash Amount,” (ii) a number of shares of New Katapult common stock equal to (a) $833.0 million (subject to adjustment in accordance with the terms of the merger agreement and net of the value of all Katapult Options to be converted into New Katapult options), minus the aggregate amount of cash paid in clause (i), divided by (b) 10 and (iii) the applicable portion of the 7,500,000 restricted shares of New Katapult common stock that will vest upon, among other things, the achievement of certain earn-out thresholds prior to the sixth anniversary of the closing of the merger. The consideration described in this paragraph is sometimes referred to in this proxy statement/prospectus as the “merger consideration.”

The “Adjusted Cash Amount” shall be equal to (a) the sum of the cash proceeds to be received by FinServ at the closing of the merger (i) from the Trust Account (after giving effect to any redemptions of Class A Common Stock) and (ii) in respect of the PIPE Investment (or any alternative third party financing), minus (b) certain expenses of FinServ related to the merger agreement and the transactions contemplated thereby, up $25.0 million, and minus (c) $50.0 million. The Cash Consideration and the Stock Consideration are subject to the following adjustments based on the amount, as of 12:01 a.m. Eastern Time on the closing date of the merger, of (x) consolidated cash balances and cash equivalents of Katapult and its subsidiaries, as determined in accordance with GAAP and subject to certain adjustments set forth in the merger agreement (including, among others, for restricted cash), minus (y) the consolidated indebtedness of Katapult and its subsidiaries, other than indebtedness arising under Katapult’s First Lien Credit Agreement (excluding the Term Loan), as such terms are defined in the merger agreement (such amount, “Net Cash”). If Net Cash is:

•        less than $10,000,000, then the Cash Consideration will be decreased by an amount equal to the difference between (x) $15,000,000 and (y) such Net Cash amount;

•        greater than $20,000,000, then the Stock Consideration will be increased by a number of shares of New Katapult common stock equal to the quotient obtained by dividing (x) such Net Cash amount minus $15,000,000 by (y) 10; and

•        between $10,000,000 and $20,000,000 (inclusive), there shall be no adjustment to the Cash Consideration and/or the Stock Consideration.

In addition, as of the First Effective Time, (i) each Katapult Option, whether vested or unvested, that is outstanding immediately prior to the First Effective Time and held by a Pre-Closing Holder will be assumed and converted into an option with respect to a number of shares of New Katapult common stock in the manner set forth in the merger agreement, (ii) each Katapult Restricted Share will be cancelled and entitled to receive a portion of the merger consideration in accordance with the Allocation Schedule, and each Unvested Katapult Restricted Share will be cancelled for no consideration, and (iii) each active employee of Katapult who is a Pre-Closing Holder who holds a Katapult Option and/or Vested Katapult Restricted Shares will receive such holder’s allocation of the Earn-out Shares.

Earn-Out Consideration.    At the First Effective Time, FinServ will also issue or cause to be issued to the Pre-Closing Holders of Katapult an aggregate of 7,500,000 restricted shares of New Katapult common stock (subject to vesting, forfeiture and certain other restrictions (including on transfer) set forth in the merger agreement (the “Earn-out Shares”)). With respect to the Earn-out Shares: (i) one-half (1/2) of the Earn-out Shares will vest if the closing price of the New Katapult common stock is greater than or equal to $12.00 over any 20 Trading Days (as defined in the merger agreement) within any 30 consecutive Trading Day period, and (ii) one-half (1/2) of the Earn-out Shares will vest if the closing price of the New Katapult common stock is greater than or equal to $14.00 over any 20 Trading Days within any 30 consecutive Trading Day period, in each case, prior to the expiry of six (6) years from the closing of the merger (the “Earn-Out Period”). In addition, if there is a change of control of FinServ prior to the expiration of the Earn-Out Period that will result in the holders of New Katapult common stock receiving a price per share equal to or in excess of the applicable price per share thresholds described above, then Earn-Out Shares will vest in connection with such change of control of Katapult in the manner set forth in the merger agreement.

Closing and Effective Time of the Merger

The closing of the merger (the “closing”) shall take place at 10:00 a.m., Eastern time (i) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 or (ii) by electronic exchange of executed documents, the date which is three (3) business days after the first date on which all of the closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver thereof) or such other time and place as FinServ and Katapult may mutually agree. (such date, the “closing date”). See “The Merger Agreement — Conditions to the Merger” beginning on page 151 for a more complete description of the conditions that must be satisfied prior to closing.

On the closing date, FinServ and Katapult will effect the First Merger by filing a certificate of merger with the Secretary of State of the State of Delaware, with the First Effective Time to be the time such certificate of merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by FinServ and Katapult in writing and specified in such certificate of merger in accordance with the DGCL. Immediately after the First Effective Time, FinServ and Katapult will effect the Second Merger by filing a certificate of merger with the Secretary of State of the State of Delaware, with the Second Effective Time to be the time such certificate of merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by FinServ and Katapult in writing and specified in such certificate of merger in accordance with the DGCL.

As of the date of this proxy statement/prospectus, the parties expect that the merger will be effective during the first half of 2021. However, there can be no assurance as to when or if the merger will occur.

If the merger is not completed by July 31, 2021 (the “termination date”), the merger agreement may be terminated by either FinServ or Katapult. A party may not terminate the merger agreement pursuant to the provision described in this paragraph if such party’s breach of any of its covenants or obligations under the merger agreement was the proximate cause to the failure of the closing to occur by the termination date. See “The Merger Agreement — Termination” beginning on page 153.

Treatment of Katapult Equity Awards

•        Katapult Options.    Each Katapult Option that is issued and outstanding as of immediately prior to the First Effective Time and then held by a Pre-Closing Holder who has been actively employed by Katapult for at least 730 consecutive days as of the First Effective Time shall accelerate and become fully vested as of the First Effective Time in accordance with the terms of the Katapult Equity Plan. As of the First Effective Time, each such outstanding Katapult Option (after taking into account any acceleration of vesting pursuant to the immediately preceding sentence), will convert into an option to receive a number of shares of New Katapult common stock equal to the number of shares of Katapult common stock subject to such option immediately prior to such conversion, multiplied by the Option Exchange Ratio (as defined in the merger agreement), rounded down to the nearest whole share, and at an exercise price per share of New Katapult common stock equal to the exercise price per share of Katapult common stock subject to such option divided by the Option Exchange Ratio, rounded up to the nearest whole cent.

•        Company Restricted Shares.    As of the First Effective Time, each Vested Katapult Restricted Share will be canceled and will be entitled to receive from Katapult, in settlement thereof, the applicable portion of the Merger Consideration. Each Unvested Katapult Restricted Share will be cancelled for no consideration provided that all Pre-Closing Holders of Vested Company Restricted Shares shall be treated as if any withholding taxes applicable to their company restricted shares were satisfied on a “net settlement basis” and Katapult issued to each such Pre-Closing Holder the number of shares of Katapult common stock set forth across such Pre-Closing Holder’s name on the Allocation Schedule in connection with such net settlement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger.    Katapult has agreed that, from and after the date of the merger agreement until the earlier of its closing or termination, it shall, and shall cause its subsidiaries to, except as, among other exceptions, (i) expressly required by the merger agreement, or (ii) by applicable law, or (iii) as required to comply with COVID-19 Measures (as defined in the merger agreement) to the extent reasonable and prudent in light of the business of Katapult and its subsidiaries (collectively “the Group Companies”) and, where applicable, the circumstances giving rise to COVID-19 Changes (as defined in the merger agreement), operate their respective business in the ordinary course and use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Group Companies.

In addition to the general covenants above, Katapult has agreed that from and after the date of the merger agreement until the earlier of its closing or termination, subject to specified exceptions set forth in the merger agreement (including, but not limited to, certain exceptions set forth below), it shall not, and shall cause its subsidiaries not to, without the written consent of FinServ (which may not (for certain covenants specified below) be unreasonably withheld, conditioned or delayed):

•        declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of any Group Company’s equity securities, or repurchase, redeem, or otherwise acquire, any outstanding equity securities of any Group Company;

•        merge, consolidate, combine or amalgamate any Group Company with any person or purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof;

•        adopt any amendments, supplements, restatements or modifications to or otherwise terminate any Group Company’s governing documents, or the Company Shareholder Agreements (as defined in the merger agreement);

•        (A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties of the Group Companies (including any business intellectual property); (B) create, subject or incur any lien on any material assets or properties of the Group Companies (other than liens permitted under the merger agreement or liens pursuant to the First Lien Credit Agreement); or (C) disclose any source code of the Group Companies;

•        (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien (other than liens securing obligations under the First Lien Credit Agreement), (1) any equity securities of any Group Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any equity securities of any Group Company, or (B) adjust, split, combine or reclassify any equity securities of any Group Company or other rights exercisable therefor or convertible into;

•        incur, create or assume any indebtedness for borrowed money;

•        make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any person;

•        (A) enter into, amend, modify, extend, renew or terminate any Material Contract (as defined in the merger agreement) or any Real Property Lease (as defined in the merger agreement), excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract or any Real Property Lease pursuant to its terms, or (B) waive any material benefit or right under any Material Contract or Real Property Lease;

•        except as required by any disclosed Employee Benefit Plan (as defined in the merger agreement) of any Group Company, (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan of any Group Company, (B) increase or decrease the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) hire, engage or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies whose annual base compensation exceeds $200,000, (E) amend, modify, negotiate, adopt, enter into, extend, renew or terminate any collective bargaining agreement or other Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of a Group Company, (F) recognize or certify any labor organization, works council, labor union or group of employees of any Group Company as the bargaining representative for any employees of a Group Company, (G) engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that could implicate the Worker Adjustment Retraining and Notification Act of 1988, or (H) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

•        make, change or revoke any material election concerning taxes, adopt or change any accounting method concerning taxes, change any tax accounting period, materially amend any material tax return, enter into any material tax closing agreement, settle or surrender any material tax proceeding, fail to pay any material tax when due (including any material estimated Tax payments), or claim any Tax credits under Section 2301 of the CARES Act, surrender any claim for a refund of a material amount of Taxes, waive or extend the statute of limitations in respect of any material amount of Taxes, prepare any material Tax Return in a manner inconsistent in any material respect with the past practices of the Group Companies, or defer any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-22, or any other provision of the CARES Act except in connection with the proper deferral of certain “applicable employment taxes” in compliance with Section 2302 of the CARES Act (or similar state, local or non-U.S. law);

•        change any member of the Group Companies’ methods of accounting or accounting practices, except as required by GAAP;

•        (A) enter into any settlement, conciliation or similar contract, in respect of a proceeding, (1) the performance of which involves or could reasonably involve at any point in the future the payment by the Group Companies (or FinServ or any of its affiliates after the closing) in excess of $200,000 in the aggregate (in each case with respect to any proceeding, determined net of any insurance coverage in respect of such proceeding), (2) that imposes, or could reasonably impose at any point in the future, any non-monetary obligations (including injunctive relief) on any Group Company (or FinServ or any of its affiliates after the closing), (3) that involves any criminal misconduct or any admission or wrongdoing or other misconduct by any Group Company (or FinServ or any of its affiliates after the closing) or (4) that is brought by any Pre-Closing Holder, or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration (except in the ordinary course of business);

•        authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of the Group Companies;

•        enter into, amend, waive or terminate any Pre-Closing Holder related party transactions;

•        enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the merger agreement;

•        enter into, conduct, engage in or otherwise operate any new line of business, change its operating policies in any material respect or discontinue or make any material change to the business of the Group Companies, taken as a whole;

•        (A) change in any material respect any cash management practices and policies or practices regarding the collection of accounts receivable, the payment of accounts payable, establishment of reserves for uncollectible accounts or otherwise seek to generate revenue outside the ordinary course of business, (B) accelerate the collection of accounts receivables or defer any accounts payable, outside the ordinary course of business, (C) change, modify, or write-off as uncollectible any notes or accounts receivable of the Group Companies, or (D) take any other action outside the ordinary course of business with respect to the working capital of the Group Companies;

•        enter into any contract to take any of the actions set forth under the foregoing.

FinServ has agreed to a more limited set of restrictions on its business prior to the earlier of the closing or the termination of the merger agreement. Specifically, FinServ has agreed that except as expressly contemplated by the merger agreement or as required by law and, subject to specified exceptions set forth in the merger agreement (including, but not limited to, certain exceptions set forth below), it shall not, without the written consent of Katapult (which may not (for certain covenants specified below) be unreasonably withheld, conditioned or delayed):

•        adopt any amendments, supplements, restatements or modifications to that certain Investment Management Trust Account Agreement, dated October 31, 2019, by and between FinServ and CST, as trustee (the “Trust Agreement”) or the governing documents of FinServ;

•        declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of FinServ, or repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of FinServ;

•        incur, create or assume any indebtedness for borrowed money;

•        make any loans or advances to, or capital contributions in, any other person, other than to, or in, FinServ or any of its subsidiaries;

•        issue any equity securities of FinServ or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the forgoing of any of FinServ or any of its wholly-owned subsidiaries;

•        enter into, renew, modify or revise any FinServ related party transaction;

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•        amend or modify the Trust Agreement;

•        enter into any contract to take any of the actions set forth under the foregoing.

Efforts to Consummate, HSR Act and Regulatory Approvals.    Each of FinServ and Katapult have agreed to use its reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the merger agreement and to use reasonable best efforts to obtain consents of all governmental entities necessary to consummate the transactions contemplated by the merger agreement and ancillary documents thereto.

FinServ and Katapult have agreed to (i) make an appropriate filing or take any required actions pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement within 10 business days after the date of the merger agreement, (ii) request for early termination of the waiting period thereunder, (iii) respond as promptly as reasonably practicable to any requests by any governmental entity for additional information and documentary material that may be requested pursuant to the HSR Act; and (iv) promptly inform each other of any communication each has with any governmental entity regarding any of the transactions contemplated by the merger agreement. FinServ and Katapult and their respective affiliates also agreed not to extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any governmental entity not to consummate the transactions contemplated by the merger agreement, except with the prior written consent of FinServ and Katapult. FinServ agreed to take all actions required by any governmental entity in connection with the filing pursuant to the HSR Act to expeditiously consummate the transactions contemplated by the merger agreement, including to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements, in each case, subject to certain exclusions set forth in the merger agreement. FinServ and Katapult filed Notification and Report Forms with the Antitrust Division and the FTC on January 5, 2021.

In addition, from and after the date of the merger agreement until the earlier of its closing or termination, FinServ and Katapult agreed to give each other’s counsel a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any governmental entity relating to the transactions contemplated by the merger agreement. FinServ and Katapult have agreed to not participate in any substantive meeting or discussion, either in person or by telephone with any governmental entity in connection with the transactions contemplated by the merger agreement unless the consults with one another in advance and, to the extent not prohibited by such governmental entity, give each other the opportunity to attend and participate in such meeting or discussion.

Katapult also have agreed to use commercially reasonable efforts to obtain, prior to the closing of the merger agreement, written consents, in form and substance reasonably acceptable to FinServ, from each of the counterparties to the agreements set forth on Section 5.2(d) of the disclosure schedules to the merger agreement delivered to FinServ by Katapult (the “Company Schedules”).

Preparation of Registration Statement/Proxy Statement.    FinServ has agreed to, as promptly as reasonably practicable following the date of the merger agreement, with the assistance of Katapult, to prepare and file with the SEC, the registration statement of which this proxy statement/prospectus forms a part to be used for the purpose of soliciting proxies from the stockholders of FinServ at the Special Meeting to adopt and approve the transactions contemplated by the merger agreement, in which FinServ shall (a) provide its stockholders with the opportunity to redeem the Class A Common Stock, (b) solicit proxies from the stockholders of FinServ to vote at the Special Meeting in favor of the transaction proposals set forth in this proxy statement/prospectus, (c) register under the Securities Act the New Katapult common stock to be issued in connection with the transactions contemplated by the merger agreement and ancillary documents thereto and (d) file with the SEC financial and other information about the transactions contemplated by the merger agreement. FinServ has agreed to give Katapult and its counsel reasonable opportunity to review and comment on each of the preliminary and final proxy statement/prospectus and any amendment or supplement thereto prior to its filing with the SEC. FinServ shall not file any such documents with the SEC without the prior written consent of Katapult. FinServ has agreed to use its reasonable best efforts to: (i) have this proxy statement/prospectus declared effective under the Securities Act; (ii) keep the proxy statement/prospectus effective through the closing in order to permit the consummation of the transactions contemplated by the merger agreement; and, (iii) promptly respond to any comments, requests to amend or requests for additional information with respect to this proxy statement/prospectus by the SEC.

In addition, each of FinServ and Katapult have agreed to promptly furnish, or cause to be furnished, to the other all information concerning such party, its affiliates and its representatives that may be required or reasonably requested in connection with any action for inclusion in any other statement, filing, notice or application made by or on behalf of FinServ to the SEC or Nasdaq in connection with the transactions contemplated by the merger agreement and ancillary documents thereto. Each of FinServ and Katapult have agreed to promptly correct any information provided by it for use in the proxy statement/prospectus if such information is determined to have become false or misleading in any material respect. FinServ shall amend or supplement the proxy statement/prospectus and cause it to be filed with the SEC and disseminated to FinServ stockholders. FinServ shall promptly advise Katapult of (A) the time when FinServ has filed the preliminary proxy statement/prospectus, (B) the SEC’s determination whether to review the proxy statement/prospectus, (C) in event the preliminary proxy statement/prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (D) the filing of any supplement or amendment to the proxy statement/prospectus, (E) the issuance of any stop order relating thereto or the suspension of the qualification of the FinServ common stock for offering or sale in any jurisdiction, (F) any request by the SEC for amendment of the proxy statement/prospectus, (G) any oral or written comments from the SEC relating to the proxy statement/prospectus and responses thereto, (H) requests by the SEC for additional information and (I) the time of effectiveness of the proxy statement/prospectus.

Without limiting the generality of the foregoing (1) FinServ Parties have also agreed not to, have or participate in any substantive meetings or other substantive discussions with any governmental entity or Nasdaq regarding the proxy statement/prospectus without first consulting with Katapult and providing it the reasonable opportunity to participate in such meetings or discussion and (2) Katapult has agreed not to have or participate in any substantive meetings or other substantive discussions with any governmental entity or Nasdaq regarding the proxy statement/prospectus without first consulting with FinServ and providing FinServ a reasonable opportunity to participate in such meetings or discussions. Each of the parties to the merger agreement have agreed to use reasonable best efforts to ensure that none of the information related to it or any its representatives, supplied by or on its behalf for inclusion or incorporation by reference in the proxy statement/prospectus will, at the time it is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

FinServ Shareholders Meeting.    FinServ has agreed to, as promptly as reasonably practicable after the proxy statement/prospectus is declared effective under the Securities Act and, in any event within 30 days of its effectiveness, to (i) give notice of and (ii) convene and hold the Special Meeting, for the purposes of obtaining the stockholder approvals of the proposals contained in this proxy statement/prospectus. FinServ has agreed to, through its board of directors, recommend to its shareholders the (A) Business Combination Proposal, involving the approval of the adoption and approval of the merger agreement and the transactions contemplated thereby and to include such recommendation in this proxy statement/prospectus; (B) approval of the merger; (C) approval of the issuance of the merger consideration and Earn Out Shares; (D) adoption and approval of the Incentive Plan mutually agreed by Katapult and FinServ acting reasonably and in good faith within the 30-day period following the date of the merger agreement, providing for grant of awards to employees and other service providers of New Katapult and its subsidiaries in the form of options, restricted shares, restricted share units or other equity based awards based on New Katapult common stock with a total pool of awards of shares New Katapult common stock equal to the number of shares thereof authorized under the Incentive Plan; (E) adoption and approval of the FinServ Charter; (F) the approval of the Sponsor Director, the CURO Directors, the Tribeca Director, the Blumberg Director, the CE Director and the Additional Independent Director to the board of directors of New Katapult and the designation of the classes of such appointees; (G) adoption and approval of any other proposals as either the SEC or Nasdaq may indicate are necessary in its comments to this proxy statement/prospectus or in correspondence related thereto, and of any other proposals reasonably agreed by FinServ and Katapult as necessary or appropriate in connection with the consummation of the transactions contemplated by the merger agreement and ancillary documents thereto; and (H) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals.

As promptly as reasonably practicable after this proxy statement/prospectus is declared effective under the Securities Act and, in any event within five (5) days of its effectiveness, FinServ has agreed to take all actions necessary to obtain, and deliver as promptly as practicable thereafter to Katapult, the irrevocable written consent of the sole stockholder of Merger Sub 1 and the sole member of Merger Sub 2, each approving the merger agreement and the transactions contemplating thereby.

Stockholder Written Consent.    Katapult has agreed that as promptly as reasonably practicable after this proxy statement/prospectus is declared effective under the Securities Act and, in any event within 48 hours of its effectiveness, it shall take all actions necessary to obtain, and then deliver, or cause to be delivered, to FinServ an irrevocable written consent approving the merger agreement and ancillary documents to which the Company is or will be a party and the transactions contemplated therein (including the merger) that is duly executed by the Pre-Closing Holders that hold at least the requisite number of issued and outstanding shares of Katapult common stock required to approve and adopt such matters in accordance with the DGCL and Katapult’s governing documents and the Company Shareholders Agreements (as defined in the merger agreement) (the “Written Consent”). Katapult has agreed to take all actions necessary pursuant to its governing documents and the Company Shareholder Agreements to provide all required notices to the entitled Pre-Closing Holders in connection with obtaining the written consent. Upon receipt of which, Katapult shall promptly deliver a copy to FinServ.

In addition, Katapult has agreed to, as promptly as reasonably practicable following the delivery of the Allocation Schedule to FinServ, deliver to FinServ a detailed itemization of the Net Cash. Katapult will review any comments to the Net Cash provided by FinServ or any of its representatives and consider in good faith any reasonable comments proposed by FinServ or any of its representatives.

Katapult has agreed to not amend, modify, or waive any provisions of a support agreement without the prior written consent of FinServ.

Exclusive Dealing.    Katapult has agreed that, from the date of the merger agreement until the earlier of its closing or termination, it shall not: (i) accept, initiate, respond to, encourage, entertain, solicit, discuss, negotiate, provide information with respect to any transaction or series of related transactions under which any person(s) directly or indirectly, acquires or otherwise purchases Katapult or any of its affiliates or all or a material portion of the assets, equity securities or businesses of Katapult or any of its subsidiaries, in the merger agreement (each such prohibited transaction, an “Acquisition Proposal”); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any contract regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of any Group Company; or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort to do any of the foregoing or further an Acquisition Proposal; provided, that, notwithstanding anything to the contrary in the foregoing, in no event shall an Acquisition Proposal include any transfer of Katapult capital stock to any party to a support agreement or an Affiliate of any party to a support agreement to the extent that such Katapult capital stock becomes subject to the obligations under such support agreement. Katapult has agreed to (A) notify FinServ promptly upon receipt of any Acquisition Proposal, (B) keep FinServ fully informed of any modifications to such offer or information and (C) not conduct any further discussions or negotiations with such persons. Katapult has agreed to immediately cease and cause to be terminated any discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal and to not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal in any agreement to which it or any Pre-Closing Holder is a party.

From the date of the merger agreement until the earlier of its closing or termination, FinServ, Merger Sub 1 and Merger Sub 2 (the “FinServ Parties”) have agreed not to, directly and indirectly: (i) commence, accept, initiate, respond to, encourage, entertain, solicit, discuss, negotiate, provide information with respect to any offers for, or (ii) issue or execute an indication of interest, memorandum of understanding, a letter of intent, or any other similar agreement with respect to any transactions or series of related transactions under which FinServ or any of its subsidiaries acquires or otherwise purchases all or a material portion of the assets, equity securities or businesses of any person(s) other than with respect to the transactions with Katapult contemplated by the merger agreement and ancillary documents thereto.

Indemnification and Directors’ and Officers’ Insurance.    FinServ has agreed that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Group Company, as provided in their governing documents or otherwise in effect as of the date of the merger agreement and set forth on Section 5.5(a) of the Company Schedules, in either case, solely with respect to any matters occurring on or prior to the closing, shall survive the transactions contemplated by the merger agreement and shall continue in full force and effect from and after the closing for a period of six (6) years, and (ii) the Group Companies will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. During such six (6) year period, the Group Companies shall advance expenses in connection with such indemnification as provided in such Group Company’s governing documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ governing documents shall not, during such six (6) year period, be amended, repealed or otherwise modified after the closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of, or prior to, the closing, were directors or officers of any Group Company to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to closing and relating to the fact that any such individual was a director or officer of any Group Company prior to the closing, unless such amendment, repeal or other modification is required by applicable law.

In addition, Katapult has agreed to cause the Group Companies to purchase, at or prior to the closing, and FinServ shall cause the Group Companies to maintain in effect for a period of six (6) years after the closing date, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of the merger agreement with respect to matters occurring on or prior to the closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of the merger agreement; provided that the Group Companies shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Group Companies prior to the date of the merger agreement and, in such event, the Group Companies shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of the merger agreement.

Financing.    FinServ has agreed to use its reasonable best efforts to obtain financing through the PIPE Investment (and Katapult has agreed to reasonably cooperate with FinServ in connection thereto) pursuant to the PIPE Agreements, including using its reasonable best efforts to (i) comply with its respective obligations under the PIPE Agreements, (ii) maintain in effect the PIPE Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to FinServ set forth in the PIPE Agreements within its control, and (iv) consummate the PIPE Investment when required under the merger agreement. FinServ has agreed to give Katapult prompt written notice upon having actual knowledge of any termination or of any breach or default by any party to any of the PIPE Agreements. Except with the prior written consent of Katapult, FinServ has agreed not to amend, modify, supplement or waive any of the conditions or contingencies to funding set forth in the PIPE Agreements or any other provision of, or remedies thereto.

In addition, FinServ has agreed that if all or any portion of the PIPE Investment becomes unavailable, (i) FinServ shall use its reasonable best efforts to obtain the PIPE Investment or such portion of the PIPE Investment from alternative sources in an amount, when added to any portion of the PIPE Investment that is available, equal to the PIPE Investment Amount (the “Alternative PIPE Investment”) and (ii) in the event that FinServ is able to obtain any Alternative PIPE Investment, FinServ has agreed to use its reasonable best efforts to enter into a new subscription agreement that provides for the subscription and purchase of FinServ common stock containing terms and conditions not materially less favorable from the standpoint of FinServ and the affiliates of FinServ party thereto than those in the PIPE Agreements entered into as of the date of the merger agreement.

Other Covenants and Agreements.    The merger agreement contains other covenants and agreements, including, but not limited to, covenants related to:

•        Katapult and FinServ providing access, subject to certain specified restrictions and conditions, to the other party and its respective representatives reasonable access to Katapult’s and FinServ’s (as applicable) and its subsidiary’s properties, records, systems, contracts and commitments;

•        Katapult waiving claims to the Trust Account in the event that the merger does not consummate;

•        Katapult and FinServ agreeing to take all actions necessary or appropriate to cause certain appointments to the FinServ board of directors;

•        Katapult and FinServ cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

•        FinServ making certain disbursements from the Trust Account;

•        FinServ keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws and using its commercially reasonable efforts to maintain the listing of the FinServ common stock and the warrants on Nasdaq;

•        Katapult taking all actions necessary to cause certain affiliate agreements to be terminated;

•        FinServ obtaining directors’ and officers’ liability insurance;

•        cooperation between Katapult and FinServ in obtaining any necessary third-party consents required to consummate the merger;

•        agreement relating to the intended tax treatment of the transactions contemplated by the merger agreement; and

•        confidentiality and publicity relating to the merger agreement and the transactions contemplated thereby.

Representations and Warranties

The merger agreement contains representations and warranties made by Katapult to FinServ relating to a number of matters, including, but not limited to, the following:

•        corporate organization, qualification to do business, good standing and corporate power;

•        capitalization;

•        requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•        required governmental and regulatory consents necessary in connection with the merger;

•        financial statements;

•        absence of undisclosed liabilities;

•        consents and requisite governmental approvals;

•        permits;

•        rental contracts; customer accounts

•        retail partners and vendors

•        litigation;

•        legal proceedings and absence of governmental orders;

•        compliance with applicable law;

•        material contracts;

•        employee plans;

•        labor matters;

•        tax matters;

•        brokers

•        real and personal property;

•        transactions with affiliates;

•        data privacy and security requirements and information technology;

•        compliance with international trade and anti-corruption laws;

•        investigation of business;

•        insurance;

•        environmental matters;

•        intellectual property;

•        absence of a material adverse effect and absence of certain other changes;

•        accuracy of Katapult’s information provided in this proxy statement/prospectus; and

•        first lien credit agreement.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to Katapult means any change, event, effect, development or occurrence that has a material adverse effect on (a) the condition, business, assets, or results of operations of the Group Companies, taken as a whole, or (b) the ability of any Group Company to timely perform any of its covenants or obligations under the merger agreement or any ancillary document thereto or to consummate the transactions contemplated thereby; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a material adverse effect has occurred: any adverse change, event, effect, development or occurrence from or related to (i) conditions affecting the United States or the global economy generally or any material worsening of such conditions t, (ii) any national or international political or social conditions in the United States or any other country, (iii) changes in conditions of the financial, banking or securities markets generally or any material worsening of such conditions, (iv) changes in any applicable laws or GAAP, (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement or pendency or consummation of the transactions contemplated by the merger agreement, (vii) the taking of any action expressly required by the merger agreement by Katapult, (viii) any failure by the Group Companies to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of the merger agreement, or (ix) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, acts of God, epidemics, disease outbreaks, pandemics (including, any effect related to COVID-19), public health emergencies, widespread occurrences of infectious diseases or other comparable events; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (ix) may be taken into account in determining whether a material adverse change has occurred.

The merger agreement also contains representations and warranties made by FinServ to Katapult relating to a number of matters, including the following:

•        corporate organization, qualification to do business, good standing and corporate power;

•        requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•        consents and requisite governmental approvals;

•        brokers;

•        information supplied;

•        capitalization;

•        litigation and proceedings;

•        compliance with laws;

•        internal controls; listing; financial statements;

•        absence of undisclosed liabilities;

•        investigation of business;

•        the Trust Account;

•        tax matters; and

•        proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley certifications;

The representations and warranties in the merger agreement shall not survive the closing and, as described below under “— Termination,” if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless (i) a party willfully breached the merger agreement or (ii) fraud.

This summary and the copy of the merger agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties by FinServ and Katapult, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of FinServ, Katapult or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures.

Conditions to the Merger

Conditions to Each Party’s Obligations.    The respective obligations of each of Katapult and FinServ to consummate the transactions contemplated by the merger agreement are subject to the satisfaction, or waiver, of the following conditions:

•        the applicable waiting period or consent under the HSR Act relating to the transactions contemplated by the merger agreement and the ancillary documents thereto shall have expired, been terminated or obtained;

•        no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the merger agreement and the ancillary documents thereto shall be in effect;

•        the registration statement of which this proxy statement/prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the proxy statement/prospectus, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

•        the New Katapult common stock to be issued pursuant to the merger agreement (including the Earn Out Shares) shall be listed on Nasdaq upon the closing, subject to any compliance extension on ability to remedy non-compliance, in each case as permitted by the Nasdaq continued listing rules;

•        the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal (if necessary) by the affirmative vote of holders of the requisite number of votes cast by FinServ stockholders at the Special Meeting, in accordance with FinServ’s governing documents and applicable law (the “Required FinServ Shareholder Approval”), shall have been obtained and remain in full force and effect;

•        the approval of the merger agreement, the ancillary documents thereto and the transactions contemplated hereby and thereby (including the merger) by the stockholders of Katapult common stock after giving effect to the Katapult Preferred Conversion, in accordance with Katapult’s governing documents and any other contract to which Katapult is party or otherwise bound (the “Required Company Shareholder Approval”), shall have been obtained and remain in full force and effect;

•        the approval by the sole stockholder of Merger Sub 1 of the merger agreement, the ancillary documents thereto and the transactions contemplated hereby and thereby (including the merger), shall have been obtained and remain in full force and effect; and

•        after giving effect to the transactions contemplated hereby (including the PIPE Financing), FinServ shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the First Effective Time.

Conditions to Obligations of FinServ Parties.    The obligation of the FinServ Parties to complete the merger is also subject to the satisfaction, or waiver by FinServ, of the following conditions:

•        the accuracy of the representations and warranties of Katapult as of the date of the merger agreement and as of the closing date of the merger, subject to the materiality standards set forth in the merger agreement;

•        each of the covenants of Katapult to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects;

•        no material adverse effect with respect to Katapult shall have occurred since the date of the merger agreement;

•        the receipt by FinServ of, among other required deliverables: (i) a certificate signed by an officer of Katapult certifying that the three preceding conditions have been satisfied; (ii) good standing certificates of Katapult and its subsidiaries as of a date no later than 15 days prior to the closing date; (iii) the receipt of a copy of the exchange agent agreement duly executed by the Holder Representative and the exchange agent; and (iv) the receipt of the A&R RRA duly executed by all of the Pre-Closing Holders party thereto; and

•        the Katapult Preferred Conversion shall have occurred as contemplated by the Conversion Written Consent.

Conditions to Obligations of Katapult.    The obligation of Katapult to complete the merger is also subject to the satisfaction or waiver by Katapult of the following conditions:

•        the accuracy of the representations and warranties of FinServ as of the date of the merger agreement and as of the closing date of the merger, subject to the materiality standards set forth in the merger agreement;

•        each of the covenants of FinServ to be performed or complied with as of or prior to the closing shall have been performed or complied with in all material respects;

•        the receipt by Katapult of, among other required deliverables: (i) a certificate signed by an executive officer of FinServ certifying that the two preceding conditions have been satisfied; (ii) the receipt of a copy of the exchange agent agreement duly executed by FinServ, the Sponsor and the exchange agent; (iii) evidence that the Proposed Charter has been filed with the Secretary of State of Delaware; and (iv) the receipt of the A&R RRA duly executed by FinServ and the Sponsor;

•        each of the covenants of the Sponsor required under the Sponsor Agreement to be performed as of or prior to the closing shall have been performed in all material respects; and

•        the sum of the amount of available distributable cash shall be at least $225 million (the “Minimum Cash Condition”).

Termination

Mutual termination rights.    The merger agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing:

•        by written consent of Katapult and FinServ;

•        by written notice from either Katapult or FinServ to the other if the Special Meeting has been held (including any adjournment or postponement thereof), has concluded, FinServ’s shareholders have duly voted, and the Required FinServ Shareholder Approval was not obtained;

•        by written notice from either Katapult or FinServ to the other if the closing has not occurred on or prior to July 31, 2021 for any reason other than nonperformance of the party seeking such termination; or

•        by written notice from either Katapult or FinServ to the other if a governmental authority has issued an order or taken an action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement or any ancillary document and such order has become final and nonappealable.

Katapult termination rights.    The merger agreement may be terminated and the transactions contemplated thereby abandoned if prior to the closing, by written notice to FinServ from Katapult, (i) the representations and warranties of FinServ are not true and correct or if FinServ has failed to perform any covenant or agreement to be performed by FinServ in such a way that the conditions to closing in the merger agreement would not be satisfied and (ii) Katapult is then not in breach of the merger agreement so as to prevent the closing conditions from being satisfied, and such breach or breaches of FinServ are not or cannot be cured before the earlier of 30 days after written notice is delivered to FinServ and July 31, 2021.

FinServ termination rights.    The merger agreement may be terminated and the transactions contemplated thereby abandoned:

•        if prior to the closing, by written notice to Katapult from FinServ, (i) the representations and warranties of Katapult are not true and correct or if Katapult has failed to perform any covenant or agreement to be performed by Katapult in such a way that the conditions to closing in the merger agreement would not be satisfied and (ii) FinServ is then not in breach of the merger agreement so as to prevent the closing conditions from being satisfied, and such breach or breaches of Katapult are not or cannot be cured before the earlier of 30 days after written notice is delivered to Katapult and July 31, 2021;

•        if Katapult does not deliver, or cause to be delivered, to FinServ, (i) a support agreement duly executed by each supporting holder or (ii) the Written Consent (as defined herein); or

•        if the Conversion Written Consent is, at any time, no longer valid or is otherwise wholly or partially revoked or rescinded at any time.

Effect of Termination

With the exceptions provided by the merger agreement, if the agreement is validly terminated, it will become void without any termination fee payable or any other liability on the part of any of the parties except in certain instances of willful breaches of covenants or agreements prior to the termination or fraud. However, the confidentiality, Trust Account waiver, fees and expenses and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement. Upon a termination of the merger agreement, FinServ will promptly reimburse Katapult for 50% of the fees paid pursuant to the merger agreement with respect to filings under the HSR Act and with respect to the filing of this proxy statement/prospectus.

Amendments

The merger agreement may only be amended or modified by a written agreement executed and delivered by duly authorized officers of FinServ (prior to the closing) or the Sponsor (after the closing), on the one hand, and Katapult, on the other hand and will otherwise be void, ab initio.

Remedies

The parties to the merger agreement agree that they shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of provisions thereof prior to valid termination of the merger agreement, without posting a bond or undertaking and without proof of damages, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties have agreed not to oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of the merger agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Stock Market Listing

Application will be made by FinServ to have the shares of New Katapult common stock to be issued in the merger approved for listing on Nasdaq, which is the principal trading market for existing shares of FinServ’s Class A Common Stock. It is a condition to both parties’ obligation to complete the merger that such approval is obtained.

Fees and Expenses

Except as otherwise set forth in the merger agreement, all fees and expenses incurred in connection with the merger agreement, the ancillary documents thereto and the transactions contemplated thereby, including the fees and disbursements of a party’s representatives, will be paid by the party incurring such fees or expenses.

OTHER AGREEMENTS

FinServ Letter Agreement

In connection with FinServ’s IPO, the Sponsor and FinServ’s officers and directors (collectively, the “Letter Agreement Parties”) entered into a letter agreement with FinServ, pursuant to which they have agreed (and their permitted transferees will agree) to vote any Founder Shares and any shares of Class A Common Stock held by them in favor of a proposed initial business combination. In addition, the Letter Agreement Parties agreed to waive (i) their redemption rights with respect to any Founder Shares and any shares of Class A Common Stock held by them in connection with the completion of an initial business combination or any other tender offer made by FinServ to purchase FinServ common stock and (ii) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares, and any of the 665,000 shares of Class A Common Stock comprising the Private Placement Units, held by them if FinServ fails to complete an initial business combination within the time period prescribed by its Existing Charter.

The Letter Agreement Parties also agreed that they will not propose any amendment to FinServ’s Existing Charter that would modify (i) the substance or timing of the redemption rights of holders of shares of Class A Common Stock comprising the units sold in FinServ’s IPO (the “Offering Shares”) or (i) (A) FinServ’s obligation to redeem 100% of the Offering Shares if it does not complete an initial business combination within the time period prescribed in its Existing Charter or (B) any other provisions relating to stockholders’ rights or pre-initial business combination activity, unless FinServ provides its public stockholders with the opportunity to redeem their Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to FinServ to pay taxes, divided by the number of then outstanding Offering Shares.

The Letter Agreement also provides that (i) the Founder Shares (and any shares of FinServ common stock issuable upon conversion thereof) held by the Letter Agreement Parties shall be subject to a one (1) year lock-up restriction following an initial business combination (subject to certain exceptions) and (ii) the Private Placement Units (including the FinServ common stock and warrants comprising such Private Placement Units, and any shares of FinServ common stock issued or issuable upon the exercise of such warrants) held by the Letter Agreement Parties shall be subject to a 30-day lock-up restriction following an initial business combination. However, as described below under “Sponsor Agreement,” these lockup provisions will terminate at the First Effective Time and the Founder Shares and Private Placement Units will only be subject to the lockup provisions described under “Amended and Restated Registration Rights Agreement.” The Letter Agreement is incorporated by reference into this proxy statement/prospectus from Exhibit 10.1 to FinServ’s Current Report on Form 8-K, filed on November 6, 2019. You are encouraged to read the Letter Agreement in its entirety.

Support Agreements; Conversion Written Consent

Concurrent with the execution of the merger agreement, certain holders representing a majority of the Katapult preferred stock then outstanding executed a Conversion Written Consent pursuant to which all of Katapult’s issued and outstanding preferred stock will be converted prior to the First Effective Time into shares of Katapult common stock in accordance with the Conversion Written Consent and Katapult charter.

Pursuant to the merger agreement and as promptly reasonably practicable (and in any event within 48 hours) following the execution thereof, Katapult agreed to obtain and deliver, or cause to be delivered, to FinServ, voting and support agreements executed by certain holders of the shares of Katapult preferred stock and common stock and to be entered into with FinServ and Katapult. Under the support agreements, the supporting holders, among other things, agreed to (i) vote their respective equity securities in Katapult in favor of the merger agreement and the consummation of the transactions contemplated thereby, (ii) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the closing and (iii) approve the appointment of Orlando Zayas as the representative of all Pre-Closing Holders. The form of the Support Agreement is attached hereto as Annex F and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the form of the Support Agreement in its entirety.

The support agreements entered into by CURO and Tribeca (each as defined below) grant such supporting holders consent rights with respect to, among other things, amendments to, and Katapult’s ability to terminate or waive conditions under, the merger agreement. In addition, CURO’s support agreement provides that, so long as CURO owns at least 10% of the issued and outstanding New Katapult common stock, CURO shall have the right to re-nominate the director selected as its initial Class I director upon the expiration of such director’s initial term.

Subscription Agreements

On December 18, 2020, FinServ entered into subscription agreements (each, a “Subscription Agreement”) with the PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and FinServ has agreed to issue and sell to the PIPE Investors, an aggregate of 15,000,000 shares of Class A Common Stock for an aggregate purchase price of $150 million on the date of closing of the merger, on the terms and subject to the conditions set forth therein. The Subscription Agreement contains customary representations and warranties of FinServ, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the merger. The form of the Subscription Agreement is attached hereto as Annex G and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the form of Subscription Agreement in its entirety.

Amended and Restated Registration Rights Agreement

In connection with the consummation of the merger, FinServ, the Sponsor, the holders of the Founder Shares, and certain other holders of New Katapult common stock (collectively, the “A&R RRA Parties”), will enter into the A&R RRA. The A&R RRA will become effective upon the consummation of the merger. In accordance with the A&R RRA, the A&R RRA Parties and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The A&R RRA also provides that FinServ will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Pursuant to the A&R RRA, the Sponsor and the holders of the Founder Shares have agreed to be subject to a 180-day lockup in respect of their Founder Shares and the New Katapult common stock issued upon conversion thereof; the initial purchasers of the Private Placement Units (or their permitted transferees) have agreed to be subject to a 30-day lockup in respect of such Private Placement Units, the securities underlying such Private Placement Units and the New Katapult common stock issued or issuable upon the exercise or conversion thereof; and certain other holders of New Katapult common stock have agreed to be subject to a 180-day lockup in respect of their shares of New Katapult common stock. The lockups under the A&R RRA are subject to certain customary exceptions and are, with respect to the 180-day lockups, subject to early termination upon the occurrence of certain transactions or in the event that the closing sale price of New Katapult common stock exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the date of the A&R RRA. The form of the A&R RRA is attached hereto as Annex E and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the form of A&R RRA in its entirety.

Sponsor Agreement

Concurrent with the execution of the merger agreement, the Sponsor, FinServ and Katapult entered into a Sponsor Agreement (the “Sponsor Agreement”), pursuant to which the Sponsor has agreed, among other things, (i) to vote in favor of the merger agreement and the transactions contemplated thereby (including the merger), (ii) to waive its anti-dilution rights with respect to its shares of Class B Common Stock in connection with the issuance of shares pursuant to the PIPE Investment, (iii) that 1,543,750 of its Founder Shares (the “Sponsor Earn-Out Shares”) will be subject at the First Effective Time to the following vesting and forfeiture conditions: one-half (1/2) of the Sponsor Earn-Out Shares will vest if the closing price of the New Katapult common stock is greater than or equal to $12.00 over any 20 Trading Days (as defined in the merger agreement) within any 30 consecutive Trading Day period, and (ii) one-half (1/2) of the Sponsor Earn-Out Shares will vest if the closing price of the New Katapult common stock is greater than or equal to $14.00 over any 20 Trading Days within any 30 consecutive Trading Day period, in each case, prior to the expiry of six (6) years from the closing of the merger (the “Sponsor Earn-Out Period”). In addition, if there is a change of control of FinServ prior to the expiration of the Sponsor Earn-Out Period, then Sponsor Earn-Out Shares will vest in connection with such change of control of Katapult in the manner set forth in the Sponsor Agreement, and (iv) to be bound by certain transfer restrictions with respect to its shares of Class B Common Stock prior to the closing of the business combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. In addition, pursuant to the Sponsor Agreement, the lock up provisions of the Letter Agreement will be terminated with respect to the Sponsor, FinServ and each of Lee Einbinder, Howard Kurz, Robert Matza, Diane B. Glossman and Aris Kekedjian at the First Effective Time.

A copy of the Sponsor Agreement is attached hereto as Annex H and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Sponsor Agreement in its entirety.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Holders of FinServ common stock are being asked to approve the merger agreement and the transactions contemplated thereby, including the merger. FinServ stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, which is attached as Annex A to this proxy statement/prospectus. See the sections entitled “The Merger” and “The Merger Agreement” in this proxy statement/prospectus for additional information regarding the merger and a summary of certain terms of the merger agreement. You are urged to read carefully the merger agreement in its entirety before voting on this proposal.

FinServ may consummate the merger only if it is approved by the affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which a quorum is present.

Vote Required for Approval

This Business Combination Proposal (and consequently, the merger agreement and the transactions contemplated thereby, including the merger) will be approved and adopted only if the holders of a majority of the votes cast by holders of common stock, voting together as a single class, vote “FOR” the Business Combination Proposal.

Failure to submit a proxy or to vote online at the Special Meeting will have no effect on the Business Combination Proposal. An abstention from voting will have no effect on the Business Combination Proposal.

The merger is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the merger agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

The Sponsor and FinServ’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them (including underlying the Private Placement Units) in favor of the Business Combination Proposal.

Recommendation of the FinServ Board of Directors

FINSERV’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSALS NO. 2 THROUGH NO. 9 — THE CHARTER PROPOSALS

The following table sets forth a summary of the principal changes proposed to be made between our Existing Charter and the proposed charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Authorized Shares (Proposal 2)

FinServ’s existing charter authorizes (a) 110,000,000 shares of common stock, consisting of 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of preferred stock.

New Katapult’s charter will authorize 250,000,000 shares of common stock and 25,000,000 shares of preferred stock.
Elimination of Class B Common Stock (Proposal 3)

FinServ’s existing charter contains provisions regarding the conversion of Class B Common Stock and anti-dilution protections in respect of Class B Common Stock. FinServ’s existing charter also requires the affirmative vote of the holders of a majority of the shares of Class B Common Stock in order to make any amendment that would alter or change the powers, preferences or other rights of the holders of Class B Common Stock.

New Katapult’s charter will eliminate Class B Common Stock, and any rights of holders thereof, and provide for a single class of common stock.
No Class Vote on Changes in Authorized Number of Shares of Stock (Proposal 4)	FinServ’s existing charter contains no specific provision regarding the required vote to change the authorized shares of any class of stock.

New Katapult’s charter will provide that with respect to any vote to increase or decrease the number of authorized shares of any class or classes of stock (but not below the number of shares then outstanding) requires the affirmative vote of the holders of the majority of the voting power of the stock of New Katapult entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a separate voting standard is expressly set forth in the certificate of designation of preferred stock of New Katapult.

	Existing Charter	Proposed Charter
Amendments to Waiver of Corporate Opportunities Prospective Only (Proposal 5)	FinServ’s existing charter has no specific provision regarding when an amendment to the waiver of corporate opportunities is effective.

New Katapult’s charter will provide that any alteration, amendment, addition to or repeal of the provisions of the New Katapult Certificate of Incorporation that relate to the waiver of corporate opportunities will eliminate or reduce such provisions in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for such provisions, would accrue or arise, prior to such alteration, amendment, addition repeal or adoption.

Required Vote to Amend Certain Provisions (Proposal 6)

FinServ’s existing charter does not have a specified vote required for amendments to the charter relating to the powers, number, election, term, vacancies or removal of directors of FinServ, the provisions regarding meetings of stockholders and the amendment provision of the Proposed Charter.

New Katapult’s charter will require the affirmative vote of 66.7% of the outstanding shares of stock entitled to vote in the election of directors, voting as a single class, to effect any amendment to the charter relating to the powers, number, election, term, vacancies or removal of directors of New Katapult, the provisions regarding meetings of stockholders and the amendment provision of the Proposed Charter.

Forum for Internal Corporate Claims (Proposal 7)	FinServ’s existing charter does not have a provision governing the forum for “internal corporate claims” as such term is defined in Section 115 of the Delaware General Corporation Law.

New Katapult’s charter will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder to bring an action asserting an “internal corporate claim.”

Exclusive Forum for Actions Arising out of the Securities Act or the Exchange Act (Proposal 8)	FinServ’s existing charter does not provide an exclusive forum for causes of action asserting a claim under the Securities Act or the Exchange Act.

New Katapult’s charter will provide that, unless an alternative forum is consented to in writing by New Katapult, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act or the Exchange Act.

Conditioned upon the approval of Proposals 2 through 8, holders of FinServ common stock are also being asked to approve the Proposed Charter as a whole, which includes the approval of all other changes in the proposed charter in connection with replacing the Existing Charter with the proposed charter, including changing FinServ’s name from “FinServ Acquisition Corp.” to “Katapult Holdings, Inc.” as of the closing of the merger (Proposal 9). All stockholders are encouraged to read the Proposed Charter in its entirety, a copy of which is attached to this proxy statement/prospectus as Annex B.

Reasons for Proposed Charter Amendments

Authorized Shares (Proposal 2)

FinServ’s Existing Charter authorizes (a) 110,000,000 shares of common stock, consisting of 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of preferred stock. Proposal 2 provides that New Katapult will be authorized to issue 275,000,000 shares, consisting of 250,000,000 shares of common stock and 25,000,000 shares of preferred stock. Upon the conversion of the Class B Common Stock to Class A Common Stock and the elimination of the blank check provisions in FinServ’s charter, FinServ board determined that there was no longer a need to continue with two (2) series of common stock and, therefore, Proposal 2 eliminates the Class B Common Stock. Proposal 2 also increases the authorized number of shares. FinServ’s board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the merger and the other transactions contemplated by in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

FinServ’s board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Elimination of Class B Common Stock (Proposal 3)

FinServ’s Existing Charter contains provisions regarding the conversion of Class B Common Stock and anti-dilution protections in respect of Class B Common Stock. FinServ’s Existing Charter also requires the affirmative vote of the holders of a majority of the shares of Class B Common Stock in order to make any amendment that would alter or change the powers, preferences or other rights of the holders of Class B Common Stock. The Proposed Charter eliminates Class B Common Stock and any rights of holders thereof. Following the merger, all shares of Class B Common Stock will have converted into Class A Common Stock and the protections afforded the Class B Common Stock while FinServ was a special purpose acquisition company will no longer be necessary. Pursuant to the Proposed Charter, New Katapult’s common stock will cease to be classified and all Class A Common Stock will become New Katapult common stock. FinServ’s board of directors believes that the provisions relating to the Class B Common Stock will no longer be relevant to New Katapult and should be eliminated.

No Class Vote on Changes in Authorized Number of Shares of Stock (Proposal 4)

FinServ’s Existing Charter contains no specific provision regarding the required vote to change the authorized shares of any class of stock. The Proposed Charter provides that any vote with respect to the increase or decrease the number of authorized shares of any class or classes of stock (but not below the number of shares then outstanding) requires the affirmative vote of the holders of the majority of the voting power of the stock of New Katapult entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a separate voting standard is expressly set forth in the certificate of designation of preferred stock of New Katapult.

FinServ’s board of directors believes that vesting the power to authorize changes in the authorized number of shares in the holders of stock entitled to vote in the election of directors will give New Katapult greater flexibility to use its share capital. FinServ’s board of directors further believes that it is appropriate to require a stricter voting standard to change the authorized share capital.

Amendments to Waiver of Corporate Opportunities Prospective Only (Proposal 5)

FinServ’s Existing Charter has no specific provision regarding when an amendment to the waiver of corporate opportunities is effective. The Proposed Charter provides that no alteration, amendment, addition to or repeal of the provisions of the Proposed Charter that relates to the waiver of corporate opportunities or adoption of any provision of the Proposed Charter (including any designation of preferred stock of New Katapult) inconsistent with such provisions will eliminate or reduce such provisions in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for such provisions, would accrue or arise, prior to such alteration, amendment, addition repeal or adoption. FinServ’s board of directors believes that it is important to clarify that any future amendment of provisions of the Proposed Charter relating to the waiver of corporate opportunities will not retroactively affect any action a director may take in reliance on such waiver.

Required Vote to Amend Certain Provisions (Proposal 6)

FinServ’s Existing Charter does not have a specified vote required for amendments to the charter relating to the powers, number, election, term, vacancies or removal of directors of FinServ. The Proposed Charter requires the affirmative vote of 66.7% of the outstanding shares of stock entitled to vote in the election of directors, voting as a single class, to effect any amendment to the charter relating to the powers, number, election, term, vacancies or removal of directors of New Katapult, the provisions regarding meetings of stockholders and the amendment provision of the Proposed Charter. FinServ’s board of directors believes that a stricter vote requirement to make changes to matters relating to constitution of the board of directors, along with provisions relating to the ability to make changes to this provision, will discourage takeover attempts.

Forum for Internal Corporate Claims (Proposal 7)

FinServ’s Existing Charter does not have a provision governing the forum for “internal corporate claims” as such term is defined in Section 115 of the Delaware General Corporation Law. The Proposed Charter will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder to bring an action asserting an “internal corporate claim.” Under the Delaware General Corporation Law, “internal corporate claims” means claims, including claims in the right of the corporation, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity, or (ii) as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery. Software Acquisition Group’s board of directors believes that “internal corporate claims” should be restricted to the exclusive forum of the Delaware Chancery Court because that court is in the best position to determine the validity of claims that are by their nature subject solely to the interpretation of Delaware law or that the Delaware General Corporation Law otherwise confers specific jurisdiction on the Delaware Chancery Court.

Exclusive Forum for Actions Arising out of the Securities Act or the Exchange Act (Proposal 8)

FinServ’s existing charter does not provide an exclusive forum for causes of action asserting a claim under the Securities Act or the Exchange Act. The Proposed Charter will provide that, unless an alternative forum is consented to in writing by New Katapult, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act or the Exchange Act. FinServ’s board of directors believes that the federal district courts, which have statutory jurisdiction over claims brought under the Securities Act and the Exchange Act, are the appropriate courts to adjudicate these claims.

Replacement of the Existing Charter (Proposal 9)

FinServ’s Existing Charter will be amended and replaced in its entirety with the Proposed Charter. Conditioned upon the approval of Proposals 2 through 8, Proposal 9 provides approval for the Proposed Charter, which includes approval of all other changes in the Proposed Charter and related clean up changes, as well as the removal of provisions of FinServ’s Existing Charter that will no longer be relevant, in connection with replacing the Existing Charter with the Proposed Charter, including changing FinServ’s name from “FinServ Acquisition Corp.” to “Katapult Group, Inc.” as of the closing of the merger.

Anti-Takeover Effects of the Proposed Charter and Certain Provisions of Delaware Law

The Proposed Charter will contain and the DGCL contains provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the board of directors to maximize stockholder value in connection with any unsolicited offer to acquire New Katapult. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New Katapult by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders. See “Description of New Katapult Capital Stock — Anti-Takeover Effects of New Katapult’s Proposed Charter and Bylaws and Certain Provisions of Delaware Law” for more information.

Vote Required for Approval

If the Business Combination Proposal or the Nasdaq Proposal are not approved, the Charter Proposals will not be presented at the Special Meeting. The vote of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, voting separately, “FOR” the Charter Proposals is required to approve the Charter Proposals. The merger is conditioned upon the approval of the Charter Proposals, subject to the terms of the merger agreement. Notwithstanding the approval of the Charter Proposals, if the merger is not consummated for any reason, the actions contemplated by the Charter Proposals will not be effected.

Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have the same effect as a vote “AGAINST” the Charter Proposals.

The Sponsor and FinServ’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them (including underlying the Private Placement Units) in favor of each of the Charter Proposals.

A copy of the proposed charter, as will be in effect assuming approval of each of the Charter Proposals and upon consummation of the merger and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

Recommendation of the FinServ Board of Directors

FINSERV’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” EACH OF THE CHARTER PROPOSALS.

PROPOSAL NO. 10 — THE DIRECTOR ELECTION PROPOSAL

Upon the closing of the business combination, the New Katapult Board will consist of seven (7) directors. Assuming the Business Combination Proposal is approved at the Special Meeting, holders of FinServ common stock are being asked to elect seven (7) directors to the New Katapult Board, effective upon the consummation of the merger. The election of these directors is contingent upon the closing of the merger.

Nominees

Our board of directors has nominated each of Orlando Zayas, Don Gayhardt, Brian Hirsch, Bruce Taragin, and Lee Einbinder to serve as our directors upon the consummation of the merger with Messrs.           and             to serve as Class I directors (to initially serve for a term expiring at the first annual meeting of stockholders following the initial classification of the board of directors), Messrs. Einbinder and Taragin to serve as Class II directors (to initially serve for a term expiring at the second annual meeting of stockholders following the initial classification of the board of directors) and Messrs. Gayhardt, Hirsch and Zayas to serve as Class III directors (to initially serve for a term expiring at the third annual meeting of stockholders following the initial classification of the board of directors). For more information on the experience of each of these director nominees, see the section titled “Management of Katapult After the Merger” in this proxy statement/prospectus.

Vote Required for Approval

If the Business Combination Proposal or the Nasdaq Proposal are not approved, the Director Election Proposal will not be presented at the Special Meeting. Approval of the election of each of the seven (7) directors nominated in the Director Election Proposal requires a plurality of the votes cast by holders of common stock at a meeting at which a quorum is present. Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the Director Election Proposal.

Notwithstanding the approval of the Director Election Proposal, if the merger is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

The Sponsor and FinServ’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them (including underlying the Private Placement Units) in favor of each of the seven (7) directors nominated in the Director Election Proposal.

Recommendation of the FinServ Board of Directors

FINSERV’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTORS NOMINATED IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 11 — THE NASDAQ PROPOSAL

Immediately prior to and in connection with the merger, FinServ intends to effect the issuance and sale of an aggregate of 15,000,000 shares of Class A Common Stock to the PIPE Investors pursuant to the PIPE Subscription Agreements. In connection with the merger, FinServ intends to effect the issuance of shares of New Katapult common stock to the holders of Katapult common stock pursuant to the merger agreement, including 7,500,000 restricted shares of New Katapult common stock that will vest upon, among other things, the achievement of certain earn-out thresholds prior to the sixth anniversary of the closing of the merger.

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and: (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Stockholder approval of the Nasdaq Proposal is also a condition to the closing under the merger agreement. Furthermore, because the issuance and sale of shares of Class A Common Stock to the PIPE Investors and the issuance of shares of New Katapult common stock to the holders of Katapult common stock are conditions to the closing of the merger, each of the Nasdaq Listing Rules relating to these proposals must be approved by our stockholders or the merger cannot be consummated.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which a quorum is present. Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the Nasdaq Proposal.

The merger is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the merger agreement. Notwithstanding the approval of the Nasdaq Proposal, if the merger is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Sponsor and FinServ’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them (including underlying the Private Placement Units) in favor of each of the Nasdaq Proposal.

Recommendation of the FinServ Board of Directors

FINSERV’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 12 — THE INCENTIVE PLAN PROPOSAL

[TO COME]

Vote Required for Approval

If the Business Combination Proposal or the Nasdaq Proposal are not approved, the Incentive Plan Proposal will not be presented at the Special Meeting. The affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class at a meeting at which a quorum is present is required to approve the Incentive Plan Proposal.

Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the Incentive Plan Proposal.

The merger is conditioned upon the approval of the Incentive Plan Proposal, subject to the terms of the merger agreement. Notwithstanding the approval of the Incentive Plan Proposal, if the merger is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.

The Sponsor and FinServ’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them (including underlying the Private Placement Units) in favor of each of the Incentive Plan Proposal.

Recommendation of the FinServ Board of Directors

FINSERV’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 13 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow FinServ’s board of directors to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal or the Incentive Plan Proposal, or holders of FinServ’s Class A Common Stock have elected to redeem an amount of Class A Common Stock such that FinServ would have less than $5,000,001 of net tangible assets or the Minimum Cash Condition would not be satisfied or waived by Katapult. In no event will FinServ’s board of directors adjourn the Special Meeting or consummate the merger beyond the date by which it may properly do so under its Existing Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by FinServ’s stockholders, FinServ’s board of directors may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposals, the Nasdaq Proposal or the Incentive Plan Proposal, or holders of FinServ’s Class A Common Stock have elected to redeem an amount of Class A Common Stock such that FinServ would have less than $5,000,001 of net tangible assets or the Minimum Condition would not be satisfied or waived by Katapult, and may be unable to consummate the merger. If FinServ does not consummate the merger and fail to complete an initial business combination by November 5, 2021 (subject to the requirements of law), it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires affirmative vote of a majority of the votes cast by holders of common stock, voting together as a single class, regardless of whether a quorum is present.

Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the Adjournment Proposal.

The merger is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor and FinServ’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them (including underlying the Private Placement Units) in favor of each of the Adjournment Proposal.

Recommendation of the FinServ Board of Directors

FINSERV’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the exercise by U.S. Holders and Non-U.S. Holders (each as defined below) of Class A Common Stock (“FinServ public shares”) of their redemption rights in connection with the merger. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax.

For purposes of this discussion, because any unit of FinServ consisting of one (1) share of Class A Common Stock and one-half (1/2) of one (1) redeemable warrant is separable at the option of the holder, FinServ is treating any share of Class A Common Stock and one-half (1/2) of one (1) redeemable warrant held in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of FinServ in connection with the merger generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a contrary position. Holders are urged to consult their tax advisors with respect to any FinServ public shares held through a unit of FinServ.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. Holders and Non-U.S. Holders of FinServ public shares that hold their FinServ public shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax considerations for any transaction other than the exercise of redemption rights by beneficial owners of FinServ public shares, and in particular does not address any tax considerations with respect to any other transaction in connection with the merger, Founder Shares or warrants to acquire FinServ public shares, or Katapult securities. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•        a financial institution;

•        a tax-exempt organization;

•        a government or agency or instrumentality thereof;

•        a real estate investment trust;

•        an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•        an insurance company;

•        a regulated investment company or a mutual fund;

•        pension plans;

•        a “controlled foreign corporation” or a “passive foreign investment company;”

•        a dealer or broker in stocks and securities, or currencies;

•        a trader in securities that elects mark-to-market treatment;

•        a holder of FinServ public shares that is liable for the alternative minimum tax;

•        a holder of FinServ public shares that received FinServ public shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•        a U.S. Holder of FinServ public shares that has a functional currency other than the U.S. dollar;

•        a holder of FinServ public shares that holds FinServ public shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•        a person required to accelerate the recognition of any item of gross income with respect to FinServ public shares as a result of such income being recognized on an applicable financial statement;

•        a U.S. expatriate;

•        a person who actually or constructively owns 5 percent or more of the shares of FinServ by vote or value; or

•        the Sponsor, its affiliates, or other holders of Founder Shares.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of FinServ public shares, that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of FinServ public shares (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds FinServ public shares, the U.S. federal income tax consequences of a redemption of FinServ public shares to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds FinServ public shares, and any partners in such partnership, are urged to consult their own tax advisors with respect to the tax consequences of the redemption in their specific circumstances.

The tax consequences of a redemption of your FinServ public shares will depend on your specific situation. In addition, the U.S. federal income tax treatment of the exercise of redemption rights to the beneficial owners of FinServ public shares may be affected by matters not discussed herein and depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should consult with your own tax advisor as to the tax consequences of a redemption of your FinServ public shares in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state, local, non-U.S. or other tax laws and of changes in those laws.

FinServ has not requested, and does not intend to request, a ruling from the IRS or an opinion of counsel as to the U.S. federal income tax consequences of the redemption of FinServ public shares. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, the following discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Each holder of FinServ public shares is urged to consult its tax advisor with respect to the particular tax consequence of the redemption to such holder.

Tax Consequences of a Redemption of FinServ Public Shares

Tax Consequences for U.S. Holders

The discussion below applies to you if you are a “U.S. Holder” (as defined above) of FinServ public shares that exercises the redemption rights described above under “Special Meeting of Stockholders — Redemption Rights” with respect to your FinServ public shares.

Treatment of Redemption

The treatment of a redemption of your FinServ public shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the FinServ public shares under Section 302 of the Code. If the redemption qualifies as a sale of the FinServ public shares, you generally will recognize gain or loss as described below under “— Gain or Loss on Redemptions Treated as a Sale of FinServ public shares” below. If the redemption does not qualify as a sale of FinServ public shares, you generally will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of FinServ public shares treated as held by you (including any shares constructively owned by you, generally including FinServ public shares constructively held by you as a result of owning any FinServ publicly traded warrants) relative to all of the FinServ public shares outstanding both before and after the redemption. The redemption of FinServ public shares generally will be treated as a sale of the FinServ public shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in FinServ, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only FinServ shares actually owned by you, but also FinServ shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as FinServ publicly traded warrants). There will be a complete termination of your interest if either (i) all of the FinServ shares actually and constructively owned by you are redeemed or (ii) all of the FinServ shares actually owned by you are redeemed and you are eligible to waive, and do effectively waive in accordance with specific rules, the attribution of shares owned by certain family members and you do not constructively own any other FinServ shares and you otherwise comply with specific conditions. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to you will depend upon your particular circumstances. The redemption of FinServ public shares generally will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in FinServ (including constructive ownership). Whether the redemption will result in a meaningful reduction in your proportionate interest in FinServ will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest (including constructive ownership) of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding FinServ shares actually and constructively owned by you immediately following the redemption of the FinServ public shares must, among other requirements, be less than 80% of the percentage of the outstanding FinServ shares actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption proceeds generally will be treated as a corporate distribution and the tax effects generally will be as described under “— Taxation of Redemptions Treated as Distributions,” below. After the application of those rules, any remaining tax basis you have in the redeemed FinServ public shares will be added to your adjusted tax basis in your remaining FinServ shares, or, if you have none, to your adjusted tax basis in FinServ publicly traded warrants held by you or possibly in other FinServ public shares constructively owned by you. If you hold different blocks of FinServ public shares (generally, shares of FinServ purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

Taxation of Redemptions Treated as Distributions

If the redemption of your FinServ public shares does not qualify as a sale of FinServ public shares, you generally will be treated as receiving a distribution from FinServ. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of FinServ’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “— Gain or Loss on Redemptions Treated as a Sale of FinServ public shares.”

If you are a corporate U.S. Holder, dividends paid by FinServ to you may be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.

If you are a non-corporate U.S. Holder, under tax laws currently in effect, dividends may be taxed at the lower applicable long-term capital gains rate so long as you satisfy the holding period requirement of at least 60 days which begins within a certain number of days before the ex-dividend date and certain other requirements are met.

However, it is possible that because of the redemption rights associated with the FinServ public shares, the holding period of such shares may not be considered to begin until the date of such redemption (and thus it is possible that holding period requirements will not be met as a result).

If you hold different blocks of FinServ public shares (generally, shares of FinServ purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

Gain or Loss on Redemptions Treated as a Sale or Exchange of FinServ public shares

If a redemption of your FinServ public shares qualifies as a sale of FinServ public shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the FinServ public shares so redeemed.

Any such capital gain or loss may be long-term capital gain or loss if your holding period for the FinServ public shares so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.

However, it is possible that because of the redemption rights associated with the FinServ public shares, the holding period of such shares may not be considered to begin until the date of such redemption (and thus it is possible that long-term capital gain or loss treatment may not apply as a result).

If you hold different blocks of FinServ public shares (generally, shares of FinServ purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

Tax Consequences for Non-U.S. Holders

The discussion below applies to you if you are a “Non-U.S. Holder” (as defined above) of FinServ public shares that exercises the redemption rights described above under “Special Meeting of Stockholders — Redemption Rights” with respect to your FinServ public shares.

Treatment of Redemption

If you are a Non-U.S. Holder, the characterization for U.S. federal income tax purposes of the redemption of your FinServ public shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s FinServ public shares, as described above under “Tax Consequences for U.S. Holders — Treatment of Redemption.”

Non-U.S. Holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their FinServ public shares will be treated as a distribution, or as a sale, for U.S. federal income tax purposes.

Taxation of Redemptions Treated as Distributions

If the redemption of your FinServ public shares does not qualify as a sale or exchange of FinServ public shares, you generally will be treated as receiving a distribution from FinServ, which distribution generally will be treated as a dividend to the extent the distribution is paid out of FinServ’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends generally will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate. Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment or fixed base if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder (and generally will not be subject to such withholding tax, provided that certain certification and disclosure requirements are satisfied) and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of FinServ public shares” below.

If you hold different blocks of FinServ public shares (generally, shares of FinServ purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

Gain or Loss on Redemptions Treated as a Sale or Exchange of FinServ public shares

Subject to the discussions of backup withholding and FATCA below, if the redemption of your FinServ public shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

•        such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•        you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you generally will be subject to a 30% tax on your net capital gain for the year; or

•        FinServ is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5) year period ending on the date of the redemption or the period during which you held FinServ public shares, and, in the case where FinServ public shares are considered regularly traded on an established securities market for this purpose, you have owned, directly or constructively, more than 5% of FinServ shares at any time within the shorter of such five (5) year period or your holding period for FinServ public shares. FinServ does not believe that it is or has been a U.S. real property holding corporation.

If you hold different blocks of FinServ public shares (generally, shares of FinServ purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

All holders of FinServ public shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of FinServ public shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any U.S. federal tax laws, including those other than those pertaining to income tax (including estate and gift tax laws), and any state, local, non-U.S. or other tax laws.

Information Reporting and Backup Withholding

Proceeds received in connection with a redemption of FinServ public shares may be subject to information reporting to the IRS and U.S. backup withholding. Copies of information returns may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA

Provisions of the Code (Sections 1471 through 1474) commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on FinServ public shares. Thirty percent (30%) withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

In general, no FATCA withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in, or accounts with, those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders should consult their tax advisors regarding the effects of FATCA on a redemption of FinServ public shares.

DESCRIPTION OF NEW KATAPULT CAPITAL STOCK

As a result of the merger, Katapult stockholders who receive shares of New Katapult common stock in the merger will become stockholders of New Katapult. Your rights as New Katapult stockholders will be governed by Delaware law and New Katapult’s Proposed Charter and amended and restated bylaws. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the applicable provisions of Delaware law and New Katapult’s Proposed Charter and form of amended and restated bylaws carefully and in their entirety because they describe your rights as a holder of shares of New Katapult common stock.

In connection with the merger, FinServ will amend and restate its Existing Charter and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, New Katapult’s Proposed Charter and form of amended and restated bylaws, the forms of which are included as Annex B and Annex C, respectively, to this proxy statement/prospectus, and each of which will be in effect upon the consummation of the merger.

New Katapult’s purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Upon the consummation of the merger, New Katapult’s authorized capital stock will consist of 250,000,000 shares of common stock, par value $0.0001 per share, and 25,000,000 shares of undesignated preferred stock, $0.0001 par value. No shares of preferred stock will be issued or outstanding immediately after the merger. Unless New Katapult’s board of directors determines otherwise, New Katapult will issue all shares of its capital stock in uncertificated form.

Common Stock

Holders of New Katapult common stock are entitled to one (1) vote for each share held of record on all matters properly submitted to a vote of stockholders, including the election or removal of directors. Unless specified in the Proposed Charter or amended and restated bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the votes cast at any meeting of the New Katapult stockholders at which there is a quorum is required to approve any such matter voted on by its stockholders. New Katapult’s board of directors is divided into three (3) classes, each of which will generally serve for a term of three (3) years with only one (1) class of directors being elected each year. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. Stockholders are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our Board out of legally available assets or funds.

As of the First Effective Time, New Katapult will have          shares of New Katapult common stock, par value $0.0001 per share, and         shares of undesignated preferred stock, $0.0001 par value available for issuance. After giving effect to the merger, it is expected that New Katapult will have approximately             million shares of common stock outstanding (assuming no redemptions and based on the value of the Trust Account on         , 2021).

Redeemable Warrants

The warrants were issued in registered form under a warrant agreement between CST, as warrant agent, and FinServ (the “Warrant Agreement”). The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified check payable to New Katapult or by wire transfer, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of New Katapult common stock and any voting rights until they exercise their warrants and receive shares of New Katapult common stock. After the issuance of shares of New Katapult common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

In addition, if (x) New Katapult issues additional shares of New Katapult common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at a Newly Issued Price of less than $9.20 per share of New Katapult common stock (with such issue price or effective issue price to be determined in good faith by New Katapult’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, New Katapult will, upon exercise, round down to the nearest whole number of shares of New Katapult common stock to be issued to the warrantholder.

Each whole warrant entitles the registered holder to purchase one (1) whole share of New Katapult common stock at a price of $11.50 per share, subject to adjustment as discussed below, 30 days after the completion of the initial business combination. Pursuant to the Warrant Agreement, a warrantholder may exercise its warrants only for a whole number of shares of New Katapult common stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. Only whole warrants are traded. The warrants will expire five (5) years after the completion of the initial business combination, at 5:00 p.m. Eastern Time or earlier upon redemption or liquidation.

New Katapult will not be obligated to deliver any shares of New Katapult common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Katapult common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New Katapult’s satisfying New Katapult’s obligations described below with respect to registration. No warrant is exercisable and New Katapult will not be obligated to issue shares of New Katapult common stock upon exercise of a warrant unless New Katapult common stock issuable upon such warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New Katapult be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Katapult common stock underlying such unit.

New Katapult has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial business combination, New Katapult will use its best efforts to file with the SEC a registration statement covering the shares of New Katapult common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of New Katapult common stock until the warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of New Katapult common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when New Katapult will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the New Katapult common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of the initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when New Katapult shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, as amended, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, New Katapult may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrantholder; and

•        if, and only if, the reported last sale price of the New Katapult common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three (3) business days before New Katapult sends the notice of redemption to the warrantholders.

If and when the warrants become redeemable, New Katapult may not exercise its redemption right if the issuance of shares of New Katapult common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or New Katapult are unable to effect such registration or qualification.

New Katapult established the last of the redemption criteria discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Katapult issues a notice of redemption of the warrants, each warrantholder is entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the New Katapult common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If New Katapult calls the warrants for redemption as described above, New Katapult’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, New Katapult’s cash position, the number of warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of New Katapult common stock issuable upon the exercise of New Katapult’s warrants. If New Katapult’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New Katapult common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Katapult common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New Katapult common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If New Katapult’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Katapult common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. New Katapult believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after the initial business combination. If New Katapult calls its warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify New Katapult in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that, to the warrant agent’s actual knowledge, after giving effect to such exercise, such person (together with such person’s affiliates) would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of New Katapult common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New Katapult common stock is increased by a stock dividend payable in shares of New Katapult common stock, or by a split-up of shares of New Katapult common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Katapult common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Katapult common stock. A rights offering to holders of New Katapult common stock entitling holders to purchase shares of New Katapult common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New Katapult common stock equal to the product of (i) the number of shares of New Katapult common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Katapult common stock) and (ii) one (1) minus the quotient of (x) the price per share of New Katapult common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New Katapult common stock, in determining the price payable for New Katapult common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New Katapult common stock as reported during 10 trading day period ending on the trading day prior to the first date on which the shares of New Katapult common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New Katapult, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities, or other assets to the holders of New Katapult common stock on account of such shares of New Katapult common stock (or other shares of New Katapult’s capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of New Katapult common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of New Katapult common stock in connection with a stockholder vote to amend the Existing Charter (i) to modify the substance or timing of New Katapult’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its New Katapult common stock if it does not complete the initial business combination within the timeframe set forth in its amended and restated certificate of incorporation or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of New Katapult’s common stock upon its failure to complete the initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Katapult common stock in respect of such event.

If the number of outstanding shares of New Katapult common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Katapult common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Katapult common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Katapult common stock.

Whenever the number of shares of New Katapult common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Katapult common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Katapult common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New Katapult common stock (other than those described above or that solely affects the par value of such shares of New Katapult common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which New Katapult is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of New Katapult common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which New Katapult are dissolved, the warrantholders will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Katapult common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New Katapult common stock in such a transaction is payable in the form of New Katapult common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to warrantholders when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the warrantholders otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

Annual Stockholder Meetings

New Katapult’s amended and restated bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by New Katapult’s board of directors. To the extent permitted under applicable law, New Katapult may conduct meetings by means of remote communication.

Anti-Takeover Effects of New Katapult’s Proposed Charter and Bylaws and Certain Provisions of Delaware Law

New Katapult’s Proposed Charter and amended and restated bylaws will contain and the DGCL contains provisions, as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of New Katapult’s board of directors. These provisions are intended to avoid costly takeover battles, reduce New Katapult’s vulnerability to a hostile change of control and enhance the ability of New Katapult’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire New Katapult. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of New Katapult by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of New Katapult common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares.

However, the listing requirements of Nasdaq, which would apply so long as the common stock remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power of New Katapult’s capital stock or the-then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

New Katapult’s board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of New Katapult or the removal of its management. Moreover, New Katapult’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved New Katapult common stock or preferred stock may be to enable New Katapult’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Katapult by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of New Katapult’s management and possibly deprive New Katapult’s stockholders of opportunities to sell their shares of New Katapult common stock at prices higher than prevailing market prices.

Classified Board of Directors

The Proposed Charter provides that New Katapult’s board of directors are classified into three (3) classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three (3) year term. As a result, approximately one-third (1/3) of New Katapult’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of New Katapult’s board of directors. The Proposed Charter and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Business Combinations

New Katapult is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 20% or more of New Katapult’s outstanding voting stock (otherwise known as an “interested stockholder”);

•         an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three (3) years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of New Katapult’s assets. However, the above provisions of Section 203 do not apply if:

•        New Katapult’s board of directors approves the transaction that made the stockholder an “interested stockholder, prior to the date of the transaction;”

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of New Katapult’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the initial business combination is approved by New Katapult’s board of directors and authorized at a meeting of New Katapult’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds (2/3) of the outstanding voting stock not owned by the interested stockholder.

Removal of Directors; Vacancies

Under the DGCL, and as provided in New Katapult’s amended and restated certificate of incorporation, a director serving on a classified board may be removed by the stockholders only for cause and only by the affirmative vote of holders of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the Proposed Charter provides that any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancies on the board of directors will be filled only by the affirmative vote of a majority of the remaining directors then in office or by a sole remaining director (and not by stockholders) even if less than a quorum.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the amended and restated certificate of incorporation specifically authorizes cumulative voting. The Proposed Charter and the restated bylaws do not authorize cumulative voting.

Special Stockholder Meetings

The Proposed Charter provides that special meetings of New Katapult’s stockholders may be called at any time only by or at the direction of the chief executive officer, the board of directors or the chairperson of the board of directors pursuant to a resolution adopted by a majority of the board of directors. New Katapult’s amended and restated bylaws provide that the business transacted at a special meeting shall be limited to the matters so stated in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of New Katapult.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

New Katapult’s amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide New Katapult with certain information. Generally, to be timely, a stockholder’s notice must be received at New Katapult’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. New Katapult’s amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. New Katapult’s amended and restated bylaws allow the board to adopt rules and regulations for the conduct of meetings as it deems appropriate which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of New Katapult.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Katapult’s stockholders have appraisal rights in connection with a merger or consolidation of New Katapult. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of New Katapult’s stockholders may bring an action in New Katapult’s name to procure a judgment in New Katapult’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Katapult’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

The Proposed Charter provides that unless New Katapult consents to the selection of an alternative forum, any (1) derivative action or proceeding brought on behalf of New Katapult, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Katapult or its stockholders, (3) action asserting a claim against the Proposed Charter or New Katapult’s amended and restated bylaws, (4) action asserting a claim against New Katapult, its directors, officers or employees governed by the internal affairs doctrine and (5) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act. However, the Proposed Charter notes that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The Proposed Charter further provides that unless New Katapult consents to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or the any other claim for which the federal courts have exclusive jurisdiction. The Proposed Charter provides that any person or entity purchasing or otherwise acquiring or holding any interest in any security of New Katapult will be deemed to have notice of and consented to the exclusive forum provision.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Proposed Charter, to the extent allowed by Delaware law, renounces any interest or expectancy that New Katapult has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to New Katapult’s officers, directors or their respective affiliates in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have, and New Katapult renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which they may become aware to New Katapult, except with respect to any of the directors or officers of New Katapult regarding a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of New Katapult and (i) such opportunity is one New Katapult is legally and contractually permitted to undertake and would otherwise be reasonable for it to pursue and (ii) the director or officer is permitted to refer that opportunity to New Katapult without violating any legal obligation.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of New Katapult and its stockholders, through stockholders’ derivative suits on New Katapult’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

New Katapult’s amended and restated bylaws provide that New Katapult must indemnify and advance expenses to New Katapult’s directors and officers to the fullest extent authorized by the DGCL and, to the extent reasonably available, shall carry directors’ and officers’ liability insurance providing indemnification for New Katapult’s directors, officers, employees and agents for certain liabilities. New Katapult also is expressly authorized to enter into contract with such persons providing indemnification rights equivalent to or, if the board of directors so determines, greater than, those provided in the amended and restated bylaws. New Katapult believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Katapult and its stockholders. In addition, your investment may be adversely affected to the extent New Katapult pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving New Katapult’s directors, officers or employees for which indemnification is sought.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions — Katapult

Other than compensation arrangements for Katapult’s directors and executive officers, which are described elsewhere in this proxy statement/prospectus, the following describes transactions since January 1, 2020, and each currently proposed transaction in which:

•        Katapult has been or is to be a participant;

•        the amount involved exceeded or will exceed $120,000; and

•        any of Katapult’s directors or executive officers that are expected to continue as directors or executive officers following the Business Combination or holders of more than 5% of Katapult’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or material interest.

Grants of Restricted Stock

In August 2020, Katapult granted Orlando Zayas, Derek Medlin and Karissa Cupito an aggregate of 17,500,000 restricted shares of Katapult’s common stock. Such shares vest only upon a Liquidation Event, which is generally defined as any liquidation, dissolution, or winding up of Katapult (including a consolidation, stock exchange, or merger with another company), a business combination transaction between Katapult and a special purpose acquisition company, or SPAC, for the purpose of taking Katapult public, or an initial public offering. The number of shares that vest will depend upon the achieved liquidation price per common share (or, in the case of an initial public offering, the per common share offering price) and is contingent upon the recipient’s continuous employment with Katapult through such liquidation event. In connection with the closing of the merger, Katapult expects 15% of such shares (i.e., 2,625,000 shares) to vest and the remaining 85% of such shares (i.e., 14,875,000 shares) to be permanently forfeited.

Consent and Support Agreements

Concurrent with the execution of the merger agreement, Orlando Zayas, Karissa Cupito, Derek Medlin, CURO Financial Technologies Corp. (“CURO”), Blumberg Capital III, L.P. (“Blumberg”), and Tribeca Venture Fund I (NY), L.P. and Tribeca Venture Fund I, L.P. (collectively, “Tribeca”), or the supporting holders, executed a written consent pursuant to which all of Katapult’s issued and outstanding preferred stock will be converted prior to the merger into shares of Katapult common stock in accordance with the Katapult charter. Katapult also entered into support agreements with the supporting holders, pursuant to which the supporting holders, among other things, agreed to vote their respective equity securities in Katapult in favor of the merger agreement and the consummation of the transactions contemplated thereby. The support agreements entered into by CURO and Tribeca grant such supporting holders certain consent rights with respect to, among other things, amendments to, and Katapult’s ability to terminate or waive conditions under, the merger agreement. Pursuant to the merger agreement, each of CURO, Blumberg and Tribeca have the right to nominate initial board members of New Katapult and, pursuant to the merger agreement and CURO’s support agreement, so long as CURO owns at least 10% of the issued and outstanding New Katapult common stock, CURO shall have the right to re-nominate the director selected as its initial Class I director upon the expiration of such director’s initial term.

Management Allocation Letter

Concurrent with the execution of the merger agreement, Orlando Zayas, Karissa Cupito, Derek Medlin, other members of Katapult management (collectively, “Katapult Management”), CURO, Blumberg and Tribeca entered into a letter agreement that provides, among other things, that notwithstanding the requirement that the allocation of cash consideration, stock consideration and earn-out shares as set forth in the merger agreement be the same ratio paid to each Pre-Closing Holder (as defined in the merger agreement), CURO, Blumberg and Tribeca agree to re-allocate cash consideration payable to Katapult Management to the extent necessary to offset potential negative tax implications.

Related Person Transactions Policy

Although Katapult has not had a written policy for the review and approval of transactions with related persons, its board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the board of directors.

Certain Relationships and Related Person Transactions — FinServ

See “FinServ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions.”

EXPERTS

The audited financial statements of FinServ Acquisition Corp. as of December 31, 2019, and for the period from August 9, 2019 (inception) through December 31, 2019, included in this proxy statement/prospectus have been so included in reliance on a report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 of Katapult Holdings, Inc. included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Representatives of FinServ’s independent registered public accounting firm, WithumSmith+Brown, PC, will be present at the Special Meeting. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

LEGAL MATTERS

The legality of shares of New Katapult common stock offered by this proxy statement/prospectus will be passed upon for FinServ by Kirkland & Ellis LLP.

OTHER MATTERS

FinServ’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

As of the date of this proxy statement/prospectus, the FinServ board of directors does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•        If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at c/o Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105, to inform us of his or her request; or

•        If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, other than director nominations, for the 2022 annual meeting must be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the Special Meeting (which is being held in lieu of our 2021 annual meeting). However, in the event that our 2022 annual meeting is more than 30 days before or more than 60 days after the anniversary date of Special Meeting (which is being held in lieu of our 2021 annual meeting), to be timely a stockholder’s notice must be received by our secretary at our principal executive office not earlier than the close of business on the 120th day before the 2022 annual meeting and not later than the later of (1) the close of business on the 90th day before the 2022 annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of the 2022 annual meeting is first made by us.

Director nominations for the 2022 annual meeting must be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of Special Meeting (which is being held in lieu of our 2021 annual meeting). However, in the event that our 2022 annual meeting is more than 30 days before or more than 60 days after the anniversary date of our 2021 annual meeting, to be timely a stockholder’s notice must be received by our secretary at our principal executive office not earlier than the close of business on the 120th day before the 2022 annual meeting and not later than the later of (1) the close of business on the 90th day before the 2022 annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of the 2022 annual meeting is first made by us.

In addition to the above, a stockholder proposal must otherwise comply with applicable SEC rules to be considered for inclusion in our proxy materials relating to our 2022 annual meeting. You may contact our secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

APPRAISAL RIGHTS

Holders of FinServ common stock are not entitled to appraisal rights in connection with the merger under Delaware law.

WHERE YOU CAN FIND MORE INFORMATION

FinServ files annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the SEC.

Any requests for copies of information, reports or other filings with the SEC should be directed to FinServ Acquisition Corp., c/o Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105, Attn: President and Chief Financial Officer.

You may also obtain these documents by requesting them in writing or by telephone from FinServ’s proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: FinServ.info@investor.morrowsodali.com

If you are a stockholder of FinServ and would like to request documents, please do so by one week prior to the meeting date to receive them before the Special Meeting. If you request any documents from FinServ, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

All information contained in this proxy statement/prospectus relating to FinServ has been supplied by FinServ, and all such information relating to Katapult has been supplied by Katapult. Information provided by either FinServ or Katapult does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of FinServ for the Special Meeting. We have not authorized anyone to give any information or make any representation about the merger, us or Katapult that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of FinServ Acquisition Corp.
as of December 31, 2019 and for the period from August 9, 2019 (inception) through December 31, 2019

Unaudited Condensed Financial Statements of FinServ Acquisition Corp.
as of September 30, 2020 and for the Nine Months Ended September 30, 2020

Audited Financial Statements of Katapult Holdings, Inc.
and Subsidiaries as of and for the years ended December 31, 2019 and 2018

Unaudited Condensed Consolidated Financial Statements of Katapult Holdings, Inc.
and Subsidiaries as of and for the Nine Months Ended September 30, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
FinServ Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of FinServ Acquisition Corp. (the “Company”) as of December 31, 2019, and the related statements of operations, changes in stockholders’ equity and cash flows, for the period from August 9, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from August 9, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York
March 27, 2020

FINSERV ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2019

ASSETS
Current assets
Cash and cash equivalents	$1,578,075
Prepaid expenses and other current assets	126,022
Total Current Assets	1,704,097

Marketable securities held in Trust Account	250,567,358
Total Assets	$252,271,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$118,805
Income taxes payable	102,450
Total Current Liabilities	221,255

Deferred underwriting fee payable	9,350,000
Total Liabilities	9,571,255

Commitments

Class A Common stock subject to possible redemption, 23,770,019 shares at redemption value at $10.00 per share	237,700,190

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,894,981 issued and outstanding (excluding 23,770,019 shares subject to possible redemption)	189
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,250,000 shares issued and outstanding	625
Additional paid-in capital	4,706,234
Retained earnings	292,962
Total Stockholders’ Equity	5,000,010
Total Liabilities and Stockholders’ Equity	$252,271,455

The accompanying notes are an integral part of the financial statements.

FINSERV ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 9, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

General and administrative expenses	$171,946
Loss from operations	(171,946)

Other income:
Interest earned on marketable securities held in Trust Account	567,358

Income before provision for income taxes	395,412
Provision for income taxes	(102,450)
Net income	$292,962

Weighted average shares outstanding of Class A redeemable common stock	25,000,000
Basic and diluted income per share, Class A	$0.02

Weighted average shares outstanding of Class A and Class B non-redeemable common stock	6,513,229
Basic and diluted net loss per share, Class A and Class B	$(0.01)

The accompanying notes are an integral part of the financial statements.

FINSERV ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM AUGUST 9, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – August 9, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)	—	—	6,325,000	633	24,367	—	25,000
Forfeiture of Class B common stock	—	—	(75,000)	(8)	8	—	—
Sale of 25,000,000 Units, net of underwriting discount and offering costs	25,000,000	2,500	—	—	235,729,738	—	235,732,238
Sale of 665,000 Placement Units	665,000	66	—	—	6,649,934	—	6,650,000
Common stock subject to possible redemption	(23,770,019)	(2,377)	—	—	(237,697,813)	—	(237,700,190)
Net income	—	—	—	—	—	292,962	292,962
Balance – December 31, 2019	1,894,981	$189	6,250,000	$625	$4,706,234	$292,962	$5,000,010

____________

(1)      On October 31, 2019, the Company effected a 1.1 for 1 stock dividend for each share of Class B common stock outstanding (see Note 5).

The accompanying notes are an integral part of the financial statements.

FINSERV ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 9, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

Cash Flows from Operating Activities:
Net income	$292,962
Adjustments to reconcile net income to net cash used in operating activities:
Formation cost paid through advances from related party	1,000
Interest earned on marketable securities held in Trust Account	(567,358)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(104,022)
Accounts payable and accrued expenses	118,805
Income taxes payable	102,450
Net cash used in operating activities	(156,163)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(250,000,000)
Net cash used in investing activities	(250,000,000)

Cash Flows from Financing Activities
Proceeds from sale of Units, net of underwriting discounts paid	245,600,000
Proceeds from sale of Placement Units	6,650,000
Proceeds from promissory note – related party	11,000
Repayment of promissory note – related party	(282,244)
Repayment of advances	(230,350)
Payment of offering costs	(14,168)
Net cash provided by financing activities	251,734,238

Net Change in Cash	1,578,075
Cash – Beginning of period	—
Cash – End of period	$1,578,075

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Initial classification of common stock subject to possible redemption	$237,406,230
Change in value of common stock subject to possible redemption	$293,960
Payment of offering costs through promissory note and advances	$478,594
Deferred offering costs paid directly by stockholder in exchange for the issuance of Class B common stock to stockholder	$25,000
Deferred underwriting fee payable	$9,350,000
Prepaid expenses paid through advances from related party	$22,000

The accompanying notes are an integral part of the financial statements.

FINSERV ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

FinServ Acquisition Corp. (the “Company”) was incorporated in Delaware on August 9, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the financial services industry or businesses providing technology services to the financial industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity for the period from August 9, 2019 (inception) through December 31, 2019 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and since the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on October 31, 2019. On November 5, 2019, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, which includes the partial exercise by the underwriter of the over-allotment option to purchase an additional 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 665,000 units (each, a “Placement Unit” and collectively, the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to the Company’s sponsor, FinServ Holdings LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $6,650,000, which is described in Note 4.

Offering costs amounted to $14,267,762, consisting of $4,400,000 of underwriting fees, $9,350,000 of deferred underwriting fees and $517,762 of other offering costs. In addition, at December 31, 2019, cash of $1,578,075 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on November 5, 2019, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (“Trust Account”) and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

FINSERV ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by November 5, 2021 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible

FINSERV ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

FINSERV ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2019, cash equivalents, consisting of money market funds, amounted to $1,556,055.

Marketable Securities Held in Trust Account

At December 31, 2019, the assets held in the Trust Account were invested in money market funds, meeting the conditions of Rule 2a-7 of the Investment Company Act.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2019, 23,770,019 shares of Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

FINSERV ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $14,267,762 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net income (loss) per common share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 12,832,500 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to redemption using the two-class method of income per share. Net income per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account of $567,358 (net of applicable franchise and income taxes of approximately $182,000 for the period from August 9, 2019 (inception) through December 31, 2019), by the weighted average number of Class A redeemable common stock of 25,000,000 shares since issuance. Net loss per common share, basic and diluted for Class A and Class B non-redeemable common stock is calculated by dividing the net income (loss), less income attributable to Class A redeemable common stock, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the period. Class A and Class B non-redeemable common stock includes the Founder Shares and the Placement Units as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2019, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

FINSERV ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a price of $10.00 per Unit, which includes the partial exercise by the underwriter of its option to purchase an additional 3,000,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 665,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $6,650,000. Each Placement Unit consists of one share of Class A common stock (“Placement Share” or, collectively, “Placement Shares”) and one-half of one redeemable warrant (each, a “Placement Warrant” or collectively, “Placement Warrants”). Each whole Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On August 9, 2019, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.

On October 31, 2019, the Company effected a 1.1 for 1 stock dividend for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 6,325,000 Founder Shares. The 6,325,000 Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Placement Shares). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 75,000 Founder Shares were forfeited and 750,000 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 6,250,000 Founder Shares outstanding at December 31, 2019.

FINSERV ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Advances from Related Party

The Sponsor advanced the Company funds to cover expenses related to the Initial Public Offering. These advances were non-interest bearing and payable upon demand. Advances totaling $230,350 were repaid upon the consummation of the Initial Public Offering on November 5, 2019.

Related Party Loans

On August 9, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of March 30, 2020 or the completion of the Initial Public Offering. The borrowings outstanding under the Promissory Note of $282,244 were repaid upon the consummation of the Initial Public Offering on November 5, 2019.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on the November 5, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the period from August 9, 2019 (inception) through December 31, 2019, the Company incurred $18,387 in fees for these services, of which such amount is included in accounts payable and accrued expenses in the accompanying balance sheet.

Consulting Agreement

The Company entered into a consulting agreement with a related party, pursuant to which the consultant will provide the Company, among other services, assistance in finding a potential target for a Business Combination, as well as supervising and performing due diligence on such targets. The Company will pay the consultant a fee of $10,000 per month, up to a maximum of $150,000. For the period from August 9, 2019 (inception) through December 31, 2019, the Company incurred $22,500 in such fees, of which $10,000 is recorded in accounts payable and accrued expenses in the accompanying balance sheet.

FINSERV ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on November 5, 2019, the holders of the Founder Shares, Placement Units (including securities contained therein) and Units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any shares of Class A common stock issuable upon the exercise of the Placement Warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of units issued as part of the Working Capital Loans and Class A common stock issuable upon conversion of the Founder Shares, will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $4,400,000, or $0.20 per Unit of the gross proceeds of the initial 22,000,000 Units sold in the Initial Public Offering, in the aggregate. In addition, the underwriters are entitled to a deferred fee of (i) $0.35 per Unit of the gross proceeds of the initial 22,000,000 Units sold in the Initial Public Offering, or $7,700,000, and (ii) $0.55 per Unit of the gross proceeds from the 3,000,000 Units sold pursuant to the over-allotment option, or $1,650,000, aggregating to a deferred fee of $9,350,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019, there were no shares of preferred stock issued or outstanding.

Common Stock

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019, there were 1,894,891 shares of Class A common stock issued or outstanding, excluding 23,770,019 shares of Class A common stock subject to possible redemption

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2019, there were 6,250,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of

FINSERV ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable; and

FINSERV ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

FINSERV ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 8. INCOME TAX

The Company’s net deferred tax assets are as follows:

December 31, 2019
Deferred tax asset
Organizational/Start-up costs	$19,413
Total deferred tax asset	19,413
Valuation allowance	(19,413)
Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:

For the period from August 9, 2019 (inception) through December 31, 2019
Federal
Current	$102,450
Deferred	(19,413)

State
Current	$—
Deferred	—
Change in valuation allowance	19,413
Income tax provision	$102,450

As of December 31, 2019, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from August 9, 2019 (inception) through December 31, 2019, the change in the valuation allowance was $19,413.

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the period from August 9, 2019 (inception) through December 31, 2019 is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in valuation allowance	4.9%
Income tax provision	25.9%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

FINSERV ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$250,567,358

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

FINSERV ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,179,883	$1,578,075
Prepaid expenses and other current assets	77,250	126,022
Total Current Assets	1,257,133	1,704,097

Marketable securities held in Trust Account	251,276,227	250,567,358
Total Assets	$252,533,360	$252,271,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$64,625	$118,805
Income taxes payable	81,285	102,450
Total Current Liabilities	145,910	221,255

Deferred underwriting fee payable	9,350,000	9,350,000
Total Liabilities	9,495,910	9,571,255

Commitments

Class A Common stock subject to possible redemption, 23,803,744 and 23,770,019, respectively, shares at redemption value at $10.00 per share at September 30, 2020 and December 31, 2019	238,037,440	237,700,190

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,861,256 and 1,894,981 issued and outstanding (excluding 23,803,744 and 23,770,019 shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively	186	189
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,250,000 shares issued and outstanding September 30, 2020 and December 31, 2019	625	625
Additional paid-in capital	4,368,987	4,706,234
Retained earnings	630,212	292,962
Total Stockholders’ Equity	5,000,010	5,000,010
Total Liabilities and Stockholders’ Equity	$252,533,360	$252,271,455

The accompanying notes are an integral part of the unaudited condensed financial statements.

FINSERV ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020	For the Period from August 9, 2019 (Inception) Through September 30, 2019
General and administrative expenses	$176,390	$584,826	$1,000
Loss from operations	(176,390)	(584,826)	(1,000)

Other income:
Interest earned on money market account	6,269	9,919	—
Interest earned on marketable securities held in Trust Account	9,760	1,114,757	—
Other income	16,029	1,124,676	—

(Loss) income before provision for income taxes	(160,361)	539,850	(1,000)
Benefit (provision) for income taxes	8,449	(202,600)	—
Net (loss) income	$(151,912)	$337,250	$(1,000)

Weighted average shares outstanding of Class A redeemable common stock	25,000,000	25,000,000	—
Basic and diluted income per share, Class A redeemable common stock	$0.00	$0.03	$(0.00)

Weighted average shares outstanding of Class A and Class B non-redeemable common stock	6,915,000	6,915,000	5,500,00
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	$(0.02)	$(0.06)	$(0.00)

The accompanying notes are an integral part of the unaudited condensed financial statements.

FINSERV ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020
(Unaudited)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	1,894,981	$189	6,250,000	$625	$4,706,234	$292,962	$5,000,010
Change in value of common stock subject to possible redemption	(56,118)	(5)	—	—	(561,175)	—	(561,180)
Net income	—	—	—	—	—	561,178	561,178
Balance – March 31, 2020	1,838,863	184	6,250,000	625	4,145,059	854,140	5,000,008
Change in value of common stock subject to possible redemption	7,201	1	—	—	72,009	—	72,010
Net loss	—	—	—	—	—	(72,016)	(72,016)
Balance – June 30, 2020	1,846,064	185	6,250,000	625	4,217,068	782,124	5,000,002
Change in value of common stock subject to possible redemption	15,192	1	—	—	151,919	—	151,920
Net loss	—	—	—	—	—	(151,912)	(151,912)
Balance – September 30, 2020	1,861,256	$186	6,250,000	$625	$4,368,987	$630,212	$5,000,010

FOR THE PERIOD FROM AUGUST 9, 2019 (INCEPTION) THROUGH SEPTEMBER 30, 2019
(UNAUDITED)

	Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – August 9, 2019 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	6,325,000	633	24,367	—	25,000
Net income	—	—	—	(1,000)	(1,000)
Balance – September 30, 2019	6,325,000	$633	$24,367	$(1,000)	$24,000

____________

(1)      Included up to 750,000 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Notes 5).

The accompanying notes are an integral part of the unaudited condensed financial statements.

FINSERV ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30, 2020	For the Period from August 09, 2019 (Inception) Through September 30, 2019
Cash Flows from Operating Activities:
Net income (loss)	$337,250	$(1,000)
Adjustments to reconcile net income (loss) to net cash and cash equivalents used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,114,757)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	48,772	—
Accounts payable and accrued expenses	(54,180)	1,000
Income taxes payable	(21,165)	—
Net cash and cash equivalents used in operating activities	(804,080)	—

Cash Flows from Investing Activities:
Interest withdrawn for income and franchise taxes	405,888	—
Net cash and cash equivalents provided by investing activities	405,888	—

Cash Flows from Financing Activities
Proceeds from promissory note – related party	—	1,000
Payment of offering costs	—	(292)
Net cash and cash equivalents provided by financing activities	—	708

Net Change in Cash and Cash Equivalents	(398,192)	708
Cash and Cash Equivalents – Beginning of period	1,578,075	—
Cash and Cash Equivalents – End of period	$1,179,883	$708

Supplemental cash flow information:
Cash paid for income taxes	$223,765	$—

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Change in value of common stock subject to possible redemption	$337,250	$—
Payment of offering costs through promissory note	$—	$55,327
Offering costs included in accrued offering costs	—	$50,764
Deferred offering costs paid directly by stockholder in exchange for the issuance of Class B common stock to stockholder	—	$25,000

The accompanying notes are an integral part of the unaudited condensed financial statements.

FINSERV ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

FinServ Acquisition Corp. (the “Company”) was incorporated in Delaware on August 9, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the financial services industry or businesses providing technology services to the financial industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2020, the Company had not commenced any operations. All activity through September 30, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and since the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on October 31, 2019. On November 5, 2019, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, which includes the partial exercise by the underwriter of the over-allotment option to purchase an additional 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 665,000 units (each, a “Placement Unit” and collectively, the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to the Company’s sponsor, FinServ Holdings LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $6,650,000, which is described in Note 4.

Offering costs amounted to $14,267,762, consisting of $4,400,000 of underwriting fees, $9,350,000 of deferred underwriting fees and $517,762 of other offering costs. In addition, at September 30, 2020, cash of $1,179,883 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on November 5, 2019, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (“Trust Account”) and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

FINSERV ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by November 5, 2021 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations

FINSERV ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

(less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until November 5, 2021 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 5, 2021.

FINSERV ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 27, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

FINSERV ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At September 30, 2020 and December 31, 2019, cash equivalents, consisting of money market funds, amounted to $1,133,230 and $1,556,055, respectively.

Marketable Securities Held in Trust Account

At September 30, 2020 and December 31, 2019, the assets held in the Trust Account were invested in money market funds, meeting the conditions of Rule 2a-7 of the Investment Company Act. During the nine months ended September 30, 2020, the Company withdrew $405,888 of interest earned on the Trust Account to pay for its franchise and income taxes.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2020 and December 31, 2019, there were 23,803,744 and 23,770,019 shares of Class A common stock subject to possible redemption, respectively, presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $14,267,762 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2020 and December 31, 2019, the Company had a deferred tax asset of approximately $109,000 and $19,000, respectively, which had a full valuation allowance recorded against it of approximately $109,000 and $19,000, respectively.

FINSERV ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and nine months ended September 30, 2020, the Company recorded income tax benefit (expense) of approximately $8,000 and ($202,600), respectively, primarily related to interest income earned on the Trust Account. The Company’s effective tax rate for the three and nine months ended September 30, 2020 was approximately 5% and 38%, which differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 12,832,500 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account of $9,760 and $1,114,757 for the three and nine months ended September 30, 2020, respectively (net of applicable franchise and income taxes of approximately $10,000 and $353,000 for the three and nine months ended September 30, 2020, respectively), by the weighted average number of Class A redeemable common stock of 25,000,000 shares outstanding for the periods. Net loss per common share, basic and diluted for Class A and Class B non-redeemable common stock is calculated by dividing the net income (loss), less income attributable to Class A redeemable common stock, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the periods. Class A and Class B non-redeemable common stock includes the Founder Shares and the Placement Units as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At September 30, 2020 and December 31, 2019, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

FINSERV ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a price of $10.00 per Unit, which includes the partial exercise by the underwriter of its option to purchase an additional 3,000,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 665,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $6,650,000. Each Placement Unit consists of one share of Class A common stock (“Placement Share” or, collectively, “Placement Shares”) and one-half of one redeemable warrant (each, a “Placement Warrant” or collectively, “Placement Warrants”). Each whole Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On August 9, 2019, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.

On October 31, 2019, the Company effected a 1.1 for 1 stock dividend for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 6,325,000 Founder Shares. The 6,325,000 Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Placement Shares). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 75,000 Founder Shares were forfeited and 750,000 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 6,250,000 Founder Shares outstanding at December 31, 2019.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on

FINSERV ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Advances from Related Party

The Sponsor advanced the Company funds to cover expenses related to the Initial Public Offering. These advances were non-interest bearing and payable upon demand. Advances totaling $230,350 were repaid upon the consummation of the Initial Public Offering on November 5, 2019.

Related Party Loans

On August 9, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of March 30, 2020 or the completion of the Initial Public Offering. The borrowings outstanding under the Promissory Note of $282,244 were repaid upon the consummation of the Initial Public Offering on November 5, 2019.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on November 5, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the three and nine months ended September 30, 2020, the Company incurred $30,000 and $90,000, respectively, in fees for these services, of which $397 and $18,387 are included in accounts payable and accrued expenses in the accompanying condensed balance sheets at September 30, 2020 and December 31, 2019, respectively.

Consulting Agreement

The Company entered into a consulting agreement with a related party, pursuant to which the consultant will provide the Company, among other services, assistance in finding a potential target for a Business Combination, as well as supervising and performing due diligence on such targets. The Company will pay the consultant a fee of $10,000 per month, up to a maximum of $150,000. On May 15, 2020, the Company amended the consulting agreement whereby the monthly fee was reduced to $7,500, commencing on June 1, 2020. For the three and nine months ended September 30, 2020, the Company incurred $15,000 and $80,000, respectively, in such fees. At September 30, 2020 and December 31, 2019, $10,000 of such fees was recorded in accounts payable and accrued expenses in the accompanying condensed balance sheets. On October 1, 2020 the Company further amended the agreement to increase the fee back to $10,000 per month.

FINSERV ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 6. COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on November 5, 2019, the holders of the Founder Shares, Placement Units (including securities contained therein) and Units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any shares of Class A common stock issuable upon the exercise of the Placement Warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of units issued as part of the Working Capital Loans and Class A common stock issuable upon conversion of the Founder Shares, will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $4,400,000, or $0.20 per Unit of the gross proceeds of the initial 22,000,000 Units sold in the Initial Public Offering, in the aggregate. In addition, the underwriters are entitled to a deferred fee of (i) $0.35 per Unit of the gross proceeds of the initial 22,000,000 Units sold in the Initial Public Offering, or $7,700,000, and (ii) $0.55 per Unit of the gross proceeds from the 3,000,000 Units sold pursuant to the over-allotment option, or $1,650,000, aggregating to a deferred fee of $9,350,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 1,861,256 and 1,894,891 shares of Class A common stock issued or outstanding, excluding 23,803,744 and 23,770,019 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 6,250,000 shares of Class B common stock issued and outstanding.

FINSERV ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

FINSERV ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable; and

•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees.

FINSERV ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$251,276,227	$250,567,358

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up November 12, 2020, the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and Board of Directors of Katapult Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Katapult Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

New York, New York

January 29, 2021

We have served as the Company’s auditor since 2018.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share amounts)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$7,507	$1,469
Restricted cash	4,739	1,493
Accounts receivable, net of allowance for doubtful accounts of $1,855 and $1,109 at December 31, 2019 and December 31, 2018, respectively	924	1,113
Property held for lease, net of accumulated depreciation and impairment	34,856	15,782
Prepaid expenses and other current assets	635	671
Total current assets	48,661	20,528
Property and equipment, net	179	156
Security deposits	125	298
Intangible assets	49	54
Total assets	$49,014	$21,036

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$920	$1,069
Accrued liabilities	7,974	4,934
Unearned revenue	1,368	873
Non-revolving line of credit, related parties	15,803	—
Total current liabilities	26,065	6,876
Non-revolving line of credit, related parties	—	26,318
Revolving line of credit	39,698	—
Long term debt	7,195	9,441
Total liabilities	72,958	42,635
COMMITMENTS AND CONTINGENCIES (Note 16)
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock (Series C), $.001 par value – 95,415,981 shares authorized; 68,589,913 shares issued and outstanding at December 31, 2019; aggregate liquidation preference of $52,868 as of December 31, 2019	49,894	—
Redeemable convertible preferred stock (Series A, A-1, A-2, B, B-1, B-2), $.001 par value – 24,845,110 shares authorized, issued and outstanding at December 31, 2018; aggregate liquidation preference of $36,209 as of December 31, 2018	—	34,393
STOCKHOLDERS’ DEFICIT
Common stock, $.001 par value – 120,000,000 and 26,627,916 shares authorized; 8,686,478 and 8,606,660 shares issued and outstanding at December 31, 2019 and 2018, respectively	9	1
Additional paid-in capital	6,733	3,316
Accumulated deficit	(80,580)	(59,309)
Total stockholders’ deficit	(73,838)	(55,992)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$49,014	$21,036

The accompanying notes are an integral part of these consolidated financial statements.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share amounts)

	Years Ended December 31,
	2019	2018
Revenue
Rental revenue	$90,996	$42,126
Other revenue	368	290
Service fees	513	730
Total revenue	91,877	43,146
Cost of revenue	71,220	38,710
Gross profit	21,657	4,436
Operating expenses:
Servicing costs	2,934	1,879
Underwriting fees	2,562	843
Professional and consulting fees	1,347	1,187
Technology and data analytics	4,293	2,920
Bad debt expense	9,163	4,281
General and administrative	9,750	10,199
Total operating expenses	30,049	21,309
Loss from operations	(9,392)	(16,873)
Loss on extinguishment of debt	(823)	(1,650)
Interest expense and other fees	(8,577)	(4,986)
Loss before provision for income taxes	(18,792)	(23,509)
Provision for income taxes	—	—
Net loss and comprehensive loss	$(18,792)	$(23,509)
Net loss and comprehensive loss available to common shareholders	$(21,272)	$(23,509)
Net loss per share, basic and diluted	$(2.46)	$(2.95)
Weighted average shares used in computing net loss per share, basic and diluted	8,642,858	7,964,685

The accompanying notes are an integral part of these consolidated financial statements.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(amounts in thousands, except share and per share amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at January 1, 2018	24,721,811	$33,847	6,796,635	$1	$401	$(35,800)	$(35,398)
Stock conversion	(1,760,416)	(2,672)	1,760,416	—	2,672	—	2,672
Stock options exercised	—	—	49,609	—	11	—	11
Stock-based compensation expense	—	—	—	—	181	—	181
Stock warrant issuance	—	—	—	—	51	—	51
Redeemable convertible preferred stock issued	1,883,715	3,218	—	—	—	—	—
Net loss	—	—	—	—	—	(23,509)	(23,509)
Balances at December 31, 2018	24,845,110	$34,393	8,606,660	$1	$3,316	$(59,309)	$(55,992)
Beneficial conversion feature	—	—	—	—	2,480	(2,480)	—
Stock conversion	(71,343)	(67)	73,693	8	60	—	68
Stock options exercised	—	—	6,125	—	2	—	2
Stock-based compensation expense	—	—	—	—	315	—	315
Stock warrant issuance	—	—	—	—	560	—	560
Convertible note conversion	17,061,472	6,062	—	—	—	—	—
Redeemable convertible preferred stock issued	26,754,674	9,506	—	—	—	—	—
Net loss	—	—	—	—	—	(18,792)	(18,792)
Balances at December 31, 2019	68,589,913	$49,894	8,686,478	$9	$6,733	$(80,580)	$(73,838)

The accompanying notes are an integral part of these consolidated financial statements.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Years ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(18,792)	$(23,509)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	47,083	25,256
Net book value of property buyouts	11,737	8,815
Impairment expense	9,979	3,810
Bad debt expense	9,163	4,281
Stock-based compensation	315	181
Amortization of debt issuance costs	740	291
Warrant expense	560	51
Loss on extinguishment of debt	823	1,651
Other	167	—
Change in operating assets and liabilities:
Accounts receivable	(8,975)	(5,098)
Purchase of property held for lease	(87,809)	(44,855)
Prepaid expenses and other current assets	36	(435)
Accounts payable	(150)	492
Accrued liabilities	3,043	3,079
Unearned revenues	495	513
Net cash used in operating activities	(31,585)	(25,477)
Cash flows from investing activities:
Purchases of property and equipment	(82)	(24)
Other assets and security deposits	173	(34)
Net cash flow provided by investing activities	91	(58)
Cash flows from financing activities:
Proceeds from convertible notes	2,500	7,500
Proceeds from revolving line of credit	22,845	—
Proceeds from non-revolving line of credit, related parties, net of debt discount	8,937	14,925
Principal repayments on non-revolving line of credit, related parties	(2,846)	—
Proceeds from common stock issuance	2	11
Proceeds from redeemable convertible preferred stock issuance	9,339	3,218
Net cash provided by financing activities	40,777	25,654
Net increase in cash and restricted cash	9,283	119
Cash and restricted cash at beginning of period	2,962	2,843
Cash and restricted cash at end of period	$12,246	$2,962

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,110	$3,734
Cash paid for taxes	$105	$43
Supplemental disclosure of non-cash investing and financing activities:
Non-cash convertible note issuance	$—	$2,250
Conversion of preferred stock to common stock	$67	$2,673
Principal repayments on non-revolving line of credit, related parties	$16,757	$—
Convertible note conversion	$6,062	$—
Fee payable exchanged for preferred shares	$167	$—

The accompanying notes are an integral part of these consolidated financial statements.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

1.     DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Katapult Holdings Inc. (“Katapult”), formerly known as Cognical Holdings, Inc., is an e-commerce focused financial technology company offering e-commerce point-of-sale (“POS”) lease-purchase options for nonprime US consumers. Katapult’s fully-digital, technology platform provides nonprime consumers with a flexible lease purchase option to enable them to obtain durable goods from Katapult’s network of e-commerce retailers. The Company’s end-to-end technology platform provides seamless integration with merchants.

The consolidated financial statements include the accounts of Katapult and its wholly owned subsidiaries (together, “the Company”), which are Katapult Group, Inc. (formerly known as Cognical, Inc.), Katapult SPV-1 LLC, Cognical SPV-3 LLC, and Cognical SPV-4 LLC. Cognical SPV-3 LLC originates all of the Company’s lease agreements with its customers and own all of the leased property through April 2019. Katapult SPV-1 LLC originate all of the Company’s lease agreements thereafter. Cognical SPV-4 LLC has halted the origination of new leases on behalf of a third-party retailer, however the Company still services activity from existing leases under this entity.

The Company is headquartered in New York, New York. Katapult was incorporated in Delaware in 2016. Katapult Group, Inc. was incorporated in the state of Delaware in 2012, which is also when the consolidated entity was founded. Cognical SPV-3 LLC, Cognical SPV-4 LLC, and Katapult SPV-1 LLC are all Delaware limited liability companies formed in Delaware in 2016, 2017, and 2019, respectively. In February 2020, Cognical Holdings, Inc. officially changed its name to Katapult Holdings, Inc. Additionally, in February 2020, Cognical, Inc. officially changed its name to Katapult Group, Inc.

Basis of Presentation — The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of Katapult Holdings, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. There is no difference between net loss and comprehensive loss for each of the periods presented in these consolidated financial statements.

Risks and Uncertainties — The Company is subject to a number of risks including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

Going Concern — In accordance with FASB ASC 205-40, Presentation of Financial Statements — Going Concern, management evaluates whether there are conditions that are known or reasonably knowable, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. The assessment of the Company’s ability to meet future obligations is inherently judgmental, subjective and susceptible to change. The assessment considers information including, but not limited to, the Company’s financial condition, liquidity sources, obligations coming due within one year after the consolidated financial statements are issued, funds necessary to maintain current operations and any negative financial trends or other indicators of possible financial difficulty. The Company has experienced recurring operating losses and net cash outflows from operations since inception, which may inhibit the Company’s ability to fund normal business operations in the future.

As of December 31, 2019, the Company had cash and restricted cash of $12,246. On December 2, 2020, the Company repaid all outstanding principal and interest balances related to its second non-revolving line of credit, which amounted to $16,263. On December 4, 2020, the Company repaid all outstanding principal and interest balances related to its long-term debt with a related party, which amounted to $7,657.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

1.     DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (cont.)

On September 28, 2020, the Company successfully negotiated an increase to its first revolving line of credit facility from $75,000 to $125,000, as discussed in Footnote 7.

In addition, on December 4, 2020, the Company entered into the ninth amendment to its first revolving line of credit facility. The amendment provided the Company with a senior secured term loan facility of up to $50,000. The Company drew down the full $50,000 of this term loan on December 4, 2020.

The Company believes that its cash as of December 31, 2019, the increase to available liquid funds resulting from the first revolving line of credit facility, plus the net proceeds from the senior secured term loan facility as noted above, will be sufficient to fund its operations for at least one year after the date that these consolidated financial statements are issued. Therefore, the conditions that previously raised substantial doubt have been alleviated.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting period. The most significant estimates relate to the allowance for doubtful accounts, the selection of useful lives of property and equipment, the selection of useful lives for property held for lease and the related depreciation method, intangible assets and associated useful lives, determination of fair value of the Company’s common stock and redeemable convertible preferred stock, determination of fair value of stock option grants, and the fair value of the common stock warrants, and the valuation allowance associated with deferred tax assets. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from those estimates.

Segment Information — Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Accordingly, the Company has one operating segment, and therefore, one reportable segment.

Cash — Cash is recorded at cost, which approximates fair value. As of December 31, 2019 and 2018, cash consists primarily of checking and savings deposits. The Company does not hold any cash equivalents, which would consist of highly liquid investments with original maturities of three months or less at the time of purchase.

Restricted Cash — The Company classifies all cash whose use is limited by contractual provisions as restricted cash. Restricted cash consists primarily of cash advanced from the lines of credit in Cognical SPV-4 LLC and Katapult SPV-1 LLC, which were established pursuant to various agreements for the purpose of funding and servicing originated leases. All of the Company’s restricted cash is classified as current due to its short-term nature.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The reconciliation of cash and restricted cash is as follows:

	December 31,
	2019	2018
Reconciliation of cash and restricted cash:
Cash	$7,507	$1,469
Restricted cash	4,739	1,493
Total cash and restricted cash	$12,246	$2,962

Accounts Receivable and Allowance for Doubtful Accounts — Accounts receivable are recorded net of allowances for doubtful accounts. Accounts receivable consist primarily of lease receivables due from customers incurred during the normal course of business for lease payments earned not yet received from the customer. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on past history of write-offs, collections, and current credit conditions. The Company maintains an allowance for doubtful accounts to provide for uncollected amounts based on historical collection experience and an analysis of the aging of receivables per the following categories: 1-30 days, 31-60 days, 61-90 days. This analysis results in the determination of loss rate percentages that are applied to outstanding receivables in each of these categories as of period end. The Company writes off accounts receivables that are over 90 days contractually past due. Bad debt expense is classified in cost of revenue within the consolidated statements of operations and comprehensive loss. The Company generally does not require any security or collateral to support its receivables.

A rollforward of the allowance for doubtful accounts is as follows:

	Balance at beginning of period	Charged to cost and expenses, net of recoveries	Write-offs	Balance at end of period
Year ended December 31, 2018	$202	$4,281	(3,374)	$1,109
Year ended December 31, 2019	$1,109	9,163	(8,417)	$1,855

Property Held for Lease, Net — Property held for lease consists of furniture, consumer electronics, appliances, and other durable goods offered for lease-purchase in the normal course of business. Such property is provided to consumers pursuant to a lease-purchase agreement with a minimum term; typically one week, two weeks, or one month. The contemplated length of the agreement is typically 12 or 18 months. Consumers may terminate a lease agreement at any time without penalty by returning the property. The average consumer continues to lease the property for 7 months because the consumer either exercises the buyout options or returns the items prior to the end of the 12 or 18 month lease term. As a result, property held for lease is classified as a current asset on the consolidated balance sheets.

Property held for lease is carried at net book value. Depreciation for property held for lease is generally provided using the income forecasting method and is included within cost of revenue. Under the income forecasting method, property held for lease is depreciated in the proportion of rents received to total expected rents received based on historical data, which is an activity-based method similar to the units of production method. The Company provides for impairment for the undepreciated balance of the property held for lease assuming no salvage value with a corresponding charge to cost of revenue. Impairment expense includes expense related to property identified as impaired based on historical data, including default trends, such that the recorded amount closely approximates actual impairment expense incurred during the period. The Company derecognizes the undepreciated net book value of property buyouts as buyouts occur with a corresponding charge to cost of revenue. The Company periodically evaluates fully depreciated property held for lease, net. When it is determined there is no future economic benefit, the related assets and accumulated depreciation are written-off.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment, Net — Property and equipment not related to the revenue generating process are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method and are recorded in general and administrative expense over the estimated useful lives of the assets. The estimated useful lives of property and equipment are described below:

Property and Equipment	Useful Life
Computer, office and other equipment	5 years
Computer software	3 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Intangible Assets — The Company’s intangible assets consist primarily of the Company’s branding logo and domain name and were determined to be indefinite-lived. Intangible assets are recorded at their estimated fair value at the date of acquisition and are reviewed for impairment in accordance with the Company’s impairment of long-lived assets policy.

Debt Issuance Costs — Costs incurred in connection with the issuance of the Company’s line of credit and long-term debt have been recorded as a direct reduction against the debt and amortized over the life of the associated debt as a component of interest expense using the straight-line method, which is not materially different compared to the effective interest method.

Impairment of Long-Lived Assets — The Company assesses long-lived assets for impairment in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment. Long-lived assets, such as intangible assets and property and equipment, are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment charges have been recorded during the years ended December 31, 2019 and 2018.

Classification of Redeemable Convertible Preferred Stock — The Company has applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has therefore classified the Series A, A-1, A-2, B, B-1, B-2, and C redeemable convertible preferred stock as temporary equity. The redeemable convertible preferred stock was recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the convertible preferred stock would have become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares will be distributed in accordance with the liquidation preferences set forth in the Company’s certificate of incorporation, as amended and restated.

Rental Revenue — Property held for lease is leased to customers pursuant to lease purchase agreements which provide for weekly, bi-weekly, semi-monthly, and monthly lease terms with non-refundable lease payments. Generally, the customer has the right to acquire title either through a 90-day promotional pricing option, an early purchase option, or through payments of all required lease payments, generally 12 to 18 months, for ownership. On any current lease, customers have the option to cancel the agreement at any time without penalty in accordance with lease terms and return the property held for lease. Accordingly, customer agreements are accounted for as operating leases with lease revenues recognized in the month they are earned.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Amounts received from the sale of leased property on which customers elect purchase options are included in rental revenue, when earned. Lease payments received prior to their due dates are deferred and recorded as Unearned revenue, and are recognized as revenue in the period in which the revenue is earned. Revenues from leases and sales are reported net of sales taxes. Rental revenue also includes agreed-upon charges assessed to customer lease applications. Payments are received upon submission of the applications. Services are considered to be rendered and revenue earned at a point in time, which is upon completion of the Company’s review of the applications and execution of the lease purchase agreements. The Company also may assess fees for missed or late payments, which are recognized as revenue in the billing period in which they are assessed if collectability is reasonably assured.

Other Revenue — Other revenue consists of sub-lease revenue and revenue from merchant partnerships.

Service Fees — Cognical SPV-4 LLC executed leases in association with a third-party retailer and the Company services these leases for a contractually determined fee. Service fees are earned based upon application and origination volume, as well as rendering collection services over the life of the lease. These fees are accrued for in the month the services are rendered and are included in service fees if collectability is reasonably assured. This revenue is recognized at a point in time, which is the date the service is performed. Cost of acquisition is 1.5% of the leased good, payable to a third party. This cost is accounted for in general and administrative expense.

Stock-Based Compensation — The Company measures and records compensation expense related to stock-based awards based on the fair value of those awards as determined on the date of the grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the estimated fair value of stock options awards. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option. Forfeitures are accounted for as they are incurred.

The Company calculates the fair value of stock options granted to employees by using the following assumptions:

Expected Volatility — The Company estimates volatility for stock option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the stock option grant for a term that is approximately equal to the stock options’ expected term.

Expected Term — The expected term of the Company’s stock options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the stock options’ expected term at the grant date.

Dividend Yield — The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes — The Company accounts for income taxes under the asset and liability method pursuant to ASC 740, Income Taxes. Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized based on all available positive and negative evidence. As of December 31, 2019 and 2018, the Company continues to maintain a full valuation allowance against its deferred tax assets.

The Company recognizes a tax benefit only if it is more likely than not the tax position will be sustained on examination by the local taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit greater than 50% likelihood of being realized upon settlement with the related tax authority. The changes in recognition or measurement are reflected in the period in which the change in judgment occurs. As of December 31, 2019 and 2018, the Company has not identified any uncertain tax positions.

The Company records interest and penalties related to unrecognized tax benefits in the provision for income taxes.

Net Loss Per Share — The Company calculated basic and diluted net loss per share attributable to common stockholders using the two-class method required for companies with participating securities. The Company considers the Series C redeemable convertible preferred stock to be a participating security as the holders were entitled to receive non-cumulative dividends on a pari passu basis in the event that a dividend is paid on common stock, in addition to an 8% dividend per annum prior to any dividend distributions to common stockholders.

Under the two-class method, basic net loss per share available to common shareholders was calculated by dividing the net loss available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. The net loss available to common shareholders was not allocated to the redeemable convertible preferred stock as the holders of redeemable convertible preferred stock did not have a contractual obligation to share in losses. Diluted net loss per share available to common shareholders was computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, redeemable convertible preferred stock, stock options and warrants to purchase common stock were considered common stock equivalents but had been excluded from the calculation of diluted net loss per share available to common shareholders as their effect was anti-dilutive. In periods in which the Company reports a net loss available to common shareholders, diluted net loss per share available to common shareholders is the same as basic net loss per share available to common shareholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss available to common shareholders for the fiscal years ended December 31, 2019 and 2018.

Fair Value Measurements — Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 — Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3 — Inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The Company’s financial instruments consist of accounts receivable, accounts payable, accrued expenses, non-revolving line of credit, revolving line of credit, and long term debt. Account receivable, accounts payable and accrued expenses are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The consolidated financial statements also include fair value level 3 measurements of additional paid-in capital for stock warrants. Refer to Note 10 for further discussion of stock warrants.

The estimated fair value of the Company’s non-revolving line of credit, revolving line of credit, and long term debt were as follows:

	December 31, 2019			December 31, 2018
	Principal amount	Carrying amount	Fair value	Principal amount	Carrying amount	Fair value
Non-revolving line of credit, related parties	$16,000	$15,803	$18,267	$26,403	$26,318	$26,635
Revolving line of credit	40,280	39,698	37,321	—	—	—
Long term debt	7,500	7,195	8,832	9,785	9,441	10,212
	$63,780	$62,696	$64,420	$36,188	$35,759	$36,847

The estimated fair values of the Company’s non-revolving line of credit, revolving line of credit, and long term debt were determined using Level 2 inputs based on an estimated credit rating for the Company and the trading value of debt for similar debt instruments with similar credit ratings.

Beneficial Conversion Features — The Company evaluates embedded conversion features within convertible promissory notes under ASC 815, Derivatives and Hedging, to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in income (loss). If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20, Debt with Conversion and Other Options, for consideration of any beneficial conversion feature. As of December 31, 2019 and 2018, there are no embedded derivatives requiring bifurcation or beneficial conversion features other than the contingent beneficial conversion feature related to Series C Preferred Shares.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Upon issuance of the Series C Preferred Shares, the Company determined that the down round financing triggered a contingent beneficial conversion feature for certain previously issued share classes. In accordance with ASC 470-20, the Company recorded a contingent beneficial conversion feature within additional paid-in-capital. Given that the preferred shares were readily convertible at the discretion of the investors, the Company immediately amortized the beneficial conversion feature through retained deficit.

Concentrations of Credit Risk — Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, accounts receivable and debt. The Company’s cash balances exceed those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.

During the year ended December 31, 2019, the Company borrowed approximately 63% of its outstanding debt from one provider because of the refinancing of the first non-revolving credit line facility.

Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance at each balance sheet date. During the years ended December 31, 2019 and 2018, the Company did not have any customers that accounted for 10% or more of total revenue. As of December 31, 2019 and 2018, the Company also did not have any customers that accounted for 10% or more of outstanding gross accounts receivable.

Recently Adopted Accounting Pronouncements — In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, (“ASU 2018-07”), to simplify the accounting for share-based payments to nonemployees, by aligning it with the accounting for share-based payments to employees, with certain exceptions. This guidance applies to nonemployee awards issued in exchange for goods or services used or consumed in an entity’s own operations and to awards granted by an investor to employees and nonemployees of an equity method investee for goods and services used or consumed in the investee’s operations. On January 1, 2019, the Company early adopted ASU 2018-07, which did not impact the consolidated financial statements and related disclosures.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-Controlling Interests with a Scope Exception (“ASU 2017-11”). Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. The Company early adopted the amendments in Part I on January 1, 2018, which did not have any net impact to the consolidated balance sheets. The adoption resulted in the Company accounting for a contingent beneficial conversion feature triggered in 2019 as an increase to net loss available to common shareholders within the basic and diluted net loss per share calculation for the year ended December 31, 2019, and to present net loss and comprehensive loss available to common shareholders on the face of the consolidated statements of operations and comprehensive loss. The adoption did not result in any impact to the net loss per share calculation for the year ended December 31, 2018. The amendments in Part II do not require any transition guidance as they have no accounting effect.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements Not Yet Adopted — In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), as amended (“ASU 2016-02”). Under ASU 2016-02, lessees will be required to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease measured on a discounted basis, and a right-to-use asset, which is an asset that represents the lessee’s right to control the use of an identified asset for the lease term, at the commencement date for all leases with a term greater than one year. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) — Effective Dates for Certain Entities (“ASU 2020-05”), which defers the effective date of ASU 2016-02 for private entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company will defer the adoption of ASU 2016-02 pursuant to ASU 2020-05 and plans to adopt the new standard on January 1, 2022. The Company is evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended (“ASU 2014-09”). ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers in an amount that reflects the expected consideration received in exchange for those goods or services. ASU 2014-09 requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. In accordance with ASU 2020-05, the Company has decided to defer the adoption of the provisions of ASU 2014-09 and adopted the new standard on January 1, 2020. The adoption of ASU 2014-09 did not have a material impact on the consolidated financial statements as the majority of the Company’s revenue generating activities are leasing arrangements, which are outside the scope of this guidance.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The main objective of the update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by companies at each reporting date. For trade and other receivables, held to maturity debt securities and other instruments, companies will be required to use a new forward-looking “expected losses” model that generally will result in the recognition of allowances for losses earlier than under current accounting guidance. Further, the FASB issued ASU 2019-04, ASU 2019-05 and ASU 2019-11 to provide additional guidance on the credit losses standard. The standard will be adopted using the modified retrospective approach. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2022, with early adoption permitted. The Company is evaluating the potential impact of adopting ASU 2016-13 on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which eliminates, adds and modifies certain fair value measurement disclosure requirements of Accounting Standards Codification 820, Fair Value Measurement. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted the standard effective January 1, 2020, and the adoption did not have a material effect on the consolidated financial statements and related disclosures.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing certain separation models for convertible instruments. ASU 2020-06 also modifies the guidance on diluted earnings per share calculations. The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles of ASC 740, Income Taxes. The amendments also improve consistent application of and simplify GAAP for other areas of ASC 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and early adoption is permitted. Depending on the amendment, adoption may be applied on a retrospective, modified retrospective, or prospective basis. The Company is currently assessing the impact that this standard will have on its consolidated financial statements and related disclosures.

3.     PROPERTY HELD FOR LEASE, NET

Property held for lease, net consists of the following:

	December 31,
	2019	2018
Property held for lease	$110,365	$44,536
Less: accumulated depreciation	(75,509)	(28,754)
Property held for lease, net	$34,856	$15,782

Net book value of property buyouts for the years ended December 31, 2019 and 2018 was $11,737 and $8,815, respectively. These amounts are derecognized from the gross property held for lease balance as buyouts occur.

Total impairment charges related to property held for lease, net for the years ended December 31, 2019 and 2018, were $9,979 and $3,810, respectively.

Total depreciation expense related to property held for lease, net for the years ended December 31, 2019 and 2018, was $47,019 and $25,193, respectively.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

4.     PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	December 31,
	2019	2018
Computer, office and other equipment	$278	$235
Computer software	80	80
Furniture and fixtures	51	50
Leasehold improvements	50	12
	459	377
Less: accumulated depreciation	(280)	(221)
Property and equipment, net	$179	$156

Total depreciation expense related to property and equipment, net was $59 for the years ended December 31, 2019 and 2018. The Company has not acquired any property and equipment under capital leases.

5.     INTANGIBLE ASSETS

Intangible assets consist of the following:

	December 31,
	2019	2018
Branding logo	$31	$34
Domain name	18	20
Total Intangible Assets	49	54

6.     OTHER ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	December 31,
	2019	2018
Bonus accrual	$1,484	$1,100
Due to mobile financial	1,818	1,543
Sales tax payable	1,427	868
Unfunded lease payable	2,462	595
Interest payable	358	446
Other accrued liabilities	425	382
Total accrued expenses	$7,974	$4,934

7.     LINES OF CREDIT

During 2016, the Company obtained a non-revolving line of credit facility with a lender holding shares of preferred stock, in which it may borrow a maximum of $100,000 subject to certain covenants and an 85% advance rate on eligible accounts receivable. At December 31, 2018, $19,603 was outstanding on this line of credit. At December 31, 2018, no additional borrowings were available. The note was secured by all assets of the Company and subsidiaries. The annual interest rate on the principal was the greater of 18% or the sum of 17% plus the greater of 1% or the three-month average LIBOR rate. This facility was also subject to certain debt covenants as set forth in the loan agreement, which consist of maintaining lease performance

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

7.     LINES OF CREDIT (cont.)

metrics, financial ratios related to operating results, and lease delinquency ratios. The outstanding line of credit including unpaid principal and interest was due in November 2018 to the lender, but was extended to May 2019, unless there was an earlier event of default such as bankruptcy, default on interest payments, or a change of control. This outstanding line of credit was repaid in May 2019.

During 2017, the Company obtained a second non-revolving line of credit facility with a lender holding shares of preferred stock, in which it may borrow a maximum of $6,000, which was raised to $6,800 in 2018, subject to certain covenants and a 35% advance rate on eligible accounts receivable. In 2019, the maximum balance was raised to $16,000. At December 31, 2018, the total outstanding on this facility was $6,800. At December 31, 2019, the total outstanding on this facility was $16,000 less issuance costs of $197, netting to a total of $15,803. The issuance costs are amortized throughout the life of the loan through interest expense. The note is secured by all assets of the Company. The annual interest rate on the principal is 25% through August 2020. Beginning in September 2020, the annual interest rate stepped down to 19%.

This facility is also subject to certain debt covenants as set forth in the loan agreement, which consist of maintaining lease performance metrics, financial ratios related to operating results, and lease delinquency ratios. The outstanding line of credit including unpaid principal and interest is due December 2020. This facility may become due earlier if there is an event of default.

During 2019, the Company refinanced the first revolving line of credit facility which resulted in a maximum of $50,000 for the initial commitment, with the lender having the right to increase to a maximum of $150,000 over time. The Company drew down the $50,000 facility upon the date of the refinancing. This is subject to certain covenants and an 85% advance rate on eligible accounts receivable. At December 31, 2019, the total outstanding on this line of credit was $40,280 less issuance costs of $582, netting to a total of $39,698. The issuance costs are amortized over the life of the loan through interest expense. The note is secured by all assets of the Company. The annual interest rate on the principal was the one month LIBOR Rate plus 11% per annum through July 2020. Beginning in August 2020, the interest rate stepped down to one month LIBOR plus 7.5% per annum. This facility is also subject to certain debt covenants as set forth in the loan agreement, which consist of maintaining lease performance metrics, financial ratios related to operating results, and lease delinquency ratios. The outstanding line of credit, including unpaid principal and interest, is due December 4, 2023 unless there is an earlier event of default such as bankruptcy, default on interest payments, or a change of control (excluding an acquisition by a Special Purpose Acquisition Company), at which point the facility may become due earlier. On September 28, 2020, the lender exercised their right to increase the maximum commitment to a total of $125,000.

As of December 31, 2019 and 2018, the Company was in compliance with the covenants set forth in the above agreements.

8.     LONG TERM DEBT AND CONVERTIBLE NOTES

Long-term debt — In September 2018, the Company obtained a bridge loan from a related party lender for $5,500.

In November 2018, the Company amended this loan, which resulted in the Company increasing the principal amount by $2,000 for a total of $7,500. At December 31, 2018, the total outstanding balance on this loan was carried at $7,476, which is offset by issuance costs totaling $796, netting to a total of $6,680. At December 31, 2019, the total outstanding balance on this loan was carried at $7,492, which is offset by issuance costs totaling $297, netting to a total of $7,195.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

8.     LONG TERM DEBT AND CONVERTIBLE NOTES (cont.)

In May 2019, the Company amended the outstanding long-term debt of $7,500 which extended the maturity date from September 13, 2019 to December 31, 2021. As such, the entire remaining balance at December 31, 2019 is due in 2021.

Convertible Notes — As a condition of the Company’s $5,500 bridge loan, the lender required the loan to be guaranteed by current investors in the Company. In exchange for this guarantee, the Company issued $1,650 of convertible notes, which had a pricing feature to convert at a 20% discount to the share price of the next round of equity financing. At issuance, the fair value of these convertible notes was $2,004. The related beneficial conversion feature was accounted for as a reduction to the carrying value of the debt, with an offsetting increase to additional paid in capital.

In conjunction with the Company’s amendment of its $5,500 bridge loan (to increase the principal amount by $2,000), the Company issued an additional $600 of convertible notes with the same features mentioned above. At issuance, the fair value of these notes was $730. The related beneficial conversion feature was accounted for as a reduction to the carrying value of the debt, with an offsetting increase to additional paid in capital.

In February and March 2019, the Company issued an additional $2,500 in convertible notes for cash consideration. These convertible notes had stock warrants attached. Additional details pertaining to the stock warrants can be found in Note 10.

All convertible notes issued in 2019 and 2018 were determined to have a share settled redemption feature. This required the bifurcation recording of a derivative liability for each convertible note issued. The percentage likelihood of share settled redemption at issuance was calculated against each note’s par value. In February 2019, a derivative liability of $375 was recorded with the issuance of the $2,000 convertible note. Similarly, in March 2019, the $500 convertible note issuance resulted in the recording of a derivative liability of $94. At December 31, 2018, the balances of the convertible notes and derivative liability were $2,339 and $422, respectively.

In April 2019, all of the Company’s convertible notes converted to 17,061,472 shares of Preferred Stock Series C shares at a price of $0.3553 less 20%. This conversion event qualified as a non-qualified financing feature per the executed agreements. In conjunction with this event, the Company also recapitalized all preferred share classes into Series C preferred stock (See Note 12). Also, in April 2019, the Company recorded a loss on extinguishment of debt related to the conversion of these notes totaling $823.

9.     STOCK-BASED COMPENSATION

On June 5, 2014, the Company’s board of directors approved the Cognical Holdings, Inc. 2014 Stock Incentive Plan, (the “2014 Plan”), which was concurrently approved by the Company’s stockholders.

In accordance with the 2014 Plan, the directors may issue stock options to officers, employees, directors and consultants to purchase common stock. There were no stock options granted to nonemployees during 2019 and 2018. The 2014 Plan has specific vesting for each stock option grant allowing vesting of the options over one to four years depending upon grantee. Total cumulative shares of 12,062,628 and 4,409,273 may be granted in 2019 and 2018, respectively, and must be exercised within ten years after grant. At December 31, 2019 and 2018, there were 11,982,429 and 3,626,092 stock options outstanding, respectively, and 80,199 and 783,181 shares available for issuance by the Company, respectively, under the 2014 Plan.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

9.     STOCK-BASED COMPENSATION (cont.)

A summary of the status of the stock options as of December 31, 2019, and changes during the year then ended is presented below:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance – December 31, 2018	3,626,092	$0.48	8.47	$1,131
Granted	8,728,520	0.17
Exercised	(6,125)	0.41
Forfeited	(366,058)	0.46
Balance – December 31, 2019	11,982,429	$0.26	9.10	$11
Exercisable – December 31, 2019	4,195,516	$0.29	8.51	$11
Unvested – December 31, 2019	7,786,913	$0.24	9.42	$—

A summary of the status of the stock options as of December 31, 2018, and changes during the year then ended is presented below:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance – December 31, 2017	3,671,502	$0.34	9.20	$275
Granted	570,005	0.79
Exercised	(49,609)	0.23
Forfeited	(565,806)	0.47
Balance – December 31, 2018	3,626,092	$0.48	8.47	$1,131
Exercisable – December 31, 2018	1,550,199	$0.35	7.66	$687
Unvested – December 31, 2018	2,075,893	$0.58	9.08	$444

The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2019 and 2018 was $0.06 and $0.34, respectively. The total intrinsic value of stock options exercised during the years ended December 31, 2019 and 2018 was $0 and $28, respectively.

As of December 31, 2019, total compensation cost not yet recognized related to unvested stock options was $753, which is expected to be recognized over a period of four years.

Stock-Based Compensation Expense — Stock-based compensation expense was $315 and $181 for the years ended December 31, 2019 and 2018, respectively. Stock-based compensation expense is included in general and administrative expense.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

9.     STOCK-BASED COMPENSATION (cont.)

Stock Options Valuation — The weighted-average assumptions used to estimate the fair value of stock options granted during the year is as follows:

	Years Ended December 31,
	2019	2018
Exercise price	$0.17	$0.79
Risk-free interest rate	2.24%	2.6%
Expected term (in years)	3.00	3.00
Expected volatility	50.0%	62.0%
Expected dividend yield	0%	0%

10.     STOCK WARRANTS

At December 31, 2019 and 2018, warrants to purchase 722,260 shares and 702,197 shares, respectively, of common stock issued in 2014 had vested to a former lender and investor, respectively, and remain exercisable. Such warrants are exercisable at a price of $0.49 per share and may be exercised through June of 2024. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

At December 31, 2019 and 2018, warrants to purchase 1,084,618 shares of common stock issued in 2017 to a new investor remain exercisable. Such warrants are exercisable at a price of $1.7084 per share and may be exercised through April of 2022. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

At December 31, 2019 and 2018, warrants to purchase 65,684 shares of common stock that were issued in 2018 to current investors are outstanding and remain exercisable. Such warrants are exercisable at a price of $.01 per share and may be exercised through April 2023. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

At December 31, 2019, warrants to purchase 3,782,022 shares of common stock that were issued in 2019 to current investors are outstanding and remain exercisable. Of these, 2,540,347 were issued in conjunction with the second lien facility upsizing in 2019. Such warrants are exercisable at a price of $0.01 per share and may be exercised through April 2024. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

The remaining 1,241,675 warrants were issued in conjunction with the $2,500 of additional convertible notes payable issued in 2019. Due to these warrants being issued in connection with the convertible notes, a beneficial conversion feature was recognized on the issuance date of the instruments. The balance related to this feature was extinguished upon the conversion of the related convertible notes. In accordance with ASC 470-20, a beneficial conversion feature exists if the conversion price is less than the fair value of the shares into which the instrument is convertible at the commitment date. In February and March 2019, when the $2,500 of additional convertible notes were issued, the preferred stock price at fair value was $1.7084. This was greater than the conversion prices of $1.6051 and $1.6068 for the February and March issuances, respectively. This difference multiplied by the number of shares issued was calculated at $151 and recorded as additional paid in capital. Both groups of warrants may be exercised through May 2024. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

10.     STOCK WARRANTS (cont.)

The following is a schedule of changes in outstanding warrants from January 1, 2018 to December 31, 2019:

Number of Warrants
Outstanding at January 1, 2018	1,806,878
Warrants issued	65,684
Outstanding at December 31, 2018	1,872,562
Warrants issued	3,782,022
Outstanding at December 31, 2019	5,654,584

11.     INCOME TAXES

The Company recorded a tax loss for the years ended December 31, 2019 and 2018, and since it maintains a full valuation allowance on all of its deferred tax assets, the Company recorded no income tax provision or benefit during the years ended December 31, 2019 and 2018.

A reconciliation of the federal statutory income tax rate to the effective tax rate is as follows:

	Years Ended December 31,
	2019	2018
Federal statutory rate	21.0%	21.0%
Effect of:
State taxes, net of federal tax benefit	5.8%	1.6%
Change in valuation allowance	(25.5)%	(23.3)%
Loss on extinguishment	(1.5)%	—
Warrant remeasurement	(0.5)%	—
Other, net	0.7%	0.7%
Effective tax rate	0.0%	0.0%

The components of deferred tax assets and liabilities are as follows:

	December 31,
	2019	2018
Deferred tax assets:
Accruals and reserves	$2,024	$1,008
Federal, state and local net operating loss carryforwards	16,046	12,654
Stock options	128	45
Property held for lease	812	536
Total deferred tax asset before valuation allowance	19,010	14,243
Valuation allowance	(19,010)	(14,243)
Deferred tax asset – net of valuation allowance	—	—
Deferred tax (liabilities)	—	—
Net deferred tax asset (liability)	$—	$—

As of December 31, 2019, the Company had U.S. federal net operating loss carryforward of $62.7 million that expire at various dates from 2032 through 2037 and includes $27.0 million that have an unlimited

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

11.     INCOME TAXES (cont.)

carryforward period. As of December 31, 2019, the Company has U.S. state and local net operating loss carryforwards of $47.9 million that expire at various dates from 2020 through 2039, and includes $6.1 million that have an unlimited carryforward period.

In evaluating its ability to realize its net deferred tax assets, the Company considered all available positive and negative evidence, such as past operating results, forecasted earnings, prudent and feasible tax planning strategies, and the future realization of the tax benefits of existing temporary differences. The Company determined that it was not possible to reasonably quantify future taxable income and, considering its history of generating net operating losses, determined that it is more likely than not that its net deferred tax assets will not be realized. As a result, the Company continues to maintain a full valuation allowance as of December 31, 2019 and 2018.

The utilization of the Company’s net operating losses may be subject to a U.S. federal limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code and similar state and foreign provisions. Such limitation may result in the expiration of the federal net operating loss carryforwards before their utilization. The Company has not completed a study to assess whether an “ownership change” as defined in Section 382 has occurred or whether there have been multiple ownership changes since the Company’s inception. Future changes in the Company’s stock ownership, which may be outside of the Company’s control, may trigger an “ownership change.” In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an “ownership change.”

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which it operates or does business in. A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company records tax positions as liabilities and adjusts these liabilities when its judgement changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the recognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2019 and 2018, the Company has not recorded any uncertain tax positions in its consolidated financial statements.

The Company records interest and penalties related to unrecognized tax benefits in the provision for income taxes. As of December 31, 2019 and 2018, no accrued interest or penalties are recorded on the balance sheet, and the Company has not recorded any related expenses.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examinations by federal, state and local jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from 2016 to the present. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state and local tax authorities to the extent utilized in a future period.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

12.     REDEEMABLE CONVERTIBLE PREFERRED STOCK

During 2019, the Company converted all outstanding Series A, Series A-1, Series A-2, Series B, Series B-1, and Series B-2 shares to Series C shares by issuing on a 1:1 ratio 24,773,767 Series C Preferred Shares. Additionally, the Company issued 17,061,472 Series C Preferred Shares valued at $6,062 to execute the conversion feature of the outstanding convertible notes. Lastly, the Company raised additional equity of $9,506 by issuing 26,754,674 of Series C Preferred Shares.

Upon issuance of the Series C Preferred Shares, the Company determined that the down round financing triggered a contingent beneficial conversion feature for certain previously issued share classes. In accordance with ASC 470, the Company recorded the beneficial conversion feature as a reduction to additional paid-in-capital. Given that the preferred shares were readily convertible at the discretion of the investors, the Company immediately amortized the beneficial conversion feature through accumulated deficit.

Redeemable convertible preferred stock as of December 31, 2019, consists of the following:

	December 31, 2019
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Average Issuance Price Per Share	Liquidation Preference	Carrying Value
Series C	95,415,981	68,589,913	$0.753892	$51,709	$49,894

Redeemable convertible preferred stock as of December 31, 2018, consists of the following:

	December 31, 2018
	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Issuance Price Per Share	Liquidation Preference	Carrying Value
Series A	5,215,532	5,215,532	$0.609733	$3,180	$3,085
Series A-1	187,737	187,737	0.361706	68	68
Series A-2	207,437	207,437	0.487786	101	101
Series B	7,579,111	7,579,111	1.708400	12,948	12,208
Series B-1	9,771,578	9,771,578	1.708400	16,694	15,713
Series B-2	1,883,715	1,883,715	1.708400	3,218	3,218
Total	24,845,110	24,845,110		$36,209	$34,393

The holders of redeemable convertible preferred stock have various rights and preferences as follows:

Voting — Each share of preferred stock entitled the holder to the number of votes equal to the number of whole shares of common stock into which each share is convertible at the time of the vote.

The holders of record of the Series C Preferred Shares, voting as a separate class, shall be entitled to elect three (3) members of the Company’s board of directors. The holders of record of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Company’s board of directors.

Dividends — The holders of Series C Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, as and if declared by the Board of Directors, but only out of funds that are legally available therefore, non-cumulative cash dividends at the rate of 8% of the original issue price of each outstanding share of Series C Preferred Stock.

Liquidation Preference — In the event of any liquidation, dissolution, or winding-up of the Company, the holders of Series C preferred stock shall be entitled to receive, ratably, prior and in preference to any distribution of the assets or funds of the Company to the holders of common stock, an amount equal to the original issuance

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

12.     REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

price per share plus any accrued and unpaid dividends. If the Company has insufficient assets to permit payment of the Liquidation Preference in full to the holders of the Series C preferred stock, then the assets of the Company shall be distributed ratably to the Series C preferred stockholders in proportion to the Liquidation Preference that such holders would otherwise be entitled to receive.

After payment of the Liquidation Preference to the holders of Series C preferred stock, the remaining assets of the Company shall be distributed ratably to the holders of common stock.

Redemption — The Series C shares of redeemable convertible preferred stock do not contain any mandatory redemption provisions. In accordance with ASC Topic 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities, preferred stock issued with redemption provisions that are outside of the control of the Company or that contain certain redemption rights in a deemed liquidation event is required to be classified as temporary equity in the mezzanine section of the balance sheets. The Series C shares of redeemable convertible preferred stock are redeemable upon the occurrence of a deemed liquidation event, which is outside of the control of the Company. Therefore, these shares are classified as temporary equity.

Conversion — Each share of convertible redeemable preferred stock is convertible at the option of the holder, at any time after the date of issuance of each share, into shares of common stock as is determined by dividing the original purchase price of preferred stock by the conversion price in effect at the time of conversion. As of December 31, 2019, the 68,589,913 shares of Series C preferred stock were convertible into 69,389,562 shares of Common stock.

Each share of redeemable convertible preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate of such shares upon the earlier of (i) the affirmative election of the holders of a majority of the outstanding shares of Series C preferred stock, voting together as a single class on an as-if converted basis; or (ii) upon the closing of a firmly committed underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Company in which the price per share is at least three times the original issue price of the Series B-1 preferred shares, and the gross cash proceeds to the Company before any underwriting discounts, commissions, fees and expense are at least $40,000. Upon such automatic conversion, any declared but unpaid dividends shall be paid.

13.     COMMON STOCK

The Company had reserved shares of common stock for issuance in connection with the following:

	December 31,
	2019	2018
Conversion of outstanding shares of Series A Preferred Stock	—	5,215,532
Conversion of outstanding shares of Series A-1 Preferred Stock	—	187,737
Conversion of outstanding shares of Series A-2 Preferred Stock	—	207,437
Conversion of outstanding shares of Series B Preferred Stock	—	7,579,111
Conversion of outstanding shares of Series B-1 Preferred Stock	—	9,771,578
Conversion of outstanding shares of Series B-2 Preferred Stock	—	1,883,715
Conversion of outstanding shares of Series C Preferred Stock	69,389,533	—
Stock options outstanding under the Stock Incentive Plan	11,982,429	3,626,092
Warrants outstanding	5,654,584	1,872,562
Shares available for future grant under the Stock Incentive Plan	80,199	783,181
Total Outstanding	87,106,745	31,126,945

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

14.     NET LOSS PER SHARE

The following table sets forth the computation of net loss per common share:

	Year Ended December 31,
	2019	2018
Numerator:
Net loss	$(18,792)	$(23,509)
Beneficial Conversion Feature	(2,480)	—
Net loss available to common shareholders	$(21,272)	$(23,509)
Denominator:
Weighted-average common shares outstanding – basic and diluted	8,642,858	7,964,685
Net loss per share – basic and diluted	$(2.46)	$(2.95)

The Company included the intrinsic value of the contingent beneficial conversion feature that was triggered in 2019 as an increase to net loss available to common shareholders within the basic and diluted net loss per share calculation. The inclusion of this item resulted from the Company’s adoption of ASU 2017-11 as of January 1, 2018.

The Company’s potentially dilutive securities, which include redeemable convertible preferred stock, stock options to purchase common stock and warrants to purchase common stock, have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	December 31,
	2019	2018
Redeemable convertible preferred stock (as converted to common shares)	69,389,533	24,845,110
Options to purchase common stock	11,982,429	3,626,092
Warrants to purchase common stock	5,654,584	1,872,562
Total common stock equivalents	87,026,546	30,343,764

15.     COMMITMENTS AND CONTINGENCIES

Leases — The Company leases office space in Plano, TX under an operating lease with a non-cancelable lease term which ends September 2023. The lease costs associated with this lease are included in general and administrative expenses, with fixed minimum lease payments being recognized on a straight-lined basis over the lease term. The following is a schedule of future minimum lease payments required under the non-cancelable leases as of December 31, 2019:

Years Ending December 31,
2020	$163
2021	163
2022	163
2023	130
Total future minimum lease payments	$619

Additionally, the Company had a workplace sharing agreement with WeWork. This agreement ended in May 2020.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

15.     COMMITMENTS AND CONTINGENCIES (cont.)

Rent expense for operating leases for the years ended December 31, 2019 and 2018 were $779 and $825, respectively.

Litigation risk — From time to time, the Company may become involved in various legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate liability, if any, from these actions will not have a material effect on its financial condition or results of operations. The Company is not currently aware of any indemnification or other claims and has not accrued any liabilities related to such obligations in the consolidated financial statements as of December 31, 2019 and 2018.

16.     RELATED-PARTY TRANSACTIONS

Certain debt facilities of the Company are with related parties that are more fully described in Notes 7 and 8 above. Total interest paid to related parties was $4,782 and $3,734 for the years ended December 31, 2019 and 2018, respectively. Total interest accrued was $270 and $446 at December 31, 2019 and 2018, respectively.

17.     SUBSEQUENT EVENTS

The Company evaluated subsequent events from December 31, 2019, the date of these consolidated financial statements, through January 29, 2021, which represents the date the consolidated financial statements were issued, for events requiring adjustment to or disclosure in these consolidated financial statements. Except as discussed below, there are no events that require adjustment to or disclosure in these consolidated financial statements.

Impact of COVID-19 — On March 11, 2020, the World Health Organization declared the recent novel coronavirus (“COVID-19”) outbreak a pandemic. In response to the outbreak, many jurisdictions, including those in which we have locations, have implemented measures to combat the outbreak, such as travel restrictions and shelter in place orders. The outbreak originated in China and has subsequently spread to a number of other countries, including the United States. The extent to which this outbreak ultimately impacts our results of operations, cash flows and financial condition cannot be determined at this time and will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity and duration of this outbreak and the actions taken by governmental authorities and us to contain it or treat its impact.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary suspension of certain payment requirements for the employer portion of Social Security taxes and the creation of certain refundable employee retention credits. These provisions of the CARES Act will be applicable to the Company in fiscal year 2020 and are not expected to have a significant impact on the Company’s consolidated financial statements.

Restricted Stock Awards — On August 26, 2020, the Company granted a total of 19,000,000 restricted shares of the Company’s common stock to certain employees (the “Award Shares”). The Award Shares vest only upon a Liquidation Event, which is defined as any liquidation, dissolution, or winding up of the Company, including a consolidation, stock exchange, or merger with another Company. The number of Award Shares that vest will depend upon the achieved liquidation price per common share. Vesting of the Award Shares is contingent upon the recipient’s continuous employment with the Company through a Liquidation Event. The Liquidation Event represents a performance condition that is not probable of occurring until it has occurred, and therefore no compensation expense will be recorded, nor inclusion of the shares within the basic and diluted net income (loss) per share calculations, until the occurrence of a Liquidation Event.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

17.     SUBSEQUENT EVENTS (cont.)

Debt Repayments — On December 2, 2020, the Company repaid all outstanding principal and interest balances related to its second non-revolving line of credit, which amounted to $16,264. On December 4, 2020, the Company repaid all outstanding principal and interest balances related to its long-term debt with a related party, which amounted to $7,657.

Debt Refinancing — On December 4, 2020, the Company entered into the ninth amendment to its first revolving line of credit facility. This amendment provided the lenders with the right to increase the revolving commitment amount from $125,000 to $250,000. This right has not yet been exercised by the lender as of the date of these consolidated financial statements. The amendment also provided the Company with a senior secured term loan facility commitment of up to $50,000. The Company drew down the full $50,000 of this term loan on December 4, 2020. In conjunction with the amended loan and security agreement, the Company issued a warrant to purchase up to 4,988,719 Series C-1 Convertible Preferred Stock at an exercise price of $0.01 per share.

Pending Business Combination — On December 18, 2020, Katapult announced that it had entered into a definitive merger agreement with FinServ Acquisition Corp., a publicly traded special purpose acquisition company. Under the terms of the proposed transaction, FinServ will merge with Katapult at a pro forma combined enterprise value of approximately $1 billion and equity value of $962 million. Total consideration paid to Katapult’s existing shareholders will be $833 million. Cash proceeds from the transaction will fund up to $325 million of cash consideration to Katapult’s existing shareholders and $50 million of cash to Katapult’s balance sheet. The cash components of the transaction will be funded by FinServ’s cash in trust of $250 million (assuming no redemptions) as well as a $150 million private placement of common stock at $10 per share from various institutional investors. The balance of the consideration to Katapult’s equity holders will consist of equity in the Company. Existing Katapult equity holders will have the potential to receive an earnout for additional shares of equity if certain price targets are met as set forth in the definitive merger agreement. The transaction is expected to close during the first half of 2021 and remains subject to customary closing conditions.

* * * * * *

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash	$36,076	$7,507
Restricted cash	3,163	4,739
Accounts receivable, net of allowance for doubtful accounts of $2,884 and $1,855 at September 30, 2020 and December 31, 2019, respectively	1,471	924
Property held for lease, net of accumulated depreciation and impairment	65,978	34,856
Prepaid expenses and other current assets	969	635
Total current assets	107,657	48,661
Property and equipment, net	241	179
Security deposits	91	125
Capitalized software and intangible assets, net	180	49
Total assets	$108,169	$49,014
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,206	$920
Accrued liabilities	12,633	7,974
Unearned revenue	2,840	1,368
Non-revolving line of credit, related parties	15,951	15,803
Total current liabilities	32,630	26,065
Revolving line of credit	73,188	39,698
Long term debt	7,309	7,195
Total liabilities	113,127	72,958
COMMITMENTS AND CONTINGENCIES (Note 16)
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock (Series C), $.001 par value – 95,415,981 shares authorized; 68,589,913 shares issued and outstanding	49,894	49,894
STOCKHOLDERS’ DEFICIT
Common stock, $.001 par value – 120,000,000 shares authorized; 9,478,372 and 8,686,478 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	9	9
Additional paid-in capital	7,120	6,733
Accumulated deficit	(61,981)	(80,580)
Total stockholders’ deficit	(54,852)	(73,838)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$108,169	$49,014

The accompanying notes are an integral part of these condensed consolidated financial statements.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(amounts in thousands, except share and per share amounts)

	Nine Months Ended September 30,
	2020	2019
Revenue
Rental revenue	$173,652	$58,681
Other revenue	117	351
Service fees	73	447
Total revenue	173,842	59,479
Cost of revenue	116,534	46,576
Gross profit	57,308	12,903
Operating expenses:
Servicing costs	3,003	1,932
Underwriting fees	1,870	1,955
Professional and consulting fees	1,305	1,115
Technology and data analytics	4,636	3,048
Bad debt expense	9,614	6,598
General and administrative	7,767	7,963
Total operating expenses	28,195	22,611
Income (loss) from operations	29,113	(9,708)
Loss on extinguishment of debt	—	(823)
Interest expense and other fees	(10,091)	(5,771)
Income (loss) before provision for income taxes	19,022	(16,302)
Provision for income taxes	(423)	—
Net income (loss) and comprehensive income (loss)	$18,599	$(16,302)
Net income (loss) and comprehensive income (loss) available to common shareholders	$1,731	$(18,782)
Net income (loss) per share:
Basic	$0.20	$(2.18)
Diluted	$0.07	$(2.18)
Weighted average shares was used in computing net income (loss) per share:
Basic	8,723,973	8,628,605
Diluted	24,050,093	8,628,605

The accompanying notes are an integral part of these condensed consolidated financial statements.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED)

(amounts in thousands, except share and per share amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2018	24,845,110	$34,393	8,606,660	$1	$3,316	$(59,309)	$(55,992)
Beneficial conversion feature	—	—	—	—	2,480	(2,480)	—
Stock conversion	(71,343)	(67)	73,693	8	60	—	68
Stock options exercised	—	—	—	—		—	—
Stock-based compensation expense	—	—	—	—	229	—	229
Stock warrant issuance	—	—	—	—	560	—	560
Convertible note conversion	17,061,472	6,062	—	—	—	—	—
Redeemable convertible preferred stock issued	26,754,674	9,506	—	—	—	—	—
Net loss	—	—	—	—	—	(16,302)	(16,302)
Balances at September 30, 2019	68,589,913	$49,894	8,680,353	$9	$6,645	$(78,091)	$(71,437)

Balances at December 31, 2019	68,589,913	$49,894	8,686,478	$9	$6,733	$(80,580)	$(73,838)
Warrant exercise	—	—	128,601	—	1	—	1
Stock options exercised	—	—	663,293	—	112	—	112
Stock-based compensation expense	—	—	—	—	274	—	274
Net income	—	—	—	—	—	18,599	18,599
Balances at September 30, 2020	68,589,913	$49,894	9,478,372	$9	$7,120	$(61,981)	$(54,852)

The accompanying notes are an integral part of these condensed consolidated financial statements.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(amounts in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$18,599	$(16,302)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	77,696	30,445
Net book value of property buyouts	21,953	8,233
Impairment expense	12,785	6,214
Bad debt expense	9,614	6,598
Stock-based compensation	274	229
Amortization of debt issuance costs	428	631
Warrant expense	—	560
Loss on extinguishment of debt	—	823
Other	—	167
Change in operating assets and liabilities:
Accounts receivable	(10,160)	(6,352)
Purchase of property held for lease	(143,446)	(54,057)
Prepaid expenses and other current assets	(334)	118
Accounts payable	286	284
Accrued liabilities	4,657	1,806
Unearned revenues	1,472	245
Net cash used in operating activities	(6,176)	(20,358)
Cash flows from investing activities:
Purchases of property and equipment	(121)	(27)
Additions to capitalized software	(181)	—
Other assets and security deposits	34	150
Net cash flow from investing activities	(268)	123
Cash flows from financing activities:
Advances on convertible notes payable	—	2,500
Proceeds from revolving line of credit	35,335	10,965
Principal repayments of revolving line of credit	(2,011)	—
Proceeds from non-revolving line of credit, related parties	—	4,322
Proceeds from common stock issuance	112	—
Principal repayment of non-revolving line of credit from related parties	—	(2,846)
Proceeds from warrant exercise	1	—
Proceeds from redeemable convertible preferred stock issuance	—	9,339
Net cash provided by financing activities	33,437	24,280
Net increase (decrease) in cash and restricted cash	26,993	4,045
Cash and restricted cash at beginning of period	12,246	2,962
Cash and restricted cash at end of period	$39,239	$7,007

Supplemental disclosure of cash flow information:
Cash paid for interest	$9,506	$5,016
Cash paid for income taxes	$26	$82
Supplemental disclosure of non-cash investing and financing activities:
Conversion of preferred stock to common stock	$—	$67
Principal repayments on non-revolving line of credit, related parties	$—	$16,757
Convertible note conversation	$—	$6,062
Fee payable exchanged for preferred shares	$—	$167

The accompanying notes are an integral part of these condensed consolidated financial statements.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

1.       DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Katapult Holdings Inc. (“Katapult”), formerly known as Cognical Holdings, Inc., is an e-commerce focused financial technology company offering e-commerce point-of-sale (“POS”) lease-purchase options for nonprime US consumers. Katapult’s fully-digital, technology platform provides nonprime consumers with a flexible lease purchase option to enable them to obtain durable goods from Katapult’s network of e-commerce retailers. The Company’s end-to-end technology platform provides seamless integration with merchants.

The consolidated financial statements include the accounts of Katapult and its wholly owned subsidiaries (together, “the Company”), which are Katapult Group, Inc. (formerly known as Cognical, Inc.), Katapult SPV-1 LLC, Cognical SPV-3 LLC, and Cognical SPV-4 LLC. Cognical SPV-3 LLC originates all of the Company’s lease agreements with its customers and owns all of the leased property through April 2019. Katapult SPV-1 LLC originates all of the Company’s lease agreements thereafter. Cognical SPV-4 LLC has halted the origination of new leases on behalf of a third-party retailer, however the Company still services activity from existing leases under this entity.

The Company is headquartered in New York, New York. Katapult was incorporated in Delaware in 2016. Katapult Group, Inc. was incorporated in the state of Delaware in 2012, which is also when the consolidated entity was founded. Cognical SPV-3 LLC, Cognical SPV-4 LLC, and Katapult SPV-1 LLC are all Delaware limited liability companies formed in Delaware in 2016, 2017, and 2019, respectively. In February 2020, Cognical Holdings, Inc. officially changed its name to Katapult Holdings, Inc. Additionally, in February 2020, Cognical, Inc. officially changed its name to Katapult Group, Inc.

Basis of Presentation — The condensed consolidated financial statements (“consolidated financial statements”) are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim reporting. The consolidated financial statements include the accounts of Katapult Holdings, Inc. and its wholly owned subsidiaries. As permitted for interim reporting, certain footnotes or other financial information that are normally required by US GAAP may be condensed or omitted, unless otherwise required by US GAAP or SEC rules and regulations. These consolidated financial statements were prepared on the same basis as the Company’s annual consolidated financial statements. In the opinion of management, all adjustments, of a normal recurring nature, considered necessary for a fair presentation have been included in these consolidated financial statements. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any other interim period or future year. The condensed consolidated balance sheet as of December 31, 2019 was derived from the audited annual consolidated financial statements but does not include all information required by US GAAP for annual consolidated financial statements.

All intercompany balances and transactions have been eliminated in consolidation. There is no difference between net income (loss) and comprehensive income (loss) for each of the periods presented in these consolidated financial statements.

Risks and Uncertainties — The Company is subject to a number of risks including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

Impact of COVID-19 — On March 11, 2020, the World Health Organization declared the recent novel coronavirus (“COVID-19”) outbreak a pandemic. In response to the outbreak, many jurisdictions, including those in which we have locations, have implemented measures to combat the outbreak, such as travel restrictions and shelter in place orders. The outbreak originated in China and has subsequently spread to a number of other countries, including the United States. The extent to which this outbreak ultimately impacts

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

1.       DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (cont.)

our results of operations, cash flows and financial condition cannot be determined at this time and will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity and duration of this outbreak and the actions taken by governmental authorities and us to contain it or treat its impact.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary suspension of certain payment requirements for the employer portion of Social Security taxes and the creation of certain refundable employee retention credits. These provisions of the CARES Act will be applicable to the Company in fiscal year 2020 and are not expected to have a significant impact on the Company’s financial statements.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

There have been no material changes to the Company’s significant accounting policies as of and for the nine months ended September 30, 2020, as compared to the significant accounting policies described in the Company’s audited annual consolidated financial statements as of and for the year ended December 31, 2019, except as discussed below.

Capitalized Software — Starting January 1, 2020, at which the related costs became material, the Company began capitalizing certain development costs incurred in connection with its internal use software. Costs incurred in the preliminary stages of development are expensed as incurred. Capitalization of costs begins when the preliminary project stage is completed, and it is probable that the project will be completed and used for its intended function. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. Internal use software is amortized on a straight-line basis over its estimated useful life, generally three years. Capitalized software is included within the Capitalized software and intangible assets, net line item of the condensed consolidated balance sheet.

Recently Adopted Accounting Pronouncements — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended (“ASU 2014-09”). ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers in an amount that reflects the expected consideration received in exchange for those goods or services. ASU 2014-09 requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company adopted this guidance on January 1, 2020. The adoption of ASU 2014-09 did not have a material impact on the consolidated financial statements as the majority of the Company’s revenue generating activities are leasing arrangements, which are outside the scope of this guidance.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, (“ASU 2018-07”), to simplify the accounting for share-based payments to nonemployees, by aligning it with the accounting for share-based payments to employees, with certain exceptions. This guidance applies to nonemployee awards issued in exchange for goods or services used or consumed in an entity’s own operations and to awards granted by an investor to employees and nonemployees of an equity method investee for goods and services used or consumed in the investee’s operations. On January 1, 2019, the Company early adopted ASU 2018-07, which did not impact the consolidated financial statements and the related disclosures.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-Controlling Interests with a Scope Exception (“ASU 2017-11”). Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. The Company early adopted the amendments in Part I on January 1, 2018, which did not have any net impact to the condensed consolidated balance sheets. The adoption resulted in the Company revising its net income (loss) per share calculation for the nine months ended September 30, 2019 to account for a contingent beneficial conversion feature triggered in 2019 as a reduction to net income (loss) available to common shareholders, and to present this amount on the face of the condensed consolidated statements of operations and comprehensive income (loss). The adoption did not result in any impact to the net income (loss) per share calculation for the nine months ended September 30, 2020. The amendments in Part II do not require any transition guidance as they have no accounting effect.

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which eliminates, adds and modifies certain fair value measurement disclosure requirements of Accounting Standards Codification 820, Fair Value Measurement. On January 1, 2020 the Company adopted ASU 2018-13, which did not impact the consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides temporary optional expedients and exceptions to the GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. This ASU is effective for all entities beginning as of its date of effectiveness, March 12, 2020. The guidance is temporary and can be applied through December 31, 2022. This ASU did not have a material impact on our consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted — In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), as amended (“ASU 2016-02”). Under ASU 2016-02, lessees will be required to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease measured on a discounted basis, and a right-to-use asset, which is an asset that represents the lessee’s right to control the use of an identified asset for the lease term, at the commencement date for all leases with a term greater than one year. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) — Effective Dates for Certain Entities (“ASU 2020-05”), which defers the effective date of ASU 2016-02 for private entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company will defer the adoption of ASU 2016-02 pursuant to ASU 2020-05 and plans to adopt the new standard on January 1, 2022. The Company is evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The main objective of the update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by companies at each reporting date. For trade and other receivables, held to maturity debt securities and other instruments, companies will be required to use a new forward-looking “expected losses” model that generally will result in the recognition of allowances for losses earlier than under current accounting guidance. Further, the FASB issued ASU 2019-04, ASU 2019-05 and ASU 2019-11 to provide additional guidance on the credit losses standard. The standard will be adopted using the modified retrospective approach. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2022, with early adoption permitted. The Company is evaluating the potential impact of adopting ASU 2016-13 on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing certain separation models for convertible instruments. ASU 2020-06 also modifies the guidance on diluted earnings per share calculations. The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles of ASC 740, Income Taxes. The amendments also improve consistent application of and simplify GAAP for other areas of ASC 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and early adoption is permitted. Depending on the amendment, adoption may be applied on a retrospective, modified retrospective, or prospective basis. The Company is currently assessing the impact that this standard will have on its consolidated financial statements and related disclosures.

3.      PROPERTY HELD FOR LEASE, NET

Property held for lease, net consists of the following:

	September 30, 2020	December 31, 2019
Property held for lease	$179,302	$110,365
Less: accumulated depreciation	(113,324)	(75,509)
Property held for lease, net	$65,978	$34,856

Net book value of property buyouts for the nine months ended September 30, 2020 and 2019, was $21,953 and $8,233, respectively. These amounts are derecognized from the gross property held for lease balance as buyouts occur.

The impairment charges related to the property held for lease, net for the nine months ended September 30, 2020 and 2019, were $12,785 and $6,214, respectively.

Total depreciation expense related to property held for lease, net for the nine months ended September 30, 2020 and 2019, was $77,587 and $30,394, respectively.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

4.PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	September 30, 2020	December 31, 2019
Computer, office and other equipment	$372	$278
Computer software	80	80
Furniture and fixtures	64	51
Leasehold improvements	64	50
	580	459
Less: accumulated depreciation	(339)	(280)
Property and equipment, net	$241	$179

Total depreciation expense related to property and equipment, net was $59 and $47 for the nine months ended September 30, 2020 and 2019, respectively. The Company has not acquired any property and equipment under capital leases.

5.      CAPITALIZED SOFTWARE AND INTANGIBLE ASSETS, NET

Capitalized software and intangible assets, net consists of the following:

	September 30, 2020	December 31, 2019
Capitalized software	$181	$—
Branding logo	—	50
Domain name	16	29
	197	79
Less: accumulated amortization	(17)	(30)
Capitalized software and intangible assets, net	$180	$49

Total amortization expense for capitalized software and intangible assets was $50 and $4 for the nine months ended September 30, 2020 and 2019, respectively.

The following table summarizes estimated future amortization expense of capitalized software and intangible assets, net for the years ending December 31:

2020 (remaining 3 months)	$12
2021	49
2022	49
2023	20
2024	—
Thereafter	—
$130

Prior to January 1, 2020, the Company could not separate internal costs on a reliable basis between technology and data analytics expense, and expenses related to the preliminary project, application development, and post implementation stages related to software for internal use. As a result, the Company expensed such costs as incurred through the year ended December 31, 2019 within the technology and data analytics line item of the consolidated statement of operations and comprehensive income/(loss).

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

6.OTHER ACCRUED LIABILITIES

Accrued liabilities consists of the following:

	September 30, 2020	December 31, 2019
Bonus accrual	$1,125	$1,484
Due to mobile financial	1,383	1,818
Sales tax payable	3,734	1,427
Unfunded lease payable	4,056	2,462
Income taxes payable	423	—
Interest payable	179	358
Other accrued liabilities	1,733	425
Total accrued expenses	$12,633	$7,974

7.      LINES OF CREDIT

During 2016, the Company obtained a non-revolving line of credit facility with a lender holding shares of preferred stock, in which it may borrow a maximum of $100,000 subject to certain covenants and an 85% advance rate on eligible accounts receivable. At December 31, 2018 $19,603 was outstanding on this line of credit. At December 31, 2018, no additional borrowings were available. The note was secured by all assets of the Company and subsidiaries. The annual interest rate on the principal was the greater of 18% or the sum of 17% plus the greater of 1% or the three-month average LIBOR rate. This facility was also subject to certain debt covenants as set forth in the loan agreement. The outstanding line of credit including unpaid principal and interest was due in November 2018 to the lender, but was extended to May 2019, unless there was an earlier event of default such as bankruptcy, default on interest payments, or a change of control. This outstanding line of credit was repaid in May 2019.

During 2019, the Company refinanced the first revolving line of credit facility, borrowing at a maximum of $50,000 for initial commitment with lender right to increase to a maximum of $150,000 over time. This is subject to certain covenants and an 85% advance rate on eligible accounts receivable, which was increased to 90% during March 2020. At December 31, 2019, the total outstanding on this line of credit was $40,280 less issuance costs of $582, netting to a total of $39,698. At September 30, 2020, the total outstanding on this line of credit was $74,355 less issuance costs of $1,167, netting to a total of $73,188. The issuance costs are amortized over the life of the loan through interest expense. The note is secured by all assets of the Company. The annual interest rate on the principal was the one month LIBOR Rate plus 11% per annum through July 2020. Beginning in August 2020, the interest rate stepped down to one month LIBOR plus 7.5% per annum. This facility is also subject to certain debt covenants as set forth in the loan agreement. The outstanding line of credit, including unpaid principal and interest, is due in May 2023 unless there is an earlier event of default such as bankruptcy, default on interest payments, or a change of control, at which point the facility may become due earlier. On September 28, 2020, the lender exercised their right to increase the maximum commitment to a total of $125,000.

During 2017, the Company obtained a second non-revolving line of credit facility with a lender holding shares of preferred stock, in which it may borrow a maximum of $6,000, which was raised to $6,800 in 2018, subject to certain covenants and a 35% advance rate on eligible accounts receivable. In 2019, the maximum balance was raised to $16,000. At December 31, 2019, the total outstanding on this facility was $16,000 less issuance costs of $197, netting to a total of $15,803. At September 30, 2020, the total outstanding on this facility was $16,000 less issuance costs of $49, netting to a total of $15,951. The issuance costs are amortized throughout the life of the loan through interest expense. The note is secured by all assets of the Company. The annual interest rate on the principal is 25% through August 2020. Beginning in September 2020, the annual interest rate stepped down to 19%. This facility was repaid in December 2020.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

7.       LINES OF CREDIT (cont.)

This facility is also subject to certain debt covenants as set forth in the loan agreement. The outstanding line of credit including unpaid principal and interest is due December 2020. This facility may become due earlier if there is an event of default.

As of September 30, 2020 and December 31, 2019, the Company was in compliance with the covenants set forth in the above agreements.

8.      LONG TERM DEBT AND CONVERTIBLE NOTES

Long-term debt — In September 2018, the Company obtained a bridge loan from a related party lender for $5,500.

In November 2018, the Company amended this loan, which increased the principal amount by $2,000 for a total of $7,500. At December 31, 2019, the total outstanding balance on this loan was carried at $7,492, which is offset by issuance costs totaling $297, netting to a total of $7,195. As September 30, 2020, the total outstanding balance on this loan was carried at $7,495, which is offset by issuance costs totaling $186, netting to a total of $7,309.

In May 2019, the Company amended the outstanding long-term debt of $7,500 which extended the maturity date from September 13, 2019 to December 31, 2021. This loan was repaid in December 2020.

Convertible Notes — As a condition of the Company’s $5,500 bridge loan, the lender required the loan to be guaranteed by current investors in the Company. In exchange for this guarantee, the Company issued $1,650 of convertible notes, which had a pricing feature to convert at a 20% discount to the share price of the next round of equity financing. At issuance, the fair value of these convertible notes was $2,004.

In conjunction with the Company’s amendment of its $5,500 bridge loan (to increase the principal amount by $2,000), the Company issued an additional $600 of convertible notes with the same features mentioned above. At issuance, the fair value of these notes was $730.

In February and March 2019, the Company issued an additional $2,500 in convertible notes for cash consideration. These convertible notes had stock warrants attached. Additional details pertaining to the stock warrants can be found in Note 10.

All convertible notes issued in 2019 and 2018 were determined to have a share settled redemption feature. This required the bifurcation recording of a derivative liability for each convertible note issued. The percentage likelihood of share settled redemption at issuance was calculated against each note’s par value. In February 2019, a derivative liability of $375 was recorded with the issuance of the $2,000 convertible note. Similarly, in March 2019, the $500 convertible note issuance resulted in the recording of a derivative liability of $94.

In April 2019, all of the Company’s convertible notes converted to 17,061,472 shares of Preferred Stock Series C shares at a price of $0.3553 less 20%. This conversion event qualified as a non-qualified financing feature per the executed agreements. In conjunction with this event, the Company also recapitalized all preferred share classes into Series C preferred stock (See Note 12). Also, in April 2019, the Company recorded a loss on extinguishment of debt related to the conversion of these notes totaling $823.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

9.STOCK-BASED COMPENSATION

On June 5, 2014, the Company’s board of directors approved the Cognical Holdings, Inc. 2014 Stock Incentive Plan, (the “2014 Plan”), which was concurrently approved by the Company’s stockholders.

In accordance with the 2014 Plan, the directors may issue stock options to officers, employees, directors and consultants to purchase common stock. There were no stock options granted to nonemployees during 2020 and 2019. The 2014 Plan has specific vesting for each stock option grant allowing vesting of the options over one to four years depending upon grantee. At September 30, 2020 and December 31, 2019, there were 11,136,466 and 11,982,429 stock options outstanding, respectively, and 262,869 and 80,199 shares available for issuance by the Company, respectively, under the 2014 Plan.

A summary of the status of the stock options as of September 30, 2020, and changes during the nine months then ended is presented below:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance – December 31, 2019	11,982,429	$0.26	9.10	$11
Granted	—	—
Exercised	(663,293)	0.19
Forfeited	(182,670)	0.17
Balance – September 30, 2020	11,136,466	0.26	8.5	$33,618
Exercisable – September 30, 2020	5,908,047	0.29	8.2	$17,636
Unvested – September 30, 2020	5,228,419	0.22	8.7	$15,982

There were no options granted during the nine months ended September 30, 2020. The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2019 was $0.06. The total intrinsic value of options exercised during the nine months ended September 30, 2020 and 2019 was $2,058 and $0, respectively.

As of September 30, 2020, total compensation cost not yet recognized related to unvested stock options was $463, which is expected to be recognized over a period of 1.84 years.

Stock-Based Compensation Expense — Stock-based compensation expense was $274 and $229 for the nine months ended September 30, 2020 and 2019, respectively. Stock-based compensation expense is included in general and administrative expense.

Stock Options Valuation — There were no stock options granted during the nine months ended September 30, 2020. The weighted-average assumptions used to estimate the fair value of stock options granted are as follows:

	Nine Months Ended September 30,
	2020	2019
Exercise price	—	$0.17
Risk-free interest rate	—	2.24%
Expected term (in years)	—	3.00
Expected volatility	—	50.0%
Expected dividend yield	0%	0%

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

9.       STOCK-BASED COMPENSATION (cont.)

On August 26, 2020, the Company granted a total of 19,000,000 restricted shares of the Company’s common stock to certain employees (the “Award Shares”). The Award Shares vest only upon a Liquidation Event, which is defined as any liquidation, dissolution, or winding up of the Company, including a consolidation, stock exchange, or merger with another Company. The number of Award Shares that vest will depend upon the achieved liquidation price per common share. Vesting of the Award Shares is contingent upon the recipient’s continuous employment with the Company through a Liquidation Event. The Liquidation Event represents a performance condition that is not probable of occurring until it has occurred, and therefore no compensation expense has been recorded through September 30, 2020, nor have the shares been included within the related basic and diluted net income (loss) per share calculations.

10.    STOCK WARRANTS

At September 30, 2020, warrants to purchase 722,260 shares of common stock issued in 2014 had vested to a former lender and investor, respectively, and remain exercisable. Such warrants are exercisable at a price of $0.49 per share and may be exercised through June of 2024. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

At September 30, 2020, warrants to purchase 1,084,618 shares of common stock issued in 2017 to a new investor remain exercisable. Such warrants are exercisable at a price of $1.7084 per share and may be exercised through April of 2022. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

At September 30, 2020, warrants to purchase 36,417 shares of common stock that were issued in 2018 to current investors are outstanding and remain exercisable. Such warrants are exercisable at a price of $.01 per share and may be exercised through April 2023. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

At September 30, 2020, warrants to purchase 3,682,688 shares of common stock that were issued in 2019 to current investors are outstanding and remain exercisable. Of these, 2,540,347 were issued in conjunction with the second lien facility upsizing in 2019. Such warrants are exercisable at a price of $0.01 per share and may be exercised through April 2024. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

The remaining 1,241,675 warrants were issued in conjunction with the $2,500 of additional convertible notes payable issued in 2019. Due to these warrants being issued in connection with the convertible notes, a beneficial conversion feature was recognized on the issuance date of the instruments. This feature was reversed on extinguishment of the convertible notes. In accordance with ASC 470-20, a beneficial conversion feature exists if the conversion price is less than the fair value of the shares into which the instrument is convertible at the commitment date. In February and March 2019, when the $2,500 of additional convertible notes were issued, the preferred stock price at fair value was $1.7084. This was greater than the conversion prices of $1.6051 and $1.6068 for the February and March issuances, respectively. This difference multiplied by the number of shares issued was calculated at $151 and recorded as additional paid in capital. Both groups of warrants may be exercised through May 2024. The warrants do not convey any voting privileges or claims on dividends declared until they are exercised into common stock by the holder.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

10.    STOCK WARRANTS (cont.)

The following is a schedule of changes in outstanding warrants as of September 30, 2020:

Number of Warrants
Outstanding at December 31, 2019	5,654,584
Warrants issued	—
Warrants exercised	(128,601)
Outstanding at September 30, 2020	5,525,983

11.    INCOME TAXES

For the nine months ending September 30, 2020 and 2019, the Company recorded income tax provisions of $423 and $0, respectively. The provision for the nine months ended September 30, 2020 relates predominately to state income taxes due to the Company’s expected profitability for the year. The Company’s effective tax rate for both nine-month periods is different than the statutory rate primarily due to changes in the Company’s valuation allowance.

As of December 31, 2019, the Company had U.S. federal net operating loss carryforward of $58.3 million that expire at various dates from 2032 through 2037 and includes $22.6 million that have an unlimited carryforward period. As of December 31, 2019, the Company has U.S. state and local net operating loss carryforwards of $44.8 million that expire at various dates from 2020 through 2039 and includes $5.3 million that have an unlimited carryforward period.

In evaluating its ability to realize its net deferred tax assets, the Company considered all available positive and negative evidence, such as past operating results, forecasted earnings, prudent and feasible tax planning strategies, and the future realization of the tax benefits of existing temporary differences. The Company determined that it is more likely than not that its net deferred tax assets will not be realized due to strong negative evidence of being in a historical cumulative loss position outweighing the potential future forecasted earnings. As a result, the Company continues to maintain a full valuation allowance as of September 30, 2020. Should the Company’s profitability continue, it is reasonably possible that some or all of its valuation allowance could be released within the next 12 months.

12.    REDEEMABLE CONVERTIBLE PREFERRED STOCK

During 2019, the Company converted all outstanding Series A, Series A-1, Series A-2, Series B, Series B-1, and Series B-2 shares to Series C shares by issuing on a 1:1 ratio 24,773,767 Series C Preferred Shares. Additionally, the Company issued 17,061,472 Series C Preferred Shares valued at $6,062 to execute the conversion feature of the outstanding convertible notes. Lastly, the company raised additional equity of $9,506 by issuing 26,754,674 of Series C Preferred Shares.

Upon issuance of the Series C Preferred Shares, the Company determined that the down round financing triggered a contingent beneficial conversion feature for certain previously issued share classes. In accordance with ASC 470, the Company recorded the beneficial conversion feature as an increase to additional paid-in-capital. Given that the preferred shares were readily convertible at the discretion of the investors, the Company immediately amortized the beneficial conversion feature through accumulated deficit.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

12.    REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

Redeemable convertible preferred stock as of September 30, 2020 and December 31, 2019, consisted of the following:

	Preferred Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Liquidation Preference	Carrying Value
Series C	95,415,981	68,589,913	$0.753892	$51,709	$49,894

The holders of redeemable convertible preferred stock have various rights and preferences as follows:

Voting — Each share of preferred stock entitled the holder to the number of votes equal to the number of whole shares of common stock into which each share is convertible at the time of the vote.

The holders of record of the Series C Preferred Shares, voting as a separate class, shall be entitled to elect three (3) members of the Company’s board of directors. The holders of record of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Company’s board of directors.

Dividends — The holders of Series C Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, as and if declared by the Board of Directors, but only out of funds that are legally available therefore, non-cumulative cash dividends at the rate of 8% of the original issue price of each outstanding share of Series C Preferred Stock.

Liquidation Preference — In the event of any liquidation, dissolution, or winding-up of the Company, the holders of Series C preferred stock shall be entitled to receive, ratably, prior and in preference to any distribution of the assets or funds of the Company to the holders of common stock, an amount equal to the original issuance price per share plus any accrued and unpaid dividends. If the Company has insufficient assets to permit payment of the Liquidation Preference in full to the holders of the Series C preferred stock, then the assets of the Company shall be distributed ratably to the Series C preferred stockholders in proportion to the Liquidation Preference that such holders would otherwise be entitled to receive.

After payment of the Liquidation Preference to the holders of Series C preferred stock, the remaining assets of the Company shall be distributed ratably to the holders of common stock.

Redemption — The Series C shares of redeemable convertible preferred stock do not contain any mandatory redemption provisions. In accordance with ASC Topic 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities, preferred stock issued with redemption provisions that are outside of the control of the Company or that contain certain redemption rights in a deemed liquidation event is required to be classified as temporary equity in the mezzanine section of the balance sheets. The Series C shares of redeemable convertible preferred stock are redeemable upon the occurrence of a deemed liquidation event, which is outside of the control of the Company. Therefore, these shares are classified as temporary equity.

Conversion — Each share of convertible redeemable preferred stock is convertible at the option of the holder, at any time after the date of issuance of each share, into shares of common stock as is determined by dividing the original purchase price of preferred stock by the conversion price in effect at the time of conversion. As of September 30, 2020, the 68,589,913 shares of Series C preferred stock were convertible into 69,389,533 shares of Common stock.

Each share of redeemable convertible preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate of such shares upon the earlier of (i) the affirmative election of the holders of a majority of the outstanding shares of Series C preferred stock, voting together as a single class on an as-if converted basis; or (ii) upon the closing of a firmly committed underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

12.    REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

sale of common stock for the account of the Company in which the price per share is at least three times the original issue price of the Series B-1 preferred shares, and the gross cash proceeds to the Company before any underwriting discounts, commissions, fees and expense are at least $40,000. Upon such automatic conversion, any declared but unpaid dividends shall be paid.

13.    COMMON STOCK

At September 30, 2020 and December 31, 2019, the Company had common stock outstanding of 9,478,372 shares and 8,686,478 shares, respectively. At September 30, 2020 and December 31, 2019, the Company is authorized to issue a total of 120,000,000 shares of common stock.

The Company had reserved shares of common stock for issuance in connection with the following:

	September 30, 2020	December 31, 2019
Conversion of outstanding shares of Series C Preferred Stock	69,389,530	69,389,533
Stock options outstanding under the Stock Incentive Plan	11,136,466	11,982,429
Warrants outstanding	5,525,983	5,654,584
Shares available for future grant under the Stock Incentive Plan	262,869	80,199
Total Outstanding	86,314,848	87,106,745

14.    NET INCOME (LOSS) PER SHARE

The following table sets forth the computation of net income (loss) per common share:

	Nine months ended September 30,
	2020	2019
Net income (loss) per share
Numerator
Net Income (loss)	18,599	(16,302)
Income Allocated to Preferred Shareholders	(16,868)
Beneficial Conversion Feature	—	(2,480)
Numerator for basic and diluted net income (loss) per share	1,731	(18,782)

Denominator
Denominator for basic net income (loss) per weighted average common shares	8,723,973	8,628,605
Effect of dilutive securities
Warrants	4,813,062	—
Stock options	10,513,058	—
Denominator for diluted net income (loss) per weighted average common shares	24,050,093	8,628,605

Net income (loss) per common share
Basic	$0.20	$(2.18)
Diluted	$0.07	$(2.18)

Basic weighted average common stock outstanding	8,723,973	8,628,605
Basic weighted average common stock and common stock equivalents (preferred shares)	78,113,506	78,018,138
Percentage allocated to common stockholders	9.3%	100.0%

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

14.    NET INCOME (LOSS) PER SHARE (cont.)

The Company’s Series C Preferred Shares are participating securities, which requires the application of the two-class method to calculate basic and diluted net income (loss) per share. Under the two-class method, undistributed earnings are allocated to common stock and participating securities according to their respective participating rights in undistributed earnings as if all earnings for the period had been distributed. Basic net income (loss) per common share is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. Net income (loss) attributable to common stockholders is reduced by an 8% dividend per annum that preferred stockholders would receive prior to any dividend distributions to common shareholders. Preferred shareholders would also receive dividends on a 1:1 basis with common stockholders after their 8% per annum dividend was received. No allocation of undistributed earnings to participating securities was performed for periods with net losses as such securities do not have a contractual obligation to share in the losses of the Company.

The Company excluded the securities within the table below from the diluted net income (loss) per share calculation as their effect would have been anti-dilutive for the nine months ended September 30, 2020 and September 30, 2019.

	Nine months ended September 30,
	2020	2019
Redeemable convertible preferred stock (as converted to common shares)	69,389,533	69,389,533
Options to purchase common stock	—	11,847,439
Warrants to purchase common stock	—	5,654,584
	69,389,533	86,891,556

15.    COMMITMENTS AND CONTINGENCIES

Leases — The Company leases office space in Plano, TX and New York, NY under operating leases with a non-cancelable lease terms which end September 2023. These amounts are included in general and administrative expenses. The following is a schedule of future minimum lease payments required under the non-cancelable leases:

Years Ending December 31,
2020 (remaining 3 months)	$122
2021	497
2022	511
2023	407
2024	334
Thereafter	170
Total future minimum lease payments	$2,041

Additionally, the Company had a workplace sharing agreement with WeWork. This agreement ended in May 2020.

Rent expense for operating leases for the nine months ended September 30, 2020 and 2019 were $575 and $631, respectively.

Litigation risk — From time to time, the Company may become involved in various legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate liability, if any, from these actions will not have a material effect on its financial condition or results of operations. The Company is not currently aware of any indemnification or other claims and has not accrued any liabilities related to such obligations in the consolidated financial statements as of September 30, 2020 and December 31, 2019.

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

16.    RELATED-PARTY TRANSACTIONS

Certain debt facilities of the Company are with related parties that are more fully described in Notes 7 and 8 above. Total interest paid to related parties was $3,690 and $2,211 for the nine months ended September 30, 2020 and 2019, respectively. Total interest accrued was $158 and $270 at September 30, 2020 and December 31, 2019, respectively.

17.    FAIR VALUE MEASUREMENTS

Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 — Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3 — Inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The Company’s financial instruments consist of accounts receivable, accounts payable and accrued expenses and are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The consolidated financial statements also include fair value level 3 measurements of additional paid-in capital for stock warrants. Refer to Note 10 for further discussion of stock warrants.

	September 30, 2020			December 31, 2019
	Principal amount	Carrying amount	Fair value	Principal amount	Carrying amount	Fair value
Non-revolving line of credit, related parties	16,000	15,951	18,266	16,000	15,803	18,267
Revolving line of credit	74,355	73,188	76,269	40,280	39,698	37,321
Long term debt	7,500	7,309	8,440	7,500	7,195	8,832
	97,855	96,448	105,975	63,780	62,696	64,420

KATAPULT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share and per share amounts)

17.    FAIR VALUE MEASUREMENTS (cont.)

The estimated fair value of the Company’s non-revolving line of credit, revolving line of credit, and long term debt were as follows:

The estimated fair values of the Company’s non-revolving line of credit, revolving line of credit, and long term debt were determined using Level 2 inputs based on an estimated credit rating for the Company and the trading value of debt for similar debt instruments with similar credit ratings.

18.    SUBSEQUENT EVENTS

The Company evaluated subsequent events from September 30, 2020, the date of these consolidated financial statements, through January 29, 2021, which represents the date the consolidated financial statements were issued, for events requiring adjustment to or disclosure in these consolidated financial statements. Except as discussed below, there are no events that require adjustment to or disclosure in these consolidated financial statements.

Debt Repayments — On December 2, 2020, the Company repaid all outstanding principal and interest balances related to its second non-revolving line of credit, which amounted to $16,264. On December 4, 2020, the Company repaid all outstanding principal and interest balances related to its long-term debt with a related party, which amounted to $7,657.

Debt Refinancing — On December 4, 2020, the Company entered into the ninth amendment to its first revolving line of credit facility. This amendment provided the lenders with the right to increase the revolving commitment amount from $125,000 to $250,000. This right has not yet been exercised by the lender as of the date of these consolidated financial statements. The amendment also provided the Company with a senior secured term loan facility commitment of up to $50,000. The Company drew down the full $50,000 of this term loan on December 4, 2020. In conjunction with the amended loan and security agreement, the Company issued a warrant to purchase up to 4,988,719 Series C-1 Convertible Preferred Stock at an exercise price of $0.01 per share.

Pending Business Combination — On December 18, 2020, Katapult announced that it had entered into a definitive merger agreement with FinServ Acquisition Corp., a publicly traded special purpose acquisition company. Under the terms of the proposed transaction, FinServ will merge with Katapult at a pro forma combined enterprise value of approximately $1 billion and equity value of $962 million. Total consideration paid to Katapult’s existing shareholders will be $833 million. Cash proceeds from the transaction will fund up to $325 million of cash consideration to Katapult’s existing shareholders and $50 million of cash to Katapult’s balance sheet. The cash components of the transaction will be funded by FinServ’s cash in trust of $250 million (assuming no redemptions) as well as a $150 million private placement of common stock at $10 per share from various institutional investors. The balance of the consideration to Katapult’s equity holders will consist of equity in FinServ, which will be renamed “Katapult Holdings, Inc.” in connection with the merger. Existing Katapult equity holders will have the potential to receive an earnout for additional shares of equity if certain price targets are met as set forth in the definitive merger agreement. The transaction is expected to close during the first half of 2021 and remains subject to customary closing conditions.

* * * * * *

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FINSERV ACQUISITION CORP.,

KEYS MERGER SUB 1, INC.,

KEYS MERGER SUB 2, LLC,

KATAPULT HOLDINGS, INC.

AND,

IN HIS CAPACITY AS THE HOLDER REPRESENTATIVE,

Orlando Zayas

DATED AS OF DECEMBER 18, 2020

Annex A-i

Annex A-ii

EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit B	Form of Sponsor Agreement
Exhibit C	Form of Conversion Written Consent
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Acquiror Charter
Exhibit F	Form of Acquiror Bylaws
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Certificate of Initial Merger
Exhibit I	Form of Certificate of Subsequent Merger

Annex A	Supporting Company Shareholders

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 18, 2020, is made by and among FinServ Acquisition Corp., a Delaware corporation (“Acquiror”), Keys Merger Sub 1, Inc., a Delaware corporation, a wholly-owned Subsidiary of Acquiror (“Merger Sub 1”), Keys Merger Sub 1, LLC, a Delaware limited liability, a wholly-owned Subsidiary of Acquiror (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), Katapult Holdings, Inc., a Delaware corporation (the “Company”), and Orlando Zayas, in his capacity as the representative of all Pre-Closing Holders (the “Holder Representative”). Acquiror, Merger Sub 1, Merger Sub 2, the Company and the Holder Representative shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, (a) Acquiror is a blank check company incorporated as a Delaware corporation on August 9, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses and (b) each of Merger Sub 1 and Merger Sub 2 are, as of the date of this Agreement, wholly-owned Subsidiaries of Acquiror that were formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, subject to the terms and conditions of this Agreement, and in accordance with Section 251 of the Delaware General Corporation Law, as amended (the “DGCL”), at the Closing (a) Merger Sub 1 shall be merged with and into the Company (such merger, the “Initial Merger”), with the Company as the surviving corporation of the Initial Merger (the “Initial Surviving Corporation”) and (b) immediately following the Initial Merger, the Initial Surviving Corporation shall be merged with and into Merger Sub 2 (such merger, the “Subsequent Merger” and together with the Initial Merger, the “Mergers”) in accordance with Section 264 of the DGCL and Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “DE LLCA”) with Merger Sub 2 as the surviving company in the Subsequent Merger, and a wholly-owned subsidiary of Acquiror (the “Final Surviving Company”);

WHEREAS, promptly after the execution of this Agreement, in accordance with Section 5.16(a), certain shareholders of the Company listed on Annex A attached hereto (collectively, the “Supporting Company Shareholders”) will enter into a voting and support agreement, substantially in the form attached hereto as Exhibit A (collectively, the “Support Agreements”), pursuant to, and subject to the terms therein, each Supporting Company Shareholder will agree, among other things, to (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers), and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing and (c) approve the appointment of Orlando Zayas as the Holder Representative;

WHEREAS, the board of directors of Acquiror has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, acceptance of the transactions contemplated by this Agreement (including the Mergers) and the Ancillary Documents and the approval of this Agreement and the Ancillary Documents by the holders of Acquiror Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub 1 and board of managers of Merger Sub 2 have (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers), and (b) recommended, among other things, the approval of this Agreement and the Ancillary Documents and acceptance of the transactions contemplated hereby and thereby (including the Merger) by Acquiror, in its capacity as the sole stockholder of Merger Sub 1 and sole member of Merger Sub 2;

WHEREAS, the board of directors of the Company has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, the approval of this Agreement and the Ancillary Documents and acceptance of the transactions contemplated hereby and thereby (including the Mergers) by the holders of Company Shares entitled to vote thereon;

WHEREAS, as of the date of this Agreement, Sponsor owns 6,250,000 Acquiror Class B Shares and 332,500 Placement Warrants;

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WHEREAS, concurrently with the execution of this Agreement, Acquiror, Sponsor, the Company and certain other Persons have entered into the sponsor agreement in the form attached hereto as Exhibit B (the “Sponsor Agreement”);

WHEREAS, concurrently with the execution of this Agreement, Acquiror is entering into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to the PIPE Investors, an aggregate number of Acquiror Class A Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price of $150,000,000 on the Closing Date, on the terms and subject to the conditions set forth therein (such aggregate purchase price, the “PIPE Financing Amount”, and such equity financing hereinafter referred to as the “PIPE Financing”);

WHEREAS, in connection with Acquiror’s, Merger Sub 1’s and Merger Sub 2’s entry into this Agreement, certain Pre-Closing Holders who, collectively, hold at least a majority of the Company Preferred Shares then outstanding have executed and delivered to the Company an irrevocable written consent in the form set forth on Exhibit C (the “Conversion Written Consent”) in order to effect a conversion of all Company Preferred Shares to Company Common Shares in accordance with Section 5(m)(i)(A) of the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Company Preferred Conversion”);

WHEREAS, at the Closing, Acquiror, Sponsor, and certain Pre-Closing Holders shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”);

WHEREAS, in connection with the transactions contemplated by this Agreement, Acquiror shall file a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of Acquiror (the “Registration Statement / Proxy Statement”);

WHEREAS, at the Second Effective Time, Acquiror shall (a) subject to obtaining the approval from the Acquiror’s stockholders to the Transactions Proposals, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit E attached hereto (the “Acquiror Charter”) and (b) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit F attached hereto (the “Acquiror Bylaws”); and

WHEREAS, each of the Parties intends for U.S. federal income Tax purposes that (a) the Mergers, taken together, qualify as an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”) and (b) the Integrated Transaction qualify as a “reorganization” within the meaning of Section 368(a) of the Code, in the case of each of clauses (a) and (b) (together, the “Intended Tax Treatment”), solely to the extent the Mergers so qualify as a “reorganization” under Section 368(a) of the Code under applicable U.S. federal income Tax Law and except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“$12 Earn Out Shares” has the meaning set forth in Section 2.6(a)(i).

“$14 Earn Out Shares” has the meaning set forth in Section 2.6(a)(ii).

“280G Approval” has the meaning set forth in Section 5.20.

“Acquiror” has the meaning set forth in the introductory paragraph to this Agreement.

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“Acquiror Advised Parties” has the meaning set forth in Section 8.20(b).

“Acquiror Board” has the meaning set forth in Section 5.18(a).

“Acquiror Bylaws” has the meaning set forth in the recitals hereto.

“Acquiror Charter” has the meaning set forth in the recitals hereto.

“Acquiror Class A Shares” means, at all times prior to the Second Effective Time, Acquiror’s Class A common stock, par value $0.0001 per share.

“Acquiror Class B Shares” means, at all times prior to the Second Effective Time, Acquiror’s Class B common stock, par value $0.0001 per share.

“Acquiror Common Shares” means, at or at all times immediately following the Second Effective Time, the shares of common stock of Acquiror.

“Acquiror Confidential Information” has the meaning set forth in Section 5.4(c).

“Acquiror Deal Communications” has the meaning set forth in Section 8.20(d).

“Acquiror Expenses” means, without duplication, the aggregate amount payable by Acquiror that is unpaid as of any time of determination, for (a) out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation or execution of the letter of intent between Acquiror and the Company and this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the fees and expenses of outside legal counsel, accountants, advisors, investment bankers, brokers, consultants or other agents), and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Acquiror pursuant to this Agreement or any Ancillary Document, in each case as of such determination time; provided, that in no event shall the Acquiror Expenses exceed $25,000,000.

“Acquiror Financial Statements” means all of the financial statements of Acquiror included in the Acquiror SEC Reports.

“Acquiror Fundamental Representations” means the representations and warranties set forth in Section 4.1, (Organization and Qualification), Section 4.2 (Authority), Section 4.3 (No Violations), Section 4.4 (Brokers) and Section 4.6 (Capitalization of the Acquiror Parties).

“Acquiror Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets or results of operations of the Acquiror Parties, taken as a whole, or (b) the ability of any Acquiror Party to timely perform any of its or their respective covenants or obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect, development or occurrence from or related to (i) conditions affecting the United States or the global economy generally or any material worsening of such conditions, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack or any material worsening of such conditions, (iii) changes in conditions of the financial, banking or securities markets generally or any material worsening of such conditions (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security, commodity, contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement), (iv) changes in any applicable Laws or GAAP (or authoritative interpretation of GAAP), (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which Acquiror operates, (vi) the public announcement or pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates

Annex A-3

to such representations and warranties), (vii) the taking of any action expressly required to be taken by the terms and conditions of this Agreement by the Acquiror; (viii) any failure, in and of itself, by the Acquiror Parties to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii)), or (ix) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, acts of God, epidemics, disease outbreaks, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergencies, widespread occurrences of infectious diseases or other comparable events; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (ix) may be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect, development or occurrence has a disproportionate effect on Acquiror, relative to other “SPACs” operating in the industries or markets in which the Acquiror operates.

“Acquiror Option” has the meaning set forth in Section 2.2(b)(i).

“Acquiror Parties” means Acquiror, Merger Sub 1, and Merger Sub 2.

“Acquiror Preferred Shares” means Acquiror’s preferred stock, par value $0.001 per share.

“Acquiror Schedules” means the disclosure schedules to this Agreement delivered to the Company by Acquiror as of the date of this Agreement.

“Acquiror SEC Reports” has the meaning set forth in Section 4.7.

“Acquiror Shareholder Approval” means the approval of each Transaction Proposal, at the Acquiror Shareholders Meeting where a quorum is present, by the affirmative vote of holders of the requisite number of votes cast by the Pre-Closing Acquiror Holders, in accordance with the Acquiror Governing Documents and applicable Law.

“Acquiror Shareholder Redemption” means the right of the holders of Acquiror Class A Shares to redeem all or a portion of their Acquiror Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of Acquiror.

“Acquiror Shareholders Meeting” has the meaning set forth in Section 5.10.

“Acquiror Shares” means, collectively, the Acquiror Class A Shares, the Acquiror Class B Shares and the Acquiror Preferred Shares.

“Acquiror Warrants” means each warrant to purchase one Acquiror Class A Share at a price of $11.50 per share, subject to adjustment, as described in the Acquiror SEC Reports.

“Acquisition Proposal” has the meaning set forth in Section 5.8(a).

“Additional Acquiror SEC Reports” has the meaning set forth in Section 4.7.

“Additional Independent Director” has the meaning set forth in Section 5.18(g).

“Adjusted Cash Amount” means Base Cash Consideration minus Balance Sheet Cash Amount.

“Adjusted Transaction Value” means the difference of (a) the Transaction Value, minus (b) the Aggregate Option Rollover Value.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

Annex A-4

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code or any affiliated, combined, consolidated, aggregate, unitary or other group defined under state, local or non-U.S. Law relating to Tax).

“Aggregate Option Rollover Value” means, an amount (expressed in dollar figures), equal to the sum of the Option Rollover Value for all Company Options.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.2(g).

“Alternative PIPE Financing” has the meaning set forth in Section 5.7(b).

“Alternative Subscription Agreement” has the meaning set forth in Section 5.7(b).

“Alternative Transaction Structure” has the meaning set forth in Section 5.6(a)(iv).

“Ancillary Documents” means this Agreement, the Subscription Agreements, the Registration Rights Agreement, the Sponsor Agreement, each Support Agreement, the Conversion Written Consent, the Acquiror Charter, the Acquiror Bylaws, each Letter of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Audited Financials” has the meaning set forth in Section 3.4(a)(i).

“Available Distributable Cash” means an amount equal to the sum of (a) the cash proceeds to be received by Acquiror at Closing from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the Acquiror Shareholder Redemption) and (b) the cash proceeds to be received by Acquiror at Closing in respect of the PIPE Financing or any Alternative PIPE Financing or any other additional third party financing pursuant to Section 5.7(b).

“Balance Sheet Cash Amount” means $50,000,000.

“Base Cash Consideration” means Available Distributable Cash minus Acquiror Expenses.

“Blumberg” means Blumberg Capital III, L.P..

“Blumberg Director” has the meaning set forth in Section 5.18(e).

“Business” means the business of, directly or indirectly, providing lease purchase transactions, and all other businesses conducted currently by any Group Company.

“Business Combination Proposal” has the meaning set forth in Section 5.10.

“Business Data” means all business information and all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company IT Systems.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Business Intellectual Property” has the meaning set forth in Section 3.15(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

Annex A-5

“Cash Consideration” has the meaning set forth in Section 2.2(c).

“CBA” has the meaning set forth in Section 3.16(e).

“CEO Director” has the meaning set forth in Section 5.18(f).

“Certificates” has the meaning set forth in Section 2.3(b).

“Certificates of Merger” has the meaning set forth in Section 2.1(c).

“Certificate of Initial Merger” has the meaning set forth in Section 2.1(a).

“Certificate of Subsequent Merger” has the meaning set forth in Section 2.1(a).

“Change of Control Payments” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing in respect of, any Pre-Closing Holder Related Party Transactions (in the case of each of clauses (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Documents).

“Change of Control Price” means the price per share for one Acquiror Common Share in a Change of Control Transaction, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like and assuming the maximum of such amounts will be paid. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (a) with respect to any securities: (i) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq system as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the Nasdaq system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive Business Days prior to such day or (ii) if at any time the securities are not listed on any securities exchange or quoted in the Nasdaq system or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Sponsor and the Holder Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale) and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Sponsor and the Holder Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

“Change of Control Transaction” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of Acquiror or (ii) a sale or disposition of all or substantially all of the assets of Acquiror and its Subsidiaries on a consolidated basis, in each case, other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Acquiror (or any successor to Acquiror) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the Equity Securities of Acquiror immediately prior to such transaction (or series of related transactions).

“Closing” has the meaning set forth in Section 2.1(c).

Annex A-6

“Closing Cash” means, as of the Measurement Time, the consolidated cash balances and cash equivalents of the Company and its Subsidiaries, determined in accordance with GAAP, which amount shall be (a) reduced by bank overdrafts and outstanding uncleared checks, drafts and wire transfers made by the Company or any Subsidiary to any Person other than the Company or any wholly-owned Subsidiary, (b) reduced by Restricted Cash, (c) increased by checks and drafts for the benefit of the Company or any wholly-owned Subsidiary which have been received by the Company or any wholly-owned Subsidiary but not yet cleared, in each case, as of the Measurement Time, and (d) increased by prepaid Company Expenses.

“Closing Date” has the meaning set forth in Section 2.1(c).

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Indebtedness” means the amount of Indebtedness of the Group Companies existing as of the Measurement Time.

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Closing Price” means, on any day of determination, the closing price on Nasdaq for an Acquiror Common Share.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Advised Parties” has the meaning set forth in Section 8.20(b).

“Company Common Shares” means shares of common stock, par value of $0.001 per share, of the Company.

“Company D&O Tail Policy” has the meaning set forth in Section 5.5(c).

“Company Deal Communications” has the meaning set forth in Section 8.20(c).

“Company Directors” has the meaning set forth in Section 5.18(c).

“Company Equity Plan” means Katapult Holdings, Inc. 2014 Stock Incentive Plan.

“Company Expenses” means, without duplication, the aggregate amount paid by any Group Company for (a) out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation or execution of the letter of intent between Acquiror and the Company and this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the fees and expenses of outside legal counsel, accountants, advisors, investment bankers, brokers, consultants or other agents), (b) the cost of the Company D&O Tail Policy to be obtained pursuant to Section 5.5, (c) the filing fee to be paid pursuant to the HSR Act, (d) the filing fee to be paid for the Registration Statement / Proxy Statement, and (e) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company, or the Pre-Closing Holders pursuant to this Agreement or any Ancillary Document, in each case as of such determination time.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a), Section 3.1(b) (Organization and Qualification), Section 3.2(a) through (f) (Capitalization of the Company), Section 3.3 (Authority), Section 3.5(i) and (iii) (No Violations), Section 3.19 (Brokers) and Section 3.21 (Transactions with Affiliates).

“Company IT Systems” means all computer systems, Software (including Company Products) and hardware, communication systems, servers, and all other information technology or network equipment and related items of automated, computerized or Software systems, and related documentation, in each case, relied on, owned, licensed or leased by a Group Company.

“Company Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business,

Annex A-7

assets, or results of operations of the Group Companies, taken as a whole, or (b) the ability of any Group Company to timely perform any of its or their respective covenants or obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect, development or occurrence from or related to (i) conditions affecting the United States or the global economy generally or any material worsening of such conditions, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack or any material worsening of such conditions, (iii) changes in conditions of the financial, banking or securities markets generally or any material worsening of such conditions (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security, commodity, contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement), (iv) changes in any applicable Laws or GAAP (or authoritative interpretation of GAAP), (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement or pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) the taking of any action expressly required to be taken by the terms and conditions of this Agreement by the Company (other than as set forth in Section 5.1(a)); (viii) any failure, in and of itself, by the Group Companies to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii)), or (ix) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, acts of God, epidemics, disease outbreaks, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergencies, widespread occurrences of infectious diseases or other comparable events; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect, development or occurrence has a disproportionate effect on the Group Companies, taken as a whole, relative to other participants operating in the industry in which the Group Companies operate.

“Company Option” means any option to purchase Company Common Shares granted pursuant to a Company Equity Plan.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Group Company.

“Company Preferred Conversion” has the meaning set forth in the recitals.

“Company Preferred Shares” means, collectively, shares of preferred stock, par value $0.001 per share, of the Company designated as “Series C-1 Preferred Stock”, “Series C Preferred Stock”, “Series C/A Preferred Stock”, “Series C/A-1 Preferred Stock”, “Series C/A-2 Preferred Stock” and “Series C/B Preferred Stock” pursuant to the Fourth Amended and Restated Certificate of Incorporation of the Company.

“Company Products” means all Software and other products, excluding any of the foregoing currently in development from which any of the Group Companies are currently deriving revenue from the sale, license, maintenance or other provision thereof.

“Company Registered Intellectual Property” means all of the following owned by, or filed by or in the name of, any Group Company: issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered copyrights, and pending applications for registration of copyrights.

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“Company Restricted Shares” means the restricted shares of Company Common Shares granted pursuant to a Company Equity Plan and under those certain Restricted Stock Grant Agreements by and between the Company and certain Grantees (as defined therein).

“Company Schedules” means the disclosure schedules to this Agreement delivered to Acquiror by the Company as of the date of this Agreement.

“Company Shareholder Agreements” means each of Contracts set forth on Section 5.12 of the Company Schedules.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 24, 2020, by and between Acquiror and the Company.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, clearance or approval to be obtained from, filed with, or delivered to, a Governmental Entity or other Person.

“Constituent Corporations” has the meaning set forth in Section 2.1(a).

“Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment, understanding or arrangement, whether written or oral, that is legally binding upon a Person or any of his, her, or its properties or assets.

“Conversion Written Consent” has the meaning set forth in the recitals to this Agreement.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition).

“COVID-19 Changes” has the meaning set forth in Section 5.1(a).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity (other than in respect of Taxes) in connection with or in response to COVID-19.

“CURO” means CURO Group Holdings Corp., a Delaware corporation.

“CURO Directors” has the meaning set forth in Section 5.18(c).

“CURO Renomination Right” has the meaning set forth in Section 5.18(c).

“Customer Accounts” has the meaning set forth in Section 3.8.

“D&O Persons” has the meaning set forth in Section 5.5(a).

“Data” means data, databases, data repositories, data lakes and collections of data.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Personal Data or otherwise relating to privacy, security, or data breach notification requirements and applicable to any Group Company, to the conduct of the Business, the Company Products, or to any of the Company IT Systems or any Business Data: (i) the Group Companies’ own rules, policies, and procedures; (ii) all applicable Laws (including, as applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679) and the California Consumer Privacy Act (2020)); (iii) industry standards applicable to the industry in which the Business operates (including the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) contracts into which any Group Company has entered or by which they are otherwise bound.

“DE LLC” has the meaning set forth in the recitals to this Agreement.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.2(h).

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“Dissenting Stockholder” has the meaning set forth in Section 2.2(h).

“Earn Out Period” means the date that is six years following the Closing Date.

“Earn Out Shares” has the meaning set forth in Section 2.6(a).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each pension, retirement, profit-sharing, savings, health, welfare, bonus, incentive, commission, stock option, equity or equity-based, deferred compensation, severance, retention, accident, disability, employment, change of control, stock purchase, restricted stock, separation, consulting, vacation paid time off, fringe benefit and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, is required to contribute to or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Employee Earn Out Recipient” has the meaning set forth in Section 2.2(b)(i).

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Right” has the meaning set forth in Section 3.2(b).

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Acquiror and the Company.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder.

“Final Surviving Company” has the meaning set forth in the recitals of this Agreement.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“First Lien Credit Agreement” means that certain Loan and Security Agreement, dated as of May 14, 2019, as amended by that certain First Amendment to Loan and Security Agreement, dated as of June 14, 2019, as amended by that certain Second Amendment to Loan and Security Agreement, dated as of November 8, 2019, as amended by that certain Third Amendment to Loan and Security Agreement, dated as of November 20, 2019, as amended by that certain Fourth Amendment to Loan and Security Agreement, dated as of December 16, 2019, as amended by that certain Fifth Amendment to Loan and Security Agreement, dated as of April 3, 2020, as amended by that certain Sixth Amendment to Loan and Security Agreement, dated as of April 29, 2020, as amended by that certain Seventh Amendment to Loan and Security Agreement, dated as of May 6, 2020, as amended by that certain Eighth Amendment to Loan and Security Agreement, dated as of September 28, 2020, and as further amended by that certain Ninth Amendment and Joinder Agreement, dated as of December 4, 2020, by and among Katapult SPV-1 LLC, as borrower, Katapult Group, Inc., the Company, Midtown Madison Management LLC, as agent, and the lenders from time to time party thereto.

“Former Employee Earn Out Recipient” has the meaning set forth in Section 2.6(b).

“Fraud” means common law fraud.

“GAAP” means generally accepted accounting principles in the United States of America.

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“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) transnational, federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private) or commission.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Group Company” means, individually, any of the Group Companies.

“Group Company Permits” has the meaning set forth in Section 3.6.

“Hazardous Substance” means any substance, material, or waste which is regulated by, or may give rise to Liability or standards of conduct pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, mold, radon, noise, odor, or radiation.

“Holder Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, all outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under, or in respect of, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations (contingent or otherwise) for the deferred purchase price of property, assets or a business, including “earn-outs”, “seller notes”, contingent or deferred consideration or purchase price adjustments (but, excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) indebtedness evidenced by letters of credit, assurances against loss, bankers’ acceptances or surety bonds (in each case, only to the extent drawn or cash collateralized prior to the Closing Date), (f) with respect to the Group Companies, any and all liabilities for amounts that any Group Company has deferred pursuant to the CARES Act, (g) with respect to Group Companies, the items identified in Section 3.2(h) (Identified Indebtedness) of the Company Schedules and (h) any of the obligations of any other Person of the type referred to in clauses (a) through (g) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, and with respect to clauses (a) through (h), including all accrued and unpaid interest, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof) arising under or in respect of such Indebtedness. Notwithstanding anything to the contrary contained herein, “Indebtedness” shall not include any “Indebtedness” arising under, or in respect of, the First Lien Credit Agreement (other than the Term Loan, which shall constitute “Indebtedness” for all purposes hereunder).

“Independent Director” means any director of a corporation who meets the requirements of “independent director” for all purposes under the rules and regulations of the SEC and the Nasdaq.

“Initial Merger” has the meaning set forth in the recitals of this Agreement.

“Initial Surviving Corporation” has the meaning set forth in the recitals of this Agreement.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues,

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reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts, usernames and profiles, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (d) trade secrets, know-how and confidential and proprietary information, processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, source code (collectively, and together with Data, “Trade Secrets”); (e) any of the foregoing rights in clauses (a) through (d) in Software or other technology; and (f) any of the foregoing rights in clauses (a) through (d) in Data, data classifications and data analysis, enrichment, measurement and management tools.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.19.

“IRS” means the Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Retail Partners” has the meaning set forth in Section 3.9(a).

“Key Vendors” has the meaning set forth in Section 3.9(b).

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule (including the rules and regulations of the SEC and any stock exchange), code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.20(b).

“Letter of Transmittal” means a letter of transmittal substantially in the form attached hereto as Exhibit G.

“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, encumbrance, financing statement, lien, license or sub-license, charge, trust, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, restriction (whether voting, transfer or otherwise), encroachment or other similar encumbrance of any kind or nature whatsoever.

“Malicious Code” has the meaning set forth in Section 3.22(b).

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Measurement Time” means 12:01 a.m. ET on the Closing Date.

“Mergers” has the meaning set forth in the recitals of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.2(c).

“Merger Sub 1” has the meaning set forth in the introductory paragraph to this Agreement.

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“Merger Sub 1 Sole Stockholder Approval” means the approval of Acquiror, in its capacity as the sole stockholder of Merger Sub 1, of this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby (including the Merger).

“Merger Sub 2” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub 2 Sole Member Approval” means the approval of Acquiror, in its capacity as the sole member of Merger Sub 2, of this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby (including the Merger).

“Minimum Cash Condition” has the meaning set forth in Section 6.3(e).

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Net Cash” means an amount equal to: (a) the Closing Cash, minus (b) the Closing Indebtedness.

“New Incentive Plan” has the meaning set forth in Section 5.10.

“New Incentive Plan Size” means a number of Acquiror Common Shares equal to the sum of (a) up to 10% of the aggregate number of Acquiror Common Shares outstanding at Closing (but without inclusion of any Earn Out Shares), as mutually agreed by the Acquiror and the Company based on input from an independent third-party compensation consultant and (b) the number of Earn Out Shares to be issued under the New Incentive Plan pursuant to Section 2.6(c).

“NewCo” has the meaning set forth in Section 5.6(a)(iv).

“Nonparty Affiliate” has the meaning set forth in Section 8.13.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license, or an ongoing licensee fee of less than $50,000 per year, excluding (i) third party components bundled, integrated or otherwise used in connection with the Company Products, and (ii) Open Source Software.

“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Server Side Public License (SSPL) or (ii) any license to Software that is considered “free” or “open source software”, including by the Open Source Foundation or the Free Software Foundation.

“Option Exchange Ratio” shall be a ratio, (i) the numerator of which shall be the Per Common Share Value and (ii) the denominator of which shall be 10.

“Option Rollover Value” means, with respect to each Company Option, an amount (expressed in dollar figures), equal to the product of (i) the number of Company Common Shares subject to such Company Option immediately prior to the First Effective Time and (ii) the excess of (x) the Per Common Share Value over (y) the exercise price per Company Common Share subject to such Company Option immediately prior to the First Effective Time.

“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued, made or rendered by any Governmental Entity.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“PCAOB” means the Public Company Accounting Oversight Board.

Annex A-13

“PCAOB Financials” has the meaning set forth in Section 5.17(a).

“Per Common Share Value” means (i) the portion of the Transaction Value allocated to the Company Common Shares (including Vested Company Restricted Shares) held by the Pre-Closing Holders as of immediately prior to the First Effective Time, divided by (ii) the aggregate number of Company Common Shares (including Vested Company Restricted Shares) held by the Pre-Closing Holders as of immediately prior to the First Effective Time, in each case as set forth on the Allocation Schedule.

“Permits” means any approvals, authorizations, waivers, consents, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means: (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and, in each case, for which sufficient reserves have been established on the Financial Statements in accordance with GAAP, (c) encumbrances and restrictions of record on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property or the operation of the business of the Group Companies, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Companies and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property or the operation of the business of the Group Companies, (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business of the Group Companies; (f) Liens which would not be or reasonably be expected to be material to the Group Companies, (g) other than with respect to Intellectual Property, any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed and (h) Liens on equity or debt securities resulting from applicable federal, state, provincial and other securities Laws.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means all data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including data or information that constitutes “personal information” or “personal data” or other equivalent term under applicable Law.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Placement Warrants” means each warrant to purchase one Acquiror Class A Share at a price of $11.50 per share, subject to adjustment, as described in the Acquiror SEC Reports.

“Pre-Closing Acquiror Holders” means the holders of Acquiror Shares at any time prior to the Closing.

“Pre-Closing Holder Related Party” has the meaning set forth in Section 3.21.

“Pre-Closing Holder Related Party Transactions” has the meaning set forth in Section 3.21.

“Pre-Closing Holders” means all Persons who hold one or more Company Shares, Company Options, or Vested Company Restricted Shares, in each case as of immediately prior to the First Effective Time.

“Prior Acquiror Counsel” has the meaning set forth in Section 8.20(a).

“Prior Company Counsel” has the meaning set forth in Section 8.20(a).

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“Privileged Acquiror Deal Communications” has the meaning set forth in Section 8.20(d).

“Privileged Company Deal Communications” has the meaning set forth in Section 8.20(c).

“Pro Rata Allocation” means with respect to each Pre-Closing Holder, the ratio calculated by dividing (a) the portion of the Transaction Value allocable to such Pre-Closing Holder as (i) Adjusted Transaction Value pursuant to Section 2.2(c) and (ii) Option Rollover Value resulting from the assumption of Company Options (other than in respect of Company Options that are not held by Employee Earn Out Recipients) pursuant to Section 2.2(b)(i)), by (b) the Transaction Value (other than the Transaction Value attributable to Company Options that are not held by Employee Earnout Out Recipients). For the avoidance of doubt, the Pro Rata Allocation of all Pre-Closing Holders shall add up to 100% in the aggregate.

“Proceeding” means any lawsuit, litigation, action, audit, demand, examination, hearing, claim, charge, complaint, audit, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity or arbitrator.

“Process” or “Processing” means the collection, use, storage, processing, recording, distribution, transfer, exchange, import, export, protection (including security measures), disposal, de-identification, sanitization, cleansing, sale or disclosure or other activity regarding Data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.19.

“Public Distributions” has the meaning set forth in Section 8.19.

“Public Shareholders” has the meaning set forth in Section 8.19.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Reallocation Side Agreement” has the meaning set forth in Section 2.2(g).

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” has the meaning set forth in the recitals to this Agreement.

“Rental Contracts” has the meaning set forth in Section 3.8.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives; provided that, other than for purposes of Section 5.8, Section 5.9(b) and Section 5.11, Representatives of the Company shall not include CURO, Curo Financial Technologies Corp. or any of their respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives unless such Person is a Representative of the Company in their individual capacity or otherwise acting on behalf or at the discretion of such Person (and not as a result of their relationship with CURO or Curo Financial Technologies Corp.).

“Required Acquiror Shareholder Approval” means the approval of each Required Transaction Proposal, at the Acquiror Shareholders Meeting where a quorum is present, by the affirmative vote of holders of the requisite number of votes cast by the Pre-Closing Acquiror Holders, in accordance with the Acquiror Governing Documents and applicable Law.

“Required Company Shareholder Approval” means the approval of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) by at least the number of Company Shares then outstanding following the consummation of the Company Preferred Conversion, the Company’s Governing Documents and any other Contract to which the Company is party of otherwise bound.

“Required Transaction Proposals” has the meaning set forth in Section 5.10(a).

“Restricted Cash” means restricted cash as determined in accordance with GAAP.

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“Retail Partner” has the meaning set forth in Section 3.9(a).

“Retail Partner Contract” has the meaning set forth in Section 3.9(a).

“Sanctions and Export Control Laws” means any Law in any part of the world related to: (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom, or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Schedules and the Acquiror Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Law” means Federal Securities Law and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means any actual or suspected cyber or security incident (including, without limitation, any incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any Company IT System or unauthorized Processing of Data) that could have an impact on the security, confidentiality, integrity or availability of a Company IT System (including any Data Processed thereby or contained therein), any Trade Secret or any Business Data, including an occurrence that actually or potentially jeopardizes the confidentiality, integrity or availability of Personal Data, or requires notification to any person or governmental entity under applicable Data Privacy and Security Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all: (a) computer programs, including any and all software implementations of algorithms, applications, utilities, development tools, models, embedded systems and methodologies, whether in source code, object code or executable code; (b) Data; (c) descriptions, flowcharts and other work product used with or to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Sponsor” means FinServ Holdings LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning set forth in the recitals to this Agreement.

“Sponsor Director” has the meaning set forth in Section 5.18(b).

“Stock Consideration” has the meaning set forth in Section 2.2(c).

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsequent Merger” has the meaning set forth in the recitals of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other legal entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such

Annex A-16

a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Support Agreement Deadline” has the meaning set forth in Section 5.16(a).

“Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“$12 Target Share Price” means the price in which, at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the Acquiror Common Shares is greater than or equal to $12.00 over any 20 Trading Days within any 30 consecutive Trading Day period.

“$14 Target Share Price” means the price in which, at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the Acquiror Common Shares is greater than or equal to $14.00 over any 20 Trading Days within any 30 consecutive Trading Day period.

“Target Share Price” means the $12 Target Share Price or the $14 Target Share Price, as applicable.

“Tax” means any federal, state, local, non-United States, or other income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), escheat or unclaimed property, capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits, or other taxes of any kind whatever (or other fees, assessments, duties, or charges in the nature of a tax), whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto (or in lieu thereof), whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of Taxes or Tax Returns.

“Tax Proceeding” has the meaning set forth in Section 3.18(c).

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto and including any amendment thereof.

“Term Loan” means that certain $50,000,000 term loan made by lenders under the First Lien Credit Agreement.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trading Day” means any day on which the Acquiror Common Shares are actually traded on the principal securities exchange or securities market on which the Acquiror Common Shares are then traded.

“Transaction Proposals” has the meaning set forth in Section 5.10.

“Transaction Value” means (a) $833,000,000, minus (b) the amount of any decrease to the Cash Consideration pursuant to Section 2.2(d)(i), if any, or plus (c) the amount (expressed in dollar figures) equal to the product of (i) the amount of any increase to the number of Acquiror Common Shares constituting the Stock Consideration pursuant to Section 2.2(d)(ii) and (ii) 10, if any.

“Transfer” means any direct or indirect sale, transfer, gift, assignment, pledge, encumbrance or other disposition of any interest (whether with or without consideration and whether voluntary, involuntary or by operation of Law).

“Tribeca” means Tribeca Venture Fund I, L.P.

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“Tribeca Director” has the meaning set forth in Section 5.18(d).

“Triggering Event I” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the Acquiror Common Shares (as may be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Acquiror Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Acquiror Common Shares outstanding following the Closing) is greater than or equal to $12.00 over any 20 Trading Days within any 30 consecutive Trading Day period.

“Triggering Event II” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the Acquiror Common Shares (as may be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Acquiror Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Acquiror Common Shares outstanding following the Closing) is greater than or equal to $14.00 over any 20 Trading Days within any 30 consecutive Trading Day period.

“Triggering Events” shall mean collectively, Triggering Event I and Triggering Event II, and “Triggering Event” shall mean any one such individual event.

“Trust Account” has the meaning set forth in Section 8.19.

“Trust Account Released Claims” has the meaning set forth in Section 8.19.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Unvested Company Restricted Share” means each Company Restricted Share that is not a Vested Company Restricted Share.

“Vested Company Restricted Share” means each Company Restricted Share that vests as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the board of directors of the Company or a committee thereof).

“Trustee” has the meaning set forth in Section 4.8.

“Waived 280G Benefits” has the meaning set forth in Section 5.20.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, as well as analogous applicable foreign, state or local Laws.

“Written Consent” has the meaning set forth in Section 5.16(b).

“Written Consent Deadline” has the meaning set forth in Section 5.16(b).

Article 2
PURCHASE AND SALE

Section 2.1 Mergers; Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub 1, Merger Sub 2, and the Company (Merger Sub 1 and the Company sometimes being referred to herein as the “Initial Constituent Corporations” and the Company and Merger Sub 2 sometimes being referred to herein as the “Subsequent Constituent Corporations”) shall cause Merger Sub 1 to be merged with and into the Company and the separate corporate existence of Merger Sub 1 shall thereupon cease. The Initial Merger shall be consummated in accordance with this Agreement and evidenced by a Certificate of Merger in substantially the form attached as Exhibit H (with such modifications, amendments or supplements thereto as may be required to comply with the DGCL, the “Certificate of Initial Merger”) executed by Merger Sub 1 and the Company in accordance with the relevant provisions of the DGCL, such Initial Merger to be consummated as of the First Effective Time. The Initial Merger shall have the effects specified in the DGCL.

(b) At and after the First Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the assets, properties rights, privileges, powers and franchises of a public as well as a private nature,

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of the Initial Constituent Corporations, and shall become subject to all the debts, liabilities, restrictions, disabilities, obligations and duties of each of the Initial Constituent Corporations in accordance with the applicable provisions of the DGCL.

(c) Immediately following the Initial Merger, upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, Acquiror, the Initial Surviving Corporation, and Merger Sub 2, shall cause the Initial Surviving Corporation to be merged with and into Merger Sub 2 and the separate corporate existence of the Initial Surviving Corporation shall thereupon cease. The Subsequent Merger shall be consummated in accordance with this Agreement and evidenced by a Certificate of Merger in substantially the form attached as Exhibit I (with such modifications, amendments or supplements thereto as may be required to comply with the DE LLC, the “Certificate of Subsequent Merger” together with the Certificate of Initial Merger, the “Certificates of Merger”) executed by the Initial Surviving Corporation and Merger Sub 2 in accordance with the relevant provisions of the DE LLC, such Subsequent Merger to be consummated as of the Second Effective Time. The Final Surviving Company shall be the surviving company in the Subsequent Merger and the separate corporate existence of Merger Sub 2 with all its rights, privileges, immunities, powers and franchise shall continue unaffected by the Subsequent Merger. The Subsequent Merger shall have the effects specified in the DE LLC.

(d) At and after the Second Effective Time, the Final Surviving Company shall thereupon and thereafter possess all of the assets, properties rights, privileges, powers and franchises of a public as well as a private nature, of the Subsequent Constituent Corporations, and shall become subject to all the debts, liabilities, restrictions, disabilities, obligations and duties of each of the Subsequent Constituent Corporations in accordance with the applicable provisions of the DE LLC.

(e) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., New York City time, (i) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 or (ii) by electronic exchange of executed documents, on the date which is three Business Days after the first date on which all conditions set forth in Article 6 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Acquiror and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. On the Closing Date, Acquiror and the Company shall first cause the Certificate of Initial Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and immediately thereafter cause the Certificate of Subsequent Merger to be executed and duly submitted for filing with the Secretary of State of Delaware as provide in Section 264 of the DGCL and Section 18-209. The Initial Merger shall become effective at the time when the Certificate of Initial Merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Initial Merger in accordance with the DGCL (the “First Effective Time”). Immediately following the First Effective Time at the Second Effective Time, the Subsequent Merger shall become effective at the time when the Certificate of Subsequent Merger has been accepted for filing by the Secretary of State of Delaware or at such later time as may be agreed by Acquiror and the Final Surviving Company in writing and specified in the Certificate of Subsequent Merger in accordance with the DGCL and DE LLC (the “Second Effective Time”).

(f) At the First Effective Time, the Governing Documents of the Company shall be the Governing Documents of the Initial Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(g) From and after the First Effective Time, until successors are duly elected or appointed in accordance with applicable Law, (i) the initial board of directors of Merger Sub 1 immediately prior to the First Effective Time shall be the initial board of directors of the Initial Surviving Corporation and (ii) the officers of Merger Sub 1 at the First Effective Time shall be the officers of the Initial Surviving Corporation.

(h) At the Second Effective Time, the Governing Documents of Merger Sub 2 shall be the Governing Documents of the Final Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

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(i) From and after the Second Effective Time, until successors are duly elected or appointed in accordance with applicable Law, (i) the initial board of managers of the Final Surviving Company shall be the initial board of managers of Merger Sub 2 immediately prior to the Second Effective Time and (ii) the officers of the Initial Surviving Corporation at the Second Effective Time shall be the officers of the Final Surviving Company.

Section 2.2 Effect of the Mergers; Allocation of Merger Consideration.

(a) Subject to the provisions of this Agreement, on the Closing Date, at the First Effective Time, by virtue of the Initial Merger and without any action on the part of any Party or any other Person, each Company Share that is issued and outstanding immediately prior to the First Effective Time (other than Dissenting Shares and Company Shares, if any, held in the treasury of the Company, which treasury shares shall be canceled for no consideration as part of the Initial Merger and shall not constitute “Company Shares” hereunder) shall be canceled and converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to this Section 2.2 and Section 2.3.

(b) Treatment of Outstanding Equity Awards.

(i) Company Options. Each Company Option that is issued and outstanding as of immediately prior to the First Effective Time and then held by a Pre-Closing Holder who has been actively employed by the Company for at least 730 consecutive days as of the First Effective Time shall accelerate and become fully vested as of the First Effective Time in accordance with the terms of the Company Equity Plan. As of the First Effective Time, each Company Option, whether vested or unvested (after taking into account any acceleration of vesting pursuant to the immediately preceding sentence), that is outstanding immediately prior to the First Effective Time shall, by virtue of the occurrence of the First Effective Time and without any action on the part of the Company, Acquiror or the Pre-Closing Holder thereof, be assumed and converted into an option (an “Acquiror Option”) with respect to a number of Acquiror Common Shares equal to the number of Company Common Shares subject to such Company Option immediately prior to the First Effective Time multiplied by the Option Exchange Ratio, and rounded down to the nearest whole share and at an exercise price per Acquiror Common Share equal to the exercise price per Company Common Share subject to such Company Option divided by the Option Exchange Ratio, and rounded up to the nearest whole cent; provided that the exercise price and the number of Acquiror Common Shares subject to the Acquiror Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of each Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Except as otherwise provided in this Section 2.2(b)(i), each Acquiror Option shall continue to be subject to the terms and conditions of the Company Equity Plan and the applicable Company Option award agreement, as in effect immediately prior to the First Effective Time. In addition, immediately prior to the First Effective Time, each Pre-Closing Holder who is then actively employed by the Company and holds a Company Option (an “Employee Earn Out Recipient”) shall receive such Pre-Closing Holder’s Pro Rata Allocation of the Earn Out Shares, provided that the vesting conditions for any such Employee Earn Out Recipient shall also require that such Employee Earn Out Recipient remains in continuous employment through the applicable vesting date.

(ii) Company Restricted Shares. As of the First Effective Time, (x) each Vested Company Restricted Share shall be cancelled and shall be entitled to receive from the Company, in settlement thereof, the applicable portion of the Merger Consideration, as determined pursuant to Section 2.2(g) and Section 2.3, and (ii) each Unvested Company Restricted Share shall be cancelled for no consideration; provided that all Pre-Closing Holders of Vested Company Restricted Shares shall be treated as if any withholding taxes applicable to their Company Restricted Shares were satisfied on a “net settlement basis” and the Company issued to each such Pre-Closing Holder the number of Company Common Shares set forth across such Pre-Closing Holder’s name on the Allocation Schedule in connection with such net settlement.

(iii) Prior to the First Effective Time, the board of directors of the Company (or an appropriate committee thereof) shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Options and Company Restricted Shares as contemplated by this Section 2.2(b).

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(c) Merger Consideration. The aggregate consideration to be paid to the Pre-Closing Holders in the Initial Merger (other than with respect to Company Options) (the “Merger Consideration”) shall consist of: (i) the Adjusted Transaction Value, apportioned between cash and Acquiror Common Shares in the following manner: (x) the Adjusted Cash Amount (the “Cash Consideration”) and (y) subject to the adjustments (if any) set forth in Section 2.2(f), a number of Acquiror Common Shares equal to the quotient obtained by dividing (A) the Adjusted Transaction Value minus the Cash Consideration by (B) 10 (the “Stock Consideration”); and (ii) the portion of the Earn Out Shares allocable with respect to the Company Common Shares (including Company Restricted Shares) pursuant to Section 2.6. Notwithstanding anything to the contrary in this Agreement, Acquiror shall be entitled to rely on the Allocation Schedule and shall not be liable to any Pre-Closing Holder for the amount of any payment to such Pre-Closing Holder made in accordance with the Allocation Schedule or the calculation of any such amount

(d) Adjustments to Cash Consideration and Stock Consideration. If, as of the Measurement Time, the Net Cash (as determined in accordance with Section 2.2(h)) is:

(i) less than $10,000,000, then the Cash Consideration will be decreased by an amount equal to the difference between (x) $15,000,000 and (y) such Net Cash amount;

(ii) greater than $20,000,000, then the Stock Consideration will be increased by a number of Acquiror Common Shares equal to the quotient obtained by dividing (x) such Net Cash amount minus $15,000,000 by (y) 10; and

(iii) between $10,000,000 and $20,000,000 (inclusive), there shall be no adjustment to the Cash Consideration and/or the Stock Consideration.

(e) Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional Acquiror Common Shares shall be issued pursuant to this Section 2.2, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Acquiror. In lieu of any fractional shares, Acquiror shall pay each Pre-Closing Holder entitled to any portion of Acquiror Common Shares, and such holder shall be entitled to receive, an amount in cash, rounded up to the nearest cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Equity Securities held at the First Effective Time by such holder) would otherwise be entitled by (ii) 10.

(f) Additional Adjustment to Stock Consideration and Earn Out Shares. The Stock Consideration and Earn Out Shares shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Acquiror Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Acquiror Common Shares outstanding following the date of this Agreement and prior to the First Effective Time so as to provide the Pre-Closing Holders with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Stock Consideration and Earn Out Shares.

(g) Allocation Schedule. No later than five Business Days prior to the Closing Date, the Company shall deliver to Acquiror an allocation (the “Allocation Schedule”) setting forth: (i) the mailing addresses, telephone numbers and email addresses for each Pre-Closing Holder, (ii) the number and class of Equity Securities owned by each Pre-Closing Holder, (iii) with respect to each Pre-Closing Holder of Company Common Shares (including Company Preferred Shares to be converted into Company Common Shares immediately prior to the First Effective Time and Vested Company Restricted Shares), the portion of the Cash Consideration and the portion of the Stock Consideration payable or issuable to such Pre-Closing Holder, (iv) with respect to each Pre-Closing Holder of Company Options, the number of Company Common Shares subject to, and the exercise price per Company Common Share of, each Company Option, (v) the number of Earn Out Shares to be issued to each Pre-Closing Holder upon the occurrence of each Triggering Event set forth in Section 2.6, and (vi) a certification, duly executed by an authorized officer of the Company, that (A) the information delivered pursuant to clauses (i) through (v) is, and will be as of immediately prior to the First Effective Time, true and correct in all respects and (B) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.2(b)(iii). The Company will review any comments to the Allocation Schedule provided by Acquiror or any of its Representatives and consider in good faith any reasonable comments proposed by Acquiror or any of its Representatives. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Merger Consideration on the Closing Date to the Exchange Agent, Acquiror and its respective Affiliates

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shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Merger Consideration), and none of them shall have (A) any further obligations to the Company, any Pre-Closing Holder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration), or (B) any Liability with respect to the allocation of the consideration under this Agreement, and the Company and the Pre-Closing Holders hereby irrevocably waive and release Acquiror and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Merger Consideration, as the case may be, among each Pre-Closing Holder as set forth in such Allocation Schedule. For purposes of clause (iii) of this paragraph, each applicable form of Merger Consideration (i.e., the Cash Consideration and the Stock Consideration) to be allocated among the Pre-Closing Holders shall be allocated ratably based on the number of Company Common Shares (including Company Restricted Shares) owned by each such Pre-Closing Holders as of immediately prior to the First Effective Time; provided, however, that any two or more Pre-Closing Holders may agree in writing to reallocate among themselves such Merger Consideration payable or issuable to such Pre-Closing Holders (each such agreement, a “Reallocation Side Agreement”) and, if at least 10 Business Days prior to the final filing of the Registration Statement / Proxy Statement, such Pre-Closing Holders deliver a copy of such Reallocation Side Agreement (in form and substance reasonably acceptable to the Company) to the Company, the allocation of such Merger Consideration among such Pre-Closing Holders shall be set forth in the Allocation Schedule in accordance with the provisions of such Reallocation Side Agreement; provided, further, however, that other than as set forth in any Reallocation Side Agreement dated as of December 18, 2020, no Pre-Closing Holder set forth on Schedule 2.2(g) will be allocated any Cash Consideration. The Pre-Closing Holders acknowledge and agree that the Merger Consideration is the sole consideration to be paid with respect to any and all Equity Securities of the Company. If and to the extent an amendment to the Merger Agreement is reasonably necessary solely in order to reallocate the mix of consideration allocated to any of the Pre-Closing Holders in accordance with any Reallocation Side Agreement (which determination shall be made as promptly as practicable following the date hereof and in any event sufficiently in advance of the time at which the Registration Statement / Proxy Statement is first filed with the SEC) and does not have an adverse impact on Acquiror in any respect, Acquiror shall (1) enter into such amendment on customary and reasonable terms and (2) include the approval of the Merger Agreement, as so amended, in the Transaction Proposals.

(h) Closing Calculations. No later than two Business Days prior to the Closing Date, the Company shall deliver to Acquiror a statement (the “Net Cash Closing Statement”) setting forth the Company’s good faith estimate of (i) Closing Cash and (ii) Closing Indebtedness. Following the delivery of the Net Cash Closing Statement, if the Acquiror has any objection to any amounts included in the Net Cash Closing Statement, the Acquiror and the Company shall reasonably cooperate in good faith to resolve such objection.

(i) Statutory Rights of Appraisal. Notwithstanding any provision of this Agreement to the contrary, any Company Common Shares for which the holder (a “Dissenting Stockholder”) thereof (i) has not voted in favor of the Initial Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the portion of Merger Consideration applicable to such Dissenting Shares in accordance with the Allocation Schedule and the terms of this Agreement; provided that any such amounts that would otherwise be payable in respect of such Dissenting Shares shall remain the property of Acquiror. From and after the First Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Initial Surviving Corporation. Notwithstanding the foregoing, if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that Dissenting Stockholder’s shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the First Effective Time into the right to receive the portion of Merger Consideration applicable to such Dissenting Shares in accordance with the Allocation Schedule upon delivery of a duly completed and validly executed Letter of Transmittal and the surrender of any Certificates in accordance with Section 2.3(b). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Exchange Agent in accordance with Section 2.3. For the avoidance of doubt, for purposes of determining the Allocation Schedule and the other related definitions and terms that are affected by the total number of Company Shares outstanding immediately prior to the First Effective Time, any and all Dissenting Shares shall be included in all such determinations as if such Dissenting Shares were participating in

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the Initial Merger and were entitled to receive the applicable payments under this Agreement. The Company shall give Acquiror prompt notice of any written demands for appraisal of any Company Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and Acquiror shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of Acquiror (prior to the Closing) or the Sponsor (after the Closing), make any payment with respect to, settle or offer or agree to settle any such demands. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) to pay for Dissenting Shares shall be returned to Acquiror upon demand.

(j) Subject to the provisions of this Agreement, on the Closing Date, at the Second Effective Time, by virtue of the Subsequent Merger and without any action on the part of any Party or any other Person, each share of capital stock of Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time and each share of capital stock held in treasury, if any, shall be cancelled and shall case to exist and no consideration shall be paid or payable in respect thereof and the membership interests of Merger Sub 2 shall remain outstanding and unaffected by the Subsequent Merger.

Section 2.3 Payment of Merger Consideration; Other Closing Date Payments.

(a) Deposit with Exchange Agent. Immediately prior to the First Effective Time, Acquiror shall deposit (or cause to be deposited) with an exchange agent (the “Exchange Agent”), selected by Acquiror and reasonably acceptable to the Company, (i) an amount of cash equal to the Cash Consideration, (ii) the number of Acquiror Common Shares equal to the Stock Consideration and (iii) the number of Acquiror Common Shares equal to the Earn Out Shares.

(b) Letter of Transmittal. Prior to the Closing Date, the Company shall deliver to each Pre-Closing Holder of Company Shares a Letter of Transmittal, together with a request to have such Pre-Closing Holder deliver an executed Letter of Transmittal to the Company and the Exchange Agent no less than ten Business Days prior to the Closing Date. At the First Effective Time, each Pre-Closing Holder of an outstanding certificate or certificates for Company Shares (collectively, the “Certificates”) who has surrendered such Certificates to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal), in accordance with the above timelines prior to the Closing shall be entitled to receive the Merger Consideration in accordance with the Allocation Schedule on the Closing Date following the First Effective Time. Promptly after the First Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each Pre-Closing Holder of Company Shares a Letter of Transmittal for use in such exchange. Following surrender of Certificates to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal) by each Pre-Closing Holder following the Closing, such Pre-Closing Holder shall be entitled to receive the portion of Merger Consideration applicable to such Pre-Closing Holder in accordance with the Allocation Schedule within ten Business Days following such surrender and/or delivery of the applicable documents. No interest or dividends will be paid or accrued on the consideration payable upon delivery of a Letter of Transmittal.

(c) No Further Transfers. At the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any Company Shares that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, any Company Shares is presented to the Initial Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

Section 2.4 Exchange Agent. Promptly following the date that is one year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder who has not delivered a Letter of Transmittal may surrender such Certificate or deliver such Letter of Transmittal to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article 2 without any interest thereon. None of Acquiror, Merger Sub 1, Merger Sub 2, the Company, the Initial Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise

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escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable Law, become the property of the Initial Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.5 Withholding. Notwithstanding any other provision in this Agreement to the contrary, Acquiror, the Company, the Exchange Agent, and any other applicable withholding agent hereunder shall be entitled to deduct and withhold from any cash, stock consideration or other amounts otherwise paid or payable in connection with the transactions contemplated in this Agreement to any Person such amounts that Acquiror, the Company, the Exchange Agent, or such other withholding agent are required to deduct and withhold with respect thereto under the Code or any provision of applicable Law; provided, however, that Acquiror will use commercially reasonable efforts to provide the Company with written notice at least five Business Days prior to any such deduction or withholding (other than deductions or withholdings (x) with respect to amounts treated as compensation for applicable Tax purposes or (y) resulting from a failure to deliver the certificate referenced in Section 5.6(b)), such notice to include reasonable detail and the authority and method of calculation for the proposed deduction or withholding, and (a) Acquiror and/or the applicable withholding agent shall consider in good faith any claim by the Company or the applicable Pre-Closing Holder that such deduction or withholding is not required or should be imposed at a reduced rate and (b) Acquiror and/or the applicable withholding agent shall cooperate with the Company or the applicable Pre-Closing Holder in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in or refund of any such deduction or withholding. To the extent that amounts so deducted and withheld are duly deposited with the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6 Earn-Out.

(a) At the First Effective Time, in accordance with the provisions of this Article 2, Acquiror shall issue or cause to be issued to each Pre-Closing Holder, such Pre-Closing Holder’s Pro Rata Allocation of 7,500,000 restricted Acquiror Common Shares which shall be subject to the vesting and forfeiture provisions provided for in this Section 2.6 and, in the case of such restricted Acquiror Common Shares issued with respect to Company Options, the vesting and forfeiture conditions provided for in Section 2.2(b) (collectively, the “Earn Out Shares”):

(i) 3,750,000 of the Earn Out Shares will vest upon the occurrence of Triggering Event I (the “$12 Earn Out Shares”); and

(ii) 3,750,000 of the Earn Out Shares will vest upon the occurrence of Triggering Event II (the “$14 Earn Out Shares”).

For illustrative purposes, if, prior to the expiration of the Earn Out Period:

(i) the Closing Price of the Acquiror Common Shares is greater than or equal to $12.00 over any 20 Trading Days within any 30 consecutive Trading Day period, all of the $12 Earn Out Shares shall vest; and

(ii) the Closing Price of the Acquiror Common Shares is greater than or equal to $14.00 over any 20 Trading Days within any 30 consecutive Trading Day period, all of the $14 Earn Out Shares shall vest.

(b) If Acquiror shall at any time prior to the expiration of the Earn Out Period pay any cash or in-kind dividend (other than any dividend in the form of additional shares of Acquiror Common Shares, which dividend shall be governed by the immediately following sentence) on shares of Acquiror Common Shares then the applicable Target Share Price shall be deemed to have been reduced for all purposes of this Agreement by the amount of such cash dividend or the fair market value of the in-kind dividend, as applicable, paid with respect to each Acquiror Common Share. If Acquiror shall at any time prior to the expiration of the Earn Out Period pay any dividend on shares of Acquiror Common Shares by the issuance of additional shares of Acquiror Common Shares, then in such case, (i) the number of Earn Out Shares shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Acquiror Common Shares (including any other shares so reclassified as Acquiror Common Shares) outstanding immediately after such event and the denominator of which is the number of shares of Acquiror Common Shares that were outstanding immediately prior to such event, and (ii) the applicable Target

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Share Price shall be appropriately adjusted to provide to each Pre-Closing Holder the same economic effect as contemplated by this Agreement prior to such event. Each Pre-Closing Holder shall not have the right to vote the Earn Out Shares held by such Pre-Closing Holder unless and until such Earn Out Shares vest in accordance with the terms set forth in Section 2.6. Except for the right to vote and the treatment with respect to dividends which is addressed in this Section 2.6(b), each Pre-Closing Holder shall have all of the rights of a stockholder with respect to the Earn Out Shares, subject to the vesting and forfeiture conditions set forth herein.

(c) If, at any time prior to the expiration of the Earn Out Period, any Employee Earn Out Recipient ceases, for any reason or no reason, to remain in continuous employment with a Group Company (a “Former Employee Earn Out Recipient”), all unvested Earn Out Shares issued with respect to any Company Options and held by such Employee Earn Out Recipient shall be deemed to be automatically forfeited to Acquiror and Acquiror shall then distribute such Earn Out Shares to the other Pre-Closing Holders on a pro rata basis based upon the allocation of Earn Out Shares as of the Closing Date (but disregarding any Earn Out Shares issued to a Former Employee Earn Out Recipient with respect to any Company Options held by such Former Employee Earn Out Recipient). Any Earn Out Shares distributed to Employee Earn Out Recipients in accordance with the provisions of this Section 2.6(b) shall be granted to such individuals pursuant to the New Incentive Plan.

(d) If the applicable Triggering Event has not occurred prior to the expiration of the Earn Out Period, then all Earn Out Shares which would vest in connection with such Triggering Event shall be automatically forfeited and deemed transferred to Acquiror and shall be cancelled by Acquiror and cease to exist.

(e) In the event of occurrence of any Triggering Event set forth in Section 2.6(a), as soon as practicable (but in any event within five Business Days), the Acquiror will deliver to the Holder Representative a written statement that sets forth (i) the Closing Price over the applicable 20-Trading Day period and (ii) the calculation of the Earn Out Shares in connection therewith and the Allocation Schedule.

(f) If, prior to the expiration of the Earn Out Period, a Change of Control Transaction is consummated with a Change of Control Price equal to or in excess of the applicable price per share attributable to any Triggering Event, then, immediately prior to the consummation of the Change of Control Transaction, the applicable Triggering Event set forth in Section 2.6(a) and the vesting conditions in Section 2.6(f) shall be deemed to have occurred and the holders of such Earn Out Shares shall be eligible to participate in such Change of Control Transaction. For avoidance of doubt, assuming no prior Triggering Events have occurred:

(i) if the Change of Control Price for acquisition of Acquiror Common Shares is greater than or equal to $12.00 per Acquiror Common Share, the $12 Earn Out Shares shall be deemed to have fully vested (and the $14 Earn Out Shares Shall be deemed forfeited and shall be cancelled by Acquiror);

(ii) if the Change of Control Price for acquisition of Acquiror Common Shares is greater than or equal to $14.00 per Acquiror Common Share, the $12 Earn Out Shares and the $14 Earn Out Shares shall be deemed to have fully vested;

provided that if the Change of Control Price for acquisition of Acquiror Common Shares is less than $12.00 per Acquiror Common Share, then no Earn Out Shares shall be deemed to have vested and all such Earn Out Shares shall be deemed forfeited and shall be cancelled by Acquiror.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING
TO THE GROUP COMPANIES

Except as set forth in the Company Schedules (but subject to the terms of Section 8.8), the Company hereby represents and warrants to each of the Acquiror Parties, in each case, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where

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the failure to be in good standing (or the equivalent thereof) would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Each Group Company is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b) Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. True, correct and complete copies of the Governing Documents of each Group Company and the Company Shareholder Agreements have been provided to Acquiror, in each case, as amended and in effect as of the date hereof. The Governing Documents of each Group Company and the Company Shareholder Agreements are in full force and effect and none of the Group Companies are in breach or violation of any provision set forth in their respective Governing Documents or the Company Shareholder Agreements.

(c) To the Company’s knowledge, no Person (other than the Group Companies) is in breach or violation of any provision set forth in their respective Governing Documents or the Company Shareholder Agreements.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Schedules sets forth, as of the date hereof, a true, correct and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof and (iii) with respect to any Equity Rights, (A) the date of grant, (B) the strike price (where applicable), (C) any applicable vesting schedule and expiration date, (D) the type of Equity Right (including whether each Company Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code), and (E) whether any Company Option is or was eligible to be early exercised.

(b) Except for the Equity Rights set forth on Section 3.2(a) of the Company Schedules, the Company has no outstanding (x) convertible debt, equity appreciation, phantom equity, or profit participation rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company (collectively, “Equity Rights”).

(c) All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company or the Company Shareholder Agreements or any other Contract to which the Company or any of its Subsidiaries is party or bound, (ii) are not subject to any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right or any similar right of any Person and were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued (as applicable) in compliance with applicable Law, including Securities Laws, and (iv) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law).

(d) (i) Each Company Option has an exercise price at least equal to the fair market value of a Company Common Share on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed, (iii) each Company Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code so qualifies and (iv) all Company Options have been issued in compliance with the Company Equity Plan and all applicable Laws and properly accounted for in all respects in accordance with GAAP.

(e) Except for the Company’s Governing Documents and the Company Shareholder Agreements, there are no voting trusts, proxies, or other Contracts with respect to the voting or transfer of the Company’s Equity Securities. The Equity Securities set forth on the Allocation Schedule will, as of immediately prior to the Closing, constitute all of the issued and outstanding Equity Securities of the Company.

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(f) All of the outstanding Equity Securities of each Subsidiary of the Company are owned directly by the Company, free and clear of all Liens (other than transfer restrictions under applicable Securities Law, Permitted Liens and Liens securing obligations under the First Lien Credit Agreement), and are set forth on Section 3.2(f) of the Company Schedules opposite the name of each Subsidiary of the Company. There are no Equity Rights that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company’s Subsidiaries. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiaries of the Company.

(g) None of the Group Companies owns or holds (of record, beneficially or otherwise), directly or indirectly, any Equity Securities in or debt of any other Person or the right to acquire any such Equity Security or debt, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture. No Group Company owns any Equity Securities of the Company.

(h) Section 3.2(h) of the Company Schedules sets forth a list of all components of Indebtedness as of the date of this Agreement, along with any indebtedness for borrowed money pursuant to the CARES Act, including the principal amount of such Indebtedness or indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the issuer/creditor thereof.

(i) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2019, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate and shareholder (or other similar) action on the part of the Company, subject to obtaining the Required Company Shareholder Approval. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto and thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) Attached hereto as Section 3.4(a) of the Company Schedules are true, correct and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and comprehensive loss, statement of changes in stockholders’ deficit and cash flows of the Group Companies for each of the years then ended (the “Audited Financials”); and

(ii) unaudited consolidated balance sheets of the Group Companies as of September 30, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations and comprehensive loss, statement of changes in stockholders’ deficit and cash flows of the Group Companies for the nine-month period then ended.

(b) The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments, none of which the Company reasonably believes are material, and (ii) fairly present, in all material respects, the consolidated financial

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position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended, subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments and (iii) in the case of the Financial Statements described in clause (i) of Section 3.4(a), (A) were audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (B) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c) Except (i) as set forth on the Latest Balance Sheet (including the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for Liabilities disclosed in Section 3.4(c) of the Company Schedules, (v) for Liabilities that are not and would not be required to be set forth on a balance sheet prepared in accordance with GAAP, or (vi) for Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, no Group Company is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d) Each Group Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e) Other than as set forth on Section 3.4(e) of the Company Schedules, since December 31, 2018, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations. No Consent of any Governmental Entity is necessary in connection with the execution, delivery or performance by the Company of this Agreement and the Ancillary Documents to which the Company is or will be party bound, or the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, except for (a) compliance with and filings under the HSR Act, (b) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement, (c) filing of the Certificates of Merger or (d) those the failure of which to obtain or make would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancelation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under (A) any Contract to which any Group Company is a party or by which it or its properties or assets are bound, (B) any Group Company Permits or (C) any Data Privacy and Security Requirement, (iii) violate, or constitute breach under, in each case, in any material respect, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

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Section 3.6 Permits. Each of the Group Companies has (and since December 31, 2017 had) all Permits necessary or required for the lawful conduct of their respective Business or necessary or required to own, lease or operate any of its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole (collectively, the “Group Company Permits”). Each Group Company Permit is valid and in full force and effect either pursuant to its terms or by operation of law and no written notice of (a) suspected, potential or actual material violation of any Group Company Permit with respect to the conduct of the business of any Group Company, or the ownership or operation of the business of any Group Company has been received by the Group Companies or (b) revocation, cancellation or termination of any Group Company Permit has been received by the Group Companies. Each Group Company is, and since December 31, 2017 has been, in compliance with the terms of all Group Company Permits held by such Group Company. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance with the terms of any Group Company Permit.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Schedules sets forth a list of all Contracts to which a Group Company is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (each Contract required to be set forth on Section 3.7(a) of the Company Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to (x) the components of Indebtedness of any of the Group Companies set forth in clauses (a) through (h), of the definition thereof or (y) indebtedness of any of the Group Companies under the First Lien Credit Agreement;

(ii) any Contract under which any Group Company is lessee or lessor of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000;

(iii) any (A) material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing or other similar Contract, (B) joint development, joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract or (C) Contract with a sale representative providing for commissions which resulted in greater than $250,000 of commissions in the 12 months ending December 31, 2020;

(iv) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Acquiror or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to operate the business or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit Acquiror or any of its Affiliates after the Closing;

(v) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $100,000 annually or (B) $200,000 over the term of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $200,000;

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(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person in excess of $50,000;

(ix) any Contract required to be disclosed on Section 3.21 of the Company Schedules;

(x) any Contract (A) relating to the licensing of any Intellectual Property from a third party, other than licenses implied by the sale of a product or service or licenses for Off-the-Shelf Software, (B) relating to the ownership or development of any Intellectual Property (other than form Intellectual Property assignment agreements entered into with the applicable Group Companies’ employees in the ordinary course of business), (C) that is license or grants a covenant not to sue to a third party of Intellectual Property owned by any Group Company (excluding non-exclusive licenses granted in the ordinary course of business), or (D) requires the Company to escrow Software owned by any Group Company;

(xi) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $230,000, or (B) providing for any Change of Control Payments;

(xii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement in excess of $100,000, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Acquiror or any of its Affiliates after the Closing);

(xiii) any Contract with any Person (A) pursuant to which any Group Company (or Acquiror or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments in excess of $100,000, or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any Intellectual Property; and

(xiv) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $250,000 or (B) aggregate payments to or from any Group Company in excess of $2,500,000 over the term of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than 30 days’ prior written notice.

(b) Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Material Contract is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Material Contract, and, to the Company’s knowledge, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract, and (B) no party to a Material Contract has claimed a force majeure (or similar excuse in performance due to COVID-19) with respect thereto. Except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, since December 31, 2018 through the date of this Agreement, no Group Company has received notice of (i) any breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of any Group Company thereunder. True, correct and complete copies of all Material Contracts as in effect as of the date of this Agreement have been made available to Acquiror.

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Section 3.8 Rental Contracts; Customer Accounts. Each Customer Account (as defined below) is evidenced by a valid lease or rent-to-own Contract (collectively, “Rental Contract”), and to the Company’s knowledge, is the legal, valid and binding obligation of the customer named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). With respect to each Customer Account, (a) all customer payments received prior to the Closing Date have or will have been recorded on said customer’s payment history, (b) the associated Rental Contracts contain a (i) true, correct and complete description of the applicable customer payment plan, including any associated fees, charges, or other costs and including the total cost payable by the customer to the applicable Group Company and (ii) description of the underlying rental merchandise actually leased thereunder maintained by the Group Company in the ordinary course of business, and (c) none of the Group Companies has any knowledge that the underlying rental merchandise is located anywhere other than at the premises described in the associated Rental Contracts or in the applicable Group Company updated computer address records. All Rental Contracts and Customer Accounts were opened in accordance with criteria of the Group Companies and each complies with all applicable Laws in each jurisdiction in which a Group Company conducts Business, including but not limited to all consumer protection obligations related to disclosure, reinstatement rights, permissible fees and charges, debt collection, and prohibitions against unfair, deceptive, or abusive acts or practices. All such Customer Accounts (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any encumbrance, and the Company or a Subsidiary has complied in all material respects, and on the Closing Date will have complied with all Laws relating to such Customer Accounts. “Customer Accounts” means the aggregate outstanding balance (assuming all payments contemplated by the Rental Contract are made) under Rental Contracts payable to the Group Companies.

Section 3.9 Retail Partners and Vendors.

(a) Each Group Company’s relationship with each retailer (“Retail Partner”) is evidenced by a valid Contract (“Retail Partner Contract”). Each Retail Partner Contract constitute a legal, valid and binding obligation of the Retail Partner named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Retail Partner Contracts were entered into in accordance with customary standards and criteria of the Group Companies. None of the Group Companies has any material obligation or commitment to any Retail Partner other than as described in the associated Retail Partner Contract. Each Group Company has previously made available to Acquiror true, correct and complete copies of each written Retail Partner Contract with its Key Retail Partners currently in effect, and each form of written Retail Partner Contract currently used in new business of any Group Company. Section 3.9(a) of the Company Schedules contains a complete and accurate list of the top 10 Retail Partners of the Group Companies, on an invoice volume basis measured over the six-month period ended December 31, 2020 (the “Key Retail Partners”). No Retail Partner of any Group Company has a right to a refund of funds received by any Group Company pursuant to any warranty or return policy.

(b) Section 3.9(b) of the Company Schedules contains a complete and accurate list of top 10 vendors to the Group Companies, on the basis of amount paid measured over the 12-month period ended December 31, 2020 (the “Key Vendors”).

(c) None of the Group Companies has received any written or other notice, letter, complaint or other communication from any Key Vendor or any Key Retail Partners to the effect that it (i) has materially changed, modified, amended or reduced, or is reasonably likely to materially change, modify, amend or reduce, its business relationship with any Group Company in a manner that is materially adverse to any Group Company, or (ii) will fail to perform its material obligations under any Contract with any Group Company in any manner that is materially adverse to any Group Company.

Section 3.10 Absence of Changes. During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, no Company Material Adverse Effect has occurred, and except as expressly required by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, each Group Company has conducted its business in the ordinary course and no Group Company has taken any action that would require the consent of Acquiror if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b), in each case excluding any deviations from the ordinary course of business of any Group Companies due to COVID-19 Changes.

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Section 3.11 Litigation. There is (and since December 31, 2017 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) any Group Company, (b) any of their respective properties or assets, (c) any of their respective managers, officers, directors or employees (in their capacities as such) (in each case of clause (a) through (c), seeking material non-monetary relief or involving an amount in controversy in excess of $200,000) or (d) any of the foregoing in such capacity in a criminal Proceeding. Neither the Group Companies nor any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. There are no material Proceedings by a Group Company pending, or which a Group Company has commenced preparations to initiate, against any other Person.

Section 3.12 Compliance with Applicable Law. Other than as set forth on Section 3.12 of the Company Schedules, each Group Company is (and since December 31, 2017 has been) in compliance in all material respects with all applicable Laws applicable to it or its business, operations or assets or properties. Other than as set forth on Section 3.12 of the Company Schedules, no Group Company has, since December 31, 2017 through the date hereof, received any notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation in any material respect, or a failure to comply in any material respect with, any applicable Laws, including Laws with respect to any Permits required for each Group Company to operate the Business in any jurisdiction. Since December 31, 2017, no Group Company has conducted any internal investigation with respect to any actual, potential or alleged violation of applicable Law by any of its Representatives, individual independent contractors or other service providers or concerning any actual or alleged fraud.

Section 3.13 Employee Plans.

(a) Section 3.13(a) of the Company Schedules sets forth a true, correct and complete list of each material Employee Benefit Plan. With respect to each Employee Benefit Plan, the Group Companies have provided Acquiror with correct and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, to the extent applicable: (i) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the plan and trust documents; and (iii) any non-routine correspondence with any Governmental Entity.

(b) No Group Company maintains, sponsors, contributes to or has any obligation to contribute to or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides and no Group Company has any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service and no events have occurred or circumstances exist that would reasonably be expected to adversely affect such qualified status. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) There are no pending or, to the Company’s knowledge, threatened, material Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in compliance with its terms and with the applicable requirements of ERISA, the Code, and other applicable Laws. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan that would reasonably be expected to result in material Company liability. With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made and, to the extent not yet due, have been properly accrued in accordance with GAAP.

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(e) Neither the execution and delivery of this Agreement and nor the consummation of the transactions contemplated by this Agreement could (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise in connection with the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) would, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained, in all material respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder and no amount under any such Employee Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(h) The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

Section 3.14 Environmental Matters.

(a) The Group Companies are, and at all times since December 31, 2018 have been, operating in compliance in all respects with all Environmental Laws, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b) No Group Company has received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, or liability arising under, any Environmental Laws, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) There is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case, that has resulted or would result in Liability under Environmental Laws for any Group Company, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Schedules sets forth a true, correct and complete list of (i) all Company Registered Intellectual Property, and (ii) material unregistered Marks included in the Company Owned Intellectual Property. The Company Registered Intellectual Property is subsisting and, to the Company’s knowledge, valid and enforceable. A Group Company exclusively owns and possesses all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens and Liens securing obligations under the First Lien Credit Agreement).

(b) Each Group Company exclusively owns or has a valid and enforceable right to use all Intellectual Property that is used in or necessary for the operation of the Business, free and clear of all Liens (other than Permitted Liens and Liens securing obligations under the First Lien Credit Agreement) (together with the Company Owned Intellectual Property the “Business Intellectual Property”). The Business Intellectual Property will be owned by, licensed to or available for use by the Group Companies on terms and conditions identical to those immediately prior to the Closing.

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(c) All Persons who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property for or on behalf of, or under the supervision of, any Group Company have executed and delivered to the Group Company a valid and enforceable written contract providing for (i) the maintenance, protection and non-disclosure by such Person of all Trade Secrets of all Group Companies and (ii) the assignment by such Person (by way of a present grant of assignment) to a Group Company, all Intellectual Property authored, invented, created, improved, modified or developed by such Person in the course of their employment or other engagement with such Group Company. Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any material Trade Secrets owned or used by each Group Company. Without limiting the foregoing, no Group Company has disclosed any such Trade Secrets to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction, and disclosure. To the Company’s knowledge, no Person is in breach of any contract referenced in this Section.

(d) None of the Group Companies, nor any of the Company Products infringes, misappropriates, or violates, or has since December 31, 2018, infringed, misappropriated or violated any Intellectual Property of any other Person, in any material respect. There is not, and there has not been since December 31, 2018, any Proceeding or other claim pending or threatened in writing by or against any Group Company with respect to any Intellectual Property, Data Security Requirement, Security Incident, or Personal Data. To the Company’s knowledge, no Person is infringing, misappropriating, or violating any Company Owned Intellectual Property.

(e) The Group Companies possess all source code and other documentation and materials necessary or useful to compile and operate the Company Products and no Group Company has disclosed, delivered, licensed or otherwise made available, and no Group Company has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Products or otherwise included in the Company Owned Intellectual Property to any Person. No event has occurred, and no circumstance or condition exists, that will result in the delivery, license, or disclosure of any such source code to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(f) The Group Companies do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (ii) in a manner that would require any Group Company to disclose or distribute any source code to any of the Company Products or otherwise included in the Company Owned Intellectual Property, to license or provide any such source code for the purpose of making derivative works, or to make available for redistribution to any Person any such source code at no or minimal charge.

Section 3.16 Labor Matters.

(a) Since December 31, 2018, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages, salaries, premiums, commissions, bonuses, fees or other compensation for services, or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries, and other payments to employees or independent contractors or other service providers of each Group Company, except has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b) Since December 31, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement. No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Group Company has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related Liability with respect to COVID-19.

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(c) There are no material Proceedings pending or, to the Company’s knowledge, threatened by or on behalf of any current or former director, manager, officer, employee, individual independent contractor or other service providers or government or administrative authority, including any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. No Group Company is bound by any material consent decree with, or citation by, any Governmental Entity relating to any employment practices.

(d) The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of each Group Company that, if known to the public, would bring the Group Companies into material disrepute.

(e) Since December 31, 2018, (i) the Group Companies have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, and (ii) no Group Company has been a party to or bound by any collective bargaining agreements or other Contracts with any labor organization, works council, labor union or other employee representative (collectively, “CBA”). Since December 31, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

(f) To the Company’s knowledge, no current or former employee or independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Company.

Section 3.17 Insurance. All material insurance policies of any Group Company (including fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by any Group Company) are in full force and effect, all premiums due and payable thereon as of the date hereof have been paid in full as of the date hereof, and no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company is in material breach or default under the terms of any such insurance policy (including any such breach or default with respect to the giving of notice of claims) and, to the Company’s knowledge, no event has occurred which (with or without notice or the lapse of time or both) would constitute a material breach or material default except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No written notice of pending material premium increase, cancelation, termination or non-renewal has been received by any Group Company with respect to any such policy except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company has a self-insurance or co-insurance program.

Section 3.18 Tax Matters.

(a) Each Group Company has prepared and timely filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and each Group Company has timely paid all income and other material Taxes required to have been paid by it regardless of whether or not shown on any such Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third-party.

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(c) No Group Company is currently the subject of an income or other material Tax audit, examination, claim, proceeding, or investigation with respect to Taxes (a “Tax Proceeding”), and no income or other material Tax Proceeding with respect to any Group Company is pending or has been threatened in writing. No Group Company has been informed in writing of any deficiency, proposed adjustment or assessment, in each case with respect to income or other material amounts of Taxes, that has not been fully paid or finally resolved.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(h) In the past three years, no Group Company (or any predecessor thereof) distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i) No Group Company (i) has been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is or was the Company) or (ii) has any Liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn. No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than customary commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes), and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) The unpaid Taxes of the Group Companies (i) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) will not, as of the Closing Date, exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies.

(m) No Group Company is, or at any time has been, a “passive foreign investment company” within the meaning of Section 1297 of the Code. No Group Company is, or has been at any time in the last five (5) years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) Each of the Company and Katapult Group, Inc. is, and has been at all times since its formation, properly classified as a domestic corporation for U.S. federal and applicable state and local income Tax purposes, and each other Group Company is, and has been at all times since its formation, properly classified as a domestic disregarded entity for U.S. federal and applicable state and local income Tax purposes.9

(o) No Group Company has filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

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(p) Each Group Company has (i) properly complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), (ii) to the extent applicable, properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not sought (nor has any Affiliate that would be aggregated with any Group Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, and (iv) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or any other provision of the CARES Act except as contemplated by Section 3.18(p)(i).

(q) No Group Company will be required to include any material amount in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) any intercompany transaction or excess loss account existing prior to the Closing, in each case described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. Law), (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (vi) an election (including a protective election) pursuant to Code Section 108(i) (or any corresponding or similar provision of state, local or non-U.S. Tax Law). No Group Company will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

Section 3.19 Brokers. Section 3.19 of the Company Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisor’s, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Group Company or their respective Affiliates, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable.

Section 3.20 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.20(b) of the Company Schedules sets forth a true, correct and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the assets and properties of the Group Companies reflected in the Latest Balance Sheet or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business or as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The tangible assets and properties of the Group Companies are in good

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operating condition in all respects (normal wear and tear excepted) and are fit, in all respects, for use in the ordinary course of business, and no uninsurable damage has, since the date of the Latest Balance Sheet, occurred with respect to such assets and properties, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.21 Transactions with Affiliates. Section 3.21 of the Company Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any (x) officer, director of or direct or indirect equityholder of any Group Company or (y) any immediate family member of the foregoing Persons (provided that in the case of this clause (y), if an equityholder is not an officer or director of a Group Company, only if such equityholder is the direct or beneficial owner of more than 5% of the outstanding equity of a Group Company), on the other hand (the Persons identified in this clause (b), “Pre-Closing Holder Related Parties”), other than (i) Contracts with respect to a Pre-Closing Holder Related Party’s employment or services with (including benefit plans and other ordinary course compensation from) any of the Group Companies, (ii) any Ancillary Document and (iii) Contracts entered into after the date hereof that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Pre-Closing Holder Related Party since December 31, 2018 has been a party to any transaction with any Group Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No Pre-Closing Holder Related Party (A) owns any interest in any asset used in the Business or in any competitor of the Business, or (B) owes any amount to, or is owed any amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date hereof that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.21 are referred to herein as “Pre-Closing Holder Related Party Transactions.”

Section 3.22 Data Privacy and Security Requirements and Information Technology.

(a) Other than as set forth on Section 3.22(a) of the Company Schedules, the Group Companies are and have been in compliance with all Data Security Requirements in all material respects. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in a breach or violation of, or constitute a default under, any Data Privacy and Security Requirement in any material respect. Except as (i) set forth in Section 3.22 of the Company Schedules and (ii) would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there have been no Security Incidents with respect to any Company IT Systems, Business Data, or Company Products. The Group Companies have not received any written notices or complaints from any Person or been the subject of any claim, proceeding or investigations (including investigations by any Governmental Entity).

(b) The Group Companies have implemented and maintain adequate security, disaster recovery and business continuity plans, procedures and facilities. The Group Companies use commercially reasonable efforts to protect the confidentiality, integrity and security of the Company IT Systems used in the operation of their business from any unauthorized use, access, interruption or modification, and in the last 12 months, there has not been any material failure with respect to any of the Company IT Systems that has not been remedied or replaced in all material respects. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Company IT Systems (i) are sufficient for the immediate and currently anticipated future needs of the Group Companies, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all Software as necessary for the operation of the business. The Company IT Systems and Company Products do not contain any unauthorized feature (including any worm, bomb, Trojan Horse, backdoor, clock, timer or other disabling device, code, design or routine, collectively, “Malicious Code”) or defects, technical concerns or problems that would cause any Company IT System or Company Product to be erased, inoperable or otherwise incapable of being used, or any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware, either automatically, with the passage of time or upon command, or otherwise that would prevent the Company’s IT Systems and Company Products from performing substantially in accordance with their user specifications or functionality descriptions.

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Section 3.23 Compliance with International Trade and Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies is or has been, since December 31, 2015, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) – (iii) or any country or territory which is or has, since December 31, 2015, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria); or (v) otherwise in violation of Sanctions and Export Control Laws.

(b) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c) To the Company’s knowledge, there are no Proceedings, filings, Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws or Sanctions and Export Control Laws by the Group Companies or any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies, and, to the Company’s knowledge, no such Proceedings, filings, Orders, inquiries or governmental investigations have been threatened or are pending and there are no circumstances likely to give rise to any such Proceedings, filings, Orders, inquiries or governmental investigations.

Section 3.24 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, any Group Company specifically for inclusion or incorporation by reference (a) prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Acquiror Holders or at the time of the Acquiror Shareholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made.

Section 3.25 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Acquiror Parties and (ii) it has been furnished with or given access to such documents and information about the Acquiror Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Acquiror Parties or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the Acquiror Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

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Section 3.26 First Lien Credit Agreement. Immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents, there will be no “Default”, “Event of Default”, “Advance Rate Trigger Event” or similar event that has occurred and is continuing with respect to the First Lien Credit Agreement (as such terms defined therein).

Section 3.27 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Acquiror Parties or any of their respective Representatives of any documentation or other information (including any financial projections or other supplemental data), except as otherwise expressly set forth in this Article 3 or the Ancillary Documents, neither the Company nor any other Person makes, and the Company expressly disclaims (on his, her or its behalf and on behalf of his, her or its respective Representatives), any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of Company Shares or businesses or assets of any of the Group Companies, and the Company specifically disclaims (on its behalf, on the Group Companies’ behalf and on behalf of its respective Representatives), any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to their assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and each of the Acquiror Parties shall rely solely on its own examination and investigation thereof and the representations and warranties expressly set forth in this Article 3 and the Ancillary Documents.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIROR PARTIES

Except as set forth in (a) the Acquiror Schedules (but subject to the terms of Section 8.8) or (b) any Acquiror SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each of the Acquiror Parties hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the First Effective Time, as follows:

Section 4.1 Organization and Qualification. Each Acquiror Party is a corporation, limited liability company or other business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not reasonably be expected to be, individually or in the aggregate, material to the Acquiror Parties, taken as a whole.

Section 4.2 Authority. Each Acquiror Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which such Acquiror Party is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Acquiror Shareholder Approval, the Merger Sub 1 Sole Stockholder Approval, the Merger Sub 2 Sole Member Approval, the execution and delivery of this Agreement, the Ancillary Documents to which such Acquiror Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such Acquiror Party. This Agreement has been and each Ancillary Document to which such Acquiror Party is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by such Acquiror Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Acquiror Party (assuming this Agreement has been and the Ancillary Documents to which such Acquiror Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Acquiror Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties set forth in Section 3.5 (and assuming all Consents referred to in such Sections (or required to be disclosed in the corresponding sections of the Company Schedules) are made or obtained), no Consent of any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Documents to which such Acquiror Party is or will be a party to or bound by, or

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the consummation by such Acquiror Party of the transactions contemplated by this Agreement or the Ancillary Documents, except for (a) compliance with and filings under the HSR Act, (b) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement, (c) such filings with and approval of Nasdaq to permit the Acquiror Common Shares to be issued in connection with the transactions contemplated by this Agreement and the Ancillary Documents to be listed on the Nasdaq, (d) filing of the Certificates of Merger and the Acquiror Charter, (e) the filings, notices or other actions contemplated by Section 5.15 or (f) those the failure of which to obtain or make would not reasonably be expected to be, individually or in the aggregate, material to the Acquiror Parties, taken as a whole. Neither the execution, delivery or performance by such Acquiror Party of this Agreement nor the Ancillary Documents to which such Acquiror Party is or will be a party nor the consummation by such Acquiror Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of the Governing Documents of such Acquiror Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancelation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under, any Contract to which such Acquiror Party is a party or by which any such Acquiror Party or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Acquiror Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of such Acquiror Party, except in the case of clauses (ii) though (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Acquiror Parties, taken as a whole.

Section 4.4 Brokers. Section 4.4 of the Acquiror Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisor’s, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Acquiror Parties or any of their respective Affiliates for which any Group Company may become liable, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, any Acquiror Party specifically for inclusion or incorporation by reference (a) prior to the Closing in the in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Acquiror Holders or at the time of the Acquiror Shareholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made.

Section 4.6 Capitalization of the Acquiror Parties.

(a) Section 4.6(a) of the Acquiror Schedules sets forth as of the date of this Agreement a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Acquiror Shares and Acquiror Warrants. All outstanding Acquiror Shares and Acquiror Warrants have been duly authorized and validly issued and are fully paid and non-assessable. All outstanding Equity Securities (i) were not issued in violation of the Governing Documents of Acquiror and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Law or under the Governing Documents of Acquiror) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(b) Except for the Equity Securities set forth on Section 4.6(a) of the Acquiror Schedules or as is set forth in Acquiror’s Governing Documents, as of the date of this Agreement, Acquiror has no outstanding (x) convertible debt, equity appreciation, phantom equity, or profit participation rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Acquiror to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Acquiror.

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Section 4.7 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Acquiror SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Acquiror SEC Reports”). Each of the Acquiror SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional Acquiror SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Acquiror SEC Reports or the Additional Acquiror SEC Reports (for purposes of the Additional Acquiror SEC Reports, assuming that the representation and warranty set forth in Section 3.24 is true and correct in all respects with respect to all information supplied by or on behalf of each Group Company specifically for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Reports. The Acquiror SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any Acquiror SEC Report has been superseded by a later timely filed Acquiror SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (for purposes of the Additional SEC Reports, assuming that the representation and warranty set forth in Section 3.24 is true and correct in all respects with respect to all information supplied by or on behalf of each Group Company specifically for inclusion or incorporation by reference therein).

Section 4.8 Trust Account. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Account Agreement, dated October 31, 2019, by and between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect or, to Acquiror’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) Pre-Closing Acquiror Holders who shall have elected to redeem their Acquiror Class A Shares pursuant to the Governing Documents of Acquiror or (iii) if Acquiror fails to complete a business combination as set forth in the Governing Documents of Acquiror within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Acquiror (in limited amounts to permit Acquiror to pay the expenses of the Trust Account’s liquidation and dissolution and winding up of Acquiror) and then the Pre-Closing Acquiror Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Acquiror and the Trust Agreement.

Section 4.9 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to Acquiror’s knowledge, threatened against or involving (a) any Acquiror Party, (b) any of its respective properties or assets, or (c) any of its respective managers, officers, directors or employees (in their capacities as such), except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquiror Parties, taken as a whole. No Acquiror Party is subject to any outstanding Order that is, or would reasonably be expected to be, individually or in the aggregate, material to the Acquiror Parties, taken as a whole.

Section 4.10 Compliance with Applicable Law. Each Acquiror Party is (and since its incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquiror Parties, taken as a whole.

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Section 4.11 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP and (ii) Acquiror has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and principal financial officer by others within Acquiror.

(b) Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) As of the date of this Agreement, Acquiror is in compliance in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister Acquiror Class A Shares or prohibit or terminate the listing of Acquiror Class A Shares on Nasdaq. Acquiror has not taken any action that is designed to terminate the registration of Acquiror Class A Shares under the Exchange Act.

(d) The Acquiror SEC Reports contain true, correct, and complete copies of the applicable Acquiror Financial Statements. The Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Acquiror Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Since its initial public offering, Acquiror has not received any written notification of any (a) “significant deficiency” in the internal controls over financial reporting of Acquiror, (b) “material weakness” in the internal controls over financial reporting of Acquiror or (c) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

Section 4.12 No Undisclosed Liabilities. Except for Liabilities (a) set forth in Section 4.12 of the Acquiror Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the Acquiror Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Reports in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (e) either permitted to be incurred pursuant to Section 5.14 or incurred in accordance with Section 5.14 or (f) that are not and would not reasonably be expected to be, individually or in the aggregate, material to Acquiror, Acquiror has no Liabilities.

Section 4.13 Tax Matters.

(a) Acquiror has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and Acquiror has paid all income and other material Taxes required to have been paid by it regardless of whether or not shown on any such Tax Return.

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(b) Acquiror is not currently the subject of an income or other material Tax Proceeding, and no income or other material Tax Proceeding with respect to Acquiror is pending or has been threatened in writing. Acquiror has not been informed in writing of any deficiency, proposed adjustment or assessment, in each case with respect to income or other material amounts of Taxes, that has not been fully paid or finally resolved.

(c) Acquiror is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(d) Acquiror (i) has not been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is Acquiror) and (ii) does not have any Liability for the Taxes of any Person (other than itself) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

Section 4.14 Investigation; No Other Representations.

(a) Such Acquiror Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, such Acquiror Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and the Ancillary Documents to which it is or will be a party or a beneficiary of any representations and warranties and no other representations or warranties of the Company or any other Person, either express or implied, and such Acquiror Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party or a beneficiary or any representations and warranties, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.15 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation or other information (including any financial projections or other supplemental data), except as otherwise expressly set forth in this Article 4 and the Ancillary Documents, none of the Acquiror Parties nor any other Person makes, and each Acquiror Party expressly disclaims, any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Equity Securities or businesses or assets of any of the Acquiror Parties, and each Acquiror Party specifically disclaims (on its behalf, on the Acquiror Parties’ behalf and on behalf of its respective Representatives), any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to their assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and each of the Group Companies shall rely solely on its own examination and investigation thereof and the representations and warranties expressly set forth in this Article 4 and the Ancillary Documents.

Article 5
COVENANTS

Section 5.1 Conduct of Business of the Group Companies.

(a) Except as (i) expressly required by this Agreement or any Ancillary Document, (ii) as required by applicable Law, (iii) as set forth on Section 5.1(a) of the Company Schedules, as (iv) consented to in writing by Acquiror (not to be unreasonably withheld, conditioned or delayed) or (v) as required to comply with COVID-19 Measures (in the case of clause (v) of this Section 5.1(a), only to the extent reasonable and prudent in light of the business of the Group Companies and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures, operate the business of the Group Companies in the ordinary course of business, collectively the “COVID-19 Changes”), from and after the date of this Agreement until the earlier of the

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Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to (A) operate the business of the Group Companies in the ordinary course of business and (B) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Group Companies.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly required by this Agreement, as required by applicable Law, as set forth on Section 5.1(a) of the Company Schedules or as consented to in writing by Acquiror (such consent, other than in the case of Section 5.1(b)(i), (ii), (iii), (v), (xii), (xv), (xvii), and (xix) to the extent related to the immediately foregoing matters, not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Group Company’s Equity Securities or repurchase, redeem, or otherwise acquire, any outstanding Equity Securities of any Group Company, other than (A) any redemptions of outstanding Equity Securities of any Group Company held by an employee thereof in connection with his or her termination of employment, but solely to the extent such redemption is contemplated pursuant to the terms of such individual’s employment agreement or award agreement(s) issued under a Company Equity Plan, (B) the withholding of Equity Securities to satisfy applicable tax withholding requirements upon the exercise or vesting of any equity-based compensation award, or (C) dividends or distributions, declared, set aside, made or paid by any of the Company’s wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to or otherwise terminate any Group Company’s Governing Documents, or the Company Shareholder Agreements;

(iv) (A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties of the Group Companies (including any Business Intellectual Property), other than non-exclusive licenses granted to customers to use a Company Product in the ordinary course of business, or inventory or obsolete equipment in the ordinary course of business, (B) create, subject or incur any Lien on any material assets or properties of the Group Companies (other than Permitted Liens or pursuant to the First Lien Credit Agreement) or (C) disclose any source code of the Group Companies;

(v) (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien (other than Liens securing obligations under the First Lien Credit Agreement), (1) any Equity Securities of any Group Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company or (B) adjust, split, combine or reclassify any Equity Securities of any Group Company or other rights exercisable therefor or convertible into;

(vi) incur, create or assume any Indebtedness for borrowed money, except pursuant to the facilities set forth in Section 5.1(b)(vi) of the Company Schedules;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii) (A) enter into, amend, modify, extend, renew or terminate any Material Contract or any Real Property Lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract or any Real Property Lease pursuant to its terms), other than (i) entry into amendments, modifications, extensions, renewals or termination in the ordinary course of business (except for any entry into amendments, modifications, extensions, renewals or termination of a Material

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Contract under Section 3.7(a)(iv) or Section 3.7(a)(xii) other than the First Lien Credit Agreement or the other Loan Documents (as defined therein)), and (ii) amendments to the First Lien Credit Agreement or the other Loan Documents (as defined therein) or any other Contract evidencing or governing Indebtedness of the Company that are necessary to permit the Merger and/or the other transactions contemplated by this Agreement, amendments to the First Lien Credit Agreement or the other Loan Documents (as defined therein) increasing the Revolving Loan Commitments by an additional amount of up to $200,000 (as defined therein), amendments to the First Lien Credit Agreement or any other Contract evidencing or governing Indebtedness of the Company related to the cessation of LIBOR as the benchmark interest rate thereunder and any other amendments and waivers to the First Lien Credit Agreement or the other Loan Documents (as defined therein) or any other Contract evidencing or governing Indebtedness of the Company that loosen covenants, narrow the scope of representations and warranties to be made by the Company thereunder or the other Loan Documents (as defined therein), increase the grace periods for events of default and otherwise narrow the scope of the events of default thereunder and release property from the security interest in favor of the agent under the First Lien Credit Agreement or under the other Loan Documents (as defined therein), or (B) waive any material benefit or right under any Material Contract or Real Property Lease;

(ix) except as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.13(a) of the Company Schedules, (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan of any Group Company or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase or decrease, or agree to increase or decrease, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) hire, engage or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies whose annual base compensation exceeds or would exceed $200,000, (E) except as required by Law, with respect to a Group Company or any employees of the any Group Company, amend, modify, negotiate, adopt, enter into, extend, renew or terminate any CBA or other Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of a Group Company, (F) except as required by Law, recognize or certify any labor organization, works council, labor union or group of employees of any Group Company as the bargaining representative for any employees of a Group Company, (G) with respect to a Group Company or any employees of the Group Companies, engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that could implicate WARN, or (H) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

(x) make, change or revoke any material election concerning Taxes, adopt or change any accounting method concerning Taxes, change any Tax accounting period, materially amend any material Tax Return, enter into any material Tax closing agreement, settle or surrender any material Tax Proceeding, fail to pay any material Tax when due (including any material estimated Tax payments), claim any Tax credits under Section 2301 of the CARES Act, surrender any claim for a refund of a material amount of Taxes, waive or extend the statute of limitations in respect of any material amount of Taxes, prepare any material Tax Return in a manner inconsistent in any material respect with the past practices of the Group Companies, or defer any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-22, or any other provision of the CARES Act except as contemplated by Section 3.18(p)(i);

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(xi) [Reserved]

(xii) change any member of the Group Companies’ methods of accounting or accounting practices, except as required by GAAP;

(xiii) (A) enter into any settlement, conciliation or similar Contract, in each case, in respect of a Proceeding, (1) the performance of which involves or could reasonably involve at any point in the future the payment by the Group Companies (or Acquiror or any of its Affiliates after the Closing) in excess of $200,000 in the aggregate (in each case with respect to any Proceeding, determined net of any insurance coverage in respect of such Proceeding), (2) that imposes, or could reasonably impose at any point in the future, any non-monetary obligations (including injunctive relief) on any Group Company (or Acquiror or any of its Affiliates after the Closing), (3) that involves any criminal misconduct or any admission or wrongdoing or other misconduct by any Group Company (or Acquiror or any of its Affiliates after the Closing) or (4) that is brought by or on behalf of any Pre-Closing Holder, or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration (except in the ordinary course of business);

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of the Group Companies;

(xv) enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by Section 5.12) any Pre-Closing Holder Related Party Transactions;

(xvi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xvii) enter into, conduct, engage in or otherwise operate any new line of business, change its operating policies in any material respect or discontinue or make any material change to the business of the Group Companies, taken as a whole;

(xviii) (A) change in any material respect any cash management practices and policies or practices regarding the collection of accounts receivable, the payment of accounts payable, establishment of reserves for uncollectible accounts or otherwise seek to generate revenue outside the ordinary course of business, (B) accelerate the collection of accounts receivables or defer any accounts payable, in each case other than in the ordinary course of business, (C) change, modify, or write-off as uncollectible any notes or accounts receivable of the Group Companies, except write-offs in the ordinary course of business, or (D) take any other action outside the ordinary course of business with respect to the working capital of the Group Companies;

(xix) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall (i) give Acquiror, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (ii) prevent the Group Companies from drawing advances under the revolving commitment of the First Lien Credit Agreement or (iii) prohibit any amendment to the Fourth Amended and Restated Certificate of Incorporation of the Company contemplated by the last sentence of Section 2.2(g). Notwithstanding anything to the contrary contained in Section 5.1(a), nothing shall prevent the Company or any of its Subsidiaries from taking or failing to take any reasonable action, including the establishment of any policy, procedure or protocol, in each case, in response to COVID-19 or any COVID-19 Measure, and such action or inaction shall not be deemed to violate or breach this Section 5.1(a) in any way, be deemed to constitute an action taken outside of the ordinary course of business (other than in respect of Taxes) or serve as a basis for Acquiror to terminate this Agreement pursuant to Section 7.1(b) for a breach of this Section 5.1(a) or assert that the condition set forth in Section 6.2(b) has not been satisfied due to a breach of this Section 5.1(a).

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Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party to upon the execution thereof, the execution and delivery of such Ancillary Document). Notwithstanding the foregoing, each Party shall use reasonable best efforts to obtain Consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(b) Each Party shall (i) make, or cause to be made, an appropriate filing or take, or cause to be taken, any required actions, as applicable, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten Business Days) after the date of this Agreement, (ii) request for early termination of the waiting period thereunder and (iii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. The Company shall pay all filing fees relating to filings under the HSR Act concerning the transaction contemplated hereby. Each Party shall promptly inform the other Parties of any communication between such Party and any Governmental Entity regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Acquiror and the Company. Acquiror agrees to take all actions that are required by any Governmental Entity in connection with the filing pursuant to the HSR Act to expeditiously consummate the transactions contemplated by this Agreement, including to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements, provided that any such action: (x) is conditioned upon the consummation of the transactions contemplated by this Agreement and (y) does not require Acquiror to agree to take, any action if such action would have, or would be reasonably expected to have, a Company Material Adverse Effect.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Acquiror Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Acquiror Party) or Acquiror and its counsel (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(d) In furtherance of, and without limiting the Parties’ obligations pursuant to, Section 5.2(a), the Company shall use commercially reasonable efforts to obtain, prior to the Closing, written consents, in form and substance reasonably acceptable to Acquiror, from each of the counterparties to the agreements set forth on Section 5.2(d) of the Company Schedules; provided that nothing herein shall require a Party or any of its respective Affiliates to expend money, commence any Proceeding or offer or grant any accommodation (financial or otherwise) to any third party. All costs incurred in connection with obtaining such consents shall be borne by the Company.

(e) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

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Section 5.3 Access to Information. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall provide, or cause to be provided, to Acquiror and its Representatives during normal business hours reasonable access to all of the employees, properties, Contracts, and books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies); provided that such access may be limited by the Group Companies in response to COVID-19 Changes to the extent reasonably necessary (a) to protect the health and safety of such Group Companies managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners or (b) in order to comply with any applicable COVID-19 Measures (provided that, in case of each of (a) and (b), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to provide (i) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed, including through remote communication) or (ii) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). All of such information shall be treated as “Confidential Information” (or the applicable equivalent term) pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3 or either Confidentiality Agreement conflicts with any other covenant or agreement contained herein that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict. The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.9 and Section 5.10, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and Acquiror, prior to the Closing or, after the Closing, Acquiror; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case, prior to the Closing, the disclosing Party shall, to the extent permitted by applicable Law, first allow the Company, if the disclosing party is an Acquiror Party, or Acquiror, if the disclosing Party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor, Acquiror and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor (including in connection with the PIPE Financing) or in connection with normal fund raising or related marketing or informational or reporting activities. Furthermore, between the date of this Agreement and the Closing Date, the Company shall not, and each shall cause its Subsidiaries not to, make any broad-based announcements or disclosures regarding the transactions contemplated hereby or any Ancillary Document to any of their respective employees, customers, suppliers or other business relationships without the prior written consent of Acquiror (not to be unreasonably withheld, delayed or conditioned).

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments (if any) in good faith. The Company, Acquiror and the Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as reasonably practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), Acquiror

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shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Sponsor shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

(c) Without limiting the foregoing, from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company and Holder Representative shall maintain, and shall cause their Affiliates who are in possession of any material non-public information, written or oral, it or they may have to the extent regarding Acquiror or any of its Affiliates, including this Agreement and its terms and conditions (“Acquiror Confidential Information”), to maintain such Acquiror Confidential Information, in confidence, and such information shall not be disclosed or used by the Company, Holder Representative or its Affiliates for any purpose without Acquiror’s prior written consent, unless such information is (i) otherwise publicly available through no breach by the Company, Holder Representative or its Affiliates of this Section 5.4(c), (ii) required to be disclosed by applicable Law, in which case the disclosing Party shall, to the extent permitted by applicable Law, notify Acquiror in advance of such disclosure or (iii) disclosed or used in connection with any Proceeding to enforce the rights of the Company, Holder Representative or their respective Affiliates under this Agreement or any Ancillary Document.

Section 5.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Acquiror agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Group Company, as provided in a Group Company’s Governing Documents or otherwise in effect as of the date of this Agreement and set forth on Section 5.5(a) of the Company Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years, and (ii) the Group Companies will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, the Group Companies shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of any Group Company (the “D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of any Group Company prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Neither Acquiror nor any Group Company shall have any obligation under this Section 5.5 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall cause the Group Companies to purchase, at or prior to the Closing, and Acquiror shall cause the Group Companies to maintain in effect for a period of six years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of the those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Closing (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the Group Companies shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Group Companies shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

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(d) If Acquiror, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquiror or such Group Company shall assume all of the obligations set forth in this Section 5.5.

(e) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.5 are intended to be third party beneficiaries of this Section 5.5. This Section 5.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror and the Group Companies.

Section 5.6 Tax Matters.

(a) Tax Treatment.

(i) For U.S. federal income Tax purposes, each of the Parties agrees to (A) file all Tax Returns consistent with, and take no position in any Tax Proceeding inconsistent with, the Intended Tax Treatment and (B) adopt this Agreement as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), in the case of each of clauses (A) and (B), solely to the extent the Mergers so qualify as a “reorganization” under Section 368(a) of the Code under applicable U.S. federal income Tax Law and except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(ii) Notwithstanding anything in this Agreement or any Ancillary Document to the contrary, Acquiror and its Affiliates, representatives, and advisors shall not be required to provide a Tax opinion.

(iii) Notwithstanding anything to the contrary herein, at the reasonable request of Acquiror or the Company after the date of this Agreement but prior to the time at which the Registration Statement / Proxy Statement is first filed with the SEC, the Parties shall use commercially reasonable efforts to (A) implement a series of transactions intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code of the Company prior to the Mergers, wherein the Company becomes a wholly-owned Subsidiary of a newly formed holding corporation (“Newco”) and the Company is converted into a limited liability company and (B) restructure the transactions contemplated hereby such that Newco engages in the Mergers, rather than the Company.

(b) FIRPTA Certificate. Acquiror hereby requests, and the Company shall deliver to Acquiror prior to the Closing, (i) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and signed by an executive officer of the Company, certifying that the equity interests in the Company are not “United States real property interests” (as defined in Section 897(c)(1) of the Code), (ii) a copy of the notification to be provided to the IRS regarding such certificate, in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), and (iii) a duly executed IRS Form W-9 from the Company.

(c) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax Proceeding, relating to the matters contemplated by this Section 5.6. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.7 Financing.

(a) Acquiror shall use its reasonable best efforts to obtain the PIPE Financing (and the Company shall reasonably cooperate with Acquiror in connection thereto) on a timely basis on the terms and conditions described in the Subscription Agreements, including using its reasonable best efforts to (i) comply with its respective obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Acquiror set forth in the applicable Subscription Agreements within its control, and (iv) consummate the PIPE Financing when required pursuant to this Agreement. Acquiror shall give the Company prompt written notice upon having actual knowledge

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of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements. Other than as set forth in this Section 5.7(a) or Section 5.7(b), Acquiror shall not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding set forth in the Subscription Agreements or any other provision of, or remedies under, the Subscription Agreements (except as otherwise permitted hereunder), in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of adversely affecting in any respect the ability of Acquiror to timely consummate the transactions contemplated by this Agreement, including by reducing the aggregate amount of the PIPE Financing Amount contemplated in the Subscription Agreements such that the Available Distributable Cash would not be sufficient to satisfy the condition set forth in Section 6.3(e).

(b) If all or any portion of the PIPE Financing becomes unavailable, (i) Acquiror shall promptly use its reasonable best efforts to promptly obtain the PIPE Financing or such portion of the PIPE Financing from alternative sources in an amount, when added to any portion of the PIPE Financing that is available, equal to the PIPE Financing Amount (any alternative source(s) of financing, “Alternative PIPE Financing”) and (ii) in the event that Acquiror is able to obtain any Alternative PIPE Financing, Acquiror shall use its reasonable best efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Acquiror Class A Shares containing terms and conditions not materially less favorable from the standpoint of Acquiror and the Affiliates of an Acquiror Party thereto than those in the Subscription Agreements entered into as of the date of this Agreement (as determined in the reasonable good faith judgment of Acquiror). In such event, the term “PIPE Financing” as used in this Agreement shall be deemed to include any Alternative PIPE Financing, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Acquiror Class A Shares under any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Financing or Alternative PIPE Financing becomes unavailable, Acquiror may utilize deposits, proceeds or any other amounts from the Trust Account and, to the extent reasonably acceptable to the Company, any additional third party financing to satisfy its financing obligations hereunder (including to satisfy the Minimum Cash Condition).

Section 5.8 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives and the Group Companies not to (i) accept, initiate, respond to, encourage, entertain, solicit, discuss, negotiate, provide information with respect to any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases the Company or any of its Affiliates or all or a material portion of the assets, Equity Securities or businesses of the Company or any of its Subsidiaries (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise (each such transaction prohibited by this sentence, an “Acquisition Proposal,” provided that, for the avoidance of doubt, neither this Agreement, nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “Acquisition Proposal” for the purposes of this Section 5.8(a) or otherwise); (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any Contract regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 5.8(a) or further an Acquisition Proposal; provided, further that, notwithstanding anything to the contrary in the foregoing, in no event shall an Acquisition Proposal include any transfer of Company Shares to any party to a Support Agreement or an Affiliate of any party to a Support Agreement to the extent that such Company Shares become subject to the obligations under such Support Agreement. The Company agrees to (A) notify Acquiror promptly upon receipt (and in any event within 48 hours after receipt) of any Acquisition Proposal of it, any other Group Company or any other Person of which they are aware, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep Acquiror fully informed on a current basis of any modifications to such offer or information and (C) not (and shall cause its Subsidiaries and their respective Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Acquiror and its

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Representatives) that may be ongoing with respect to an Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. The Company shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal in any agreement to which it or any Pre-Closing Holder is a party, and shall promptly following the date of this Agreement send a written request (email being sufficient) to any Person to whom the Company or any of its Representatives provided confidential information of a Group Company in connection with an Acquisition Proposal, which written request shall instruct such Person to return or confirm (in writing) destruction of all such confidential information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Acquiror Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly, (i) commence, accept, initiate, respond to, encourage, entertain, solicit, discuss, negotiate, provide information with respect to any offers for, or (ii) issue or execute an indication of interest, memorandum of understanding, a letter of intent, or any other similar agreement with respect to, any transaction or series of related transactions under which Acquiror or any of its Subsidiaries acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any person(s) (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), other than any such transaction(s) with the Company contemplated by this Agreement and the Ancillary Documents. Notwithstanding anything to the contrary in this Section 5.8(b), this Section 5.8(b) shall not restrict any Representatives of the Acquiror Parties with respect to any discussions or other actions with respect to any investment vehicle now or hereafter existing (other than Acquiror), or any anticipated future investment vehicle.

Section 5.9 Preparation of Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, Acquiror shall, with the assistance of the Company pursuant to this Section 5.9, prepare and, following delivery of the PCAOB Financials to Acquiror pursuant to Section 5.17(a), file with the SEC the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be used for the purpose of soliciting proxies from the Pre-Closing Acquiror Holders at the Acquiror Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Acquiror’s Governing Documents and applicable Law) in which Acquiror shall (i) provide the Pre-Closing Acquiror Holders with the opportunity to redeem the Acquiror Class A Shares pursuant to an Acquiror Shareholder Redemption, (ii) solicit proxies from the Pre-Closing Acquiror Holders at the Acquiror Shareholders Meeting in favor of the Transaction Proposals, (iii) register under the Securities Act the Acquiror Common Shares to be issued in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (iv) file with the SEC financial and other information about the transactions contemplated by this Agreement and the Ancillary Documents, each in accordance with and as required by Acquiror’s Governing Documents and applicable Law. The Registration Statement / Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company shall pay all SEC fees associated with the filing of the Registration Statement / Proxy Statement.

(b) The Company and its counsel shall be given a reasonable opportunity to review and comment on both preliminary and final Registration Statement / Proxy Statement and any amendment or supplement thereto prior to its filing with the SEC (to which comments reasonable and good faith consideration shall be given by Acquiror). Acquiror shall not file any such documents with the SEC (including in response to any comments from the SEC with respect thereto) without the prior written consent (email being sufficient) of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror shall use its reasonable best efforts to: (i) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC, (ii) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement and, (iii) with the assistance of the other Parties hereto, promptly respond to any comments, requests to amend or requests for additional information with respect to the Registration Statement / Proxy Statement by the SEC. Each of Acquiror and the Company shall promptly furnish, or caused to be furnished, to the other all information concerning such Party, its Affiliates and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.9 or for inclusion in any other statement, filing, notice or application made by or on behalf of Acquiror to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents. Each of Acquiror and the Company shall promptly correct any information provided

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by it for use in the Registration Statement / Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Acquiror shall amend or supplement the Registration Statement / Proxy Statement and cause the Registration Statement / Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Pre-Closing Acquiror Holders, in each case, as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Acquiror’s Governing Documents.

(c) Acquiror shall promptly advise the Company of (i) the time when Acquiror has filed the preliminary Registration Statement / Proxy Statement, (ii) the SEC’s determination whether to review the Registration Statement / Proxy Statement, (iii) in event the preliminary Registration Statement / Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Registration Statement / Proxy Statement, (v) the issuance of any stop order relating thereto or the suspension of the qualification of the Acquiror Class A Shares for offering or sale in any jurisdiction (it being understood that Acquiror shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated), (vi) any request by the SEC for amendment of the Registration Statement / Proxy Statement, (vii) any oral or written comments from the SEC relating to the Registration Statement / Proxy Statement and responses thereto, (viii) requests by the SEC for additional information and (ix) the time of effectiveness of the Registration Statement / Proxy Statement. Without limiting the generality of the foregoing, (A) the Acquiror Parties shall not, and shall cause their respective Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity or Nasdaq regarding the matters contemplated by this Section 5.9 without first consulting with the Company and providing the Company a reasonable opportunity to participate in such meetings or discussion and (B) the Company shall not, and shall cause its Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity or Nasdaq regarding the matters contemplated by this Section 5.9 without first consulting with Acquiror and providing Acquiror a reasonable opportunity to participate in such meetings or discussions. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to it or any its Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is filed with the SEC, or at each time at which it is amended or supplemented, or at the time the Registration Statement / Proxy Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.10 Acquiror Shareholders Meeting.

(a) As promptly as reasonably practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act, and, in any event, within 30 days of the effectiveness of the Registration Statement / Proxy Statement, Acquiror shall (i) duly give notice of and (ii) duly convene and hold a meeting of the Pre-Closing Acquiror Holders (the “Acquiror Shareholders Meeting”), in each case, in accordance with the Governing Documents of Acquiror and applicable Law, for the purposes of obtaining the Acquiror Shareholder Approval and, if applicable, any approvals related thereto and providing the Pre-Closing Acquiror Holders with the opportunity to elect to effect an Acquiror Shareholder Redemption. Acquiror shall, through its board of directors, recommend to the Pre-Closing Acquiror Holders the (A) adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Registration Statement / Proxy Statement (the “Business Combination Proposal”), (B) approval of the Mergers, (C) approval of the issuance of the Stock Consideration and Earn Out Shares pursuant to Article 2, (D) adoption and approval of an incentive equity plan mutually agreed by the Company and the Acquiror acting reasonably and in good faith within the 30-day period following the date of this Agreement that provides for grant of awards to employees and other service providers of the Initial Surviving Corporation and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on Acquiror Common Shares with a total pool of awards of Acquiror Common Shares equal to the New Incentive Plan Size (“New Incentive Plan”), (E) adoption and approval of the Acquiror Charter in substantially the form attached as Exhibit E hereto, (F) appointment of the Sponsor Director, the CURO Directors, the Tribeca Director, the Blumberg Director, the CEO Director and the Additional Independent Director to the Acquiror Board in accordance with Section 5.18(b) and Section 5.18(c), respectively, and the designation of the classes of such appointees to the Acquiror Board, (G) adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by Acquiror and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents,

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and (H) adjournment of the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (E), the “Required Transaction Proposals”, and, together with proposals (F) through (H), the “Transaction Proposals”). Acquiror may postpone or adjourn the Acquiror Shareholders Meeting (x) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (y) for the absence of a quorum or (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Acquiror has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Acquiror Holders prior to the Acquiror Shareholders Meeting.

(b) As promptly as reasonably practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act, and, in any event, within five days of the effectiveness of the Registration Statement / Proxy Statement, Acquiror shall take all actions necessary under applicable law to obtain, and then deliver as promptly as practicable thereafter to the Company, the Merger Sub 1 Sole Stockholder Approval and the Merger Sub 2 Sole Member Approval by irrevocable written consent pursuant to (i) Sections 228(a) and 251(c) of the DGCL and the Merger Sub 1’s Governing Documents and (ii) Sections 1-402(d) and 18-209 of the DE LLC and Merger Sub 2’s Governing Documents.

Section 5.11 Release. Effective as of the First Effective Time, by consenting to this Agreement, executing a Letter of Transmittal, or accepting any consideration as contemplated by Article 2, each Pre-Closing Holder: (a) if such Pre-Closing Holder is an individual, on behalf of himself or herself and on behalf of his or her Representatives, (b) if such Pre-Closing Holder is an entity, its Affiliates and their respective Representatives, (c) if such Pre-Closing Holder is a trust, the beneficiaries of the trust, and (d) any of such Pre-Closing Holder’s other successors and assigns, as of the First Effective Time but not before, fully, forever, irrevocably and unconditionally waive, release, acquit and discharge the Final Surviving Company, each Group Company and their respective Affiliates (including, for clarity, Acquiror and its Affiliates), successors and assigns, and each of their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, members, managers, general or limited partners, other Representatives, successors or assignees (or any former, current or future equityholders, controlling persons, directors, officers, employees, agents, members, managers, general or limited partners, other Representatives, successors or assignees of any of the foregoing) from any and all manner of actions, causes of actions, suits, debts, covenants, claims, obligations, liabilities, demands, controversies, damages, judgments, executions, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, whether vicarious, derivative, or direct, whether fixed, contingent or liquidated, whether foreseeable or unforeseeable, or whether presently existing or hereafter discovered, that may be or could have been asserted, with respect to, or arising during, or in connection with, any period ending at or prior to the First Effective Time (including out of any event, occurrence, act, or failure to act) relating to such Person’s direct or indirect ownership of Equity Securities or such Person’s capacity as an equityholder of the Company, in each case, prior to the First Effective Time; provided, that nothing contained in this paragraph shall extend to any manner of actions, causes of actions, claims (including any claims brought by the Holder Representative on behalf of the Pre-Closing Holders and any claims for specific performance, injunctive relief or other equitable remedies) or obligations, liabilities, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, in connection with (i) a Pre-Closing Holder’s rights under this Agreement or the Ancillary Documents, (ii) any rights to indemnification, limitation of liability or advancement or reimbursement of expenses to the extent a Pre-Closing Holder is entitled under the indemnification provisions of the Governing Documents of the Company or any of its Subsidiaries, and (iii) any rights to compensation that such Person may be entitled to under employment or other service agreements entered into (or compensation or benefit plans, programs or policies of) with the Company or its Subsidiaries and which were in force as of the date of this Agreement. Each Pre-Closing Holder forever waives any and all rights of first refusal, rights of first offer, preemptive rights, registration rights or similar rights pursuant to any stockholder agreement, registration rights agreement or other similar agreement pertaining to any Group Company.

Section 5.12 Pre-Closing Holder Related Party Transactions. The Company shall (and shall cause the Group Companies to) terminate (in form and substance reasonably satisfactory to Acquiror) at or prior to the Closing all Pre-Closing Holder Related Party Transactions set forth on Section 5.12 of the Company Schedules, with no further Liability or other obligations to the Group Companies or any of their respective Affiliates (including, after the Closing, Acquiror) with respect thereto.

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Section 5.13 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware or, upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing. Acquiror acknowledges and agrees that it is aware, and that Acquiror’s Representatives are aware or, upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. Acquiror hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of CURO, communicate such information to any third party, take any other action with respect to CURO in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.14 Conduct of Business of Acquiror. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Acquiror shall, and shall cause its Subsidiaries to, as applicable, (x) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Acquiror Common Shares and the Acquiror Warrants on Nasdaq and (y) except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.14 of the Acquiror Schedules, pursuant to any PIPE Financing and/or Alternative PIPE Financing, or as consented to in writing by the Company (such consent, other than in the case of (a), (b), (c), (d), or (g), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of Acquiror;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Acquiror, or repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Acquiror, other than, for the avoidance of doubt, for the Acquiror Shareholder Redemption;

(c) incur, create or assume any Indebtedness for borrowed money;

(d) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Acquiror or any of its Subsidiaries;

(e) issue any Equity Securities of Acquiror or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the forgoing of any of Acquiror or any of its wholly-owned Subsidiaries;

(f) enter into, renew, modify or revise any Acquiror Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be an Acquiror Related Party Transaction);

(g) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(h) amend or modify the Trust Agreement; or

(i) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.14.

Section 5.15 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, Acquiror shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of Acquiror pursuant to the Acquiror Shareholder Redemption, (B) pay the amounts due to the underwriters of Acquiror’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Acquiror in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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Section 5.16 Support Agreements; Written Consent.

(a) As promptly as reasonably practicable (and in any event within 48 hours) following the date of this Agreement (the “Support Agreement Deadline”), the Company shall obtain and deliver, or cause to be delivered, to Acquiror Support Agreements duly executed by each Supporting Company Shareholders.

(b) As promptly as reasonably practicable (and in any event within 48 hours) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act and after the occurrence of the Company Preferred Conversion (the “Written Consent Deadline”), the Company shall take all actions necessary to obtain and deliver, or cause to be delivered, to Acquiror, an irrevocable written consent (in form and substance reasonably satisfactory to Acquiror) approving, among other things, this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers) that is duly executed by the Pre-Closing Holders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Shareholder Agreements (the “Written Consent”). The Company shall take all actions necessary pursuant to the Company’s Governing Documents and the Company Shareholders Agreements to provide all required notices to the Pre-Closing Holders entitled thereto in connection with obtaining the Written Consent. Upon receipt of the Written Consent, the Company shall promptly deliver a copy thereof to Acquiror.

(c) As promptly as reasonably practicable (and in any event prior to the earlier of (i) the time at which the Company delivers the Allocation Schedule to Acquiror pursuant to Section 2.2(g) or (ii) the time at which the Company is required to deliver to the Allocation Schedule to Acquiror pursuant to Section 2.2(g)), the Company shall deliver to Acquiror a detailed itemization of the Closing Cash and Closing Indebtedness. The Company will review any comments to the Closing Cash and Closing Indebtedness provided by Acquiror or any of its Representatives and consider in good faith any reasonable comments proposed by Acquiror or any of its Representatives.

(d) The Company may not amend, modify or waive any provisions of a Support Agreement without the prior written consent of Acquiror.

Section 5.17 PCAOB Financials.

(a) The Company shall deliver to Acquiror, (i) as promptly as practicable after the date of this Agreement, but in any event on or prior to January 15, 2021, (x) the Audited Financials, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors and (y)any other audited or unaudited consolidated balance sheets and the related audited consolidated statements of operations and comprehensive loss, statement of changes in stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable, that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated hereby and in the Ancillary Documents and (ii) if the Registration Statement / Proxy Statement has not been declared effective by the SEC on or prior to February 15, 2021, then on or prior to March 15, 2021, (x) audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019, and December 31, 2020 and the related audited consolidated statements of operations and comprehensive loss, statement of changes in stockholders’ deficit and cash flows of the Group Companies for each of the years then ended audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors and (y) any other audited or unaudited consolidated balance sheets and the related audited consolidated statements of operations and comprehensive loss, statement of changes in stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable, that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated hereby and in the Ancillary Documents (clauses (i) and (ii) of this Section 5.17(a),the “PCAOB Financials”). All such financial statements, together with any audited or unaudited consolidated balance sheet and the related consolidated statements of operations and comprehensive loss, statement of changes in stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year) that is required to

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be included in the Registration Statement / Proxy Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (B) will fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended, (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). All costs incurred in connection with preparing and obtaining the PCAOB Financials shall be borne by the Company.

(b) The Company shall (and shall cause each Group Company to) use reasonable best efforts (i) to assist Acquiror and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the applicable Group Company, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) to obtain the Consents of the Company’s auditors with respect thereto as may be required by applicable Law or requested by the SEC.

(c) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall deliver to Acquiror unaudited consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, statement of changes in stockholders’ deficit and cash flows of the Company and its Subsidiaries for the fiscal month following the date of this Agreement and for each fiscal month and quarter thereafter, with respect to monthly financial statements, within 30 days following the end of each such month and with respect to quarterly financial statements, within 30 days following the end of each such fiscal quarter (as applicable).

Section 5.18 Post-Closing Directors and Officers.

(a) The Parties shall take all such action within its power as may be necessary or appropriate such that, effective as of the Closing, (i) the board of directors of Acquiror (the “Acquiror Board”) shall consist of seven (7) directors, (ii) the Acquiror Charter and the Acquiror Bylaws are in substantially the forms attached hereto as Exhibits E and F, respectively, (iii) the initial members of the Acquiror Board are the individuals determined in accordance with Section 5.18(b), Section 5.18(c), Section 5.18(d), Section 5.18(e), Section 5.18(f) and Section 5.18(g), as applicable, (iv) the initial members of the compensation committee, audit committee and nominating committee of the Acquiror Board are the individuals determined in accordance with Section 5.18(d); and (v) the officers of Acquiror are the individuals determined in accordance with Section 5.18(e).

(b) Within 60 days of the date of this Agreement, Acquiror shall provide to the Company the name of one Person who shall be a Class II Director (as defined in the Governing Documents of Acquiror) on the Acquiror Board effective as of the Closing (the “Sponsor Director”). Acquiror may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual.

(c) Within 60 days of the date of this Agreement, CURO shall provide to the Company a list of two Persons who shall be a Class I Director and Class III Director (each as defined in the Governing Documents of Acquiror), respectively, on the Acquiror Board effective as of the Closing (the “CURO Directors”). CURO may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual. Notwithstanding the foregoing, at least one (1) of the individuals designated to the Acquiror Board pursuant to this Section 5.18(c) must be an Independent Director (provided that such person need not qualify as an “independent director” under the Nasdaq rules and regulations applicable to service on committees of the Board), and if the requirement set forth in this sentence is not met, Acquiror shall omit from its proxy materials any such nominee, and any such nomination shall be disregarded and no vote on any such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by Acquiror. So long as CURO owns 10% of the issued and outstanding Acquiror

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Common Shares, Acquiror shall re-nominate an individual designated by CURO as a Class I Director upon the expiration of the initial term of such Class I Director (or replacement appointed pursuant to the following sentence). During the initial term of the CURO Directors, and, with respect to the Class I Director, during the first subsequent term of such CURO Director, the Acquiror shall, at the election of CURO, cause the replacement of the CURO Directors or otherwise fill any vacancy of a CURO Director (including in the event of the resignation, termination, death or disability of a CURO Director) with such individuals as selected by CURO from time-to-time. To the extent not in violation of any Law or applicable stock exchange rule (including as regards to independence), for so long as a CURO Director is on the Acquiror Board, Acquiror shall cause at least one CURO Director to be a member of each committee of the Acquiror Board.

(d) Within 60 days of the date of this Agreement, Tribeca shall provide to the Company the name of one Person who shall be a Class III Director (as defined in the Governing Documents of Acquiror) on the Acquiror Board effective as of the Closing (the “Tribeca Director”). Tribeca may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual.

(e) Within 60 days of the date of this Agreement, Blumberg shall provide to the Company the name of one Person who shall be a Class II Director (as defined in the Governing Documents of Acquiror) on the Acquiror Board effective as of the Closing (the “Blumberg Director”). Blumberg may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual.

(f) The Chief Executive Officer of the Company shall be a Class III Director (as defined in the Governing Documents of Acquiror) on the Acquiror Board effective as of the Closing (the “CEO Director”).

(g) Within 60 days of the date of this Agreement, the Company, Tribeca and Blumberg shall provide to Acquiror the name of one Person who shall be a Class I Director (as defined in the Governing Documents of Acquiror) on the Acquiror Board effective as of the Closing (the “Additional Independent Director”). The Company, Tribeca and Blumberg may, with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC. Notwithstanding the foregoing, such individual designated to the Acquiror Board pursuant to this Section 5.18(d) must be an Independent Director and must also qualify as independent under the audit committee independence requirements set forth in the rules of any stock exchange applicable to Acquiror, and if the requirements set forth in this sentence are not met, Acquiror shall omit from its proxy materials such nominee, and such nomination shall be disregarded and no vote on such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by Acquiror.

(h) Acquiror and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquiror) on the directors to be appointed to the audit, compensation and nominating committees prior to the filing of the Registration Statement / Proxy Statement with the SEC, which, in the case of the compensation committee, shall include at least one Sponsor Director.

(i) The Persons identified on Section 5.18(e) of the Company Schedules shall be the officers of Acquiror immediately after the Closing, with each such individual holding the title set forth opposite his or her name. Acquiror and the Company may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquiror) to replace any individual set forth on Section 5.18(e) of the Company Schedules with any individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such Schedule to include such replacement individual.

Section 5.19 Certain Other Covenants. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parties shall promptly notify the other Parties hereto after becoming aware of (a) any breach of any covenant of such Party set forth herein or in any Ancillary Document, or (b) any event or circumstance that could reasonably be expected to (1) with respect to the Company, be a Company Material Adverse Effect or, with respect to Acquiror, be an Acquiror Material Adverse Effect or (2) otherwise cause or result in any of the conditions set forth in Article 6 not being satisfied or the satisfaction of those conditions being materially delayed. Without in any way limiting the generality of the foregoing,

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the Company shall (i) promptly inform Acquiror in the event any Proceeding is brought against any Group Company by or on behalf of any Pre-Closing Holder or any Pre-Closing Holder provides notice to a Group Company that it is or may be in violation or breach of any of their respective Governing Documents or the Company Shareholder Agreements, and (ii) keep Acquiror reasonably apprised of the status of any pending material Proceedings (including, any Proceedings pending or subsequently brought by any equityholder or Affiliate of a Group Company) and promptly deliver copies to Acquiror of all material pleadings, motions and other documents relating thereto upon filing or delivering such pleadings, motions or other documents, or in the event the Company is the recipient of such pleadings, motions or other documents, promptly following such receipt; provided, however, that the Company may not deliver such documents if prohibited by Law or if delivery could, as reasonably determined upon the advice of outside legal counsel, result in the loss of the ability to successfully assert any attorney-client or work product privilege (provided that, in each case, the Company shall, and shall cause the other Group Companies to, use best efforts to provide (1) such materials as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) and (2) such other information, in a manner without violating such privilege or Law). No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 5.20 Section 280G. The Company shall, prior to the Closing Date, (a) solicit and use reasonable best efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and any regulations promulgated thereunder) who could receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code and any regulations promulgated thereunder) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code and any regulations promulgated thereunder) and (b) submit to a Company shareholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of the calculations, waivers and approval materials to Acquiror for its review, approval, and comment prior to soliciting such waivers and soliciting such approval, and the Company shall consider in good faith any comments provided by Acquiror. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code and any regulations promulgated thereunder as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Acquiror evidence reasonably acceptable to Acquiror that a vote of the Company shareholders was solicited in accordance with the foregoing provisions of this Section and that either (i) the requisite number of votes of the Company shareholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided.

Section 5.21 Confidentiality. Effective as of the First Effective Time, by consenting to this Agreement, executing a Letter of Transmittal, or accepting any consideration as contemplated by Article 2, each Pre-Closing Holder covenants and agrees to (and shall cause each of Pre-Closing Holder’s controlled Affiliates to), keep confidential and not disclose, divulge, or use for any purpose (other than to monitor Pre-Closing Holder’s investment in the Company) any Confidential Information, unless such Confidential Information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.21, (ii) is or has been independently developed by Pre-Closing Holder or its Affiliates without use of or reference to the Confidential Information, or (iii) is or has been made known or disclosed to Pre-Closing Holder or its Affiliates by a third party without a breach of any obligation of confidentiality such third party may have to the Company or any of its Representatives; provided, however, that Pre-Closing Holder may disclose Confidential Information (A) to Pre-Closing Holder’s attorneys, accountants, consultants, managers, employees and other professionals to the extent necessary to obtain their services in connection with monitoring Pre-Closing Holder’s investment in the Company, provided that Pre-Closing Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (B) following the Closing, to any prospective purchaser of any shares of Acquiror from Pre-Closing Holder, provided that such prospective purchaser is not a Competitor and agrees to be bound by the provisions of this Section 5.21; (C) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of Pre-Closing Holder in the ordinary course of business, provided that

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such Person is not a Competitor and Pre-Closing Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (D) as may otherwise be required or requested by Law, provided, if the required or requested disclosure is targeted to the Company, Pre-Closing Holder promptly (x) if practical, notifies Acquiror and the Company prior to such disclosure to provide the Company and Acquiror with a reasonable opportunity to seek a protective order or otherwise prevent or limit such disclosure and (y) takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding anything herein to the contrary, the Pre-Closing Holder may use Confidential Information in the course of the service by the Pre-Closing Holder to the Company or its Affiliates as an employee, officer, director, manager, consultant or other service provider of the Company, and disclose such Confidential Information in the course of such service, subject to the terms of any confidentiality agreement entered into by the undersigned in connection with such service. “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of the Company, but shall not include any financial investment firm or collective investment vehicle.

Section 5.22 Ticker. The Parties shall cause, (a) with effect from the Second Effective Time, the name of Acquiror to be changed as mutually agreed upon by the Acquiror and the Company and (b) the ticker symbol of Acquiror to be changed to “KPLT”.

Article 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) any applicable waiting period or Consent under the HSR Act relating to the transactions contemplated by this Agreement and the Ancillary Documents shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Acquiror Class A Shares to be issued pursuant to this Agreement (including the Earn Out Shares) shall be listed on Nasdaq upon the Closing, subject to any compliance extension on ability to remedy non-compliance, in each case as permitted by the Nasdaq continued listing rules;

(e) the Required Acquiror Shareholder Approval shall have been obtained and remain in full force and effect;

(f) the Required Company Shareholder Approval shall have been obtained and remain in full force and effect;

(g) the Merger Sub 1 Sole Stockholder Approval shall have been obtained and remain in full force and effect; and

(h) after giving effect to the transactions contemplated hereby (including the PIPE Financing), Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the First Effective Time.

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Section 6.2 Other Conditions to the Obligations of the Acquiror Parties. The obligations of the Acquiror Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Acquiror (on behalf of itself and the other Acquiror Parties) of the following further conditions:

(a) (i) each of the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.2(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, (ii) each of the representations and warranties set forth in Section 3.2(a) and Section 3.2(b) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) each of the representations and warranties set forth in Section 3.10(a) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date, and (iv) each of the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representation and warranty set forth in Section 3.10(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made on and as of an earlier date, in which case the same shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement (including the Company Schedules) and each of the Ancillary Documents at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d) at or prior to the Closing, the Company, as applicable, shall have delivered, or caused to be delivered, to Acquiror the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in each case, in form and substance reasonably satisfactory to Acquiror;

(ii) applicable good standing certificates (or similar documents applicable for such jurisdictions) for the Company and each of its Subsidiaries certified as of a date no later than 15 days prior to the Closing Date from the proper Governmental Entity of its jurisdiction of organization;

(iii) a copy of the Exchange Agent Agreement, duly executed by the Holder Representative and the Exchange Agent;

(iv) a copy of the Registration Rights Agreement, duly executed by each of the Pre-Closing Holders party thereto; and

(e) the Company Preferred Conversion shall have occurred as contemplated by the Conversion Written Consent.

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Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Acquiror Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (ii) the representations and warranties set forth in Article 4 (other than the Acquiror Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have an Acquiror Material Adverse Effect;

(b) the Acquiror Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement and each of the Ancillary Documents at or prior to the Closing;

(c) at or prior to the Closing, Acquiror shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of Acquiror, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in each case, in form and substance reasonably satisfactory to the Company;

(ii) a copy of the Exchange Agent Agreement, duly executed by Acquiror, the Sponsor and the Exchange Agent;

(iii) evidence that the Acquiror Charter in substantially the form attached hereto as Exhibit E (or with such changes as may be reasonably approved by the Company and Acquiror) has been filed with the Secretary of State of Delaware; and

(iv) a copy of the Registration Rights Agreement, duly executed by Acquiror and the Sponsor;

(d) Each of the covenants of the Sponsor required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; and

(e) the Available Distributable Cash shall be equal to or greater than $225,000,000.00 (the “Minimum Cash Condition”).

Section 6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Group Company’s) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article 7
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Acquiror and the Company;

(b) by Acquiror, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach

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or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to the Company by Acquiror, and (ii) the Termination Date; provided, however, that no Acquiror Party is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any Acquiror Party has failed to perform any covenant or agreement on the part of such applicable Acquiror Party set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to Acquiror by the Company and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either Acquiror or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to July 31, 2021 (as extended pursuant to this Section 7.1(d), the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Acquiror if any Acquiror Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Acquiror or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Document and such Order or other action shall have become final and nonappealable;

(f) by either Acquiror or the Company if the Acquiror Shareholders Meeting has been held (including any adjournment or postponement thereof) and has concluded, Acquiror’s shareholders have duly voted, and the Required Acquiror Shareholder Approval was not obtained;

(g) by Acquiror, if the Company does not deliver, or cause to be delivered, to Acquiror (i) a Support Agreement duly executed by each Supporting Company Shareholder in accordance with Section 5.16 on or prior to the Support Agreement Deadline or (ii) the Company Written Consent in accordance with Section 5.16 on or prior to the Written Consent Deadline; or

(h) by Acquiror, if the Conversion Written Consent is, at any time, no longer valid or is otherwise wholly or partially revoked or rescinded at any time.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the Parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for (i) an intentional or willful material breach of any covenant or agreement set forth in this Agreement prior to such termination or (ii) Fraud. Without limiting the foregoing, and except as provided in this Section 7.2 (including clauses (i) and (ii) of the immediately preceding sentence, but subject to Section 8.19), and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 8.17, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to this Article 7. Upon a termination of this Agreement, Acquiror will promptly reimburse the Company for 50% of the fees paid pursuant to Section 5.2(b) with respect to the filings under the HSR Act and with respect to the filing of the Registration Statement/Proxy statement pursuant to Section 5.9(a).

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Article 8
MISCELLANEOUS

Section 8.1 Survival. None of the representations, covenants and agreements set forth in this Agreement shall survive the Closing, except for those covenants and agreements set forth in this Agreement that by their respective terms contemplate performance after the Closing.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Acquiror (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Company, on the other hand. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void, ab initio.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Acquiror (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Company, on the other hand. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)     If to any Acquiror Party, prior to the Closing, or the Sponsor, to:

c/o FinServ Acquisition Corp.
3 Columbus Circle, Suite 2400
New York, NY 10019
Attention: Lee Einbinder, Chief Executive Officer
E-mail: lee@finservacquisition.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: David Klein, P.C.
Christian O. Nagler
Carlo Zenkner
E-mail: dklein@kirkland.com

cnagler@kirkland.com
carlo.zenkner@kirkland.com

(b)     If to the Company, to:

Katapult Holdings, Inc.
P.O. Box 20019, Greeley Square
4 East 27th Street
New York, NY 10001
Attention: Orlando Zayas, Chief Executive Officer
E-mail: orlando@katapult.com

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with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
One Fountain Square
11911 Freedom Drive, Suite 300
Reston, VA 20190
Attention: Jeff Lehrer

E-mail: jeff.lehrer@us.dlapiper.com

DLA Piper LLP (US)
555 Mission Street, Suite 2400
San Francisco, CA 94105
Attention: Jeffrey Selman
E-mail: Jeffrey.selman@us.dlapiper.com

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, NJ 07078
Attention: Andrew Gilbert
E-mail: Andrew.gilbert@us.dlapiper.com

(c)     If to the Holder Representative, to:

Orlando Zayas
Katapult Holdings, Inc.
P.O. Box 20019, Greeley Square
4 East 27th Street
New York, NY 10001
Attention: Orlando Zayas, Chief Executive Officer
Email: orlando@katapult.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of a Party’s Representatives, shall be paid by the Party incurring such fees or expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing

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words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Acquiror, any documents or other materials posted to the electronic data room located at https://sso1.wip.dfsco.com/ under the project name “Project Keys” as of 12:01 a.m., Eastern Time, on December 17, 2020; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) whenever the words “in the ordinary course of business”, “in the ordinary course” or words of similar import are used in this Agreement, they shall be deemed to be followed by the words “consistent with its past practice” and shall be construed to mean in the ordinary and usual course of normal day-to-day operations of the business of such Person consistent with its past practice; and (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections set forth in this Agreement. Any item disclosed in the Company Schedules or in the Acquiror Schedules corresponding to any section or subsection of Article 3 (in the case of the Company Schedules) or Article 4 (in the case of the Acquiror Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Schedules) or Article 4 (in the case of the Acquiror Schedules), as applicable, where the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations, warranties or covenants set forth in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material or are within or outside of the ordinary course of business or consistent with past practice, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Company Schedules or the Acquiror Schedules is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item to the extent made available to Acquiror. The information contained in this Agreement, in the Company Schedules or Acquiror Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of contract.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) from and after the First Effective Time, the provisions of Article 2 (which shall be for the benefit of the Pre-Closing Holders to the extent necessary for such holders to receive the Merger Consideration due to such holders thereunder pursuant to the Allocation Schedule (but subject to Section 8.18)), (b) the provisions of Section 5.5 (which shall be for the benefit of the D&O Persons), (c) Section 8.13 (which shall be for the benefit of all Non Party Affiliates) and (d) the last sentence of this Section 8.9. Notwithstanding the foregoing, the Sponsor shall be an express third-party beneficiary of Section 5.4, Section 5.18, Section 7.2, Section 8.2, Section 8.3, Section 8.4, this Section 8.9 and Section 8.13, Section 8.14 and Section 8.18.

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Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf,” “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

Section 8.12 Knowledge of Company; Knowledge of Acquiror. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge (after reasonable inquiry) of the individuals set forth on Section 8.12(a) of the Company Schedules. For all purposes of this Agreement, the phrase “to Acquiror’s knowledge” and “to the knowledge of Acquiror” and any derivations thereof shall mean as of the applicable date, the actual knowledge (after reasonable inquiry) of the individuals set forth on Section 8.12(b) of the Acquiror Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Schedules or Section 8.12(b) of the Acquiror Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. All Proceedings, Liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement), may be made against only (and such representations and warranties are those solely of) the Persons that are expressly identified herein as Parties and their respective successors and permitted assigns. No Person who is not a Party, including any current, former or future director, officer, founder, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any of the foregoing, and in the case of Acquiror, the Sponsor (or any successor or assignee thereof) (each in their capacity as such, a “Nonparty Affiliate”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings, Liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Proceedings, Liabilities and causes of action against any such Nonparty Affiliates.

Section 8.14 Extension; Waiver. The Company may, prior to the Closing, (a) extend the time for the performance of any of the obligations or other acts of any Acquiror Party set forth herein, (b) waive any inaccuracies in the representations and warranties of any Acquiror Party set forth herein or (c) waive compliance by any Acquiror Party with any of the agreements or conditions set forth herein. Acquiror may (prior to the Closing) and the Sponsor may (after the Closing) (in either case, on behalf of itself, and any other Acquiror Party) (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Pre-Closing Holder or the Company set forth herein or (iii) waive

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compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any Party or the Sponsor to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Person. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party or the Sponsor to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. The Parties each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this agreement or under any ancillary document or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Ancillary Document or any of the transactions related hereto or thereto or any financing in connection with the transactions contemplated hereby or any of the transactions contemplated thereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file an original counterpart of a copy of this agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

Section 8.16 Jurisdiction. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 8.16.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 8.18 Holder Representative.

(a) By consenting to this Agreement, executing a Letter of Transmittal, or accepting any consideration as contemplated by Article 2, each Pre-Closing Holder irrevocably appoints, authorizes and empowers Orlando Zayas to act as a representative for the benefit of the Pre-Closing Holders, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Pre-Closing Holder, in connection with, and to facilitate the consummation of, the transactions contemplated by this Agreement, including pursuant to any Ancillary Documents, which shall include (without limitation) the power and authority to: (i) execute and deliver, and receive deliveries of, this Agreement and any Ancillary Documents (with such modifications or changes herein or therein as to which the Holder Representative, in its sole and absolute discretion, shall have consented); (ii) interpret the terms and provisions of this Agreement and the documents to be executed and delivered in connection therewith; (iii) execute

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and deliver, and receive deliveries of, execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement, any Ancillary Document or the consummation of the transactions contemplated hereby or thereby as the Holder Representative, in its sole discretion, may deem necessary or desirable; (iv) receive service of process; (v) make any calculations and determinations and settle any matters on behalf of all Pre-Closing Holders (including in connection with Section 2.6 or Section 8.20 of this Agreement); (vi) issue notices and instructions to the Exchange Agent in accordance with the terms of the applicable Ancillary Documents; (vii) assert or pursue on behalf of the Pre-Closing Holders any Proceeding or investigation against any of the other Parties, consenting to, compromising or settling any such Proceedings or investigations, conducting negotiations with any of the other Parties and their respective Representatives regarding such Proceeding or investigations, and, in connection therewith, to: (A) assert or institute any Proceeding or investigation; (B) file any proofs of debt, claims and petitions as the Holder Representative may deem advisable or necessary; and (C) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding or investigation; and (viii) to make, execute, acknowledge and deliver all such other statements, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Holder Representative, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all Ancillary Documents on behalf of the Pre-Closing Holders (but, in each case, subject to the terms and conditions hereunder and thereunder).

(b) Orlando Zayas hereby (i) accepts his appointment as the Holder Representative and authorization to act as attorney-in-fact and agent on behalf of each Pre-Closing Holder in accordance with the terms of this Section 8.18, and (ii) agrees to perform his obligations hereunder and thereunder and otherwise comply with this Section 8.18.

(c) Acquiror, Sponsor and any other Person may conclusively and absolutely rely, without inquiry, upon any action or decision of the Holder Representative in all matters referred to herein. Acquiror and Sponsor are entitled to deal exclusively with the Holder Representative on all matters arising under or in connection with this Agreement, any Ancillary Document or the consummation of the transactions contemplated hereby or thereby. Any action taken or not taken or decisions, communications or writings made, given or executed by the Holder Representative with respect to all such matters, for or on behalf of any Pre-Closing Holder, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Pre-Closing Holder. Any notice or communication delivered to the Holder Representative in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby shall be deemed to have been delivered to all the Pre-Closing Holder. Acquiror and Sponsor shall be entitled to disregard any decisions, communications or writings made, given or executed by any Pre-Closing Holder in connection with any matter arising under or in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, unless the same is made, given or executed by the Holder Representative.

(d) The appointment of the Holder Representative as each Pre-Closing Holder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to act as agent and to represent such Pre-Closing Holder with regard to the matters contemplated by this Agreement or any Ancillary Document. The grant of authority provided for herein (A) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, or liquidation of any Pre-Closing Holder, and (B) shall survive the consummation of transactions contemplated by this Agreement. All decisions and actions by the Holder Representative made in accordance with the authority granted to it hereunder, shall be binding upon all of the Pre-Closing Holders, and no Pre-Closing Holder shall have the right to object, dissent, protest or otherwise contest the same. Notwithstanding the foregoing, the Holder Representative may resign as the Holder Representative at any time by providing written notice to Acquiror (prior to the Closing) or the Sponsor (after the Closing), which resignation shall become effective upon appointment of a successor Holder Representative (who is reasonably acceptable to Acquiror (prior to the Closing) or the Sponsor (after the Closing)) by the Pre-Closing Holders constituting a majority of the issued and outstanding Company Shares immediately prior to the First Effective Time (but, for the avoidance of doubt, following the Company Preferred Conversion). All power, authority, rights, privileges, and obligations conferred in this Agreement to the Holder Representative shall apply to any such successor Holder Representative.

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(e) The Holder Representative hereby represents and warrants on behalf of itself to each Acquiror Party as of the date of this Agreement and as of the Closing Date, as follows:

(i) The Holder Representative has the requisite capacity, power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which he is or will be a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(ii) The execution and delivery of this Agreement, the Ancillary Documents to which the Holder Representative is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary action on the part of the Holder Representative. This Agreement and each Ancillary Document to which the Holder Representative is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by the Holder Representative and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Holder Representative, enforceable against the Holder Representative in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(iii) The Holder Representative has the sole power, authority and control of the Pre-Closing Holders with respect to the matters relating to this Agreement and the Ancillary Documents, including as contemplated in Section 8.18(a), and in general to do all other things and to perform all other acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable in connection with, this Agreement or any Ancillary Document, in each case on behalf of a Pre-Closing Holder.

(f) The Holder Representative shall be reimbursed by the Company for its reasonable documented out-of-pocket fees, costs and expenses incurred in connection with its representation of the Pre-Closing Holders pursuant and subject to the terms of this Section 8.18.

Section 8.19 Trust Account Waiver. Reference is made to the final prospectus of Acquiror, dated as of October 31, 2019, filed with the SEC (Registration Nos. 333-234182 and 333–234419) on November 4, 2019 (the “Prospectus”). The Holder Representative (on behalf of each Pre-Closing Holder) and the Company acknowledge and agree and understand that Acquiror has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Shareholders”), and Acquiror may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Holder Representative (on behalf of each Pre-Closing Holder) and the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company, the Holder Representative, any Pre-Closing Holder, or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distribution therefrom to Public Shareholders or otherwise occurring prior to the Closing in accordance with the terms of the Trust Agreement, other than in their capacity as Public Shareholders (“Public Distributions”), or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and any Pre-Closing Holder, the Holder Representative, the Company or any of his, her or its respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Holder Representative (on behalf of each Pre-Closing Holder) and the Company on his, her or its own behalf and on behalf of his, her or its respective Representatives hereby irrevocably waives any Trust Account Released Claims that such Person and his, her or its respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions

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therefrom) for any reason whatsoever, in each case, except as expressly contemplated by this Agreement; provided that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) and (iii) nothing herein shall be deemed to limit the Company’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Acquiror Class A Shares, pursuant to a validly exercised redemption right with respect to any such Acquiror Class A Shares. This paragraph will survive the termination of this Agreement for any reason.

Section 8.20 Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a) Each of the Parties hereto acknowledges and agrees that (i) DLA Piper LLP (US) (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby and (ii) Kirkland & Ellis LLP (“Prior Acquiror Counsel”) has acted as counsel to Acquiror in various matters involving a range of issues and as counsel to Acquiror in connection with the negotiation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby.

(b) In connection with any matter or dispute under this Agreement, Acquiror hereby irrevocably waives and agrees not to assert, and agree to cause the Final Surviving Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company, (ii) Prior Company Counsel’s representation of the Holder Representative and/or any of the Group Companies (collectively, the “Company Advised Parties”) prior to and after the Closing, (iii) Prior Acquiror Counsel’s prior representation of Acquiror and (iv) Prior Acquiror Counsel’s representation of the Sponsor, any subsidiary of Acquiror and/or any Pre-Closing Acquiror Holders (collectively, the “Acquiror Advised Parties”) prior to and after the Closing.

(c) Acquiror further agrees, on behalf of itself and, after the Closing, on behalf of the Final Surviving Company, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Company Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by the Holder Representative on behalf of the Company and shall not pass to or be claimed by Acquiror or the Final Surviving Company. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Holder Representative and the Company, shall be controlled by the Holder Representative on behalf of the Company and shall not pass to or be claimed by Acquiror or the Final Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by Acquiror or any of its Affiliates (including, after the First Effective Time, the Final Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d) The Company and each of the Company Pre-Closing Holders further agrees, on behalf of itself and, after the Closing, on behalf of the Final Surviving Company, that all communications in any form or format whatsoever between or among any of Prior Acquiror Counsel, Acquiror, any of the Acquiror Advised Parties or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Acquiror Deal Communications”) shall be deemed to be retained and owned collectively by the Acquiror Advised Parties, shall be controlled by the Sponsor and shall not pass to or be claimed by Acquiror or the Final Surviving Company. All Acquiror Deal Communications that are attorney-client privileged (the “Privileged Acquiror Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Acquiror or the Final Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by Acquiror or any of its Affiliates (including, after the First Effective Time, the Final Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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(e) Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the Final Surviving Company, on the one hand, and a third party other than the Holder Representative or the Sponsor, on the other hand, Acquiror or the Final Surviving Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications and Privileged Acquiror Deal Communications to such third party; provided, however, that neither Acquiror nor the Final Surviving Company may waive such privilege with respect to (i) Privileged Company Deal Communications without the prior written consent of the Holder Representative or (ii) Privileged Acquiror Deal Communications without the prior written consent of the Sponsor. In the event that Acquiror or the Final Surviving Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of (i) the Privileged Company Deal Communications, Acquiror shall immediately (and, in any event, within two Business Days) notify the Holder Representative in writing (including by making specific reference to this Section 8.20) so that the Holder Representative can seek a protective order and (ii) the Privileged Acquiror Deal Communications, Acquiror shall immediately (and, in any event, within two Business Days) notify the Sponsor in writing (including by making specific reference to this Section 8.20) so that the Sponsor can seek a protective order and, in either case, Acquiror agrees to use all commercially reasonable efforts to assist therewith.

(f) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Holder Representative and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Final Surviving Company, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party. To the extent that files or other materials maintained by Prior Acquiror Counsel constitute property of its clients, only the Sponsor and the Acquiror Advised Parties shall hold such property rights and Prior Acquiror Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Acquiror Deal Communications by reason of any attorney-client relationship between Prior Acquiror Counsel, on the one hand, and Acquiror, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(g) Acquiror agrees on behalf of itself and the Final Surviving Company, (i) to the extent that Acquiror or the Final Surviving Company receives or takes physical possession of any Company Deal Communications or Acquiror Deal Communications, (A) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties, Acquiror Advised Parties or any other Person, of the privileges or protections described in this Section 8.20, and (B) neither Acquiror nor the Final Surviving Company shall assert any claim that any of the Company Advised Parties, Acquiror Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications or Acquiror Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Holder Representative or the Sponsor, as applicable, waive the attorney-client or other privilege, or by otherwise asserting that Acquiror or the Final Surviving Company has the right to waive the attorney-client or other privilege, (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party and (iv) not to seek to obtain the Acquiror Deal Communications from Prior Acquiror Counsel so long as such Acquiror Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

* * * * *

[Signature page follows.]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

FINSERV ACQUISITION CORP.
By:	/s/ Lee Einbinder
Name:	Lee Einbinder
Title:	Authorized Signatory
KEYS MERGER SUB 1, INC.
By:	/s/ Lee Einbinder
Name:	Lee Einbinder
Title:	Chief Executive Officer
KEYS MERGER SUB 2, LLC
By:	/s/ Lee Einbinder
Name:	Lee Einbinder
Title:	Chief Executive Officer

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KATAPULT HOLDINGS, INC.
By:	/s/ Orlando Zayas
Name:	Orlando Zayas
Title:	Chief Executive Officer
ORLANDO ZAYAS
By:	/s/ Orlando Zayas

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ANNEX B

FORM OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

FINSERV ACQUISITION CORP.

[•], 2021

FinServ Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “FinServ Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 9, 2019. The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on October 31, 2019 (the “First Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Second Amended and Restated Certificate restates, integrates, and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

4. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Katapult Holdings, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

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ARTICLE IV
CAPITALIZATION

Section 4.1.    Authorized Capital Stock.    The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 181,000,000 shares, consisting of (a) 180,000,000 shares of common stock (the “Common Stock”) and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2.    Preferred Stock.    The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3.    Common Stock.

(a)     Reclassification.    Effective immediately upon the filing of this Second Amended and Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Class A Common Stock of the Corporation, par value of $0.0001 (the “Class A Common Stock”), outstanding immediately prior to the Effective Time shall, without any further action by any stockholder, be renamed as, and shall become, one share of Common Stock. Any outstanding stock certificate that represented shares of Class A Common Stock immediately prior to the Effective Time shall from and after the Effective Time be deemed to represent the same number of shares of Common Stock, without the need for surrender or exchange thereof. Further, any book-entry notation that represented shares of Class A Common Stock immediately prior to the Effective Time shall be revised to represent the same number of shares of Common Stock.

(a)     Voting.

(i)     Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)     Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii)     Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)     Dividends.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

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(c)     Liquidation, Dissolution or Winding Up of the Corporation.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4.    Rights and Options.    The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Section 4.5.    No Class Vote on Changes in Authorized Number of Shares of Stock.    The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any Preferred Stock Designation.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1.    Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate, as it may be further amended from time to time, or the Amended and Restated By-Laws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2.    Number, Election and Term.

(a)     The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time in the manner provided in the By-laws.

(b)     Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election

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of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)     Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. There shall be no limit on the number of terms a director may serve on the Board.

(d)     Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to the election of directors.

Section 5.3.    Newly Created Directorships and Vacancies.    Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4.    Removal.    Subject to Section 5.5 hereof and except as otherwise required by law, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5    Preferred Stock — Directors.    Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1.    Special Meetings.    Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant

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to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2.    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

Section 7.3.    Action by Written Consent. Except as otherwise expressly provided for or fixed pursuant to any Preferred Stock Designation permitting the holders of one or more series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1.    Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended, unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2.    Indemnification and Advancement of Expenses.

(a)     To the fullest extent permitted by the applicable laws of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contractual rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

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(b)     The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate as it may be further amended from time to time, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)     Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)     This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
corporate opportunity

Section 9.1.    To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

Section 9.2.    Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the By-laws or applicable law.

ARTICLE X
AMENDMENT OF SECOND amended and restated CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provisions of this Second Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Second Amended and Restated Certificate or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the

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stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article V, Article VII and this Article X.

ARTICLE XI
ExclusIve Forum for Certain lawsuits

Section 11.1.    Forum.    Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the By-Laws, (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended (the “Securities Act”).  Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction.  Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Company shall be deemed to have notice of and consented to this provision.

Section 11.2.    Consent to Jurisdiction.    If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3.    Severability.    If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 11.4.    Consent.    Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

[Signature Page Follows]
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IN WITNESS WHEREOF, FinServ Acquisition Corp. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

FINSERV ACQUISITION CORP.
By:
Name:
Title:

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ANNEX C

AMENDED AND RESTATED Bylaws

of

Katapult holdings, INC.

Effective as of ________________

ARTICLE I
CORPORATE OFFICES

1.1 Registered Office.    The address of the registered office of Katapult Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.    The Corporation may have an office or offices other than its registered office at such place or places, either within or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

ARTICLE II
STOCKHOLDERS

2.1 Place of Meetings.    All meetings of stockholders shall be held at such place (if any) within or without the State of Delaware as may be determined from time to time by the Board or, if not determined by the Board, by the Chairperson of the Board, the President or the Chief Executive Officer; provided that the Board may, in its sole discretion, determine that any meeting of stockholders shall not be held at any place but shall be held solely by means of remote communication in accordance with Section 2.13.

2.2 Annual Meeting.    The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board at a time to be fixed by the Board and stated in the notice of the meeting.

2.3 Special Meetings.    Subject to the Certificate of Incorporation, the rights of the holders of any series of preferred stock then outstanding and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called only by the Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairperson of the Board, or the Chief Executive Officer and may not be called by any other person or persons. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

2.4 Notice of Meetings.

(a)     Written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date fixed by the Board for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by the General Corporation Law of the State of Delaware (the “DGCL”) or the Certificate of Incorporation. The notice of any meeting shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

(b)     Notice to stockholders shall be delivered in writing or in any other manner permitted by the DGCL. If mailed, such notice shall be delivered by postage prepaid envelope directed to each stockholder at such stockholder’s address as it appears in the records of the Corporation and shall be deemed given when

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deposited in the United States mail. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c)     Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.5 Voting List.    The officer who has charge of the stock ledger of the Corporation shall prepare, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order for each class of stock and showing the mailing address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, (b) during ordinary business hours at the principal place of business of the Corporation or (c) in any other manner provided by law. If the meeting is to be held at a place, the list shall be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to the stockholders who are entitled to examine the list required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.

2.6 Quorum.    Except as otherwise provided by law or these Bylaws, the holders of a majority of the shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Where a separate class vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

2.7 Adjournments.    Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairperson of the meeting or, in the absence of such person, by any officer entitled to preside at or to act as secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the date, time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if the Board fixes a new record date for determining the stockholders entitled to vote at the adjourned meeting in accordance with Section 5.5, written notice of the place, if any, date and time of the adjourned meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

2.8 Voting and Proxies.    Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or in the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize any other person or persons to vote or act for such stockholder by a written proxy executed by the stockholder or the stockholder’s authorized agent or by an electronic transmission permitted by law and delivered to the Secretary of the Corporation. Any copy, facsimile transmission or other reliable

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reproduction of the writing or electronic transmission created pursuant to this section may be substituted or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission.

2.9 Action at Meeting.

(a)     At any meeting of stockholders for the election of one or more directors at which a quorum is present, the election shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

(b)     All other matters shall be determined by a majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on the matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority of the shares of each such class present in person or represented by proxy and entitled to vote on the matter shall decide such matter), provided that a quorum is present, except when a different vote is required by express provision of law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, in which case such provision shall govern and control the decision of such matter.

(c)     All voting, including on the election of directors, but excepting where otherwise required by law, may be by a voice vote; provided, that upon demand therefor by a stockholder entitled to vote or the stockholder’s proxy, a vote by ballot shall be taken. Each ballot shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as an alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his ability.

2.10 Stockholder Business (Other Than the Election of Directors).

(a)     Only such business (other than nominations for election of directors, which is governed by Section 3.17 of these Bylaws) shall be conducted as shall have been properly brought before an annual meeting. To be properly brought before an annual meeting, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) otherwise properly brought before the meeting by a stockholder who (A) is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner is the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2.10 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the notice procedures set forth in this Section 2.10 as to such business. For any business to be properly brought before an annual meeting by a stockholder (other than nominations for election of directors, which is governed by Section 3.17 of these Bylaws), it must be a proper matter for stockholder action under the DGCL, and the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be in writing and must be received at the Corporation’s principal executive offices not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days, or delayed (other than as a result of adjournment) by more than thirty (30) days from the anniversary of the previous year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. “Public announcement” for purposes hereof shall have the meaning set forth in Section 3.17(c) of these Bylaws. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence

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a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For business to be properly brought before a special meeting by a stockholder, the business must be limited to the purpose or purposes set forth in a request under Section 2.3.

(b)     A stockholder’s notice to the Secretary of the Corporation shall set forth (i) as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment, and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made, and any of their respective affiliates or associates (each within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or others acting in concert therewith (each, a “Proposing Person”), (A) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and of any other Proposing Person, (B) the class or series and number of shares of the Corporation which are owned beneficially and of record by the stockholder and any other Proposing Person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five (5) business days after the record date for voting at the meeting of the class or series and number of shares of the Corporation owned beneficially and of record by the stockholder and any other Proposing Person as of the record date for voting at the meeting, (C) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the business specified in the notice, (D) any material interest of the stockholder and any other Proposing Person in such business, (E) the following information regarding the ownership interests of the stockholder and any other Proposing Person which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for voting at the meeting to disclose such interests as of such record date: (1) a description of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record or any other Proposing Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or other Proposing Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (2) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or other Proposing Person has a right to vote any shares of any security of the Corporation; (3) a description of any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder or other Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder or other Proposing Person with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (“Short Interests”); (4) a description of any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or other Proposing Person that are separated or separable from the underlying shares of the Corporation; (5) a description of any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or other Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (6) a description of any performance-related fees (other than an asset-based fee) to which such stockholder or other Proposing Person is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without

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limitation, any such interests held by members of such stockholder’s or other Proposing Person’s immediate family sharing the same household; (7) a description of any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder or other Proposing Person; and (8) a description of any direct or indirect interest of such stockholder or other Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (F) any other information relating to such stockholder or other Proposing Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(c)     Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this section, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the making of such proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(d)     Notwithstanding the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.10; provided however, that any references in this Section 2.10 to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 2.10. Nothing in this Section 2.10 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws.

(e)     Notwithstanding any provisions to the contrary, the notice requirements set forth in subsections (a) and (b) above shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

2.11 Conduct of Business.    At every meeting of the stockholders, the Chairperson of the Board, or, in his absence, the Chief Executive Officer, or, in his absence, such other person as may be appointed by the Board, shall act as chairperson. The Secretary of the Corporation or a person designated by the chairperson of the meeting shall act as secretary of the meeting. Unless otherwise approved by the chairperson of the meeting, attendance at the stockholders’ meeting is restricted to stockholders of record, persons authorized in accordance with Section 2.8 of these Bylaws to act by proxy, and officers of the Corporation.

The chairperson of the meeting shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance therewith or, at the chairperson’s discretion, the business of the meeting may be conducted otherwise in accordance with the wishes of the stockholders in attendance. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

The chairperson shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. Without limiting the foregoing, the chairperson may (a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the presiding officer or Board, (b) restrict use of audio or video recording devices at the meeting, and (c) impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the chairperson shall have the power to have such person removed from the meeting. Notwithstanding

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anything in the Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in Section 2.10, this Section 2.11 and Section 3.13. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the provisions of Section 2.10, this Section 2.11 and Section 3.13, and if he should so determine that any proposed nomination or business is not in compliance with such sections, he shall so declare to the meeting that such defective nomination or proposal shall be disregarded.

2.12 Stockholder Action Without Meeting.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

2.13 Meetings by Remote Communication.    If authorized by the Board, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE III
BOARD OF DIRECTORS

3.1 General Powers.    The business and affairs of the Corporation shall be managed by or under the direction of a Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation. In the event of a vacancy on the Board, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

3.2 Election.    Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, members of the Board shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of the Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. Elections of directors need not be by written ballot.

3.3 Number and Term.    Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

3.4 Classes of Directors.    The Board shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board.

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3.5 Resignations.    Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer of the Corporation or the Secretary. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

3.6 Removal.    Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, directors may only be removed for cause and only upon the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

3.7 Vacancies and Newly Created Directorships.    Except as otherwise provided by applicable law, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

3.8 Regular Meetings.    Regular meetings of the Board may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

3.9 Special Meetings.    Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the President or a majority of the directors then in office and may be held at any time and place, within or without the State of Delaware.

3.10 Notice of Special Meetings.    Notice of any special meeting of directors shall be given to each director by whom it is not waived by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director by (a) giving notice to such director in person or by telephone, electronic transmission or voice message system at least 24 hours in advance of the meeting, (b) sending a facsimile to such director’s last known facsimile number, or delivering written notice by hand to such director’s last known business or home address, at least 24 hours in advance of the meeting, or (c) mailing written notice to such director’s last known business or home address at least three days in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

3.11 Participation in Meetings by Telephone Conference Calls or Other Methods of Communication.    Directors or any members of any committee designated by the directors may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

3.12 Quorum; Adjournment.    A majority of the total number of authorized directors shall constitute a quorum at any meeting of the Board. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or at a meeting of a committee which authorizes a particular contract or transaction.

3.13 Action at Meeting.    At any meeting of the Board at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.

3.14 Action by Written Consent.    Any action required or permitted to be taken at any meeting of the Board or of any committee of the Board may be taken without a meeting if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writings or electronic

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transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.15 Committees.    The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, with such lawfully delegated powers and duties as it therefor confers; provided that, the committee membership of each committee designated by the Board will comply with the applicable rules of the exchange on which any securities of the Corporation are listed. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of the DGCL, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board. Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee consists of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

3.16 Compensation of Directors.    Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary Corporations in any other capacity and receiving compensation for such service.

3.17 Nomination of Director Candidates.    Subject to the rights of holders of any class or series of preferred stock then outstanding, nominations for the election of directors at an annual meeting may be made by (i) the Board or a duly authorized committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving the notice provided for in paragraphs (b) and (c) of this Section 3.17, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 3.17.

(a)     All nominations by stockholders must be made pursuant to timely notice given in writing to the Secretary of the Corporation. To be timely, a stockholder’s nomination for a director to be elected at an annual meeting must be received at the Corporation’s principal executive offices not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the first anniversary of the previous year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Each such notice shall set forth (i) as to the stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and any of their respective affiliates or associates or others acting in concert therewith (each, a “Nominating Person”), the name and address, as they appear on the Corporation’s books, of the stockholder who intends to make the nomination and of any other Nominating Person, (ii) the class or series and number of shares of the Corporation which are owned beneficially and of record by the stockholder and any other Nominating Person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five (5) business days after the record date for voting at the meeting of the class or series and number of shares of the Corporation owned beneficially and of record by the stockholder and any other Nominating Person as of the record date for voting at the meeting, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the nominee specified in the notice, (iv) the following information regarding the ownership interests of the stockholder and any other Nominating Person, which shall be supplemented in writing by the stockholder not later than ten (10)

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days after the record date for notice of the meeting to disclose such interests as of such record date: (A) a description of any Derivative Instrument directly or indirectly owned beneficially by such stockholder or other Nominating Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (B) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or other Nominating Person has a right to vote any shares of any security of the Corporation; (C) a description of any Short Interests in any securities of the Corporation directly or indirectly owned beneficially by such stockholder or other Nominating Person; (D) a description of any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or other Nominating Person that are separated or separable from the underlying shares of the Corporation; (E) a description of any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or other Nominating Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (F) a description of any performance-related fees (other than an asset-based fee) to which such stockholder or other Nominating Person is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or other Nominating Person’s immediate family sharing the same household; (G) a description of any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder or other Nominating Person; and (H) a description of any direct or indirect interest of such stockholder or other Nominating Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (v) a description of all arrangements or understandings between the stockholder or other Nominating Person and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and any other Nominating Person, on the one hand, and each nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder and any Nominating Person, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (vii) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board, and (viii) the signed consent of each nominee to serve as a director of the Corporation if so elected. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the second sentence of this Section 3.17(b), in the event that the number of directors to be elected at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the one-year anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), a stockholder’s notice required by this Section 3.17(b) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b)     Subject to the rights of holders of any class or series of preferred stock then outstanding, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a committee thereof or (ii) by any stockholder who complies with the notice procedures set forth in this Section 3.17 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as are specified in the Corporation’s notice of meeting, if the stockholder’s notice as required by Section 3.13(a) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than ninety (90) days prior to such special meeting and not later than the close of

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business on the later of the sixtieth (60th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)     For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(d)     Only those persons who are nominated in accordance with the procedures set forth in this section shall be eligible for election as directors at any meeting of stockholders. The Chairperson of the Board or Secretary may, if the facts warrant, determine that a notice received by the Corporation relating to a nomination proposed to be made does not satisfy the requirements of this Section 3.17 (including if the stockholder does not provide the updated information required under Section 3.13(b) to the Corporation within five (5) business days following the record date for the meeting), and if it be so determined, shall so declare and any such nomination shall not be introduced at such meeting of stockholders, notwithstanding that proxies in respect of such vote may have been received. The chairperson of the meeting shall have the power and duty to determine whether a nomination brought before the meeting was made in accordance with the procedures set forth in this section, and, if any nomination is not in compliance with this section (including if the stockholder does not provide the updated information required under Section 3.13(b) to the Corporation within five (5) business days following the record date for the meeting), to declare that such defective nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received. Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting or a special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.17, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the making of such nomination at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(e)     Notwithstanding the foregoing provisions of this Section 3.17, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.17; provided however, that any references in this Section 3.17 to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 3.17. Nothing in this Section 3.17 shall be deemed to affect any rights of the holders of any series of preferred stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws.

3.18 Reliance on Books and Records.    A member of the Board, or a member of any committee designated by the Board shall, in the performance of such members’ duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV
Officers

4.1 Enumeration.    The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer, a Chief Financial Officer and such other officers with such other titles as the Board shall determine, including, at the discretion of the Board, a Chairperson of the Board and one or more Vice Presidents and Assistant Secretaries. The Board may appoint such other officers as it may deem appropriate.

4.2 Election.    Officers shall be elected annually by the Board at its first meeting following the annual meeting of stockholders. Officers may be appointed by the Board at any other meeting.

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4.3 Qualification.    No officer need be a stockholder. Any two or more offices may be held by the same person.

4.4 Tenure.    Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the vote appointing the officer, or until such officer’s earlier death, resignation or removal.

4.5 Resignation and Removal.    Any officer may resign by delivering his written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer elected by the Board may be removed at any time, with or without cause, by the Board.

4.6 Chairperson of the Board.    The Board may appoint a Chairperson of the Board. If the Board appoints a Chairperson of the Board, the Chairperson of the Board shall perform such duties and possess such powers as are assigned to the Chairperson by the Board and these Bylaws. Unless otherwise provided by the Board, the Chairperson of the Board shall preside at all meetings of the Board.

4.7 Chief Executive Officer.    The Chief Executive Officer of the Corporation shall, subject to the direction of the Board, have general supervision, direction and control of the business and the officers of the Corporation. The Chief Executive Officer shall preside at all meetings of the stockholders and, in the absence or nonexistence of a Chairperson of the Board, at all meetings of the Board. The Chief Executive Officer shall have the general powers and duties of management usually vested in the chief executive officer of a Corporation, including general supervision, direction and control of the business and supervision of other officers of the Corporation, and shall have such other powers and duties as may be prescribed by the Board or these Bylaws.

4.8 President.    Subject to the direction of the Board and such supervisory powers as may be given by these Bylaws or the Board to the Chairperson of the Board or the Chief Executive Officer, if such titles be held by other officers, the President shall have general supervision, direction and control of the business and supervision of other officers of the Corporation. Unless otherwise designated by the Board, the President shall be the Chief Executive Officer of the Corporation. The President shall have such other powers and duties as may be prescribed by the Board or these Bylaws. The President shall have power to sign stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation, other than the Chairperson of the Board and the Chief Executive Officer.

4.9 Vice Presidents.    Any Vice President shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board) shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

4.10 Secretary and Assistant Secretaries.    The Secretary shall perform such duties and shall have such powers as the Board or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are set forth in these Bylaws and as are incident to the office of the Secretary, including, without limitation, the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to keep a record of the proceedings of all meetings of stockholders and the Board, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

4.11 Treasurer.    The Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation, the duty and power to keep and be responsible for all funds and securities

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of the Corporation, to maintain the financial records of the Corporation, to deposit funds of the Corporation in depositories as authorized, to disburse such funds as authorized, to make proper accounts of such funds, and to render as required by the Board accounts of all such transactions and of the financial condition of the Corporation.

4.12 Chief Financial Officer.    The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned to the Chief Financial Officer by the Board, the Chief Executive Officer or the President. Unless otherwise designated by the Board, the Chief Financial Officer shall be the Treasurer of the Corporation.

4.13 Salaries.    Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board.

4.14 Delegation of Authority.    The Board may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE V
Capital Stock

5.1 Issuance of Stock.    Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such consideration and on such terms as the Board may determine.

5.2 Stock Certificates.    The shares of stock of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any class or series of stock of the Corporation shall be uncertificated shares; provided, however, that no such resolution shall apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates, and, upon written request to the Corporation’s transfer agent or registrar, any holder of uncertificated shares, shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, certifying the number and class of shares of stock owned by such stockholder in the Corporation. Each such certificate shall be signed by, or in the name of the Corporation by, the Chairperson or Vice Chairperson, if any, of the Board, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

5.3 Transfers.    Except as otherwise established by rules and regulations adopted by the Board, and subject to applicable law, shares of stock may be transferred on the books of the Corporation: (i) in the case of shares represented by a certificate, by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the Corporation or its transfer agent may reasonably require; and (ii) in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof. Except as may be otherwise required by law, the Certificate of Incorporation or the Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

5.4 Lost, Stolen or Destroyed Certificates.    The Corporation may issue a new certificate in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, or it may issue uncertificated shares if the shares represented by such certificate have been designated as uncertificated shares in accordance with Section 5.2, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board may require for the protection of the Corporation or any transfer agent or registrar.

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5.5 Record Dates.    The Board may fix in advance a record date for the determination of the stockholders entitled to vote at any meeting of stockholders. Such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than 60 nor less than 10 days before the date of such meeting.

If no record date is fixed by the Board, the record date for determining the stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day before the date on which notice is given, or, if notice is waived, the close of business on the day before the date on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions.

The Board may fix in advance a record date (a) for the determination of stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, concession or exchange of stock, or (b) for the purpose of any other lawful action. Any such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than 60 days prior to the action to which such record date relates. If no record date is fixed by the Board, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action by the Board is necessary shall be the date on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be the close of business on the day on which the Board adopts the resolution relating to such purpose.

ARTICLE VI
General Provisions

6.1 Fiscal Year.    The fiscal year of the Corporation shall be as fixed by the Board.

6.2 Waiver of Notice.    Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by electronic transmission or any other method permitted under the DGCL, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness or manner of notice.

6.3 Actions with Respect to Securities of Other Corporations.    Except as the Board may otherwise designate, the Chief Executive Officer or President or any officer of the Corporation authorized by the Chief Executive Officer or President shall have the power to vote and otherwise act on behalf of the Corporation, in person or by proxy, and may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact to this Corporation (with or without power of substitution) at any meeting of stockholders or shareholders (or with respect to any action of stockholders) of any other Corporation or organization, the securities of which may be held by this Corporation and otherwise to exercise any and all rights and powers that this Corporation may possess by reason of this Corporation’s ownership of securities in such other Corporation or other organization.

6.4 Evidence of Authority.    A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

6.5 Certificate of Incorporation.    All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

6.6 Severability.    Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

6.7 Pronouns.    All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

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6.8 Notices.    Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent of the Corporation shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the DGCL. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his, her or its last known address as the same appears on the books of the Corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if delivered by hand, facsimile, other electronic transmission or commercial courier service, or the time such notice is dispatched, if delivered through the mails. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (a) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; (d) if by any other form of electronic transmission, when directed to the stockholder; and (e) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

6.9 Reliance Upon Books, Reports and Records.    Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of such individual’s duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation as provided by law, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

6.10 Time Periods.    In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

6.11 Facsimile Signatures.    In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.

6.12 Voting of Securities Owned by the Corporation.    All stock and other securities of other Corporations owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board, or, in the absence of such authorization, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII
Amendments

7.1 By the Board.    Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted only in accordance with Article X of the Certificate of Incorporation.

7.2 By the Stockholders.    Except as otherwise set forth in these Bylaws, and subject to the Certificate of Incorporation, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of capital stock of the Corporation issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Such vote may be held at any annual meeting of stockholders, or at any special meeting of stockholders provided that notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.

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ARTICLE VIII
Indemnification of Directors and Officers

8.1 Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that such person or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another Corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors and administrators; provided, that except as provided in Section 8.2 of this Article VIII, the Corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if (a) such indemnification is expressly required to be made by law, (b) the proceeding (or part thereof) was authorized by the Board, (c) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL, or (d) the proceeding (or part thereof) is brought to establish or enforce a right to indemnification or advancement under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the DGCL. The rights hereunder shall be contract rights and shall include the right to be paid reasonable expenses and attorneys’ fees incurred in defending any such proceeding in advance of its final disposition; provided, that the payment of such expenses incurred by a director or officer of the Corporation in his capacity as a director or officer (and not in any other capacity in which service was or is tendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under this section or otherwise.

8.2 Right of Claimant to Bring Suit.    If a claim under Section 8.1 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, or twenty (20) days in the case of a claim for advancement of expenses, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, shall be on the Corporation.

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8.3 Indemnification of Employees and Agents.    The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and to the advancement of related expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification of and advancement of expenses to directors and officers of the Corporation.

8.4 Non-Exclusivity of Rights.    The rights conferred on any person in this Article VIII shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

8.5 Indemnification Contracts.    The Board is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board so determines, greater than, those provided for in this Article VIII.

8.6 Insurance.    The Corporation shall maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

8.7 Effect of Amendment.    Any amendment, repeal or modification of any provision of this Article VIII shall not adversely affect any right or protection of an indemnitee or his successor in respect of any act or omission occurring prior to such amendment, repeal or modification.

8.8 Reliance.    Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VIII in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article VIII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

ARTICLE IX
MISCELLANEOUS

9.1 Place of Meetings.    If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

9.2 Dividends.    The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

9.3 Reserves.    The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

9.4 Contracts and Negotiable Instruments.    Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

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9.5 Fiscal Year.    The fiscal year of the Corporation shall be fixed by the Board.

9.6 Seal.    The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

9.7 Books and Records.    The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

9.8 Surety Bonds.    Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, the Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, the Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

9.9 Securities of Other Corporations.    Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

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ANNEX D

INCENTIVE PLAN

Annex D-1

ANNEX E

FORM OF
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and between FinServ Acquisition Corp., a Delaware corporation (the “Company”) and FinServ Holdings LLC, a Delaware limited liability company (the “Sponsor,”), the undersigned parties listed under “Existing Holders” on the signature pages hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder,” an “Existing Holder” and collectively, the “Existing Holders”) and the undersigned parties listed under New Holders on the signature pages hereto, (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, including the Curo Holders, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Existing Holders are party to that certain Registration Rights Agreement, dated October 31, 2019 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 18, 2020 (the “Merger Agreement”), by and among the Company, Keys Merger Sub 1, Inc., a Delaware corporation, Keys Merger Sub 2, LLC, a Delaware limited liability company, Katapult Holdings, Inc., a Delaware corporation, and, Orlando Zayas, in his capacity as the Holder Representative;

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, the New Holders will receive shares of the common stock, par value $0.0001 per share, of the Company (“Common Stock”) upon the closing of such transactions (the “Closing”);

WHEREAS, the Company and the Sponsor have entered into that certain Securities Subscription Agreement, dated as of August 9, 2019, pursuant to which the Sponsor purchased an aggregate of 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), up to 750,000 of which would be forfeited to the Company for no consideration depending on the extent to which the underwriters of the Company’s initial public offering exercise their over-allotment option;

WHEREAS, on October 31, 2019, the Company effected a 1.1-for-1 stock dividend, for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 6,325,000 Founder Shares, 75,000 of which were forfeited in connection with the underwriters of the Company’s initial public offering exercising their over-allotment option;

WHEREAS, pursuant to pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question;

WHEREAS, on October 31, 2019, the Company and the Sponsor entered into that certain Unit Subscription Agreement, pursuant to which the Sponsor agreed to purchase 665,000 units (regardless of whether the over-allotment option in connection with the Company’s initial public offering is exercised), each unit consisting of one share of Common Stock and one half of one warrant to purchase one share of Common Stock (the “Private Placement Units”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial Business Combination (as defined below) the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into units, each unit consisting of one share of Common Stock and one-half of one warrant to purchase one share of Common Stock (“Working Capital Units”) at a price of $10.00 per unit; and

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WHEREAS, the Company and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.    The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Blackout Period” shall have the meaning given in subsection 2.4.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Board” shall mean the Board of Directors of the Company.

“business day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York or Seattle, Washington are open for the general transaction of business.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Curo Holders” shall mean Curo Financial Technology Corp. or any of its assignees, successors or Permitted Transferees.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Preamble hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

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“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issued upon conversion thereof.

“Founder Shares Lock-Up Period” shall mean, with respect to the Founder Shares, from the date hereof until the earlier of (A) 180 days after the date hereof; (B) the first date the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the date hereof, but in no event prior to the expiration of the New Holder Lock-Up Period; and (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Insider Letter” shall mean that certain letter agreement, dated as of October 31, 2019, by and among the Company, the Sponsor and each of the Company’s officers, directors, director nominees and advisors.

“Lock-Up Periods” shall mean the Founder Shares Lock-Up Period, the New Holder Lock-Up Period and the Private Placement Lock-Up Period.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“New Holder Lock-Up Period” shall mean, with respect to the Common Stock held by the New Holders or their Permitted Transferees, as of the date hereof until the earliest to occur of (A) 180 days after the date hereof; (B) the first date the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the date hereof; and (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period, under the Insider Letter, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Lock-Up Period” shall mean, with respect to Private Placement Units that are held by the initial purchasers of such Private Placement Units or their Permitted Transferees, and any of the securities underlying the Private Placement Units, including the Private Placement Shares, the Private Placement Warrants and the Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Units or their Permitted Transferees, the period ending 30 days after the date hereof.

“Private Placement Shares” shall mean the shares of Common Stock comprising the Private Placement Units.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

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“Private Placement Warrants” shall mean the warrants comprising the Private Placement Units.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares and the shares of Common Stock issued or issuable upon the conversion of any Founder Shares, (b) the Private Placement Units (including the Private Placement Shares, the Private Placement Warrants and the Common Stock issued or issuable upon the exercise of the Private Placement Warrants), (c) any issued and outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement, (d) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any Working Capital Units, and (e)  any outstanding shares of Common Stock or any other equity security of the Company held by a New Holder (including (i) any shares issued or issuable pursuant to the Merger Agreement, and (ii) any shares transferred to a Permitted Transferee and the shares of Common Stock issued or issuable upon the exercise of any such other equity security) and (f) any other equity security of the Company issued or issuable with respect to any such share of the Common Stock described in the foregoing clauses (a) through (f) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (together with any successor rule promulgated thereafter by the Commission, “Rule 144”) (but with no volume or other restrictions or limitations thereunder).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

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“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall have the meaning given in the definition of “Registrable Security.”

“Rule 415” shall have the meaning given in subsection 2.1.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Threshold” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Working Capital Units” shall have the meaning given in the Recitals hereto.

ARTICLE II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration.    The Company shall, as promptly as reasonably practicable, but in no event later than fifteen (15) business days after the consummation of the transactions contemplated by the Merger Agreement, use its reasonable best efforts to file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than sixty (60) business days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and twenty (120) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders, including the registration of the distribution to its shareholders, partners, members or other affiliates. The Company agrees to provide in a Registration Statement (and in any prospectus or prospectus supplement forming a part of such Registration Statement) that all assignees, successors or transferees under this Agreement shall, by virtue of such assignment, be deemed to be selling stockholders under the Registration Statement (or any such prospectus or prospectus supplement) with respect

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to such Registrable Securities. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 Form S-3 Shelf.    If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Shelf as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as reasonably practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown.    At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $35,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $10,000,000 in aggregate gross proceeds (the “Shelf Threshold”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities.

2.1.4 Holder Information Required for Participation in Shelf Registration.    At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2 Demand Registration.

2.2.1 Request for Registration.    Subject to the provisions of subsection 2.2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1

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outstanding covering Registrable Securities, (a) the Existing Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders, (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders, (c) any Holder meeting the Shelf Threshold or (d) the Curo Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall file, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, a Form S-3 Shelf or, if Form S-3 is not then available to the Company, a Form S-1 Shelf covering of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration and shall use reasonable best efforts to cause such Registration Statement to become effective as promptly as practicable after filing.

2.2.2 Effective Registration.    Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering.    Subject to the provisions of subsection 2.2.4, if Demanding Holders meeting the Shelf Threshold so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.2.4 Reduction of Underwritten Offering.    If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar

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amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and Requesting Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders together have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal.    Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least three (3) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights.    If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than four (4) business days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration.    If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if

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any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal.    Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights.    For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights.    Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) (A) effect any Demand Registration or an Underwritten Offering (i) within sixty (60) days after the closing of an Underwritten Offering or (ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective or (B) file a Registration Statement (or any amendment thereto) or effect an Underwritten Offering (or, if the Company has filed a Shelf Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable

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Securities pursuant to such Registration Statement) for a period of up to thirty (30) days (i) if the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer or (ii) if the Company has determined in good faith that the sale of Registrable Securities pursuant a Registration Statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable securities laws (x) which disclosure would have a detrimental effect on the Company or (y) relating to a material transaction involving the Company (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Period together with other Blackout Periods exceed an aggregate of 90 days in any consecutive 12-month period.

2.5 Block Trades.    Notwithstanding any other provision of Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As promptly as reasonably practicable, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures.    If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to

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qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration for the benefit of the Underwriters, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full

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calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of the Shelf Threshold, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses.    Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing any Holder.

3.3 Requirements for Participation in Underwritten Offerings.    No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure.    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose; provided, however, that in no event shall such delay or suspension exceed an aggregate of 90 days in any consecutive 12-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations.    As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Transfer Restrictions.

3.6.1 During the applicable Lock-Up Periods, none of the Existing Holders or the New Holders shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any shares of Common Stock issued pursuant to the Merger Agreement, that are subject to

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an applicable Lock-Up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock that are subject to an applicable Lock-Up Period, whether now owned or hereinafter acquired, that is owned directly by such Holder (including securities held as a custodian) or with respect to which such Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to an applicable Lock-Up Period, the “Restricted Securities”), other than any transfer to an affiliate of a Holder, as applicable, or to other Holders who hold Restricted Securities. The foregoing restriction is expressly agreed to preclude each Holder, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.

3.6.2 Each Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.6.2 for the duration of the applicable Lock-Up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the foregoing restrictions Each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the applicable Lock-Up Period.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to

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give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by such indemnifying party or indemnified party; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V
MISCELLANEOUS

5.1 Notices.    Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: c/o Finserv Acquisition Corp., 3 Columbus Circle, Suite 2400, New York, NY 10019, Attention: Chief Executive Officer, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company, in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by such Holder, following the expiration of the Lock-Up Period.

5.2.2 Prior to the expiration of any Lock-Up Period, no Holder subject to any such Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable Lock-Up Period, except in connection with a transfer of Registrable Securities by such Holder to another Holder who is subject to the Lock-Up Period or to a Permitted Transferee, but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts.    This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue.    NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

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5.5 Amendments and Modifications.    Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group, or the New Holders as a group, as the case may be, in a manner that is materially adversely different from the New Holders or the Existing Holders, respectively, shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or a majority-in-interest of the Registrable Securities held by the New Holders, as applicable, at the time in question so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders (including the Curo Holders), solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights.    The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term.    This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold or disposed of or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
FINSERV ACQUISITION CORP., a Delaware corporation
By:
Name:
Title:
HOLDERS:
FINSERV HOLDINGS LLC, a Delaware limited liability company
By:
Name:
Title:
EXISTING HOLDERS

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NEW HOLDERS:
[ ],
By:
Name:
Title:

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ANNEX F

FORM OF VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of December 18, 2020, by and between FinServ Acquisition Corp., a Delaware corporation (“Acquiror”), Katapult Holdings, Inc., a Delaware corporation (the “Company”) and [__] (the “Stockholder”). Each of Acquiror, the Company and Stockholder (and if applicable, his or her Spouse (defined below)) are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein without being otherwise defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

RECITALS

WHEREAS, Acquiror, Keys Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub 1”) and Keys Merger Sub 2, LLC, a Delaware limited liability company, the Company, and Orlando Zayas in his capacity as the representative of all Pre-Closing Holders (the “Holder Representative”) are entering into that certain Agreement and Plan of Merger, dated as of December 18, 2020 (the “Merger Agreement”), and subject to the terms and conditions of the Merger Agreement, Merger Sub 1 will merge with and into the Company with the Company being the surviving corporation (the “Initial Merger”), immediately followed by a second merger wherein the Company will merger with and into Merger Sub 2, with Merger Sub 2 being the surviving company (the “Subsequent Merger” together with the Initial Merger, the “Mergers”);

WHEREAS, Stockholder is the record and beneficial owner of the number and type of Equity Securities of the Company set forth on Schedule A hereto (in addition to any other Equity Securities of the Company acquired thereby after the date hereof and prior to the Closing, including, without limitation, any Equity Securities issued or deemed issued to Stockholder in connection with the conversion of any other Subject Securities, or received by Stockholder pursuant to any reclassification, stock split, combination, stock dividend, subdivision, recapitalization or the like) (collectively, the “Subject Securities”) and expects to receive substantial benefits as a result of the consummation of the Mergers;

WHEREAS, as promptly as reasonably practicable (and in any event within 48 hours) following the date of the Merger Agreement, the Company is required to obtain and deliver, or cause to be delivered, to Acquiror Support Agreements duly executed by each Stockholder listed on Annex A attached to the Merger Agreement;

WHEREAS, reference is made herein to that certain Fourth Amended and Restated Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on December 3, 2020 (the “Charter”);

WHEREAS, Stockholder has signed the written consent attached hereto as Annex A (the “Conversion Written Consent”), which provides that all of the Company Preferred Shares held by such Stockholder shall automatically be converted into shares of Company Common Shares in accordance with the provisions of Section D.5(m) of Article IV of the Charter on the Closing Date immediately prior to, but subject to, the Closing;

WHEREAS, in consideration for the payments and other benefits to be received by Stockholder under the terms of the Merger Agreement and as a material inducement to Acquiror’s, Merger Sub 1’s, and Merger Sub 2’s entrance into the Merger Agreement and consummation of the Mergers, Stockholder agrees to enter into this Agreement and to be bound by the obligations set forth herein; and

WHEREAS, the Parties acknowledge and agree that Acquiror, Merger Sub 1, and Merger Sub 2 would not have entered into the Merger Agreement and the Ancillary Documents or agreed to consummate the transactions contemplated thereby without the restrictions contained in this Agreement.

Annex F-1

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Voting Agreement / Proxy.

(a) Stockholder acknowledges and agrees that it has received a copy of, and has reviewed, the Merger Agreement, a copy of which is attached hereto as Annex B.

(b) Stockholder hereby irrevocably agrees that, from and after the date hereof and until the earlier of the Closing or the valid termination of the Merger Agreement (the “Voting Period”), at any meeting of the securityholders of the Company (whether annual or special and whether or not adjourned or postponed), however called, and in any action by written consent of the securityholders of the Company (including, without limitation, by execution of the Written Consent when solicited by the Company) at which the Merger Agreement and other related agreements (or any amended versions thereof) or such other related actions, are submitted for the consideration and vote of the securityholders of the Company, unless otherwise directed in writing by Acquiror, Stockholder shall cause the Subject Securities to be voted:

(i) in favor of (i) the Mergers and the adoption and approval of the Merger Agreement and the terms thereof and (ii) each of the other actions necessary for the consummation of the transactions contemplated by the Merger Agreement (the “Transaction Approval”);

(ii) against any action, proposal, agreement or transaction that (A) would result in a material breach of any representation or warranty or covenant of the Company under the Merger Agreement, (B) would reasonably be expected to prevent, delay or impair consummation of the transactions contemplated under the Merger Agreement (provided, that this Section 1(b)(ii) shall not apply with respect to any transaction expressly permitted pursuant to Section 5.1(b) of the Merger Agreement), or (C) result in any of the conditions set forth in Section 6.1 or Section 6.2 of the Merger Agreement not being fulfilled; and

(iii) against the following actions (other than the Mergers, the transactions contemplated by the Merger Agreement and/or any Ancillary Document and actions in furtherance of the foregoing) that would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement and/or any Ancillary Document (excluding, for the avoidance of doubt, the Conversion Written Consent and the transactions contemplated thereby): (i) any merger or other business combination involving the Company; (ii) any sale, lease, sublease, license, sublicense or transfer of all or substantially all of the rights or other assets of the Company; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company and (iv) any amendment to the Company’s certificate of incorporation or bylaws to change the voting rights on the Subject Securities or the number of votes required to approve any proposal.

(c) Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Subject Securities, other than such agreements as are being terminated in accordance with Section 4.

(d) Notwithstanding the foregoing, this Section 1 shall not apply to any proposal submitted to the stockholders of the Company holding the number of shares of capital stock of the Company required by the terms of Section 280G(b)(5)(B) of the Code, whether at a meeting or in an action by written consent, to render the parachute payment provisions of Section 280G inapplicable to any and all payments or benefits provided pursuant to Company Employee Benefit Plans or other Company Contracts that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code.

2. Appointment of Holders’ Representative. By executing this Agreement or accepting any consideration as contemplated by Article 2 of the Merger Agreement, subject to Section 12 below, Stockholder irrevocably appoints, authorizes and empowers Orlando Zayas to act as a representative for the benefit of the Pre-Closing Holders, including Stockholder, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Pre-Closing Holder, including Stockholder, in connection with, and to facilitate the consummation of, the transactions

Annex F-2

contemplated by this Agreement, the Merger Agreement, including pursuant to any Ancillary Documents, which shall include (without limitation) the power and authority to, subject to Section 12 below: (i) execute and deliver, and receive deliveries of the Merger Agreement and any Ancillary Documents (with such modifications or changes herein or therein as to which the Holder Representative, in its sole and absolute discretion, shall have consented); (ii) interpret the terms and provisions of the Merger Agreement and the documents to be executed and delivered in connection therewith; (iii) execute and deliver, and receive deliveries of, execute and deliver such amendments, modifications, waivers and consents in connection with the Merger Agreement any Ancillary Document or the consummation of the transactions contemplated hereby or thereby as the Holder Representative, in its sole discretion, may deem necessary or desirable; (iv) receive service of process; (v) make any calculations and determinations and settle any matters on behalf of all Pre-Closing Holders (including in connection with Section 2.6 or Section 8.20 of the Merger Agreement); (vi) issue notices and instructions to the Exchange Agent in accordance with the terms of the applicable Ancillary Documents; (vii) assert or pursue on behalf of the Pre-Closing Holders any Proceeding or investigation against any of the other Parties, consenting to, compromising or settling any such Proceedings or investigations, conducting negotiations with any of the other Parties and their respective Representatives regarding such Proceeding or investigations, and, in connection therewith, to: (A) assert or institute any Proceeding or investigation; (B) file any proofs of debt, claims and petitions as the Holder Representative may deem advisable or necessary; and (C) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding or investigation; and (viii) to make, execute, acknowledge and deliver all such other statements, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Holder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by the Merger Agreement and all Ancillary Documents on behalf of the Pre-Closing Holders (but, in each case, subject to the terms and conditions hereunder and thereunder).

3. [Intentionally Omitted].

4. Termination of Certain Arrangements. Stockholder and the Company hereby consents to, and agrees that, effective as of the Closing, the Fourth Amended and Restated Voting Agreement of the Company, dated as of December 4, 2020, by and among the Company, certain Key Holders (as defined therein) and Investors (as defined therein) (the “Company Shareholder Agreement”) shall terminate and Stockholder shall cause any other agreement to which Stockholder or an Affiliate of Stockholder is a party (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, to be terminated as of the Closing in accordance with the terms of the applicable agreement (and, in each case, any amendment, notice or other action necessary to effectuate any such termination shall be deemed made without any surviving liability or obligation of Acquiror, Stockholder, the Subsequent Surviving Company or any of its Subsidiaries), and such agreements shall be of no further force or effect. From and after the Closing, Stockholder shall have no further rights pursuant to any agreement contemplated to be terminated in this Section 4.

5. Waiver of Appraisal Claims. Stockholder hereby irrevocably and unconditionally waives and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal and any dissenters’ rights relating to the Mergers or the transactions contemplated thereby that Stockholder or any other Person may have by virtue of, or with respect to the Equity Securities of the Company (including, without limitation, all rights under Section 262 of the DGCL).

6. Transfer of Subject Securities; New Subject Securities. During the Voting Period, absent the advance written consent of Acquiror (which it may withhold in its sole discretion), Stockholder shall not, directly or indirectly: (i) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Securities (or any right, title or interest therein) or any other Equity Securities of the Company, (ii) deposit any Subject Securities or any other Equity Securities of the Company into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Securities or any other Equity Securities of the Company or grant or purport to grant any proxy or power of attorney with respect thereto, (iii) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any Subject Securities (or any right, title or interest therein) or any other Equity Securities of the company or (iv) commit or agree to take any of the foregoing actions (any action described in clauses (i), (ii), (iii) or (iv), a “Transfer”); provided, that, notwithstanding anything to the contrary in the foregoing, in no event shall a Transfer include (and in no event shall the Stockholder be restricted from making) any transfer of Subject Securities (or any

Annex F-3

right, title or interest therein) or any other Equity Securities of the Company in the event such transfer is to any party to a Support Agreement or an Affiliate of any party to a Support Agreement to the extent that such Subject Securities (or any right, title or interest therein) or any other Equity Securities of the Company become subject to the obligations under such Support Agreement or a substantially identical Support Agreement executed by such Affiliate; provided, further, that, notwithstanding anything to the contrary in the foregoing, in no event shall a Transfer include (x) an exercise or conversion of Subject Securities for or into Company Common Shares pursuant to the Company Preferred Conversion (as defined in the Merger Agreement) or the warrant exercise notice letter or (y) any pledge or collateral arrangement that does not restrict the Stockholder from transferring the Subject Securities free and clear of all liens and encumbrances in connection with the Closing. Any Transfer or action in violation of this Section 6 shall be void ab initio. If any involuntary Transfer of any of Subject Securities occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Voting Period.

7. No Trading. Stockholder acknowledges and agrees that Stockholder is aware, and that Stockholder’s Representatives are aware, of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. Stockholder hereby acknowledges that, by virtue of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, it may be in possession of material nonpublic information of Acquirer, and agrees that while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than engaging in the transactions described in the Merger Agreement) or CURO Group Holdings Corp. (“CURO”), communicate such information to any third party, take any other action with respect to Acquiror or CURO in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8. Remedies.

(a) Stockholder expressly acknowledges and agrees that (i) it is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Acquiror’s interest in, and value of, the Company’s business (including the goodwill inherent therein)and (ii) Acquiror would not have entered into the Merger Agreement and this Agreement or consummate the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.

(b) The Parties acknowledge and agree that the amount of actual damages suffered by Acquiror in the event of an actual or threatened breach of this Agreement would be difficult or impossible to accurately calculate and there may be irreparable damages to Acquiror in the event of such an actual or threatened breach. Consequently, the Parties agree that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Agreement, each Party, or its successors and assigns, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically the performance by any other Party of the terms and provisions hereof. Each Party hereto hereby agrees to waive any defense in any suit that another Party hereto has an adequate remedy at Law and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.

(c) In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

(d) Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that this Section 8 is not intended to be, and is not, an admission or acknowledgement by any Person that money damages or any other monetary payment would be a sufficient remedy for a breach of this Agreement, or that the inability to obtain a monetary remedy by virtue of the limitations in this Section 8 will limit a Party’s ability to obtain injunctive relief or specific performance in accordance with this Section 8. Except as otherwise expressly provided herein, any

Annex F-4

and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any on remedy will not preclude the exercise of any other remedy.

9. Stockholder Representations and Warranties. Stockholder (and, if applicable, his or her Spouse) represents and warrants as of the date hereof to Acquiror, Merger Sub 1, and Merger Sub 2 (solely with respect to Stockholder and not with respect to any other stockholder of the Company) that:

(a) (i) Stockholder (and, if applicable, his or her Spouse) has all necessary corporate, limited liability company, limited partnership or other applicable power and authority (or, if Stockholder is a natural person, Stockholder has the legal capacity) to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder; (ii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by such Stockholder (and, if applicable, his or her Spouse) have been duly and validly authorized by all necessary action on the part of such Stockholder; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by such Stockholder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, if Stockholder is an entity, the organizational documents of Stockholder or such Stockholder’s Affiliates; (iv) the execution and delivery of this Agreement does not, and the performance by Stockholder (and, if applicable, his or her Spouse) of Stockholder’s obligations hereunder will not result in the creation or imposition of any Lien upon the Subject Securities; or (v) where applicable, any Person executing this Agreement on behalf of Stockholder has full power and authority to execute and deliver this Agreement on behalf of Stockholder and to thereby bind Stockholder.

(b) Stockholder has duly and validly executed this Agreement, this Agreement is a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with the terms set forth herein (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and Stockholder (together with his or her spouse if such Stockholder is married and the Stockholder’s Subject Securities constitute community property under applicable Law (such Stockholder’s spouse, a “Spouse”)) is the record and beneficial owner of, and has good and valid title, to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Securities), other than pursuant to the Company Shareholder Agreement or any restrictions on transfer arising under applicable securities laws or any pledge or collateral arrangement that does not restrict the Stockholder from transferring the Subject Securities free and clear of all liens and encumbrances in connection with the Closing. Stockholder (and, if applicable, his or her Spouse) has the sole right to vote the Subject Securities, and, none of the Subject Securities are subject to any proxy, voting trust or other similar agreement or arrangement other than pursuant to the Company Shareholder Agreement or any restrictions on transfer arising under applicable securities laws. The Subject Securities are the only Equity Securities in the Company owned of record or beneficially by such Stockholder (and, if applicable, his or her Spouse) on the date hereof, and except as set forth on Schedule A hereto, Stockholder does not: (i) own beneficially or of record, have the right to acquire, or have any other interest in any Equity Securities of the Company or its Subsidiaries, or any rights to acquire, or any securities that are convertible into, any of the foregoing; or (ii) have any voting rights with respect to any Equity Securities of the Company, or any rights to acquire, or any securities convertible into any such voting rights.

(c) As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, threatened against Stockholder or, to the knowledge of Stockholder, any of its Affiliates and (b) neither Stockholder nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

(d) Stockholder understands and acknowledges that Acquiror, Merger Sub 1, and Merger Sub 2, are relying upon Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of Stockholder contained in this Agreement.

(e) No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Acquiror, Merger Sub 1, Merger Sub 2, or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Annex F-5

(f) None of the information supplied or to be supplied by Stockholder for inclusion or incorporation by reference in the Registration Statement / Proxy Statement and any amendment or supplement thereto will, at the time of the Acquiror Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Stockholder acknowledges that Stockholder is a sophisticated investor with respect to the Stockholder’s Subject Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Acquiror, the Company or any Affiliate of Acquiror and the Company, and based on such information as Stockholder has deemed appropriate, made Stockholder’s own analysis and decision to enter into this Agreement. Stockholder acknowledges that Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement.

(h) Stockholder has received a copy of and has reviewed the Merger Agreement.

10. Release. Effective as of the First Effective Time, Stockholder hereby, on behalf of: (a) if Stockholder is an individual, himself or herself or his or her heirs and your and their Representatives, (b) if Stockholder is an an entity, its Affiliates and their respective Representatives, (c) if Stockholder is a trust, the beneficiaries of the trust, and (d) any of Stockholder’s other successors and assigns (collectively, the “Releasor Parties”), as of the Effective Time but not before, fully, forever, irrevocably and unconditionally waive, release, acquit and discharge the Initial Surviving Corporation, each Group Company and their respective Affiliates (including, for clarity, Acquiror and its Affiliates), successors and assigns, and each of their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, members, managers, general or limited partners, other Representatives, successors or assignees (or any former, current or future equityholders, controlling persons, directors, officers, employees, agents, members, managers, general or limited partners, other Representatives, successors or assignees of any of the foregoing) (Collectively, the “Releasee Parties”) from any and all manner of actions, causes of actions, suits, debts, covenants, claims, obligations, liabilities, demands, controversies, damages, judgments, executions, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, whether vicarious, derivative, or direct, whether fixed, contingent or liquidated, whether foreseeable or unforeseeable, or whether presently existing or hereafter discovered, that may be or could have been asserted, with respect to, or arising during, or in connection with, any period ending at or prior to the First Effective Time (including out of any event, occurrence, act, or failure to act) arising out of or relating to (i) the negotiation, execution and consummation of this Agreement, the Merger Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby or (ii) such Person’s direct or indirect ownership of Equity Securities (as defined in the Merger Agreement) or such Person’s capacity as an equityholder of the Company prior to the Effective Time; provided, that nothing contained in this paragraph shall extend to any manner of actions, causes of actions, claims (including any claims brought by the Holder Representative on behalf of the Pre-Closing Holders and any claims for specific performance, injunctive relief or other equitable remedies) or obligations, liabilities, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, in connection with (i) a Pre-Closing Holder’s rights under the Merger Agreement or the Ancillary Documents, (ii) any rights to indemnification, limitation of liability or advancement or reimbursement of expenses to the extent a Releasor Party is entitled under the indemnification provisions of the Governing Documents of the Company or any of its Subsidiaries, (iii) any rights to compensation that such Person may be entitled to under employment or other service agreements entered into (or compensation or benefit plans, programs or policies of) with a Releasee Party and which were in force as of the date of this Agreement , and (iv) arising from or in any way related to a Releasor Party’s relationship with any of the Releasee Parties after the Closing. Effective as of the First Effective Time, each Pre-Closing Holder forever waives any and all rights of first refusal, rights of first offer, preemptive rights, registration rights or similar rights pursuant to any stockholder agreement, registration rights agreement or other similar agreement pertaining to any Group Company (other than arising out of the Share Consideration or Earn Out Shares).

11. Termination; Amendments and Waivers; Assignment.

(a) This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Merger Agreement pursuant to Article 7 thereof and, upon such termination shall be of no further force and effect, without the creation or imposition of any penalty, liability or obligation upon any Party.

Annex F-6

(b) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by Stockholder and Acquiror. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by Stockholder without Acquiror’s prior written consent; provided, however, that the Stockholder shall, in the event of a Transfer pursuant to Section 6 to one of its Affiliates, cause such Affiliate to (i) execute a joinder to this Agreement to become a party hereto and to subject any Subject Securities (or any right, title or interest therein) or any other Equity Securities of the Company Transferred to or otherwise owned by such Affiliate to the obligations in this Agreement as if such Affiliate was the Stockholder hereunder or (ii) enter into a substantially identical Support Agreement to this Agreement.

(c) None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing, except for Sections 2, 4 and 9 hereof.

12. Allocation Schedule. No later than two Business Days prior to the time that the Allocation Schedule is delivered to Acquiror in accordance with Section 2.2(g) of the Merger Agreement, the Company shall deliver the Allocation Schedule to the Stockholder.1

____________

(1)    Section 12 of certain forms to be replaced with the following:

12 Stockholder Approvals, Board Rights Etc.

(a) Notwithstanding anything herein, in the Merger Agreement or in any Ancillary Agreement the contrary, without the prior written consent of the Stockholder, in no event shall (i) the Company, the Holder Representative or the Surviving Company (A) amend, supplement or modify any of the terms and/or conditions of the Merger Agreement or any Ancillary Agreement (including this Agreement) (other than any such amendment, supplement or modification that is not material to Stockholder as reasonably determined by Stockholder) or (B) in the case of the Company or the Holder Representative, waive any term or condition of the Merger Agreement or any Ancillary Agreement (other than any such waiver that is not material to Stockholder as reasonably determined by Stockholder), (ii) the Company or the Holder Representative terminate (or attempt to terminate) the Merger Agreement or assert or commence against any party to the Merger Agreement or any Ancillary Document (other than the Stockholder), or settle, any Proceeding relating to the transactions contemplated by the Merger Agreement or any of the Ancillary Documents or (iii) the Holder Representative be entitled to take any action contemplated by Section 2 of this Agreement, Section 11(a) of the Letter of Transmittal of the Stockholder or Section 8.18 of the Merger Agreement on behalf of the Stockholder (except as contemplated by clauses (i)(A) and (i)(B) above). The parties hereto acknowledge and agree that the Stockholder is an express third-party beneficiary of the Merger Agreement for such purposes and for purposes of Sections 5.4, 5.13 and 5.18(c) of the Merger Agreement.

(b) No later than two Business Days prior to the time that the Allocation Schedule is delivered to Acquiror in accordance with Section 2.2(g) of the Merger Agreement, the Company shall deliver the Allocation Schedule to the Stockholder.

(c) The Acquiror shall appoint to the Acquiror Board at the Closing the Class I and Class III Director selected by CURO pursuant to, and subject to the terms, conditions and exceptions in, Section 5.18(c) of the Merger Agreement (the “CURO Directors”), and so long as CURO owns 10% of the issued and outstanding Acquiror Common Shares, shall re-nominate an individual designated by the Stockholder as a Class I Director upon the expiration of the initial term of such Class I Director (or replacement appointed pursuant to the following sentence). During the initial term of the CURO Directors, and, with respect to the Class I Director, during the first subsequent term of such CURO Director, the Acquiror shall, at the election of the Stockholder, cause the replacement of the CURO Directors or otherwise fill any vacancy of a CURO Director (including in the event of the resignation, termination, death or disability of a CURO Director) with such individuals as selected by the Stockholder from time-to-time. To the extent not in violation of any Law or applicable stock exchange rule (including as regards to independence), for so long as a CURO Director is on the Acquiror Board, the Acquiror shall cause at least one CURO Director to be a member of each committee of the Acquiror Board.

Annex F-7

13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) as follows:

(a) If to Acquiror, to:

c/o FinServ Acquisition Corp.
3 Columbus Circle, Suite 2400
New York, NY 10019
Attention:  Lee Einbinder, Chief Executive Officer
E-mail:      lee@finservacquisition.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:  David Klein, P.C.

Christian O. Nagler
Carlo Zenkner

E-mail:      dklein@kirkland.com

cnagler@kirkland.com
carlo.zenkner@kirkland.com

(b) If to Stockholder, to the address and contact information set forth on the Stockholder’s signature page hereto.

or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above.

14. Miscellaneous.

(a) Entire Agreement. This Agreement, the Merger Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

(b) No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Notwithstanding the foregoing, the Sponsor shall be an express third-party beneficiary of this Agreement with full rights as such. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

(c) Further Assurances. Stockholder hereby agrees to use Stockholder’s best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.

(d) No Litigation. Stockholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Entity (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Merger Agreement (including any claim seeking to enjoin or delay the consummation of

Annex F-8

the Merger) or any of the Ancillary Documents or (ii) alleging a breach of any fiduciary duty of any Person in connection with this Agreement, the Merger Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing the Stockholder’s rights under this Agreement or the Stockholder’s right to receive the Merger Consideration or any cash in lieu of fractional shares to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof.

(e) Other Provisions. Sections 5.4 (Public Announcements), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.5 (Governing Law), 8.16 (Jurisdiction), 8.11 (Counterparts; Electronic Signatures), and 8.15 (Waiver of Jury Trial) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

{Signature pages follow}

Annex F-9

IN WITNESS WHEREOF, the Parties have executed and delivered this Support Agreement as of the date first above written.

FINSERV ACQUISITION CORP.
By:
Name:
Title:
KATAPULT HOLDINGS, INC.
By:
Name:
Title:
STOCKHOLDER:
[●]

Name:
Title:
Date:
Notice Address:
[●]
[●]
Facsimile: [●]
E-mail:	[●]
Attention:	[●]
with a copy (which shall not constitute notice) to:
[●]
[●]
Facsimile: [●]
E-mail:	[●]
Attention:	[●]

[Signature Page to Support Agreement]

Annex F-10

SCHEDULE A

Stockholder	Type/Series of Securities	Number
[●]	Common Stock	[●]
	Series C Convertible Preferred Stock	[●]
	Series C/A Convertible Preferred Stock	[●]
	Series C/A-1 Convertible Preferred Stock	[●]
	Series C/A-2 Convertible Preferred Stock	[●]
	Series C/B Convertible Preferred Stock	[●]
	Series C-I Convertible Preferred Stock	[●]
	Common Stock Warrants	[●]
	Common Options	[●]

Annex F-11

ANNEX G

Execution Version

SUBSCRIPTION AGREEMENT

FinServ Acquisition Corp.

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between FinServ Acquisition Corp., a Delaware corporation (“FinServ”), and the undersigned subscriber (the “Investor”), in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among FinServ, Katapult Holdings, Inc., a Delaware corporation (the “Company”), Keys Merger Sub 1, Inc., a Delaware corporation (“Merger Sub 1”), Keys Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”) and the other parties signatory thereto, pursuant to which, among other things, Merger Sub 1 will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a subsidiary of FinServ, which will then merge with and into Merger Sub 2, with Merger Sub 2 as the surviving company in the merger and remaining a subsidiary of FinServ, on the terms and subject to the conditions therein (such mergers, the “Transaction”). In connection with the Transaction, FinServ is seeking commitments from interested investors to purchase, prior to the closing of the Transaction, shares of FinServ’s Class A common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, FinServ is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 15,000,000 Shares, at the Per Share Purchase Price. The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and FinServ acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from FinServ the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that the Investor’s subscription for the Shares hall be deemed to be accepted by FinServ only when this Subscription Agreement is signed by a duly authorized person by or on behalf of FinServ; FinServ may do so in counterpart form.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) FinServ to the Investor (the “Closing Notice”), that FinServ reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to FinServ, one (1) business day prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by FinServ in the Closing Notice. On the Closing Date, FinServ shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of the Investor on FinServ’s share register; provided, however, that FinServ’s obligation to issue the Shares to the Investor is contingent upon FinServ having received the Subscription Amount in full accordance with this Section 2. As promptly as practicable after the Closing, FinServ shall deliver to the Investor evidence from its transfer agent of the issuance to Investor of the Shares on and as of the Closing Date. In the event that the consummation of the

Annex G-1

Transaction does not occur within two (2) business days after the anticipated Closing Date specified in the Closing Notice, FinServ shall promptly (but in no event later than three (3) business days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by the Investor to FinServ by wire transfer in immediately available funds to the account specified by the Investor. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Boston, Massachusetts are open for the general transaction of business.

3. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(ii) (A) all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing.

b. The obligation of FinServ to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the condition that all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date, or as of such earlier date, as applicable.

c. In addition to the conditions set forth in Section 3.a, the obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the following conditions: that

(i) all representations and warranties of FinServ contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by FinServ of each of the representations and warranties of FinServ contained in this Subscription Agreement as of the Closing Date;

(ii) FinServ shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to have been performed, satisfied or complied with by it at or prior to Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of FinServ to consummate the Closing; and

(iii) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred that would reasonably be expected to prevent, materially delay, or materially impair the ability of FinServ to consummate the Closing.

Annex G-2

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. FinServ’s Representations and Warranties. FinServ represents and warrants to the Investor that:

a. FinServ is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. FinServ has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under FinServ’s certificate of incorporation (as amended to the Closing Date) or under the General Corporation Law of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by FinServ and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against FinServ in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d. The execution and delivery of, and the performance of the transactions contemplated by this Subscription Agreement, including the issuance and sale of the Shares and the compliance by FinServ with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of FinServ or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which FinServ or any of its subsidiaries is a party or by which FinServ or any of its subsidiaries is bound or to which any of the property or assets of FinServ is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of FinServ and its subsidiaries, taken as a whole or materially affect the validity of the Shares or the legal authority of FinServ to comply in all material respects with the terms of this Subscription Agreement (a “Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of FinServ; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over FinServ or any of their properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of FinServ to comply in all material respects with this Subscription Agreement.

e. As of their respective dates, all reports (the “SEC Reports”) required to be filed by FinServ with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of FinServ included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of FinServ as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by FinServ from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

Annex G-3

f. FinServ is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by FinServ of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 12 of this Subscription Agreement, (iv) filings required by the Nasdaq Stock Market LLC (“Nasdaq”), including with respect to obtaining approval of FinServ’s shareholders, and (v) filings that the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

g. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of FinServ, threatened against FinServ or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against FinServ.

h. As of the date of this Subscription Agreement, the authorized capital stock of FinServ consists of (i) 100,000,000 shares of Class A common stock, (ii) 10,000,000 shares of Class B common stock and (iii) 1,000,000 shares of preferred stock, each with a par value of $0.0001 per share. As of the date of this Subscription Agreement the issued and outstanding share capitalization of FinServ is and, assuming that no holders of shares of Class A common stock have validly elected to redeem their shares in connection with the closing of the Transaction, immediately prior to the closing of the Transaction and the issuance of shares of Class A common stock pursuant to this Subscription Agreement and the Other Subscription Agreements, the issued and outstanding share capitalization of FinServ will be (A) 25,665,000 share of Class A common stock, (B) 6,250,000 shares of Class B common stock, (C) 12,832,500 warrants to purchase shares of Class A common stock of FinServ, and (D) no shares of preferred stock. All (1) issued and outstanding shares of Class A common stock and Class B common stock of FinServ have been duly authorized and validly issued, are fully paid and are non-assessable and (2) outstanding warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from FinServ any shares of Class A common stock, Class B common stock or other equity interests in FinServ, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, FinServ has no subsidiaries, other than Merger Sub 1 and Merger Sub 2, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which FinServ is a party or by which it is bound relating to the voting of any securities of FinServ, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Merger Agreement.

i. As of the date hereof, the issued and outstanding Shares of FinServ are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Nasdaq under the symbol “FSRV” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the SEC Reports, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of FinServ, threatened against FinServ by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of FinServ’s Shares on Nasdaq or to deregister the Shares under the Exchange Act. FinServ has taken no action that is designed to terminate the registration of the Shares under the Exchange Act.

j. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

k. Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, FinServ has not entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or investor’s direct or indirect investment in FinServ (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of FinServ by existing securityholders of FinServ, which may be effectuated as a forfeiture to FinServ and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the FinServ pursuant to the

Annex G-4

Transaction Agreement). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Investor than the Investor hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.

l. Other than placement fees payable to the Placement Agents (defined below), FinServ has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the undersigned could become liable. Other than the Placement Agent (as defined below), FinServ is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares.

m. FinServ acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Investor in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Investor effecting a pledge of Shares shall not be required to provide FinServ with any notice thereof; provided, however, that neither FinServ, the Company or their respective counsels shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by FinServ in all respects.

n. FinServ is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of FinServ, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which FinServ is now a party or by which FinServ’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over FinServ or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

o. FinServ is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6. Investor Representations and Warranties. The Investor represents and warrants to FinServ that:

a. The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

b. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to FinServ or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees

Annex G-5

that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

c. The Investor acknowledges and agrees that the Investor is purchasing the Shares from FinServ. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of FinServ, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of FinServ expressly set forth in Section 5 of this Subscription Agreement.

d. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to FinServ, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

f. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and FinServ, the Company or a representative of FinServ or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and FinServ, the Company or a representative of FinServ or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, FinServ, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of FinServ contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in FinServ.

g. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in FinServ’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

h. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in FinServ. The Investor acknowledges specifically that a possibility of total loss exists.

i. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of any Placement Agent or any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning FinServ, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

j. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

Annex G-6

k. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

l. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

m. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a person or entity listed on the Sectoral Sanctions Identifications List maintained by OFAC or otherwise determined by OFAC to be subject to one or more of the Directives issued under Executive Order 13662 of March 20, 2014, or on any other of the OFAC Lists, (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50 percent or more by one or more persons described in subsections (i) or (ii), (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.

n. No disclosure or offering document has been provided to the Investor by Barclays Capital Inc., PJT Partners LP or any of their respective affiliates (each a “Placement Agent” and collectively, the “Placement Agents”) in connection with the offer and sale of the Shares.

o. The Investor acknowledges that none of the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to FinServ, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by FinServ.

p. In connection with the issue and purchase of the Shares, none of the Placement Agents has acted as the Investor’s financial advisor or fiduciary. Moreover, the Investor acknowledges that PJT Partners LP is acting both as a Placement Agent to FinServ and as the advisor to the Company.

q. The Investor has or has commitments to have and, when required to deliver payment to FinServ pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

Annex G-7

r. The Investor acknowledges that the purchase and sale of Shares hereunder meets the exemptions from filing under FINRA Rule 5123(b)(1).

s. The Investor acknowledges that a Placement Agent may have acquired, or during the term of the Shares may acquire, non-public information with respect to FinServ, which the Investor agrees need not be provided to it.

7. Registration Rights.

a. In the event that the Shares are not registered in connection with the consummation of the Transaction, FinServ agrees that, within twenty (20) business days after the consummation of the Transaction, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the filing date (or the 90th calendar day if the SEC notifies FinServ (orally or in writing) that it will “review” the Registration Statement) and (ii) the 10th business day after the date FinServ is notified (orally or in writing) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. FinServ agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the fourth anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the amount of such securities that may be sold and without the requirement for FinServ to be in compliance with the current public information requirement under Rule 144 (the earliest of (i)–(iii) being the “Expiration”). The Investor agrees to disclose its ownership to FinServ upon request to assist it in making the determination described above. The Investor acknowledges and agrees that FinServ may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act; provided, however, that FinServ shall not be permitted to suspend the use of such registration statement for (i) more than a total of 120 days (which need not be consecutive) in any 12-month period; or (ii) more than 60 consecutive days at any time; or (iii) in a manner imposing greater suspension limitations on the Investor than those imposed on or with respect to any Other Investors. If the SEC prevents FinServ from including any or all of the Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC and (ii) the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. FinServ will provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. FinServ’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to FinServ such information regarding the Investor, the securities of FinServ held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by FinServ to effect the registration of such Shares, and shall execute such documents in connection with such registration as FinServ may reasonably request that are customary of a selling stockholder in similar situations (which, for the avoidance of doubt, shall not include “lockup” or similar provisions).

b. Prior to the Expiration, FinServ will use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement. For as long as the Investor holds Shares, FinServ will use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor).

Annex G-8

c. FinServ shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Investor (to the extent a seller under the Registration Statement), the officers, directors and agents of Investor, and each person who controls Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Investor furnished in writing to FinServ by Investor expressly for use therein or Investor has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of FinServ (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the FinServ be liable for any Losses to the extent they arise out of or are based upon a violation which occurs in reliance upon and in conformity with written information furnished by Investor. FinServ shall notify Investor promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which FinServ is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares.

d. The Investor shall, notwithstanding any termination of this Subscription Agreement, severally and not jointly, indemnify and hold harmless FinServ, its directors, officers, agents and employees, and each person who controls FinServ (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statements or omissions or alleged omissions are based upon information regarding Investor furnished in writing to FinServ by Investor expressly for use therein; provided, however, that the indemnification contained in this Section 7.d shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of Investor be greater in amount than the dollar amount of the net proceeds received by Investor upon the sale of the Shares giving rise to such indemnification obligation. Investor shall notify FinServ promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which Investor is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by Investor.

e. Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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f. The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

g. If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7.g from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) FinServ’s notification to the Investor in writing that it has, with the written consent of the Company, abandoned its plans to move forward with the Transaction, (d) July 31, 2021, if the Closing has not occurred by such date, or (e) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)–(e) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. FinServ shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of the Transaction Agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to FinServ in connection herewith shall promptly (and in any event within one business day) following the Termination Event be returned to the Investor.

9. Trust Account Waiver. The Investor acknowledges that FinServ is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving FinServ and one or more businesses or assets. The Investor further acknowledges that, as described in FinServ’s prospectus relating to its initial public offering dated October 31, 2019 (the “Prospectus”) available at www.sec.gov, substantially all of FinServ’s assets consist of the cash proceeds of FinServ’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of FinServ, its public shareholders and the underwriters of FinServ’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to FinServ to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of FinServ entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim

Annex G-10

to any monies held in the Trust Account by virtue of its record or beneficial ownership of Class A Shares other than the Class A Shares purchased by it pursuant to this Subscription Agreement, pursuant to a validly exercised redemption right with respect to any such Class A Shares, except to the extent that the Investor has otherwise agreed with FinServ to not exercise such redemption right.

10. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned; provided that the Investor may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Investor or an affiliate thereof); provided, that no such assignment shall relieve the Investor of its obligations hereunder.

b. FinServ may request from the Investor such additional information as FinServ may reasonably deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall provide such information as may reasonably be requested. The Investor acknowledges that FinServ may file a form of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of FinServ.

c. The Investor acknowledges that FinServ, the Company, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify FinServ, the Company and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate. The Investor acknowledges and agrees that each purchase by the Investor of Shares from FinServ will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase. FinServ acknowledges that the Investor will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, FinServ agrees to promptly notify the Investor if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 5 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case FinServ shall notify the Investor if they are no longer accurate in all respects).

d. The Investor, FinServ, the Company and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10.d shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of FinServ set forth in this Subscription Agreement.

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by FinServ of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7, Section 8, Section 10.c, Section 10.d, Section 10.f, this Section 10.g and the last sentence of Section 10.k with respect to the persons

Annex G-11

specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in.pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company and the Placement Agents shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company and the Placement Agents are each an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

l. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10.l OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY

Annex G-12

OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.l.

m. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

11. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of FinServ expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in FinServ. The Investor acknowledges and agrees that none of (i) any Other Investor (including the Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Transaction Agreement or any Non-Party Affiliate (as defined below), shall have any liability to the Investor, or to any Other Investor, pursuant to, arising out of or relating to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by FinServ, the Company, the Placement Agents or any Non-Party Affiliate concerning FinServ, the Company, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of FinServ, the Company, a Placement Agent or any of FinServ’s, the Company’s or a Placement Agent’s controlled affiliates or any family member of the foregoing.

12. Disclosure. FinServ shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that FinServ has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of FinServ, the Investor shall not be in possession of any material, non-public information received from FinServ or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with FinServ or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, FinServ shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which FinServ’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 12.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:		State/Country of Formation or Domicile:
By: Name: Title:	______________________________ ______________________________ ______________________________
Name in which Shares are to be registered (if different):		Date: ________, 2020
Investor’s EIN:
Business Address-Street:		Mailing Address-Street (if different):
City, State, Zip:		City, State, Zip:
Attn: ______________________________		Attn: ______________________________
Telephone No.: Facsimile No.:		Telephone No.: Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $		Per Share Purchase Price: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by FinServ in the Closing Notice.

Signature Page to Subscription Agreement

Annex G-14

IN WITNESS WHEREOF, FinServ has accepted this Subscription Agreement as of the date set forth below.

FINSERV ACQUISITION CORP.
By:
Name:
Title:

Date:         , 2020

Signature Page to Subscription Agreement

Annex G-15

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.     QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐  We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.      INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.      ☐  We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.      ☐  We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐  Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐  Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐  Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐  Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐  Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐  Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

Annex G-16

ANNEX H

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of December 18, 2020, is made by and among FinServ Holdings LLC, a Delaware limited liability company (the “Class B Holder”), FinServ Acquisition Corp., a Delaware Corporation (“Acquiror”), Katapult Holdings, Inc., a Delaware corporation (the “Company”), and certain undersigned individuals, each of whom is a member of Acquiror’s board of directors and/or management team of Acquiror (“Insiders”) solely with respect to Section 5. The Class B Holder, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Acquiror, the Company and certain other Persons party thereto entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Class B Holder is currently, and as of immediately prior to the Closing will be, the record owner of 6,250,000 Acquiror Class B Shares and 332,500 Placement Warrants (collectively, the “Sponsor Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Merger Agreement by the parties thereto, pursuant to which, among other things, (a) the Class B Holder will vote in favor of approval of the Merger Agreement and the transactions contemplated thereby (including the Merger) and (b) the Class B Holder will agree to waive any adjustment to the conversion ratio set forth in Section 4.3(b)(iii) of the Amended and Restated Certificate of Incorporation of Acquiror, dated October 31, 2019 (“Charter”) with respect to the Acquiror Class B Shares related to the issuance of Acquiror Class A Shares pursuant to the PIPE Financing.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. The Class B Holder, in its capacity as holder of Acquiror Class B Shares, hereby agrees to appear in person (including, if applicable, by means of remote communication) or by proxy and vote at any meeting of the stockholders of Acquiror all of the Class B Holder’s Acquiror Class B Shares (together with any other voting Equity Securities of Acquiror that the Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject Acquiror Equity Securities”) (a) in favor of each Transaction Proposal, (b) against any action, proposal, agreement or transaction that would (i) result in a material breach of any representation or warranty or covenant of the Acquiror under the Merger Agreement, or (ii) result in any of the conditions set forth in Section 6.1 or Section 6.3 of the Merger Agreement not being fulfilled.

2. Binding Effect; Merger Agreement. The Class B Holder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Class B Holder shall be bound by and comply with Section 5.8(b) of the Merger Agreement (and any relevant definitions contained in any such section) as if the Class B Holder was an original signatory to the Merger Agreement with respect to such provision (and, for clarity, as if the final sentence of that Section 5.8(b) also applies to Representatives of the Class B Holder).

3. Waiver of Anti-dilution Protection. The Class B Holder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the Acquiror Organizational Documents, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the Acquiror Class B Shares held by him, her or it converts into Acquiror Class A Shares pursuant to Section 4.3(b)(ii) of the Charter that arises in connection with the issuance of Acquiror Class A Shares pursuant to the PIPE Financing or, if applicable, any Alternative PIPE Financing.

4. Transfer of Shares. The Class B Holder hereby agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Subject Acquiror Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (b) deposit

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any of its Subject Acquiror Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject Acquiror Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Subject Acquiror Equity Securities, (d) redeem, elect to redeem or tender or submit any of its Subject Acquiror Entity Securities owned by it for redemption in connection with the consummation of the Merger and the other transactions contemplated under the Merger Agreement, (e) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his her or its Subject Acquiror Equity Securities, or (f) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to Acquiror’s officers or directors, any affiliates or family member of any of Acquiror’s officers or directors, any members or partners of the Class B Holder or their affiliates, any affiliates of the Class B Holder, or any employees of such affiliates; (ii) by private sales or transfers made in connection with the transactions contemplated by the Merger Agreement; and (iii) by virtue of the Class B Holder’s organizational documents upon liquidation or dissolution of the Class B Holder; provided, that any transferee of any Transfer of the type set forth in clauses (i) through (iii) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

5. Termination of Lock-up Period. The Class B Holder, Acquiror, and Insiders hereby agree that effective as of the Closing, Section 8 of that certain Letter Agreement, dated October 31, 2019, by and among Acquiror, the Class B Holder, and Insiders (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“8. Reserved.”

The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Merger Agreement shall be terminated for any reason in accordance with its terms.

6. Earn-Out.

(a) At the Effective Time, in accordance with the provisions of this Section 6, the Class B Holder has agreed that 1,543,750 of its Acquiror Class B Shares, which will have been automatically converted into Acquiror Common Shares at the Effective Time, shall be subject to the vesting and forfeiture provisions provided for in this Section 6 (collectively, the “Sponsor Earn Out Shares”):

(i) 771,875 of the Sponsor Earn Out Shares will vest upon the occurrence of Triggering Event I (the “$12 Sponsor Earn Out Shares”); and

(ii) 771,875 of the Sponsor Earn Out Shares will vest upon the occurrence of Triggering Event II (the “$14 Sponsor Earn Out Shares”).

For Illustrative purposes, if, prior to the expiration of the Earn Out Period:

(i) the Closing Price of the Acquiror Common Shares is greater than or equal to $12.00 for 20 Trading Days during any 30 consecutive Trading Day period, all of the $12 Sponsor Earn Out Shares shall vest; and

(ii) the Closing Price of the Acquiror Common Shares is greater than or equal to $14.00 for any 20 Trading Days during any 30 consecutive Trading Day period, all of the $14 Sponsor Earn Out Shares shall vest.

(b) If Acquiror shall at any time prior to the expiration of the Earn Out Period pay any cash or in-kind dividend (other than any dividend in the form of additional shares of Acquiror Common Shares, which dividend shall be governed by the immediately following sentence) on shares of Acquiror Common Shares then the applicable Target Share Price shall be deemed to have been reduced for all purposes of this Agreement by the amount of such cash dividend or the fair market value of the in-kind dividend, as applicable, paid with respect to each Acquiror Common Share. If Acquiror shall at any time prior to the expiration of the Earn Out Period pay any dividend on shares of Acquiror Common Shares by the issuance of additional shares of Acquiror Common Shares, then in such

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case, (i) the number of Sponsor Earn Out Shares shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Acquiror Common Shares (including any other shares so reclassified as Acquiror Common Shares) outstanding immediately after such event and the denominator of which is the number of shares of Acquiror Common Shares that were outstanding immediately prior to such event, and (ii) the applicable Target Share Price shall be appropriately adjusted to provide to the Class B Holder the same economic effect as contemplated by this Agreement prior to such event. The Class B Holder shall not have the right to vote the Sponsor Earn Out Shares held by such the Class B Holder unless and until such Sponsor Earn Out Shares vest in accordance with the terms set forth in Section 6. Except for the right to vote and the treatment with respect to dividends which is addressed in this Section 6(b), the Class B Holder shall have all of the rights of a stockholder with respect to the Sponsor Earn Out Shares, subject to the vesting and forfeiture conditions set forth herein.

(c) If the applicable Triggering Event has not occurred prior to the expiration of the Earn Out Period, then all Sponsor Earn-Out Shares which would vest in connection with such Triggering Event shall be deemed to be automatically forfeited to Acquiror and cancelled by Acquiror and cease to exist.

(d) In the event of occurrence of any Triggering Event set forth in Section 6(a), as soon as practicable (but in any event within five Business Days), Acquiror will deliver to the Class B Holder a written statement that sets forth (i) the Closing Price over the applicable 20-Trading Day period and (ii) the calculation of the Sponsor Earn Out Shares in connection therewith.

(e) If, prior to the expiration of the Earn Out Period, a Change of Control Transaction is consummated then, immediately prior to the consummation of the Change of Control Transaction, the applicable Triggering Event set forth in Section 6(a) shall be deemed to have occurred (for clarity, meaning the Sponsor Earn Out Shares shall automatically vest in full as of immediately prior to such Change of Control Transaction) and the holders of such Sponsor Earn Out Shares shall be eligible to participate in such Change of Control Transaction.

(f) For the avoidance of doubt, 4,687,500 of Acquiror Class B Shares, which have been automatically converted into Acquiror Common Shares at the Effective Time, are fully vested and shall not be subject to any vesting and forfeiture provisions.

7. Representations and Warranties. The Class B Holder represents and warrants to Acquiror and the Company as follows: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Class B Holder’s limited liability company powers and has been duly authorized by all necessary limited liability company actions on the part of the Class B Holder; (ii) this Agreement has been duly executed and delivered by the Class B Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Class B Holder, enforceable against the Class B Holder in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity); (iii) the execution and delivery of this Agreement by the Class B Holder does not, and the performance by the Class B Holder of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of the Class B Holder, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Class B Holder of its obligations under this Agreement; (iv) there are no Proceedings pending against the Class B Holder or, to the knowledge of the Class B Holder, threatened against the Class B Holder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Class B Holder of its obligations under this Agreement; (vi) the Class B Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Class B Holder’s obligations hereunder and (vii) the Class B Holder is the owner of all of its Sponsor Shares, free and clear of all Liens, other than pursuant to (A) this Agreement, (B) Charter, (C) bylaws of the Acquiror, (D) that certain Registration Rights Agreement, dated October 31, 2019, by and among the Acquiror, its officers, its directors, and the Class B Holder, (E) the Merger Agreement, (F) the Ancillary Documents, (G) the Unit Subscription Agreement, dated October 31, 2019, between Acquiror and the Class B Holder, or (H) any applicable securities laws.

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8. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 8(b) shall not affect any liability on the part of any Party for a breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii) Sections 1, 2, 5, 6, and 12 (solely to the extent related to the foregoing Sections 1, 2, 5, or 6) shall each survive the termination of this Agreement pursuant to Section 8(a)), and (iii) Sections 9, 10, 11 and 12 (solely to the extent related to the following Sections 9, 10, or 11) shall survive any termination of this Agreement.

9. No Recourse. Except for claims pursuant to a breach of the Merger Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no Proceedings of any nature whatsoever (whether in contract or tort, in Law or in equity or granted by statute or otherwise) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement) shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate (other than the Class B Holder, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates (other than the Class B Holder, on the terms and subject to the conditions set forth herein) shall have any Liability, including with respect to causes of action (whether in contract or tort, in Law or in equity or granted by statute or otherwise), that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement or the negotiation, execution or performance of this Agreement or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 9, (x) “Acquiror Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or the Class B Holder and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, Acquiror) and (y) “Company Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries), or any family member of the foregoing Persons and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, the Class B Holder makes no agreement or understanding herein in any capacity other than in the Class B Holder’s capacity as a record holder and beneficial owner of the Subject Acquiror Equity Securities.

11. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12. Incorporation by Reference. Sections 8.1 (Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendments), 8.5 (Governing Law), 8.7 (Construction), 8.10 (Severability), 8.11 (Counterparts), 8.15 (Waiver of Jury Trial), 8.16 (Jurisdiction), and 8.17 (Remedies) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CLASS B HOLDER:
FINSERV HOLDINGS LLC
By:	/s/ Lee Einbinder
	Name:	Lee Einbinder
	Title:	Authorized Signatory
ACQUIROR:
FINSERV ACQUISITION CORP.
By:	/s/ Lee Einbinder
	Name:	Lee Einbinder
	Title:	Chief Executive Officer
COMPANY: KATAPULT HOLDINGS, INC.
By:	/s/ Orlando Zayas
	Name:	Orlando Zayas
	Title:	Chief Executive Officer
INSIDERS (Solely with respect to section 5):
/s/ Lee Einbinder
Lee Einbinder
/s/ Howard Kurz
Howard Kurz
/s/ Robert Matza
Robert Matza
/s/ Diane B. Glossman
Diane B. Glossman
/s/ Aris Kekedjian
Aris Kekedjian

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)   A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation, provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which will be set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules

Exhibit	Description
2.1*††

Agreement and Plan of Merger, dated as of December 18, 2020, by and among FinServ Acquisition Corp., a Delaware corporation, Keys Merger Sub 1, Inc., a Delaware corporation, Keys Merger Sub 2, LLC, a Delaware limited liability company, Katapult Holdings, Inc., a Delaware corporation, and Orlando Zayas, in his capacity as the representative of all Pre-Closing Holders (included as Annex A to the proxy statement/prospectus, which is a part of this Registration Statement).

3.1

Amended and Restated Certificate of Incorporation of FinServ Acquisition Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of FinServ Acquisition Corp. (File No. 001-39116) filed on November 6, 2019).

3.2	By Laws of FinServ Acquisition Corp. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1 of FinServ Acquisition Corp (File No. 333-234182) filed on October 11, 2019).
3.3*	Form of Second Amended and Restated Certificate of Incorporation (included as Annex B to the proxy statement/prospectus, which is a part of this Registration Statement).
3.4*	Form of Amended and Restated By Laws (included as Annex C to the proxy statement/prospectus, which is a part of this Registration Statement).
4.1

Warrant Agreement, dated October 31, 2019, by and between FinServ Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of FinServ Acquisition Corp. (File No. 001-39116) filed on November 6, 2019).

4.2*	Form of Amended and Restated Registration Rights Agreement (included as Annex E to the proxy statement/prospectus, which is a part of this Registration Statement).
5.1**	Opinion of Kirkland & Ellis LLP.

Exhibit	Description
10.1

Letter Agreement, dated October 31, 2019, by and among FinServ Acquisition Corp., its officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of FinServ Acquisition Corp. (File No. 001-39116) filed on November 6, 2019).

10.2

Investment Management Trust Agreement, dated October 31, 2019, by and between FinServ Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of FinServ Acquisition Corp. (File No. 001-39116) filed on November 6, 2019).

10.3

Administrative Support Agreement, dated October 31, 2019, by and between FinServ Acquisition Corp. and FinServ Holdings LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of FinServ Acquisition Corp. (File No. 001-39116) filed on November 6, 2019).

10.4

Unit Subscription Agreement, dated October 31, 2019, by and between FinServ Acquisition Corp. and FinServ Holdings LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of FinServ Acquisition Corp. (File No. 001-39116) filed on November 6, 2019).

10.5†	Form of Indemnity Agreement (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1 of FinServ Acquisition Corp (File No. 333-234182) filed on October 25, 2019)
10.7†**	Form of Incentive Plan (included as Annex D to the proxy statement/prospectus, which is a part of this Registration Statement).
10.6*	Form of Support Agreement (included as Annex F to the proxy statement/prospectus, which is a part of this Registration Statement).
10.7*	Form of Subscription Agreement (included as Annex G to the proxy statement/prospectus, which is a part of this Registration Statement).
10.8*	Sponsor Agreement, dated December 18, 2020 (included as Annex H to the proxy statement/prospectus, which is a part of this Registration Statement).
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Deloitte & Touche LLP.
23.3**	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1 hereto).
24.1*	Powers of Attorney (included as part of the signature page hereto).
99.1**	Form of Letter of Transmittal.
99.2**	Form of Proxy Card for Registrant’s Special Meeting in Lieu of 2021 Annual Meeting.
99.3*	Consent of Orlando Zayas to be named as a director of FinServ Acquisition Corp.
99.4*	Consent of Bruce Taragin to be named as a director of FinServ Acquisition Corp.
99.5*	Consent of Brian Hirsch to be named as a director of FinServ Acquisition Corp.
99.6*	Consent of Don Gayhardt to be named as a director of FinServ Acquisition Corp.

____________

*        Filed herewith.

**      To be filed by amendment.

†        Indicates management contract or compensatory plan or arrangement.

††      Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on January 29, 2021.

FINSERV ACQUISITION CORP.
By:	/s/ Lee Einbinder
Name:	Lee Einbinder
Title:	Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lee Einbinder and Howard Kurz and each of them his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Position	Date
/s/ Lee Einbinder	Chief Executive Officer and Director	January 29, 2021
Lee Einbinder	(Principal Executive Officer)
/s/ Howard Kurz	Chief Financial Officer and Director	January 29, 2021
Howard Kurz	(Principal Accounting and Financial Officer)
/s/ Robert Matza	Director	January 29, 2021
Robert Matza
/s/ Diane B. Glossman	Director	January 29, 2021
Diane B. Glossman
/s/ Aris Kekedjian	Director	January 29, 2021
Aris Kekedjian